As filed with the Securities and Exchange Commission on July 27, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

——————

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ON
FORM S-4

——————

ISRAEL TECHNOLOGY ACQUISITION CORP.

(Exact Name of Each Registrant as Specified in Its Charter)

Delaware	6770	20-2374143
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

——————

7 Gush Etzion, 3rd Floor
Givaat Shmuel, Israel 54030
972-3-5325918

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Each Registrant’s Principal Executive Offices)

Israel Frieder
Chairman and Chief Executive Officer
7 Gush Etzion, 3rd Floor
Givaat Shmuel, Israel 54030
972-3-5325918

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

——————

Copies to:

David Alan Miller, Esq.
Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Telephone: (212) 818-8800
Fax: (212) 818-8881

——————

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger contemplated by the Agreement and Plan of Merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Shares of Common Stock(1)	16,444,577	(2)		(2)	$ 15.55	(2)
Warrants and other rights to purchase common stock	(3)	(4)		(4)	(4)
Shares of Common Stock underlying warrants and other rights to purchase common stock(3)	1,373,423	$5.000	(5)	$6,867,115	$808.26
Shares of Common Stock issuable to certain private placement agents for advisory services in connection with the proposed merger	36,000	$5.128	(6)	$ 184,608	$ 21.73
Warrants to be issuable to certain private placement agents for advisory services in connection with the proposed merger	100,000	(4)		(4)	(4)
Shares of Common Stock underlying the warrants to be issuable to certain private placement agents for advisory services in connection with the proposed merger	100,000	$5.000	(5)	$ 500,000	$ 58.85
Total Fee Due					$904.39

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(1)

Represents shares of common stock to be issued to stockholders of IXI Mobile, Inc. (“IXI”) in exchange for their IXI common stock.

(2)

Pursuant to Rule 457(f)(2) the filing fee of 16,444,577 shares of common stock to be issued by the Registrant in the merger is based on one-third of the par value of the common stock being acquired from the stockholders of IXI Mobile, Inc., which has an accumulated deficit of approximately $73,161,000 at March 31, 2006.

(3)

Represents shares of common stock issuable upon exercise of options or warrants to be issued to holders of employee options and warrants to purchase IXI common stock.

(4)

A registration fee is being paid in respect of the shares issuable upon exercise of warrants and other rights to purchase common stock of the Registrant. Consequently, a separate registration fee is not being paid.

(5)

Registration fee calculated pursuant to Rule 457(g)(1).

(6)

Registration fee calculated pursuant to Rule 457(c), calculated based on average high and low prices within five business days prior to July 27, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS SUBJECT TO COMPLETION, DATED JULY 27, 2006

Israel Technology Acquisition Corp.

7 Gush Etzion, 3rd Floor
Givaat Shmuel, Israel 54030

PROXY STATEMENT/PROSPECTUS
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

NOTICE OF SPECIAL MEETING IS ENCLOSED

Prospectus for up to 17,954,000 shares of common stock

We are pleased to report that the boards of directors of Israel Technology Acquisition Corp. (“ITAC”) and IXI Mobile, Inc. (“IXI”) have approved an agreement and plan of merger. The agreement provides for a merger between ITAC Acquisition Subsidiary Corp., a wholly-owned subsidiary of ITAC (“Merger Sub”), and IXI, in which IXI will be the surviving entity and become a wholly owned subsidiary of ITAC.

ITAC was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating company that has manufacturing operations or research and development facilities located in Israel. IXI is a privately owned company headquartered in California that delivers devices and services designed to improve mobile communications and increase mobile data usage. Its principal research and development facilities and administrative offices are located in Israel and it also maintains research and development facilities in Romania. IXI also has regional sales offices located in various other countries.

If the merger is completed, holders of all the equity interests of IXI (including holders of employee options and warrants to purchase IXI common stock) will receive an aggregate of 7,818,000 shares of common stock of ITAC. Of this amount, 1,373,423 shares will be available for issuance to holders of IXI’s options and warrants, including IXI’s senior management and employees under IXI’s Employee Stock Option Plan, when their options and warrants to purchase IXI common stock convert into options and warrants to purchase ITAC common stock at the closing of the merger. In addition, as further consideration, the IXI stockholders will be entitled to receive, or, in the case of holders of IXI options and warrants, will be entitled to acquire, up to an aggregate of 10,000,000 additional shares of ITAC common stock based on attaining certain targets as discussed in the section titled “Merger Consideration.” Such additional shares will be placed in escrow upon the consummation of the merger and will not be released unless and until such targets are met. To the extent such targets are not met, some or all of such shares will be cancelled. Unless otherwise indicated, this proxy statement/prospectus assumes that the targets will be met and the shares will be released from escrow.

ITAC’s common stock, warrants and units are currently quoted on the Over-the-Counter Bulletin Board under the symbols ISLT, ISLTW and ISLTU, respectively. ITAC intends to apply for listing on The Nasdaq Stock Market of ITAC common stock, warrants and units at the time of the closing of the merger. If ITAC’s common stock, warrants and units are listed on The Nasdaq Stock Market, the symbols will change to ones that are reasonably representative of ITAC’s corporate name or business at that time.

The merger can be completed only if ITAC stockholders adopt the merger agreement and approve a change of ITAC’s corporate name and an increase in ITAC’s capitalization. These and other matters are included in the proposals to be voted on at the special meeting of the stockholders of ITAC. The obligations of ITAC and IXI to complete the merger are also subject to the satisfaction or waiver of several other conditions.

Stockholders of IXI holding a majority of the required IXI voting power, in accordance with the Delaware General Corporation Law, have already approved the merger agreement by consent action and we are not soliciting a vote of the IXI stockholders. This proxy statement/prospectus is being provided to IXI stockholders for informational purposes regarding their IXI common stock in connection with the proposed merger.

Your vote is very important. Whether or not you expect to attend the special meeting, the details of which are described on the following pages, please complete, date, sign and promptly return the accompanying proxy in the enclosed envelope.

ITAC supports the combination of ITAC and IXI. ITAC’s board of directors recommends that you vote in favor of the proposals presented to you for approval at the special meeting.

Before voting, you should carefully review all the information contained in this proxy statement/prospectus. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 28.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of ITAC common stock described in this proxy statement/prospectus or determined whether this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The proxy statement/prospectus statement is dated ________, 2006, and is first being mailed on or about ________, 2006.

This proxy statement/prospectus incorporates important business and financial information about ITAC and IXI that is not included in or delivered with this document. This information is available without charge to security holders upon written or oral request. The request should be sent to:

Israel Technology Acquisition Corp.
7 Gush Etzion, 3rd Floor
Givaat Shmuel, Israel 54030
+972-3-5325918
OR
IXI Mobile, Inc.
275 Shoreline Drive, Suite 505
Redwood City, California 94065
650-551-0600

To obtain timely delivery of requested materials, ITAC must receive your request no later than five days before the special meeting. The latest date ITAC can receive your request is                        , 2006.

Israel Technology Acquisition Corp.
7 Gush Etzion, 3rd Floor
Givaat Shmuel, Israel 54030

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON ___________, 2006

To the Stockholders of Israel Technology Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Israel Technology Acquisition Corp. (“ITAC”), a Delaware corporation, will be held at 10:00 a.m. Eastern time, on _______, 2006, at the offices of Graubard Miller, ITAC’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174 for the following purposes:

(1) to consider and vote upon the adoption of the Agreement and Plan of Merger, dated February 28, 2006, among ITAC, ITAC Acquisition Subsidiary Corp., a Delaware corporation and wholly owned subsidiary of ITAC (“Merger Sub”), and IXI Mobile, Inc., a Delaware corporation (“IXI”), and the transactions contemplated thereby – we refer to this proposal as the merger proposal. IXI’s board of directors and a majority of the stockholders of IXI have already approved and adopted the merger agreement;

(2) to consider and vote upon an amendment to the amended and restated certificate of incorporation of ITAC to change ITAC’s name from “Israel Technology Acquisition Corp.” to “IXI Mobile, Inc.” – we refer to this proposal as the name change amendment;

(3) to consider and vote upon an amendment to the amended and restated certificate of incorporation of ITAC to increase the number of authorized shares of ITAC common stock from 30,000,000 shares to 60,000,000 shares – we refer to this proposal as the capitalization amendment;

(4) to consider and vote upon an amendment to the amended and restated certificate of incorporation of ITAC to remove Article Sixth from the amended and restated certificate of incorporation from and after the closing of the merger, as these provisions will no longer be applicable to ITAC, and to renumber the subsequent articles accordingly – we refer to this proposal as the Article Sixth amendment; and

(5) to elect seven directors to ITAC’s board of directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified – we refer to this proposal as the director proposal.

These items of business are described in the attached proxy statement/prospectus, which ITAC encourages you to read in its entirety before voting. Only holders of record of ITAC’s common stock at the close of business on______, 2006 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. Only the holders of record of ITAC common stock on that date are entitled to have their votes counted at the special meeting and any adjournments or postponements thereof. ITAC will not transact any other business at the special meeting except for business properly brought before the special meeting or any adjournment or postponement thereof by ITAC’s board of directors.

A complete list of ITAC stockholders of record entitled to vote at the special meeting will be available for 10 days before the special meeting at the principal executive offices of ITAC and at the offices of Graubard Miller for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. The merger proposal must be approved by a majority of the ITAC shares of common stock sold in its initial public offering (“IPO”), pursuant to its prospectus, dated July 12, 2005, present in person or represented by proxy and entitled to vote at the special meeting. The name change amendment, the capitalization amendment and the Article Sixth amendment must be approved by the holders of a majority of the outstanding shares of ITAC common stock. The election of directors pursuant to the director proposal requires a plurality vote of the shares of common stock voted at the special meeting.

All ITAC stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of ITAC common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the merger, the name change amendment, the capitalization amendment and the Article Sixth amendment.

The board of directors of ITAC unanimously recommends that you vote “FOR” each of the proposals that are described in detail in the accompanying proxy statement/prospectus.

By Order of the Board of Directors

Israel Frieder
Chairman of the Board and
Chief Executive Officer

_______________, 2006

i

Section Heading		Page

Description of ITAC Common Stock and Other Securities		137
General		137
Common Stock		137
Preferred Stock		137
Warrants		137
Price Range of ITAC Securities and Dividends		139
Holders		139
Dividends		139
Stockholder Proposals		140
Legal Matters		140
Experts		140
Delivery of Documents to Stockholders		140
Where You Can Find More Information		140
Index to Financial Statements		F-1

Annexes

A.	Agreement and Plan of Merger
B.	Amended and Restated Certificate of Incorporation
C.	Fairness Opinion issued to ITAC
D.	Fairness Opinion Confirmation Letter issued to ITAC
E.	Tax Opinion issued to ITAC
F.	Tax Opinion issued to IXI
G.	Employment Agreement effective January 1, 2006, between IXI Mobile (R&D) Ltd. and Gideon Barak, and amendments thereto
H.	Employment Agreement effective March 1, 2001, between IXI Mobile, Inc. and Amit Haller, together with addenda thereto effective June 1, 2001 and January 1, 2006, and amendments thereto
I.	Management Services Agreement, dated April 11, 2006, between ITAC and A.A. Pearl Investments Ltd.
J.	Escrow Agreement
K.	Registration Rights Agreement

SUMMARY OF THE MATERIAL TERMS OF THE MERGER

•

The parties to the merger are Israel Technology Acquisition Corp., IXI Mobile, Inc. and ITAC Acquisition Subsidiary Corp., which was formed by ITAC to effect the merger and is referred to as “Merger Sub.” See the section titled “The Merger Proposal.”

•

IXI is a privately owned company founded in 2000 that delivers devices and services designed to improve mobile communications and increase mobile data usage. Its Ogo™ devices are designed to deliver popular messaging applications, such as instant messaging, email, news, and SMS on optimized devices. See the section titled “Business of IXI.”

•

On closing of the merger, IXI will merge with Merger Sub with IXI continuing as the surviving corporation. See the section titled “The Merger Proposal.”

•

As a result of the merger, holders of all the equity interests of IXI (including holders of employee options and warrants to purchase IXI common stock) will receive, or have the right to acquire, an aggregate of approximately 7,818,000 shares of common stock of ITAC. Such holders will also receive, or have the right to acquire, up to an additional 10,000,000 shares of ITAC common stock, contingent upon the combined company meeting specified targets. See the section titled “The Merger Agreement – Merger Consideration.”

•

Up to 10.0% of the 7,818,000 ITAC shares to be received by the holders of all the equity interests of IXI at the closing of the merger (including the 1,373,423 shares of ITAC common stock issuable to holders of IXI options and warrants upon exercise of such options and warrants to the extent that such options or warrants are exercised prior to December 31, 2007) will be placed in escrow until December 31, 2007 as a fund for the payment of indemnification claims that may be made by ITAC as a result of any breaches of IXI’s covenants, representations and warranties in the merger agreement, subject to certain limitations. See the section titled “The Merger Agreement – Indemnification.”

•

If the holders of IXI options and warrants exercise such option and warrants to receive 1,373,423 shares of ITAC common stock, and assuming no other exercise of any other securities convertible or exchangeable into ITAC securities, the stockholders of IXI would own approximately 47% of the then outstanding ITAC common stock and the present stockholders of ITAC (or their transferees) would own approximately 47% of the then outstanding ITAC common stock. However, the percentage ownership of the IXI stockholders would be increased and that of ITAC’s stockholders would be decreased upon issuances of the contingent shares to be issued by ITAC if the combined company meets some or all of the targets. See the section titled “The Merger Agreement – Merger Consideration.”

•

Immediately following the closing of the merger and assuming that no ITAC stockholder demands that ITAC convert its shares to cash, as permitted by ITAC’s amended and restated certificate of incorporation, and that no IXI stockholders exercise their appraisal rights, ITAC will have 15,156,577 shares of common stock outstanding, including, in addition to the merger consideration, all shares of ITAC common stock issued in connection with IXI’s bridge loan. See the section titled “Selected Historical and Pro Forma Consolidated Financial Information – Comparative Per Share Data”. A significant amount of additional shares and warrants to purchase shares of ITAC common stock may also be issued to certain lenders upon conversion of IXI’s bridge financing debt facilities. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Bridge Loan”. Further, an additional 1,373,423 shares of ITAC common stock will be issuable to holders of IXI options and warrants upon exercise of such options and warrants.

•

In addition to voting on the merger, the stockholders of ITAC will vote on proposals to change its name to IXI Mobile, Inc., to increase the number of shares of common stock it is authorized to issue to 60,000,000 shares from 30,000,000 shares, to amend its charter to delete certain provisions that will no longer be applicable after the merger and to elect seven directors to ITAC’s board of directors. See the sections titled “Name Change Amendment Proposal,” “Capitalization Amendment Proposal,” “Article Sixth Amendment Proposal” and “Director Proposal.”

•

Holders in the aggregate of more than __% of IXI common stock have agreed not to sell any of the shares of ITAC common stock they receive in the merger for a minimum of 180 days from the consummation of the merger. In addition, Gideon Barak, IXI’s chairman of the board, and Amit Haller, IXI’s president and chief executive officer, have agreed not to sell any of the shares of ITAC common stock which they may receive the merger or in accordance with their respective employment agreements for a minimum of 360 days from the consummation of the merger. See the section titled “The Merger Agreement – Lock-Up Agreements.”

•

After the merger, Gideon Barak will serve as ITAC’s co-chairman of the board, Israel Frieder, ITAC’s current chairman of the board and chief executive officer, will serve as ITAC’s co-chairman of the board, and Amit Haller will serve as ITAC’s president and chief executive officer. See the section titled “The Merger Agreement – Employment Agreements.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.	Why am I receiving this proxy statement/prospectus?	A.

ITAC and IXI have agreed to a business combination under the terms of the agreement and plan of merger, dated February 28, 2006, that is described in this proxy statement/prospectus. This agreement is referred to as the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A, which we encourage you to review.

In order to complete the merger, ITAC stockholders must vote to approve (i) the merger agreement, (ii) an amendment to ITAC’s amended and restated certificate of incorporation to change the name of ITAC from “Israel Technology Acquisition Corp.” to “IXI Mobile, Inc.,” and (iii) an amendment to ITAC’s amended and restated certificate of incorporation to increase the number of shares of authorized common stock from 30,000,000 shares to 60,000,000 shares. ITAC stockholders will also be asked to vote to approve an amendment to ITAC’s amended and restated certificate of incorporation to delete Article Sixth in its entirety, but such approval is not a condition to the merger. ITAC stockholders will also be voting on the election of seven directors. ITAC’s amended and restated certificate of incorporation, as it will appear if all amendments to its amended and restated certificate of incorporation are approved, is annexed as Annex B hereto.

ITAC is holding a special meeting of its stockholders to obtain these approvals. This proxy statement/prospectus contains important information about the proposed merger, the other proposals and the special meeting of ITAC stockholders. You should read it carefully.

If you are a stockholder of ITAC, your vote is important. We encourage you to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Stockholders of IXI will not be voting, as the merger agreement has already been approved by the holders of a majority of the IXI stock and the approval of the other stockholders of IXI is not required.

Q.	Why is ITAC proposing the merger?	A.

ITAC was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business that has manufacturing operations or research and development facilities in Israel. IXI is a privately owned company that delivers devices and services designed to improve mobile communications and increase mobile data usage. Its principal research and development facilities and administrative offices are located in Israel and it also maintains research and development facilities in Romania. IXI also has regional sales offices located in various other countries. ITAC believes that IXI is positioned for significant growth in present and future markets and believes that a business combination with IXI will provide ITAC stockholders with an opportunity to participate in a company with significant growth potential.

Q.	What is being voted on?	A.

There are five proposals that the ITAC stockholders are being asked to vote on. The first proposal is to adopt and approve the merger agreement and the transactions contemplated thereby. We refer to this proposal as the merger proposal.

The second proposal is to approve an amendment to the amended and restated certificate of incorporation to change the name of ITAC from “Israel Technology Acquisition Corp.” to “IXI Mobile, Inc.” We refer to this proposal as the name change amendment.

The third proposal is to approve an amendment to the amended and restated certificate of incorporation to increase the number of authorized shares of ITAC common stock from 30,000,000 shares to 60,000,000 shares. We refer to this proposal as the capitalization amendment.

The fourth proposal is to approve an amendment to the amended and restated certificate of incorporation to delete Article Sixth in its entirety, including the provision calling for ITAC’s board of directors to be classified, from the amended and restated certificate of incorporation from and after the Closing and to renumber the subsequent articles. Article Sixth will no longer be operative upon consummation of the merger; therefore, this amendment is being proposed to revise the amended and restated certificate of incorporation on a going-forward basis. We refer to this proposal as the Article Sixth amendment.

The fifth proposal is to elect seven directors to ITAC’s board of directors. We refer to this proposal as the director proposal.

Q.	What vote is required in order to adopt the merger proposal?	A.

The approval of the merger proposal will require the affirmative vote of holders of a majority of the ITAC shares of common stock sold in its IPO present in person or represented by proxy and entitled to vote at the special meeting. If the holders of 20% or more of the shares of the common stock issued in ITAC’s IPO vote against the merger and demand that ITAC convert their shares into a pro rata portion of ITAC’s trust account, calculated as of two business days prior to the anticipated consummation of the merger, then the merger will not be consummated. No vote of the holders of ITAC’s warrants is necessary to adopt the merger proposal or other proposals and ITAC is not asking the warrant holders to vote on the merger proposal or the other proposals. ITAC will not consummate the merger transaction unless both the name change amendment and the capitalization amendment are also approved. The approvals of the other proposals are not conditions to the consummation of the merger. If the merger proposal is not approved, none of the other proposals will be presented for approval.

Q.	What vote is required in order to adopt the name change amendment?	A.

The approval of the name change amendment will require the affirmative vote of the holders of a majority of the outstanding shares of ITAC’s common stock. The approval of the name change amendment is a condition to the consummation of the merger.

Q.	What vote is required in order to adopt the capitalization amendment?	A.

The approval of the capitalization amendment will require the affirmative vote of the holders of a majority of the outstanding shares of ITAC’s common stock. The approval of the capitalization amendment is a condition to the consummation of the merger.

Q.	What vote is required in order to adopt the Article Sixth amendment?	A.

The approval of the Article Sixth amendment will require the affirmative vote of the holders of a majority of the outstanding shares of ITAC’s common stock. The approval of the Article Sixth amendment is not a condition to the consummation of the merger or to the effectuation of the name change amendment or the capitalization amendment.

Q.	What vote is required in order to elect the ITAC directors?	A.

The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” a director are elected as directors. Consequently, any shares not voted “FOR” a particular nominee will not be counted in such nominee’s favor. As there are seven directors to be elected, the seven persons receiving the highest votes will be elected if nominees other than those nominated by the board are presented.

Q.	Does the ITAC board recommend voting in favor of the merger proposal, the name change amendment, the capitalization amendment and the Article Sixth amendment?	A.

Yes. After careful consideration of the terms and conditions of the merger agreement, the amendments to the amended and restated certificate of incorporation and the stock options, the board of directors of ITAC has determined that the merger and the transactions contemplated thereby and each certificate of incorporation amendment are fair to and in the best interests of ITAC and its stockholders. The ITAC board of directors recommends that ITAC stockholders vote FOR each of (i) the merger proposal, (ii) the name change amendment, (iii) the capitalization amendment and (iv) the Article Sixth amendment. The members of ITAC’s board of directors have interests in the merger that are different from, or in addition to, your interests as a stockholder. For a description of such interests, please see the section titled “Summary of the Proxy Statement – Interests of ITAC Directors and Officers in the Merger.”

For a description of the factors considered by ITAC’s board of directors in making its determination, see the section titled “ITAC’s Board of Directors’ Reasons for Approval of the Merger.”

ITAC has obtained an opinion from Trigger-Foresight Ltd. (“Trigger-Foresight”) that the merger is fair, from a financial perspective, to the stockholders of ITAC. For a description of the fairness opinion and the assumptions made, matters considered and procedures followed by Trigger-Foresight in rendering such opinion, see the section titled “ITAC Fairness Opinion.”

Q.	How do the ITAC insiders intend to vote their shares?	A.

All of the ITAC insiders (including all of ITAC’s officers and directors) have agreed to vote the shares held by them, whether acquired before or after ITAC’s IPO, on the merger proposal in accordance with the vote of the majority of the shares of common stock issued in the IPO. They have further indicated that they will vote the shares held by them in favor of the certificate of incorporation amendments and for the election of the directors nominated by ITAC’s board of directors.

Q.	What will happen in the proposed merger?	A.

As a consequence of the merger, a wholly owned subsidiary of ITAC will be merged with and into IXI and IXI will continue as the surviving corporation, becoming a wholly owned subsidiary of ITAC and operating under the name IXI Mobile (USA), Inc. Stockholders of IXI will become stockholders of ITAC and immediately after the closing (assuming no ITAC stockholder demands that ITAC convert his, her or its shares to cash and that no IXI stockholders exercise their appraisal rights), ITAC will have 15,156,577 shares of common stock outstanding. In addition, holders of IXI options and warrants (which will become options and warrants to purchase shares of ITAC common stock upon the closing of the merger) will be entitled to receive 1,373,423 shares of ITAC common stock upon exercise of such options and warrants. If the holders of such options and warrants were then exercised for shares of ITAC common stock, and assuming no other exercise of any other securities convertible or exchangeable into ITAC securities, the stockholders of IXI would own approximately 47% of the then outstanding ITAC common stock and the present stockholders of ITAC (or their transferees) would own approximately 47% of the then outstanding ITAC common stock.

Q.	What will IXI security holders receive in the proposed merger?	A.

Holders of all the equity interests of IXI (including holders of employee options and warrants to purchase IXI common stock) will receive their pro rata share of an aggregate of 7,818,000 shares of common stock of ITAC. In addition, as further consideration, the IXI stockholders will be entitled to receive, or, in the case of holders of IXI options and warrants, will be entitled to acquire, up to an aggregate of 10,000,000 additional shares of ITAC common stock based on the combined company attaining certain targets. See the section titled “Merger Consideration.”

Q.	How much of ITAC will existing ITAC stockholders own after the merger?	A.

Immediately after the merger, if (i) no ITAC stockholder demands that ITAC convert its shares into a pro rata portion of the trust account,
(ii) no IXI stockholders exercise their appraisal rights and (iii) the holders of IXI options and warrants exercise such options and warrants for shares of ITAC common stock, then existing ITAC stockholders will own approximately 47% of the then outstanding common stock of ITAC. Existing ITAC stockholders would own less than that percentage of shares if one or more ITAC stockholders vote against the merger proposal and demand conversion of their shares into a pro rata portion of the trust account and more than that percentage if one or more IXI stockholders exercise their appraisal rights or one or more holders of IXI options and warrants do not exercise such options and warrants for shares of ITAC common stock. The ownership percentages of existing ITAC stockholders will also be reduced to the extent that contingent shares are issued to the IXI securityholders as a result of the combined company meeting specified targets after the merger and if certain lenders or stockholders of IXI which assumes certain of IXI’s outstanding indebtedness exercise their rights to convert a portion of IXI’s outstanding indebtedness into shares of ITAC common stock.

Q.	Will additional ITAC shares be issued as a result of IXI’s bridge financing arrangements?

Southpoint Master Fund LP (“Southpoint”), the financial institution which provided a $20.0 million bridge loan to IXI, will be entitled to receive 600,000 shares of ITAC common stock and to convert all or part of the outstanding amount of such debt into shares of ITAC common stock within 60 business days following the consummation of the merger, at a price of $6.50 per share. If Southpoint elects to convert 100% of the outstanding debt, 3,076,923 shares of ITAC common stock would be issuable to Southpoint, together with additional shares issuable upon the conversion of any accrued interest thereon assuming that the full principal amount of such debt is outstanding on the date of the conversion. Certain stockholders of IXI who have guaranteed $8.0 million of other debt of IXI will receive 240,000 shares of ITAC common stock at the closing of the merger and will have a similar right to convert all or part of such guaranteed debt into shares of ITAC common stock in the event that such stockholders opt to assume such debt. IXI estimates that approximately 1,230,769 shares of ITAC common stock would be issuable to such stockholders if they elect to convert 100% of the outstanding debt, together with additional shares issuable upon the conversion of any accrued interest thereon assuming that the full principal amount of such debt is outstanding on the date of the conversion. Furthermore, if such parties convert 50% or more of their respective IXI debt, they will be entitled to receive warrants to purchase up to a maximum aggregate of 1,000,000 shares of ITAC common stock at an exercise price of $5.00, expiring in 2009. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Bridge Loan”. If such lenders will convert all debt for shares of ITAC common stock, and assuming no other exercise of any other securities convertible or exchangeable into ITAC securities, the stockholders of IXI would own approximately 38% of the then outstanding ITAC common stock and the present stockholders of ITAC (or their transferees) would own approximately 38% of the then outstanding ITAC common stock.

Q.	What will ITAC stockholders receive in the proposed merger?	A.

ITAC stockholders will receive nothing in the merger. ITAC stockholders will continue to hold the shares of ITAC common stock that they owned prior to the merger. ITAC stockholders do not have appraisal rights in connection with the merger under applicable Delaware corporate law.

Q.	Do the stockholders of ITAC or IXI have conversion rights?	A.

If you hold shares of common stock issued in ITAC’s IPO, then you have the right to vote against the merger proposal and demand that ITAC convert such shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of ITAC’s IPO are held. We sometimes refer to these rights to vote against the merger and demand conversion of the shares into a pro rata portion of the trust account as conversion rights. Stockholders of IXI do not have such conversion rights.

Q.	If I am an ITAC stockholder and have conversion rights, how do I exercise them?	A.

If you wish to exercise your conversion rights, you must affirmatively vote against the merger proposal and at the same time demand that ITAC convert your shares into cash. Any action that does not include an affirmative vote against the merger will prevent you from exercising your conversion rights. You may exercise your conversion rights either by checking the box on the proxy card or by submitting your request in writing to ITAC at the address listed at the end of this section. If you
(i) initially vote for the merger proposal but then wish to vote against it and exercise your conversion rights or (ii) initially vote against the merger proposal and wish to exercise your conversion rights but do not check the box on the proxy card providing for the exercise of your conversion rights or do not send a written request to ITAC to exercise your conversion rights, or (iii) initially vote against the merger but later wish to vote for it, you may request ITAC to send you another proxy card on which you may indicate your intended vote and, if that vote is against the merger proposal, exercise your conversion rights by checking the box provided for such purpose on the proxy card. You may make such request by contacting ITAC at the phone number or address listed at the end of this section. Any corrected or changed proxy card or written demand of conversion rights must be received by ITAC prior to the special meeting.

If, notwithstanding your negative vote, the merger is completed, then you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon through the record date. As of the record date, there was approximately $______ in trust, so you will be entitled to convert each share of common stock that you hold into approximately $___. If you exercise your conversion rights, then you will be exchanging your shares of ITAC common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the merger, properly demand conversion, continue to hold these shares through the closing of the merger and then tender your stock certificate.

Exercise of your conversion rights does not result in either the conversion or loss of your warrants. Your warrants will continue to be outstanding and exercisable following a conversion of your common stock. However, in the event that ITAC does not consummate a business combination by January 19, 2007, or by July 19, 2007 if certain extension criteria have been satisfied, ITAC will be required to liquidate and any ITAC warrants you may own will become worthless.

Q.	What happens to the funds deposited in the trust account after consummation of the merger?	A.

Upon consummation of the merger, any ITAC stockholder who elects to exercise their conversion rights will receive their pro rata portion of the funds in the trust account. The balance of the funds in the trust account will be paid to ITAC to be used for IXI’s working capital and the repayment of a certain bridge loan and other existing indebtedness of IXI and grants received by IXI from the Israeli Office of the Chief Scientist.

Q.	Who will manage ITAC?	A.

Gideon Barak, Amit Haller and Yossi Sela, who are currently members of the board of directors of IXI, Israel Frieder, currently the chairman of the board and chief executive officer of ITAC, Shlomo Shalev, Victor Halpert and Matthew Hills have been nominated for election as directors at the special meeting. Assuming such individuals are elected to the board of directors, they will constitute ITAC’s board, with Gideon Barak and Israel Frieder serving as co-chairmen. Additionally, Amit Haller will serve as the president and chief executive officer of ITAC.

Q.	What happens if the merger is not consummated?	A.

If the merger is not consummated, ITAC will continue to search for a target business to consummate a business combination with. ITAC must liquidate if it does not consummate a business combination by January 19, 2007, or by July 19, 2007 if certain extension criteria have been satisfied. In any liquidation, the funds held in the trust account, plus any interest earned thereon, together with any remaining out-of-trust net assets, will be distributed pro rata to the holders of ITAC’s common stock acquired in ITAC’s IPO. Holders of ITAC common stock acquired prior to the IPO, including all of ITAC’s officers and directors, have waived any right to any liquidation distribution with respect to those shares. In a liquidation, holders of ITAC’s outstanding warrants would not receive any value for their warrants.

Q.	When do you expect the merger to be completed?	A.

It is currently anticipated that the merger will be consummated promptly following the ITAC special meeting on ______________, 2006.

For a description of the conditions to completion of the merger, see the section titled “Conditions to Closing of the Merger.”

Q.	What do I need to do now?	A.

ITAC urges all ITAC stockholders to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the merger will affect you as a stockholder of ITAC. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?	A.

If you are a holder of record of ITAC common stock, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares.

Q.	What will happen if I abstain from voting or fail to vote?	A.

An abstention by an ITAC stockholder will have the effect of voting against the merger proposal, but failures to vote will have no effect on the merger proposal. However, any conduct other than affirmatively voting against the merger proposal will prevent you from exercising your right to convert your shares of common stock into a pro rata portion of the trust account. An abstention or failure to vote will also have the effect of voting against the certificate of incorporation amendments. With respect to the election of directors, any shares not voted “FOR” a particular nominee will not be counted in such nominee’s favor.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?	A.

No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.	Can I change my vote after I have mailed my signed proxy or direction form?	A.

Yes. Send a later-dated, signed proxy card to ITAC’s secretary at the address of ITAC’s corporate headquarters prior to the date of the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to ITAC’s secretary.

Q.	Should I send in my stock certificates?	A.

ITAC stockholders who do not elect to have their shares converted into the pro rata share of the trust account should not submit their stock certificates now or after the merger, because their shares will not be converted or exchanged in the merger. ITAC stockholders who elect to have their shares converted should continue to hold their shares through the closing of the merger and then tender their stock certificate to ITAC. See the section titled “Special Meeting of ITAC Stockholders – Conversion Rights.”

If the merger proposal is approved and the merger is consummated, IXI stockholders will need to exchange their shares of IXI for common stock of ITAC. ITAC will cause each IXI stockholder to be mailed instructions and a letter of transmittal for exchanging their IXI stock certificates for ITAC stock certificates.

Q.	What should I do if I receive more than one set of voting materials?	A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ITAC shares.

Q.	What are the federal income tax consequences of the merger?	A.

The merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes.

No gain or loss will be recognized by stockholders of IXI upon the receipt of ITAC common stock in exchange for shares of IXI common stock. In addition, no gain or loss will be recognized by holders of IXI warrants or options upon the receipt of ITAC warrants or options in exchange for their IXI warrants or options. However, an IXI stockholder who exercises his or her appraisal rights and who receives cash in exchange for his or her shares of IXI common stock generally will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of such stockholder’s shares of IXI common stock.

A stockholder of ITAC who exercises conversion rights and effects a termination of the stockholder’s interest in ITAC will generally be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of ITAC for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of ITAC common stock. No gain or loss will be recognized by non-converting stockholders of ITAC.

No gain or loss will be recognized by ITAC or IXI as a result of the merger. For a more detailed description of the material U.S. federal income tax consequences of the merger, please see the sections titled “Material U.S. Federal Income Tax Consequences of the Merger.”

Q.	Who can help answer my questions?	A.

If you have questions about the merger or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Israel Frieder or Glen Shear

Israel Technology Acquisition Corp.

7 Gush Etzion, 3rd Floor

Givaat Shmuel, Israel 54030

Tel: +972-3-532-5918

or

Gideon Barak

IXI Mobile, Inc.

275 Shoreline Drive, Suite 505

Redwood City, California 94065

Tel: 650-551-0600

You may also obtain additional information about ITAC from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the merger, you should read this entire document carefully, including the merger agreement attached as Annex A to this proxy statement/prospectus. ITAC encourages you to read the merger agreement carefully. It is the legal document that governs the merger and the other transactions contemplated by the merger agreement. It is also described in detail elsewhere in this proxy statement/prospectus.

The Parties

ITAC

ITAC is a blank check company organized as a corporation under the laws of the State of Delaware on February 22, 2005. It was formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business that has manufacturing operations or research and development facilities located in Israel. In the summer of 2005, it consummated an IPO of its equity securities from which it derived net proceeds of approximately $33,965,000. The ITAC common stock, warrants to purchase common stock and units (each unit consisting of one share of common stock and two warrants to purchase common stock) are currently quoted on the Over-the-Counter Bulletin Board (OTCBB) under the symbols ISLT, ISLTW and ISLTU, respectively. Approximately $32,955,360 of the net proceeds of the IPO were placed in a trust account upon consummation of the IPO. Such funds, with the interest earned thereon, will be released to ITAC upon consummation of the merger, less any amount payable to ITAC stockholders who affirmatively vote against the merger proposal and elect to exercise their conversion rights. The balance of the net proceeds of the IPO, or approximately $1,010,000, was held outside of the trust account and has been and will be used by ITAC to pay the expenses incurred in its pursuit of a business combination. As of July 21, 2006, ITAC had spent approximately $657,400 of such amount.

Other than its IPO and the pursuit of a business combination, ITAC has not engaged in any business to date. If the merger with IXI is not consummated, ITAC will continue to search for a target business to consummate a business combination with. If ITAC does not consummate a business combination by January 19, 2007, or by July 19, 2007 if certain extension criteria have been satisfied, then, pursuant to Article Sixth of its amended and restated certificate of incorporation, ITAC’s officers must take all actions necessary to dissolve and liquidate ITAC as soon as reasonably practicable. Such actions include providing prompt notice to the trustee of the trust account who will then notify the accounts where the funds are invested to commence liquidation of any investments that are not already in cash and to use any of ITAC’s remaining cash outside of the trust account to pay liabilities. The amount to be distributed to ITAC public stockholders in a liquidation will be the amount in the trust account plus any remaining cash outside of the trust account which is not used to pay ITAC’s liabilities.

The mailing address of ITAC’s principal executive office is Israel Technology Acquisition Corp., 7 Gush Etzion, 3rd Floor, Givaat Shmuel, Israel 54030, and its telephone number is +972-3-532-5918.

ITAC Acquisition Subsidiary Corp.

ITAC Acquisition Subsidiary Corp. was organized as a corporation under the laws of the State of Delaware on February 24, 2006. It was formed to effect the merger with IXI and is a wholly owned subsidiary of ITAC.

IXI

IXI was organized as a corporation under the laws of the State of Delaware on July 5, 2000 under the name Ovdat, Inc. IXI delivers devices and services designed to improve mobile communications and increase mobile data usage. Its Ogo™ devices are designed to deliver popular messaging applications, such as instant messaging, email, news, web-browsing and SMS on optimized devices. IXI markets its solutions to mobile operators and Internet service providers worldwide. IXI products can be tailored to meet operator requirements, both hardware and software needs, providing a platform for future revenues. IXI also provides hosted services to mobile operators and Internet service providers worldwide, including all necessary gateways and backend servers, and related support services.

IXI has registered trademarks in various countries with respect to the names “IXI” and “PMG” and with respect to the stylized IXI logo and owns various URLs relating to its product names and other goodwill.

The mailing address of IXI’s principal executive office is 275 Shoreline Drive, Suite 505, Redwood City, California 94065, and its telephone number is 650-551-0600.

The Merger

The merger agreement provides for a business combination transaction by means of a merger of Merger Sub with and into IXI in which IXI will be the surviving entity and become a wholly owned subsidiary of ITAC operating under the name IXI Mobile (USA), Inc. This will be accomplished through an exchange of all the issued and outstanding shares of common stock of IXI for shares of common stock of ITAC. A portion of the shares of ITAC common stock to be issued or issuable in the merger will be placed in escrow as the sole remedy for ITAC’s rights to indemnity set forth in the merger agreement.

ITAC and IXI plan to complete the merger promptly after the ITAC special meeting, provided that:

•

ITAC’s stockholders have approved the merger proposal, the name change amendment and the capitalization amendment;

•

holders of 20% or more of the shares of common stock issued in ITAC’s IPO have not voted against the merger proposal and demanded conversion of their shares into cash; and

•

the other conditions specified in the merger agreement have been satisfied or waived.

ITAC’s Recommendations to Stockholders; Reasons for the Merger

After careful consideration of the terms and conditions of the merger agreement and the certificate of incorporation amendments, the board of directors of ITAC has determined that the merger and the transactions contemplated thereby and the certificate of incorporation amendments are fair to and in the best interests of ITAC and its stockholders. In reaching its decision with respect to the merger and the transactions contemplated thereby, the board of directors of ITAC reviewed various industry and financial data and the due diligence and evaluation materials provided by IXI in order to determine that the consideration to be paid to the IXI securityholders is reasonable. Further, ITAC has received an opinion from Trigger-Foresight that, in its opinion, the merger and the transactions contemplated thereby are fair to ITAC stockholders from a financial point of view. Accordingly, ITAC’s board of directors recommends that ITAC stockholders vote:

•

FOR the merger proposal;

•

FOR the name change amendment;

•

FOR the capitalization amendment; and

•

FOR the Article Sixth amendment.

The Certificate of Incorporation Amendments

The amendments to ITAC’s amended and restated certificate of incorporation are being proposed to, upon consummation of the merger, change ITAC’s name, increase the number of common shares it is authorized to issue, eliminate certain provisions which were applicable to ITAC only prior to its completion of a business combination and eliminate the classified nature of ITAC’s board of directors. As a result of the amendments, after the merger, ITAC will be renamed “IXI Mobile, Inc.,” the number of shares of common stock it will be authorized to issue will be increased from 30,000,000 shares to 60,000,000 shares and Article Sixth of its amended and restated certificate of incorporation, including the provision regarding the classified nature of the board of directors, will be eliminated.

The Director Proposal

At the special meeting, assuming the amendment to ITAC’s amended and restated certificate of incorporation eliminating the classified nature of ITAC’s board of directors is approved, seven directors will be elected to hold office for a term of one year expiring at the next annual meeting of stockholders. Each director will be elected to serve until a successor is elected and qualified or until the director’s earlier resignation or removal.

Management of ITAC and IXI

ITAC

After the consummation of the merger, the board of directors of ITAC will be Gideon Barak, Israel Frieder, Amit Haller, Yossi Sela, Shlomo Shalev, Victor Halpert and Matthew Hills, assuming that each is elected at the meeting. Messrs. Barak, Haller, Sela and Shalev are all designees of IXI. Messrs. Frieder, Halpert and Hills are designees of ITAC.

After the consummation of the merger, the executive officers of ITAC will be Gideon Barak and Israel Frieder, serving as co-chairmen of the board, Amit Haller, serving as president and chief executive officer, Lihi Segal, serving as vice president and chief financial officer, and Gadi Meroz, serving as vice president, corporate development.

IXI

After the consummation of the merger, the board of directors of IXI will be Messrs. Barak, Frieder, Haller and Sela. The executive officers of IXI will be Gideon Barak, co-chairman of the board, Israel Frieder, co-chairman of the board, Amit Haller, president and chief executive officer, Lihi Segal, vice president and chief financial officer, and Gadi Meroz, vice president, corporate development.

ITAC Inside Stockholders

On the record date, directors and executive officers of ITAC and their affiliates (the “ITAC Inside Stockholders”) beneficially owned and were entitled to vote 1,500,000 shares of ITAC’s common stock, or approximately 19.2% of ITAC’s outstanding common stock. These shares were issued to the ITAC Inside Stockholders prior to ITAC’s IPO. In connection with its IPO, ITAC and EarlyBirdCapital, Inc., the managing underwriter of the IPO, entered into agreements with each of the ITAC Inside Stockholders pursuant to which each ITAC Inside Stockholder agreed to vote these shares of ITAC common stock on the merger proposal in accordance with the majority of the votes cast by the holders of shares issued in the IPO. The ITAC Inside Stockholders also agreed, in connection with the IPO, to place these shares in escrow until July 12, 2008.

The Merger Consideration

Pursuant to the merger agreement, (i) the holders of shares of IXI common stock, (ii) the holders of IXI employee options and (iii) the holders of IXI warrants will be entitled, in exchange for their IXI securities, to receive or acquire an aggregate of approximately 7,818,000 shares of common stock of ITAC. In addition, as further consideration, such holders will be entitled to receive or acquire up to 10,000,000 additional shares of ITAC common stock based on the combined company attaining the following targets:

•

if ITAC’s total revenues equal or exceed $45,000,000 for the calendar year ending December 31, 2006, an aggregate of 1,000,000 additional shares of ITAC common stock (the “Revenue Shares”);

•

if ITAC’s net income exceeds $15,000,000 for the calendar year ending December 31, 2007, up to an aggregate of 1,000,000 additional shares of ITAC common stock in proportion to the amount by which ITAC’s net income exceeds $15,000,000 up to a maximum of $25,000,000 (the “2007 Net Profit Shares”);

•

if ITAC’s net income exceeds $20,000,000 for the calendar year ending December 31, 2008, up to an aggregate of 2,000,000 additional shares of ITAC common stock in proportion to the amount by which ITAC’s net income exceeds $20,000,000 up to a maximum of $45,000,000 (the “2008 Net Profit Shares”); and

•

if ITAC’s common stock trades, for any 20 trading days out of any consecutive 30 trading days period at any time during the period commencing on the closing date and ending on the fourth anniversary thereof, at an amount equal to or exceeding:

•

$8.50 per share, an aggregate of 2,000,000 shares of ITAC common stock (the “First Share Price Shares”);

•

$9.50 per share, an aggregate of 2,000,000 shares of ITAC common stock (the “Second Share Price Shares”); and

•

$12.00 per share, an aggregate of 2,000,000 shares of ITAC common stock (the “Third Share Price Shares,” and, together with the First Share Price Shares and the Second Share Price Shares, the “Share Price Shares”).

If ITAC is acquired in a change of control transaction after the consummation of the merger and prior to the fourth anniversary thereof, and the consideration paid to holders of ITAC common stock exceeds $11.00 per share, then the IXI stockholders will be entitled to receive, and holders of IXI options and warrants will be entitled to acquire, the Revenue Shares, the 2007 Net Profit Shares, the 2008 Net Profit Shares, the First Share Price Shares and the Second Share Price Shares to the extent that:

•

such shares have not already been distributed; or

•

in the case of the Revenue Shares, the 2007 Net Profit Shares and the 2008 Net Profit Shares, the applicable measurement periods have not expired prior to the date of the change of control transaction.

In addition, if the consideration paid to holders of ITAC common stock in a change of control transaction equals or exceeds $12.00 per share, then the IXI stockholders will also be entitled to receive, and holders of IXI options and warrants will be entitled to acquire, the Third Share Price Shares to the extent that such shares have not already been distributed.

For the purposes of the merger agreement, a change of control transaction refers to any of the following:

•

a sale of all or substantially all of ITAC’s assets;

•

the acquisition of beneficial ownership (as defined by Rule 13-d as promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) by any person of 80% or more of the voting stock of ITAC; and

•

a merger or other consolidation of ITAC with another entity, other than where the capital stock of ITAC outstanding immediately prior to such transaction is converted into or exchanged for capital stock of the surviving corporation constituting a majority of the outstanding shares of such surviving corporation.

The Revenue Shares, the 2007 Net Profit Shares, the 2008 Net Profit Shares and the Share Price Shares will be issued to an escrow agent at the closing of the merger and will be held by the agent until they are earned pursuant to an escrow agreement attached to this proxy statement/prospectus as Annex J. During such period, the escrow agent will vote all of such shares in the same manner as the majority of all other ITAC shares are voted with respect to any matter that is presented for a vote by the stockholders of ITAC.

In the event that certain IXI stockholders provide ITAC with a legal opinion to the effect that the receipt of any Share Price Shares would cause such IXI stockholders to incur liability under Section 16(b) of the Exchange Act, then such IXI stockholders would be entitled to receive the cash value of any such Share Price Shares, or any portion thereof, that they may be entitled to pursuant to the merger agreement.

Fairness Opinion

ITAC engaged Trigger-Foresight to render an opinion that the merger with IXI on the terms and conditions set forth in the merger agreement is fair to ITAC’s stockholders from a financial perspective and that the fair market value of IXI is at least equal to 80% of ITAC’s net assets at the time of the acquisition. Trigger-Foresight is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructuring, private placements and for other purposes. ITAC’s board of directors determined to use the services of Trigger-Foresight because it is a recognized investment banking firm that has substantial experience in similar matters. ITAC agreed to pay Trigger-Foresight a fee of $28,000 (which has been paid) and will reimburse Trigger-Foresight for its reasonable out-of-pocket expenses, including attorneys’ fees. ITAC has also agreed to indemnify Trigger-Foresight against certain liabilities that may arise out of the rendering of the opinion.

Trigger-Foresight delivered its written opinion to ITAC’s board of directors on February 28, 2006, which states that, as of such date, and based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the consideration to be paid by ITAC in the merger is fair to its stockholders from a financial point of view, and (ii) the fair market value of IXI is at least equal to 80% of ITAC’s net assets at the time of the acquisition. The amount of such consideration was determined pursuant to negotiations between ITAC and IXI and not pursuant to recommendations of Trigger-Foresight. The full text of Trigger-Foresight’s written opinion is attached hereto as Annex C. You are urged to read the Trigger-Foresight opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Trigger-Foresight in rendering its opinion. The summary of the Trigger-Foresight opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Trigger-Foresight’s opinion is addressed to ITAC’s board of directors only and does not constitute a recommendation to any of its stockholders as to how such stockholders should vote with respect to the merger proposal and the transactions contemplated thereby.

Indemnification of ITAC

As the sole remedy for the obligation of IXI to indemnify and hold harmless ITAC for any damages, whether as a result of any third party claim or otherwise, and which arise as a result of or in connection with the breach of representations and warranties and agreements and covenants of IXI, there will be held back, until December 31, 2007, up to a maximum of 781,800 shares (depending upon the number of IXI options exercised prior to December 31, 2007) of the 7,818,000 shares of ITAC common stock to be issued or issuable to the holders of IXI’s common stock, options and warrants upon consummation of the merger. These “indemnification shares” will be held in escrow pursuant to the same escrow agreement that the 10,000,000 contingent shares are subject to. Claims with respect to the indemnification shares may be asserted once any damages exceed an aggregate of $1,000,000 after which the full amount of such claims shall be indemnifiable. Any indemnification payments shall be paid solely from the shares held back and shall be deemed to be an adjustment to the merger consideration. For purposes of satisfying an indemnification claim, shares of ITAC common stock will be valued at the average reported last sales price for the ten trading days ending on the last day prior to the day that the claim is paid. The number of ITAC shares issuable upon the exercise of IXI options after December 31, 2007 will be equitably adjusted in the event of any claim by ITAC against the indemnification shares. The escrow agreement is attached hereto as Annex J. We encourage you to read the escrow agreement in its entirety.

The determination to assert a claim for indemnification by ITAC against the shares held back will be made by a committee consisting of Messrs. Frieder and Halpert. Mr. Barak has been designated under the merger agreement to represent the interests of the stockholders of IXI with respect to claims for indemnification by ITAC against such shares.

Lock-Up Agreements

Stockholders holding in the aggregate more than ____% of the IXI common stock have executed lock-up agreements relating to all shares of ITAC common stock that they may receive in the merger. Pursuant to the lock-up agreements, such IXI stockholders will not sell or otherwise transfer any such shares of ITAC common stock for a period of 180 days after the closing of the merger.

After the initial 180 day period, holders of ____% of IXI common stock have agreed to release only 25% of such shares of ITAC common stock from the terms of the lock-up agreement and an additional 25% of such shares will be released every 90 days thereafter until all such shares of ITAC common stock are released; provided, however, that during the first 360 days after the closing, no sale or other transfer may be made unless the last sales price of ITAC’s common stock is at least $6.00. In addition, after the initial 180 day period, if the last reported sale price of ITAC’s common stock equals or exceeds $8.50 for 20 trading days out any consecutive 30 trading day period, then 50% of the shares of ITAC common stock that such IXI stockholders receive in the merger will be released from the terms of the lock-up agreement. If the last reported sale price of ITAC’s common stock equals or exceeds $9.50 for 20 trading days out of any consecutive 30 trading day period after the initial 180 day period, then all of such shares of ITAC common stock will be released from the terms of the lock-up agreement. In the event that ITAC’s board of directors releases in whole or in part any IXI stockholder who beneficially owns 4% or more of the outstanding ITAC common stock from the terms of the lock-up agreements, then all other IXI stockholders who executed substantially similar lock-up agreements will also be released to the same extent. In connection with providing a $20.0 million bridge loan to IXI and the guarantee of $8.0 million of other debt of IXI, Southpoint and certain IXI stockholders have agreed to become subject to lock-up arrangements relating to the shares of ITAC common stock that each will be entitled to receive following the consummation of the merger, together with shares of ITAC common stock each may receive on conversion of all or part of the bridge loan and other outstanding debt, respectively.

In addition, Gideon Barak and Amit Haller have also executed lock-up agreements relating to all shares of ITAC common stock which they may receive in the merger or in accordance with their respective employment agreements. These lock-up agreements provide that Messrs. Barak and Haller will not sell or otherwise transfer such shares of ITAC common stock for a period of 360 days after the closing. After the initial 360 day period, 75% of such shares of ITAC common stock held by Messrs. Barak and Haller will be released from the terms of the lock-up agreements and the remaining 25% of such shares will be released 90 days thereafter. In addition, after the initial 360 day period, if the last reported sale price of ITAC’s common stock equals or exceeds $8.50 for 20 trading days out of any consecutive 30 trading day period, then all of such shares of ITAC common stock that Messrs. Barak and Haller receive in the merger and their respective employment agreements will be released from the terms of the lock-up agreements.

IXI will also use its reasonable best efforts to cause all holders of IXI common stock, options and warrants who are not covered by the agreements described above to execute similar lock-up commitments, and it is a condition to the closing of the merger that IXI stockholders holding at least 95% of the shares of IXI on a fully diluted basis are subject to a lock-up or are otherwise subject to restrictions relating to the sale or other transfer of the shares of ITAC common stock which such IXI stockholders receive in the merger for at least 180 days after the closing.

Registration Rights Agreement

Upon consummation of the merger, ITAC shall enter into a registration rights agreement with those stockholders of IXI who, by virtue of their affiliation with IXI, may be subject to restrictions under United States securities laws on their ability to sell shares of the ITAC common stock they receive as a result of the merger. The registration rights agreement will provide such stockholders with certain demand and “piggy back” rights requiring ITAC to register the shares of common stock that each will receive as a result of the merger. Under the agreement, ITAC will be obligated to use its commercially reasonable efforts to cause such registration statements to be declared effective by the SEC. The form of registration rights agreement is attached as Annex K hereto. We encourage you to read the registration rights agreement in its entirety. In connection with providing a $20.0 million bridge loan to IXI and the guarantee of $8.0 million of other debt of IXI, Southpoint and certain IXI stockholders shall also enter into the registration rights agreement, pursuant to a joinder and amendment thereto, in connection with the shares of ITAC common stock each will be entitled to receive following the consummation of the merger, together with shares of ITAC common stock each may receive on conversion of all or part of the bridge loan and other outstanding debt, respectively.

Date, Time and Place of Special Meeting of ITAC’s Stockholders

The special meeting of the stockholders of ITAC will be held at 10:00 a.m., Eastern time, on _______, 2006, at the offices of Graubard Miller, ITAC’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174, to consider and vote upon the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the director proposal.

Voting Power; Record Date

If you are an ITAC stockholder at the close of business on _______, 2006, which is the record date for the special meeting, you will be entitled to vote or direct votes to be cast at the special meeting. If you are an ITAC stockholder, you will have one vote for each share of ITAC common stock you owned at the close of business on the record date. ITAC warrants do not have voting rights. On the record date, there were 7,818,000 shares of ITAC common stock outstanding.

Approval of the IXI Stockholders

Stockholders of IXI holding a majority of the required IXI voting power under the Delaware General Corporation Law (the “DGCL”) have approved the merger and the transactions contemplated thereby by consent action and all other IXI stockholders of record were given notice of the merger pursuant to Section 228 of the DGCL. Accordingly, no further action by the IXI stockholders is needed to approve the merger.

Quorum and Vote of ITAC Stockholders

A quorum of ITAC stockholders is necessary to hold a valid meeting. A quorum will be present at the ITAC special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

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The approval of the merger proposal will require the affirmative vote of a majority of the shares sold in the IPO present in person or represented by proxy and entitled to vote at the special meeting. The merger will not be consummated if the holders of 20% or more of the common stock issued in ITAC’s IPO (1,263,600 shares or more) exercise their conversion rights.

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The approval of the name change amendment will require the affirmative vote of the holders of a majority of the outstanding shares of ITAC common stock on the record date.

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The approval of the capitalization amendment will require the affirmative vote of the holders of a majority of the outstanding shares of ITAC common stock on the record date.

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The approval of the Article Sixth amendment will require the affirmative vote of the holders of a majority of the outstanding shares of ITAC common stock on the record date.

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The election of directors requires a plurality vote of the shares of common stock present in person or represented by proxy and entitled to vote at the special meeting.

“Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of abstentions, a direction to withhold authority or a broker non-vote) will not be counted in a nominee’s favor.

Abstentions will have the same effect as a vote “AGAINST” the merger proposal and the proposal to amend the amended and restated certificate of incorporation. Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the merger proposal but will have the effect of a vote against the proposals to amend the amended and restated certificate of incorporation. If you are an ITAC public stockholder, please note that you cannot seek conversion of your shares unless you affirmatively vote against the merger.

Relation of Proposals

The merger will not be consummated unless each of the name change amendment and the capitalization amendment is approved, and neither the name change amendment nor the capitalization amendment will be presented to the meeting for adoption unless the merger proposal is approved. The approvals of the Article Sixth amendment and the director proposal are not conditions to the consummation of the merger proposal or to the adoption of either the name change amendment or the capitalization amendment but, if the merger proposal is not approved, none of such proposals will be presented at the meeting for adoption.

Conversion Rights

Pursuant to ITAC’s amended and restated certificate of incorporation, a holder of shares of ITAC’s common stock issued in its IPO may, if the stockholder affirmatively votes against the merger, demand that ITAC convert such shares into cash. This demand must be made in writing at the same time that the stockholder votes against the merger proposal. Demand may be made by checking the box on the proxy card provided for that purpose and returning the proxy card in accordance with the instructions provided. Demand may also be made in any other writing that clearly states that conversion is demanded and is delivered so that it is received by ITAC at any time up to the stockholder meeting. If properly demanded, ITAC will convert each share of common stock into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the merger. This would amount to approximately $________ per share of ITAC’s common stock. An improperly made demand for conversion may be remedied at any time until the stockholder meeting. If you exercise your conversion rights, then you will be exchanging your shares of ITAC common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the merger proposal, properly demand conversion, continue to hold these shares through the effective time of the merger and then tender your stock certificate to ITAC. If the merger is not completed, then these shares will not be converted into cash.

The merger will not be consummated if the holders of 20% or more of the common stock issued in ITAC’s IPO (1,263,600 shares or more) exercise their conversion rights.

Appraisal Rights

ITAC stockholders do not have appraisal rights in connection with the merger.

The board of directors of IXI has determined that the consideration to be paid to the IXI stockholders is reasonable and that the merger is in the best interest of IXI and its stockholders.

IXI has sent notice pursuant to Section 262 of the DGCL to the IXI stockholders who are entitled to appraisal rights. In order for an IXI stockholder to exercise appraisal rights, a written demand for appraisal as provided in the DGCL must have been sent by such stockholder and be mailed to IXI prior to April 6, 2006 and such stockholder must have complied with the other procedures required by the DGCL.

Proxies

Proxies may be solicited by mail, telephone or in person. ITAC has engaged Morrow & Co. to assist it in the solicitation of proxies.

If you grant a proxy, you may still vote your shares in person if you revoke your proxy before or at the special meeting.

Interests of ITAC Directors and Officers in the Merger

When you consider the recommendation of ITAC’s board of directors in favor of adoption of the merger proposal, you should keep in mind that ITAC’s executive officers and directors have interests in the merger transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

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if the merger proposal is not approved, ITAC will begin to search for a new target business. If ITAC is unable to consummate a business combination by January 19, 2007, or by July 19, 2007 if certain extension criteria have been satisfied, ITAC will be required to liquidate. In such event, the 1,500,000 shares of common stock held by the ITAC Inside Stockholders, including all of ITAC’s officers and directors, acquired prior to ITAC’s IPO for an aggregate purchase price of $25,000 (or $0.0167 per share) will be worthless because such stockholders are not entitled to receive any liquidation proceeds with respect to such shares. Consummating the merger with IXI would remove this risk. The shares held by the ITAC Insider Stockholders had an aggregate value of $_______ based on the last sale price of $_______ on the OTCBB on _______, 2006, the record date;

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Messrs. Frieder, Shear, Schnider and Halpert collectively purchased 1,300,000 warrants in the public market for an aggregate purchase price of approximately $738,400 (or an average purchase price of $0.568 per warrant), pursuant to written agreements between such individuals and EarlyBirdCapital, Inc. entered into in connection with ITAC’s IPO. This agreement was entered into by such individuals at a time when they were not in possession of any material non-public information relating to ITAC. The agreement sets forth that it constitutes an irrevocable order instructing EarlyBirdCapital, as the designated broker-dealer, to purchase the warrants, without any further instructions, at prices not to exceed $0.70 per warrant during the forty-trading day period commencing on the date separate trading of ITAC’s warrants commenced, in compliance with Rule 10b5-1. Such warrants had an aggregate market value of $_______, based on the last sale price of $_______ on the OTCBB on the record date. All of the warrants will expire without value in the event ITAC is unable to consummate a business combination and is forced to liquidate. Consummating the merger with IXI would remove this risk;

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upon consummation of the merger, Israel Frieder will be engaged as ITAC’s co-chairman of the board for a period of two years pursuant to a management services agreement with ITAC pursuant to which an entity controlled by Mr. Frieder will be paid a monthly fee of $17,500 (or $210,000 per annum) (see the section titled “The Merger Agreement – Employment Agreements”);

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upon consummation of the merger, Victor Halpert, a director of ITAC’s, will continue to be a director (assuming he is elected at the meeting), and, as such, will receive any cash fees, stock options or stock awards that the ITAC board of directors determines to pay to its non-executive directors; and

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if ITAC liquidates prior to the consummation of a business combination, ITAC’s directors will be personally liable to pay debts and obligations, if any, to vendors and other entities that are owed money by ITAC for services rendered or contracted for or products sold to ITAC, or to any target business, to the extent such debts and obligations are not covered by ITAC’s assets, excluding amounts in the trust account. This arrangement was entered into to ensure that, in the event of liquidation, the trust account is not reduced by claims of creditors or target businesses. Based on ITAC’s estimated debts and obligations, it is not currently expected that ITAC’s directors would have any exposure under this arrangement in the event of a liquidation.

Finder’s Fees

IXI was introduced to ITAC by Itzhak Wulkan Ventures Ltd. (“IWV”). In consideration thereof, ITAC has agreed to pay to IWV $330,000 contingent upon consummation of the merger.

In connection with IXI’s bridge loan and conditional on the closing of the merger, certain private placement agents will be entitled to receive 18,000 shares of ITAC common stock. In addition, conditional on the closing of the merger, EarlyBirdCapital, Inc and Maxim Group, LLC, each a member of the underwriting syndicate relating to ITAC’s initial public offering, will be entitled to receive an aggregate of 36,000 shares of ITAC common stock and warrants to purchase an aggregate of 100,000 shares of ITAC common stock at an exercise price of $5.00, expiring in 2009, in conneciton with providing advisory services to IXI.

Except for ITAC’s obligations to IWV and those certain private placement agents, ITAC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with the merger or any transaction contemplated thereby.

Conditions to the Closing of the Merger

Consummation of the merger agreement and the related transactions is conditioned on the ITAC stockholders (i) approving the merger proposal, (ii) approving the name change amendment and (iii) approving the capitalization amendment. The ITAC stockholders will also be asked to approve the Article Sixth amendment and the director proposal. The transaction is not dependent on the approval of any of these latter actions. If stockholders owning 20% or more of the shares sold in ITAC’s IPO vote against the merger and exercise their right to convert their shares purchased in the IPO into a pro-rata portion of the funds held in trust by ITAC for the benefit of the holders of shares purchased in the IPO, then the transactions contemplated by the merger agreement cannot be consummated.

In addition, the consummation of the transactions contemplated by the merger agreement is conditioned upon, among other things, the following:

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no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions;

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the execution and delivery to each party of each of the various transaction documents, including employment agreements;

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the delivery by each party to the other party of a certificate to the effect that the representations and warranties of the delivering party are true and correct in all material respects as of the closing and all covenants contained in the merger agreement have been materially complied with by the delivering party;

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the receipt of necessary consents and approvals by third parties and the completion of necessary proceedings;

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holders of no more than 5% of the shares of IXI’s common stock outstanding immediately before the closing shall have taken action to exercise their appraisal rights under the DGCL; and

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ITAC’s common stock being quoted on the OTCBB or listed for trading on the Nasdaq National Market or Nasdaq Capital Market.

IXI’s Conditions to the Closing of the Merger

The obligations of IXI to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

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there shall have been no material adverse effect with respect to ITAC since the date of the merger agreement;

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IXI’s existing directors’ and officers’ liability insurance (or a policy to be substituted therefore) shall be in full force and effect;

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the trust account established for the benefit of the holders of ITAC’s shares purchased in the IPO shall contain no less than $32,955,360, less amounts paid to stockholders who have elected to exercise their conversion rights, and shall be dispersed to ITAC immediately upon the closing;

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the registration rights agreement shall be in full force and effect;

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approvals of the merger from the Investment Center of the Israel Ministry of Industry, Trade and Labor and from the Office of the Chief Scientist of such Ministry shall have been received by IXI;

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either IXI shall have received a requested exemption under Israeli securities laws or ITAC shall have purchased IXI employee options from a sufficient number of holders thereof as shall permit IXI to avoid certain prospectus requirements under Israeli securities laws;

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certain investor rights agreements specified in the merger agreement shall have been terminated; and

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IXI shall have received the Israeli Tax Pre-Ruling (defined below under the section titled “Israeli Tax Consequences of the Merger Applicable to Israeli Residents”) from the Israeli Income Tax Commissioner.

ITAC’s Conditions to the Closing of the Merger

The obligations of ITAC to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above in the second paragraph of this section, are conditioned upon each of the following, among other things:

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there shall have been no material adverse effect with respect to IXI since the date of the merger agreement;

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all shares of IXI’s preferred stock outstanding immediately prior to the closing shall have been converted into shares of IXI common stock;

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all warrants for the purchase of IXI’s preferred stock shall have been converted into warrants to purchase shares of IXI common stock or terminated;

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the employment agreements entered into by IXI Mobile (R&D) Ltd., a subsidiary of IXI, and Mr. Barak, and the employment agreement between IXI and Mr. Haller, shall be in full force and effect;

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securityholders of IXI who hold not less than 95% of the shares of IXI common stock on a fully-diluted basis will be parties to agreements that restrict them from selling any of the ITAC shares of common stock that they receive at the closing for a period of 180 days or more following the closing;

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All indebtedness owed to IXI by any director, executive officer or stockholder of IXI or any immediate family member thereof shall have been repaid in full; and

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ITAC’s existing directors’ and officers’ liability insurance policy (or a policy permitted to be substituted therefor) shall be in full force and effect.

Termination, Amendment and Waiver

The merger agreement will terminate if the merger has not been consummated by December 31, 2006. In addition, the merger agreement may be terminated at any time, but not later than the closing as follows:

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by mutual written consent of ITAC and IXI;

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by either party if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable;

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by either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach; or

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by either party if, at the ITAC stockholders’ meeting, the merger agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of holders of a majority of the ITAC shares of common stock sold in its IPO present in person or represented by proxy and entitled to vote at the special meeting; or

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by either party if the holders of 20% or more of the shares issued in ITAC’s IPO exercise their conversion rights.

If permitted under applicable law, either IXI or ITAC may waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement and waive compliance with any agreements or conditions for its benefit contained in the merger agreement. The condition requiring that the holders of fewer than 20% of the shares of ITAC common stock issued in its IPO affirmatively vote against the merger proposal and demand conversion of their shares into cash may not be waived. We cannot assure you that all of the conditions will be satisfied or waived.

Quotation or Listing

ITAC’s outstanding common stock, warrants and units are quoted on the OTCBB. ITAC and IXI will use their reasonable best efforts to obtain the listing for trading on the Nasdaq National Market or Nasdaq Capital Market of ITAC common stock, warrants and units. In the event ITAC’s common stock, warrants and units are listed on Nasdaq at the time of the closing of the merger, the symbols will change to ones determined by the board of directors of ITAC and Nasdaq that are reasonably representative of the corporate name or business of ITAC following the merger. If the listing on Nasdaq is not approved, it is expected that ITAC’s common stock, warrants and units will continue to be quoted on the OTCBB.

Certain U.S. Tax Consequences of the Merger

The merger will be treated as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.

A stockholder of ITAC who exercises conversion rights and effects a termination of the stockholder’s interest in ITAC will generally be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of ITAC for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of ITAC common stock. No gain or loss will be recognized by non-converting stockholders of ITAC. ITAC has received an opinion from its counsel, Graubard Miller, indicating the foregoing. The tax opinion is attached to this proxy statement as Annex E. Graubard Miller has consented to the use of its opinion in this proxy statement/prospectus.

No gain or loss will be recognized by stockholders of IXI upon the receipt of ITAC common stock in exchange for shares of IXI common stock. In addition, no gain or loss will be recognized by holders of IXI warrants or options upon the receipt of ITAC warrants or options in exchange for their IXI warrants or options. However, an IXI stockholder who exercises his or her appraisal rights and who receives cash in exchange for his or her shares of IXI stock generally will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of such stockholder’s shares of IXI common stock. IXI has received an opinion from its counsel, Kramer Levin Naftalis & Frankel LLP, indicating the foregoing. The tax opinion is attached to this proxy statement as

Annex F. Kramer Levin Naftalis & Frankel LLP has consented to the use of its opinion in this proxy statement/prospectus.

No gain or loss will be recognized by ITAC or IXI as a result of the merger. For a more detailed description of the material U.S. federal income tax consequences of the merger, please see the section titled “Certain Material Federal Income Tax Consequences of the Merger.”

Israeli Tax Consequences of the Merger Applicable to Israeli Residents

The issuance of shares of ITAC common stock and the right to receive additional shares under the merger agreement may result in a taxable gain to all or part of IXI stockholders and derivative holders upon the consummation of the merger. In order to avoid this outcome, IXI intends to cause its Israeli counsel and accountants to prepare and file with the Israeli Income Tax Authority an application for a tax pre-ruling (“Israeli Tax Pre-Ruling”) under Section 104H of the Israeli Income Tax Ordinance.

Any holder or derivative holder electing to become a party to the Israeli Tax Pre-Ruling will defer any applicable Israeli tax with respect to any shares of ITAC common stock it may receive pursuant to the merger agreement as described above.

In addition, according to the provisions of Section 104H(e) of the Income Tax Ordinance, IXI intends to apply for approval of continuation of rights of IXI’s employees which exchange options held by them to purchase shares of common stock of IXI for options to purchase shares of common stock of ITAC, in connection with the merger. If such approval is granted by the Israeli Tax Authority, the exchange of the options will not be deemed a taxable event nor an exercise or sale of the options.

Accounting Treatment

Merger Sub will acquire all the issued and outstanding shares of capital stock of IXI. However, in accordance with the guidance applicable to these circumstances the merger will be deemed to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of IXI issuing stock for the net monetary assets of ITAC. The net monetary assets of ITAC will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The retained earnings deficit of IXI will be carried forward after the merger. Operations prior to the merger will be those of IXI.

Regulatory Matters

The merger and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, except for filings with the State of Delaware necessary to effectuate the transactions contemplated by the merger agreement. However, they are subject to certain approvals by the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor and the Investment Center of the Israeli Ministry of Industry, Trade and Labor.

Risk Factors

In evaluating the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the director proposal, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.”

Bridge Financing

In order to satisfy IXI’s working capital requirements prior to ITAC’s funds being available following the merger, on June 20, 2006, IXI entered into a bridge loan agreement with Southpoint Master Fund LP (“Southpoint”) and IXI Mobile (R&D) Ltd., IXI’s wholly owned subsidiary under which IXI received gross proceeds of $20.0 million. Also, two principal shareholders of IXI guaranteed, and may assume, $8.0 million of IXI indebtedness outstanding pursuant to IXI’s existing bank credit facility with Bank Leumi Le’Israel. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Bridge Loan”.

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

ITAC is providing the following selected financial information to assist you in your analysis of the financial aspects of the merger. IXI’s selected unaudited consolidated balance sheet data as of March 31, 2006 and the selected unaudited consolidated statements of operations data for the three months ended March 31, 2006 and 2005 are derived from IXI’s unaudited consolidated financial statements and included elsewhere in this proxy statement/prospectus. IXI’s selected consolidated balance sheet data as of December 31, 2005 and 2004 and the consolidated statements of operations data for the years ended December 31, 2005, 2004 and 2003 are derived from IXI’s audited consolidated financial statements and included elsewhere in this proxy statement/prospectus.

ITAC’s selected unaudited balance sheet data as of March 31, 2006 and the selected unaudited income statement data for the three months ended March 31, 2006 are derived from ITAC’s unaudited consolidated financial statements and included elsewhere in this proxy statement/prospectus. ITAC’s selected balance sheet data as of December 31, 2005 and the income statement data for the period February 22, 2005 (inception) to December 31, 2005 are derived from ITAC’s audited consolidated financial statements and included elsewhere in this proxy statement/prospectus.

The selected financial information of IXI and ITAC is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus may not be indicative of the future performance of IXI, ITAC or the combined company resulting from the business combination.

IXI’s Selected Historical Financial Information
(U.S. dollars in thousands, except share and per share data)

Statements of Operations Data:

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003
	Unaudited

Revenues	$1,739	$237	$7,967	$872	$300
Total operating expenses	6,029	2,097	18,672	13,991	7,003
Gain from terminating agreement with Cingular Wireless Services Inc.	—	—	11,695	—	—
Operating income (loss)	(4,290)	(1,860)	990	(13,119)	(6,703)
Financial expenses, net	(183)	(261)	(1,334)	(1,014)	(135)
Loss from continuing operations	(4,460)	(2,121)	(344)	(14,133)	(6,838)
Loss from discontinued operations	(26)	(3,636)	(11,630)	(10,788)	(6,697)
Net loss	$(4,486)	$(5,757)	$(11,974)	$(24,921)	$(13,535)
Basic and diluted net loss per Common stock:
From continuing operations	$(1.16)	$(2.61)	$(1.03)	$(17.83)	$(8.81)
From discontinued operations	$(0.01)	$(4.48)	$(6.10)	$(13.39)	$(8.63)
Basic and diluted net loss per share	$(1.17)	$(7.09)	$(7.13)	$(31.22)	$(17.44)

(U.S. dollars in thousands, except share and per share data)

Balance Sheets Data:

	March 31,	December 31,
	2006	2005	2004
	Unaudited

Total current assets	$10,010	$11,387	$21,454
Total long-term assets	$4,083	$4,318	$939
Total assets	$14,093	$15,705	$22,393

Total current liabilities	$18,514	$15,424	$29,077
Total long-term liabilities	$476	$789	$2,736
Convertible loan	—	$6,312	—
Total stockholders’ deficiency	$(4,897)	$(6,820)	$(9,420)
Total liabilities and stockholders’ deficiency	$14,093	$15,705	$22,393

ITAC’s Selected Historical Financial Information
(U.S. dollars in thousands, except share and per share data)

Income Statement Data:

	Three Months Ended March 31, 2006	For the Period February 22, 2005 (inception) to December 31, 2005
	Unaudited

Revenue	$—	$—
General and Administrative expenses	281	144
Operating income (loss)	(281)	(144)
Financial income, net	275	424
Net income	$(35)	$185
Net income per share	$(0.005)	$0.04

Balance Sheet Data:

	March 31, 2006	December 31, 2005
	Unaudited

Total assets (including US Government securities deposited in Trust Fund)	$34,429	$34,376

Total liabilities	$124	$104
Common stock, subject to possible conversion	$6,759	$6,691
Stockholders’ equity	$27,546	$27,581
Total liabilities and stockholders’ equity	$34,429	$34,376

Selected Unaudited Pro Forma Combined Financial Information of ITAC and IXI

The merger will be accounted for as a capital transaction by IXI. The assets and liabilities of ITAC will be recorded, as of completion of the merger, at their fair value, which is considered to approximate historical cost and added to those of IXI. For a more detailed description, see “The Merger – Anticipated Accounting Treatment”.

We have presented below selected unaudited pro forma financial information that reflects the merger as if it had occurred as of March 31, 2006. The selected unaudited pro forma combined financial information does not reflect the effect of any cost savings that may result from the merger. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the merger.

	At March 31, 2006
	Assuming No Conversions(1)	Assuming Maximum Conversions(2)

Total assets	$46,333	$39,574
Total current and long-term liabilities	18,819	18,819
Common stock, subject to possible conversion	—	—
Stockholders' equity	$27,514	$20,755

——————

(1)

Assumes that no ITAC stockholders seek conversion of their ITAC stock into pro rata shares of the trust fund.

(2)

Assumes that 1,262,968 shares of ITAC common stock were converted into their pro rata shares of the trust fund.

Comparative Per Share Data

The following table sets forth selected historical per share information of IXI and ITAC and unaudited pro forma combined per share ownership information of IXI and ITAC after giving effect to the merger, assuming a maximum level and a minimum level of approval of the merger by ITAC stockholders who exercise their conversion right. The table assumes that no appraisal rights have been exercised by the IXI stockholders. You should read this information in conjunction with the selected summary historical financial information, included elsewhere in this proxy statement/prospectus, and the historical financial statements of IXI and ITAC and related notes that are included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of IXI and ITAC would have been had the companies been combined or to project the IXI and ITAC results of operations that may be achieved after the merger.

US Dollars in Thousands except for
Share and Per Shares Data

	IXI	ITAC	Bridge Shares		Combined Company

Number of shares of common stock outstanding upon consummation of the merger:(3)
Assumes no conversion	6,444,577	7,818,000	894,000	(1)	15,156,577	(2)
Assumes maximum conversion	6,444,577	6,555,032	894,000	(1)	13,893,609	(2)
Equity Book value – historical at March 31, 2006	(4,897)	27,545
Equity Book value – pro forma at March 31, 2006
Assumes no conversion	—	—			27,514
Assumes maximum conversion	—	—			20,755
Book value per share – pro forma at March 31, 2006
Assumes no conversion	—	—			1.82
Assumes maximum conversion	—	—			1.49

——————

(1)

Includes 18,000 shares of ITAC common stock issuable to certain private placement agents in connection with IXI’s bridge loan and 36,000 shares of ITAC common stock issuable to certain financial institutions, upon closing of the merger, in connection with the provision of advisory services to IXI.

(2)

Does not include 1,373,423 shares of ITAC common stock that will be issuable to holders of IXI options and warrants upon exercise of such options and warrants following the closing of the merger.

(3)

Does not include shares of ITAC common stock that may be issuable to Southpoint on the possible conversion of IXI’s bridge loan and to certain stockholders of IXI on the possible assumption and conversion of IXI’s indebtedness outstanding pursuant to its existing credit facility.

Market Price and Dividend Data for ITAC Securities

ITAC consummated its IPO in the summer of 2005. In the IPO, ITAC sold 6,318,000 units, which included 318,000 units subject to the over allotment option. Each unit consists of one share of ITAC’s common stock and two redeemable common stock purchase warrants, each to purchase one share of ITAC’s common stock. ITAC’s common stock, warrants and units are quoted on the OTCBB under the symbols ISLT, ISLTW and ISLTU, respectively. ITAC’s units commenced public trading on July 14, 2005 and its common stock and warrants commenced separate public trading on September 12, 2005. The closing price for each share of common stock, warrant and unit of ITAC on February 28, 2006, the last trading day before announcement of the execution of the merger agreement, was $5.35, $0.75 and $6.75, respectively.

ITAC and IXI will use their reasonable best efforts to obtain the listing for trading on the Nasdaq National Market or Nasdaq Capital Market of ITAC common stock, warrants and units. In the event ITAC’s common stock, warrants and units are listed on Nasdaq at the time of the closing of the merger, the symbols will change to ones determined by ITAC and Nasdaq that is reasonably representative of the corporate name or business of ITAC following the merger. ITAC’s management anticipates that the Nasdaq listing will be concurrent with the consummation of the merger. If the listing on Nasdaq is not approved, it is expected that the common stock, warrants and units will continue to be quoted on the OTCBB.

Holders

As of ___________, 2006, there were ________ holders of record of the units, ________ holders of record of the ITAC common stock and ________ holders of record of the ITAC warrants. ITAC believes the beneficial holders of the units, ITAC common stock and ITAC warrants will be in excess of ________ persons each.

Dividends

ITAC has not paid any cash dividends on its common stock to date and does not intend to pay dividends prior to the completion of the merger. The payment of any dividends subsequent to the merger will be within the discretion of the then board of directors, subject to limitations imposed by requirements of the Investment Center of the Israeli Ministry of Industry, Trade and Labor. It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends in the future will be contingent upon revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to adopt the merger proposal.

Risks related to ITAC’s business and operations following the merger with IXI

The value of your investment in ITAC following consummation of the merger will be subject to the significant risks inherent in the mobile communication and data transfer business, as well as risks relating to having operations in Israel. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, ITAC’s post-merger business and financial results could be adversely affected in a material way. This could cause the trading price of its common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment.

IXI has a history of losses and may continue to incur losses in future periods, which could reduce investor confidence, cause share prices to decline and raise substantial doubt about IXI’s ability to continue as a going concern.

IXI has incurred operating losses since inception, had net losses of $24.9 million, $12.0 million in each of the years ended 2004 and 2005, respectively and $4.5 million in the three months ended March 31, 2006, and has an accumulated loss of $73.2 million as of March 31, 2006. IXI also has had negative cash flows from operating activities. As of March 31, 2006, IXI had a working capital deficiency and stockholders’ deficiency of $8.5 million and $4.9 million, respectively. These conditions raise substantial doubt about IXI’s ability to continue as a going concern if the merger is not approved or IXI does not receive additional capital from alternative sources.

IXI expects to continue to increase its sales and marketing expenses, research and development expenses, manufacturing expenses and general and administrative expenses as its business expands, and it cannot be certain that its revenues will grow at the same pace, if at all. IXI’s losses could increase in future periods, which could cause share prices to decline, and IXI cannot assure you that it will ever reach profitability.

IXI faces intense competition and its results of operations will be adversely affected if it fails to compete successfully.

IXI is engaged in a dynamic and evolving industry that is highly competitive. In addition to products such as Danger, Inc.’s Sidekick product, which competes directly with IXI’s Ogo product, other products provide alternative solutions for wireless messaging through e-mail, short message services (SMS), multimedia messaging services (MMS) and other formats, through a wide variety of devices manufactured and marketed by some of the largest companies in the consumer electronics and telecommunications industries, including Research in Motion Limited’s BlackBerry products, Palm, Inc.’s Treo products, and smart phones manufactured by most of the main manufacturers of cellular phones. Most of IXI’s competitors have greater name recognition, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources. There can be no assurance that IXI’s products will achieve market acceptance or that it will be able to compete effectively with such companies. IXI expects that additional competition will develop, both from existing players in the wireless data communications industry and from new entrants as demand for wireless access products and services expands and as the market for these products and services becomes more established. Competition could result in price reductions, fewer customer orders and reduced gross margin. IXI may be unsuccessful in its attempts to compete with them, and competitive pressures may harm its business.

IXI may not be successful in managing rapid growth of its business.

IXI’s business plan and its anticipated increased product sales will require it to improve its financial and management controls, reporting systems and procedures. In addition, IXI will be required to hire, train and manage additional employees and increase production capacity. If IXI were unable to hire the skilled employees needed or increase its production capacity in a timely manner, it might be unable to fulfill the orders for its products or meet its business plans. We cannot assure you that IXI will be able to effectively manage such growth.

IXI is dependent on a small number of customers. The loss of a significant customer could harm its financial performance.

IXI currently sells its Ogo products to a limited number of mobile operators and service providers, upon whom it is dependent for nearly all of its sales, both in terms of numbers of units sold and the aggregate dollar values of its sales. In 2005, one customer accounted for approximately 85% of IXI’s revenues from product sales. In the first quarter of 2006, Swisscom Mobile, the leading mobile operator in Switzerland, accounted for approximately 83% and e-kolay.net, a leading ISP in Turkey, accounted for 17% of IXI’s revenues from product sales, respectively. In 2005, IXI’s only significant customer, AT&T Wireless (now Cingular Wireless), in connection with its merger with Cingular, terminated its relationship with IXI; and there can be no assurance that this will not occur with other current customers. Prior to such termination, Cingular Wireless accounted for 85% and 60% of IXI’s sales for 2005 and 2004, respectively. IXI anticipates that it will continue to be reliant on a small number of customers during 2006. If any significant customer discontinues its relationship with IXI for any reason, or reduces or postpones current or expected purchase commitments for its products, IXI’s business prospects, operating results and financial condition could be materially adversely affected.

IXI may not be successful in keeping pace with the rapid technological changes that characterize its industry.

The wireless data communications industry is an emerging industry that is characterized by rapid technological change and frequent new product introductions. Accordingly, its future success depends upon its ability to enhance current products and develop and introduce new products offering enhanced performance and functionality at competitive prices. IXI’s inability, for technological or other reasons, to forecast market trends, or to enhance, develop and introduce products in a timely manner in response to changing market conditions and trends or customer requirements, could have a material adverse effect on its results of operations or could result in its products becoming obsolete. IXI’s ability to compete successfully will depend in large measure on its ability to maintain a technically competent research and development staff and to adapt to technological changes and advances in the industry, including providing for the continued compatibility of IXI’s products with evolving industry standards and protocols and competitive network operating environments.

IXI’s competitors, including many new market entrants, may implement new technologies before IXI does. In addition, IXI’s competitors may deliver new products and solutions earlier, or provide more attractively priced, enhanced or better quality products and solutions than it does.

IXI is dependent on certain suppliers and service providers and a single third-party manufacturer. Any interruption in its relationships with these parties could adversely affect its business.

IXI’s Ogo products are manufactured for it by a single manufacturer, Chi Mei Communication Systems, Inc. of Taiwan, or Chi Mei. IXI does not have a supply contract with Chi Mei and Chi Mei are not committed to produce a specified minimum quantity of the Ogo device. Moreover, the Ogo incorporates a modem that is proprietary to Chi Mei. It is possible that Chi Mei would be unable or unwilling to fulfill IXI’s orders for Ogo products or unwilling or unable to fill its orders for their proprietary modem. If this were to happen, IXI would incur delays of several months while preparing to work with another manufacturer, including redesign that would be necessitated by the incorporation of a different modem in the product, and there is no assurance that an alternative manufacturer would be able to produce the Ogo products at the rate and with the quality that IXI requires. In this event, IXI might be unable to meet the demand for the Ogo and could suffer a material adverse impact on its reputation, business and financial results.

IXI currently licenses from third parties certain software used in the manufacture and operation of its products. A supplier could discontinue or restrict licensing software to IXI with or without penalty. If a supplier discontinued or restricted supplying a component or licensing software, IXI’s business may be harmed by the resulting product manufacturing and delivery delays.

IXI provides hosted Internet services that include gateways and servers hosted in various datacenters. These services are critical for the efficient delivery of certain Ogo applications, including email and instant messaging, as well as value added functions such as over-the-air provisioning and updates. These hosted Internet services are outsourced to a small number of third party service providers. Should any of these service providers encounter financial difficulties, technical problems or other adversities, IXI could be required to establish hosting relationships with additional service providers, negotiate with other service providers with whom IXI has an existing relationships or begin providing such services on its own. Any of these alternatives could require a lengthy period of transition, which would cause IXI to incur considerable expense and could result in its service being unavailable or unreliable for a period of time, which would have a significant adverse effect on its business.

Network disruptions could affect the performance of IXI’s services and harm its reputation.

IXI’s service is provided through a combination of the wireless networks of its carrier partners and IXI’s network operations center. IXI’s operations rely to a significant degree on the efficient and uninterrupted operation of complex technology systems and networks, which are in some cases integrated with those of third parties. IXI’s hosted technology systems are potentially vulnerable to damage or interruption from a variety of sources including fire, earthquake, power loss, telecommunications or computer systems failure, human error, terrorist acts, war or other events. Although IXI pursues various measures to manage the risks related to network disruptions, there can be no assurances that these measures will be adequate or that the redundancies built into its systems and network operations will work as planned in the event of a disaster. In addition, as IXI’s subscriber base continues to grow, additional strain will be placed on the technology systems and networks, which may increase the risk of a network disruption. Any outage in a network or system, or other unanticipated problem that leads to an interruption or disruption of IXI’s service could have a material adverse effect on its operations, sales and operating results. In addition, poor performance in or disruptions of the services that IXI delivers to its customers could harm its reputation, delay market acceptance of IXI’s services and subject it to liabilities.

IXI may be subject to claims arising from product defects.

IXI’s products are highly complex and sophisticated and, from time to time, may contain design defects that are difficult to detect and correct. We cannot assure you that errors will not be found in new products after commencement of commercial shipments or, if discovered, that IXI will be able to correct such errors in a timely manner or at all. The occurrence of errors and failures in IXI’s products could result in loss of or delay in market acceptance of IXI’s products, and correcting such errors and failures in IXI’s products could require IXI to expend significant amounts of capital. IXI’s products are integrated into its customers’ networks and equipment. The sale and support of these products may entail the risk of product liability or warranty claims based on damage to such networks and equipment. In addition, the failure of IXI’s products to perform to customer expectations could give rise to warranty claims. The consequences of such errors, failures and claims could have a material adverse effect on IXI’s business, results of operations and financial condition.

IXI’s business relies on third-party network infrastructure developers and software platform vendors. Consequently, IXI is exposed to the risk that these developers will be unable to develop or maintain their network infrastructure or market position.

IXI relies on wireless network infrastructure developers for access to emerging wireless data protocols. In addition, its business is dependent on the development, deployment and maintenance by third parties of their wireless infrastructure and on their sales of products and services that use IXI’s products. Market acceptance of IXI’s products may also depend on support from third-party software developers and the marketing efforts of value added resellers, Internet service providers and computer manufacturers and distributors. The loss of, or inability to maintain, any of these relationships, or the failure of such third parties to execute or effectively manage their own business plans, could result in delays or reductions in product shipments, which could have a material adverse effect on IXI’s business, operating results and financial condition.

Government regulation of wireless spectrum and radio frequencies may provide opportunities for competitors or limit industry growth.

The allocation of radio frequencies around the world is regulated by government bodies and there is limited spectrum available for use in the delivery of wireless services. If there is insufficient spectrum allocated to the delivery of wireless communications services, IXI’s growth and financial performance could be adversely impacted. In addition, deregulation of spectrum may allow new wireless technologies to become viable, which could offer competition to IXI’s products and services.

The sale of IXI’s products is dependent upon the continued use and expansion of the Internet.

Since browser-based email and web browsing are key features of IXI’s products, increased sales of IXI’s products and services will depend upon the expansion of the Internet as a leading platform for communication and commerce. Usage of the Internet may be inhibited for a number of reasons. The Internet infrastructure may not be able to support the demands placed on it by continued growth and may lose its viability due to delays in the development or adoption of new equipment, standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service. In addition, concern about the transmission of confidential information over the Internet has been a significant barrier to electronic communications and commerce. Any well-publicized compromise of security could deter more people from using the Internet to transmit confidential information or conduct commercial transactions. The possibility that federal, state, provincial, local or foreign governments may adopt laws or regulations limiting the use of the Internet, or the use of information collected from communications or transactions over the Internet, or may seek to tax Internet commerce, could significantly reduce the use of the Internet. If the Internet does not continue to become a widespread communications medium and commercial marketplace, the demand for IXI’s products and services may be materially adversely affected.

To the extent that Ogo units have wireless technology, IXI is subject to regulation, certification and perceived health risks that could affect its business.

IXI’s products must be approved by the Federal Communications Commission, or the FCC, before they can be used in commercial quantities in the United States. The FCC requires that access devices meet various standards, including safety standards with respect to human exposure to electromagnetic radiation and basic signal leakage. Regulatory requirements in Europe, Israel and other jurisdictions must also be met. Although IXI’s products and solutions are designed to meet relevant safety standards and recommendations globally, any perceived risk of adverse health effects of wireless communication devices could materially adversely affect IXI through a reduction in sales.

In addition to regulatory approvals, product manufacturers must obtain certification from the networks upon which their products operate. Failure to obtain required regulatory approvals or network certifications for any new products on a timely basis could have a material adverse effect on IXI’s business, operating results and financial condition.

The occurrence or perception of a breach to our security measures or an inappropriate disclosure of confidential or personal information could harm IXI’s business.

IXI’s service involves the transmission of proprietary and confidential information for customers and provides it with access to confidential or personal information and data. If the security measures that IXI has implemented are breached or if there is an inappropriate disclosure of confidential or personal information or data, IXI could be exposed to litigation, possible liability and statutory sanctions. Even if IXI is not held liable, a security breach or inappropriate disclosure of confidential or personal information and/or data could harm its reputation, and even the perception of security vulnerabilities in IXI’s products could lead some customers to purchase competitive products or services. In addition, IXI may be required to invest additional resources to protect it against damages caused by these actual or perceived disruptions or security breaches in the future.

IXI depends on its network carrier partners to increase its subscriber base.

IXI is dependent on its ability to establish and develop new relationships and to build on existing relationships with its network carrier and Internet service provider partners, which IXI relies on to deliver current and future products and services. There can be no assurances that IXI will be successful in maintaining or advancing its relationships with network carriers and Internet service providers. If any significant customer discontinues its relationship with IXI for any reason, or reduces or postpones current or expected purchase commitments for products and services, IXI’s business prospects operating results and financial condition could be materially adversely affected.

There also can be no assurance that the network carriers and Internet service providers will act in a manner that will promote the success of IXI’s products. Factors that are largely within the control of network carriers and

Internet service providers and are important to the success of IXI’s products and the growth of its subscriber base include:

•

the quality and coverage area of voice and data services offered by the carriers and Internet service providers;

•

the degree to which carriers and Internet service providers actively promote IXI’s products;

•

the extent to which carriers and Internet service providers offer and promote competitive products;

•

the pricing and terms of voice and data plans that carriers will offer for use with IXI’s products;

•

sales growth of wireless handhelds, along with the related service, software and other revenues with respect to IXI’s wireless email solution;

•

significant numbers of new activations of subscribers, as well as retention of existing ones;

•

the carriers’ interest in testing IXI’s products on their networks;

•

network performance and required investments in upgrades;

•

future investments in evolving network technologies, such as 3G network capability, support for new software technologies and support for third party devices; and

•

continued support and distribution of IXI’s products and services even though claims of patent infringement involving its products may be filed against its carriers, Internet service providers and licensees as well as against IXI.

IXI has limited experience in distributing its products on a commercial scale.

IXI introduced the Ogo product in September, 2004. Prior to that time, IXI’s main focus was on the development of a proprietary software technology platform, and IXI did not focus on commercializing consumer products. Due to the limited time that IXI has been marketing the Ogo product and the limited success it has had to date, IXI does not have significant experience in selling or marketing its products in the scope that will be necessary for them to become a commercial success, nor due to the new and unproven nature of the Ogo brand does IXI have any significant brand recognition. In addition to IXI’s lack of marketing, selling experience and brand recognition, IXI also lacks experience in providing customer support on the consumer level, in responding rapidly and effectively to changes in the market place or new consumer demands, and in managing the logistics involved in mass marketing of a consumer product. Should IXI fail to manage these activities effectively, it may lose, or fail to gain, market share, which would adversely affect its business prospects, operating results and financial condition.

IXI’s contract with its IM supplier requires IXI to pay certain minimum amounts irrespective of the level of its sales.

IXI is party to a contract with a major IM provider which allows IXI to furnish access to the messaging service to users of Ogo. The contract with the IM provider requires IXI to pay a certain amount per subscriber, in return for which IXI is able to furnish the software and have access to the infrastructure that makes it possible for Ogo users to use the instant messaging service. The contract requires IXI to pay a certain minimum amount per month, which minimum increases over time. It is possible that IXI will not manage to acquire new subscribers at a rate that matches the increase in the minimum subscriber payment to the IM provider, in which case IXI would be required to pay the IM provider the minimum payment, resulting in a payment per subscriber that is significantly greater than the amount per subscriber that IXI has projected. This could have a material adverse effect on IXI’s financial condition.

IXI is exposed to currency risk from its operations in various countries.

A substantial portion of IXI’s revenues are now, and are expected to continue to be, realized in Euros. A significant portion of IXI’s operating and manufacturing expenses are paid in New Israeli Shekels, U.S Dollars and New Romanian Lei. Fluctuations in the exchange rate between the Euro, the U.S. Dollar, the New Israeli Shekel and the New Romanian Lei may have a material effect on IXI’s results of operations. In particular, IXI may be adversely affected by a significant weakening of the Euro against the U.S. Dollar, the New Israeli Shekel or the New Romanian Lei. To date, IXI has not engaged in any hedging transactions but may engage in such transactions in the future to reduce IXI’s exposure to currency fluctuations.

Risks Related to Intellectual Property

IXI may be unable to protect its intellectual property from unauthorized use or infringement by others.

IXI’s success and ability to compete depend in large part upon its ability to protect its proprietary technology. IXI relies on a combination of patent, copyright, trademark and trade secret laws, and on confidentiality and invention assignment agreements, in order to protect its intellectual property rights.

IXI has also developed technical knowledge which, although not patented, is considered to be significant in enabling IXI to compete. However, the proprietary nature of such knowledge may be difficult to protect. IXI typically enters into agreements with its employees and consultants who are involved in IXI’s research and development activities or who have access to any of its confidential information prohibiting these individuals from disclosing any confidential information or trade secrets. IXI cannot assure you that these agreements will provide meaningful protection of its proprietary information in the event of unauthorized use or disclosure of this information, nor in the event of a competing claim to this technology by a previous employer of any of its employees or consultants. Furthermore, in the absence of patent protection, IXI may be exposed to competitors who independently develop equivalent technology or gain access to its knowledge.

The application for registration of the “Ogo” trademark in Europe and in the United States for IXI’s products has been met with opposition in both jurisdictions. There is no assurance that IXI will be successful in obtaining a U.S. or EU trademark registration for this name. If IXI is unable to obtain trademark registrations in the relevant jurisdictions, it may be unable to prevent others from using the mark or similar marks to market similar or competitive products, which could have an adverse effect on IXI’s ability to attain consumer recognition of its brand, could expose it to claims from its customers and could harm its business results.

IXI’s use of its technology may give rise to claims by third parties of infringement of their intellectual property rights.

IXI’s commercial success depends upon IXI not infringing intellectual property rights owned by others. The industry in which IXI competes has many participants that own, or claim to own, intellectual property, including participants who have been issued patents and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those used by IXI in its products. Some of these patents may grant very broad protection to the owners of the patents. IXI cannot determine with certainty whether any existing third-party patents or the issuance of any new third-party patents would require it to alter its technologies, obtain licenses or cease certain activities.

IXI has received, and may receive in the future, assertions and claims from third parties that its products infringe on their patents or other intellectual property rights. IXI may be subject to these claims either directly or through indemnities against these claims that it provides to certain carrier partners. Litigation will likely be necessary to determine the scope, enforceability and validity of third-party proprietary rights or to establish IXI’s proprietary rights. Some of IXI’s competitors have, or are affiliated with companies having, substantially greater resources than it, and these competitors may be able to sustain the costs of complex intellectual property infringement litigation to a greater degree and for longer periods of time than IXI can. Those claims, regardless of whether claims that IXI is infringing patents or other intellectual property rights have any merit, could:

•

adversely affect IXI’s relationships with its customers;

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be time-consuming to evaluate and defend;

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result in costly litigation;

•

divert management’s attention and resources;

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cause product shipment delays or stoppages;

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subject IXI to significant liabilities;

•

require IXI to enter into royalty or licensing agreements; and

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require IXI to cease certain activities or to cease selling its products and services in certain markets.

In addition to being liable for potentially substantial damages relating to a patent or other intellectual property infringement action against IXI or, in certain circumstances, its customers with respect to its products and services, that is not resolved in IXI’s favor, IXI may be prohibited from developing or commercializing certain technologies and products unless it obtains a license from the holder of the patent or other intellectual property rights. There can be no assurance that IXI will be able to obtain any such license on commercially reasonable terms, or at all. If IXI does not obtain such a license, its business, operating results and financial condition could be materially adversely affected and it could be required to cease related business operations in some markets and restructure its business to focus on continuing operations in other markets.

IXI may not be able to obtain patents or other intellectual property protections necessary to secure its proprietary technology.

IXI’s commercial success depends upon its ability to develop new or improved technologies and products, and to successfully obtain patent or other proprietary or statutory protection for these technologies and products in the United States and other countries. IXI seeks to patent concepts, components, protocols and other inventions that are considered to have commercial value or that will likely yield a technological advantage. IXI owns rights to an array of patented and patent pending technologies relating to wireless communication in the United States and overseas. IXI continues to devote significant resources to protecting its proprietary technology. However, IXI may not be able to develop technology that is patentable, patents may not be issued in connection with our pending applications and allowed claims may not be sufficient to protect its technology. Furthermore, any patents issued could be challenged, invalidated or circumvented and may not provide proprietary protection or a competitive advantage.

A number of IXI’s competitors and other third parties have been issued patents, and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those that IXI has made or may make in the future. In addition, the disclosure in IXI’s patent applications, particularly in respect of the utility of its claimed inventions, may not be sufficient to meet the statutory requirements for patentability in all cases. As a result, there can be no assurances that IXI’s patent applications will result in enforceable patents.

The process of seeking patent protection can be long and expensive, and there can be no assurance that IXI’s existing or future patent applications will result in patents being issued, or that its existing patents, or any patents which may be issued as a result of existing or future applications, will provide meaningful protection or commercial advantage to IXI. Any issued patents may be challenged, invalidated or legally circumvented by third parties. IXI cannot be certain that its patents will be upheld as valid, proven enforceable, or prevent the development of competitive products. Consequently, competitors could develop, manufacture and sell products that directly compete with IXI’s products, which could decrease its sales and diminish its ability to compete. In addition, competitors could purchase one of IXI’s systems and attempt to replicate some or all of the competitive advantages IXI derives from its development efforts, design around its protected technology, or develop their own competitive technologies that fall outside of IXI’s intellectual property rights. Further, some countries in which IXI intends to market Ogo products do not effectively protect IXI’s intellectual property rights against theft or infringement by local companies. If IXI’s intellectual property is not adequately protected against competitors’ products and methods, IXI’s competitive position could be adversely affected, as could its business.

In addition to patents, IXI relies on, among other things, copyrights, trademarks, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. While IXI enters into confidentiality and non-disclosure agreements with its employees, consultants, contract manufacturers, customers, potential customers and others to attempt to limit access to and distribution of proprietary and confidential information, it is possible that:

•

some or all of its confidentiality agreements will not be honored;

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third parties will independently develop equivalent technology or misappropriate its technology and/or designs;

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disputes will arise with its strategic partners, customers or others concerning the ownership of intellectual property;

•

unauthorized disclosure of source code or its know-how or trade secrets will occur; or

•

contractual provisions may not be enforced in foreign jurisdictions.

There can be no assurance that IXI will be successful in protecting its proprietary rights.

Risks Relating to IXI

IXI has limited financial resources which may be inadequate to meet its future financing needs.

IXI’s business is a capital intensive business and its financial resources are substantially smaller than the financial resources of its principal competitors. If IXI meets its growth expectations, it may require additional equity or debt financing. There can be no assurance that IXI will be able to obtain the additional financial resources required to successfully compete on favorable commercial terms or at all. Failure to obtain such financing could result in the delay or abandonment of some or all of its plans for development and expansion, which could have a material adverse effect on its operating results and financial condition.

IXI is dependent on certain key personnel.

IXI is highly dependent on the key members of its executive management team and technical staff, including, in particular, Gideon Barak and Amit Haller. Mr. Barak and Mr. Haller have unique experience and expertise in the fields required to develop IXI’s products. IXI does not currently carry “key man” insurance with respect to any of its employees. IXI depends on its management’s and technical staff’s experience and deep familiarity with IXI’s technology to execute its business strategy. Accordingly, the retention of key members of IXI’s executive management team and technical staff is particularly important to its future success. The departure or other loss of any such member of IXI’s executive management team or technical staff could harm its ability to effectively market its products.

IXI’s success also will depend in large part on its ability to continue to attract, retain and motivate qualified highly skilled scientific and technical personnel. Competition for certain employees, particularly development engineers, is intense. IXI may be unable to continue to attract and retain sufficient numbers of highly skilled employees. If IXI is unable to attract and retain additional qualified and highly skilled employees, its business, financial condition and results of operations may be adversely affected.

Risks Relating to Operations in Israel

Security, political and economic instability in Israel may impede IXI’s ability to operate and harm its financial results.

IXI’s research and development facilities and a significant operational office are located in Israel. Accordingly, security, political and economic conditions in Israel may directly affect IXI’s business. Over the past several decades, a number of armed conflicts have occurred between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could affect adversely IXI’s operations. Since September 2000, there has been a marked increase in violence, civil unrest and hostility, including armed clashes between the State of Israel and the Palestinian Authority and other groups in the West Bank and Gaza Strip, and acts of terror have been committed inside Israel and against Israeli targets in the West Bank and Gaza. The execution of Israel’s plan of unilateral disengagement from the Gaza Strip and some parts of the West Bank and Hamas gaining majority of the Palestinian Parliament in the elections held recently in the Palestinian Authority, may affect Israel’s security, foreign relations and the stability of the region. During July 2006, major hostilities have broken out between Israel and both Palestinian factions in Gaza and extremist groups in Lebanon, leading to an escalation of the conflict in the area. Increased hostilities, future armed conflicts, political developments in other states in the region, or continued or increased terrorism could make it more difficult for IXI to conduct its operations in Israel, which could increase its costs and adversely affect its financial results. For example, as many of IXI’s male employees in Israel are obligated to perform annual military reserve duty typically until between 44 and 46 years of age and in some cases up to 54 years of age, any major escalation in hostilities in the region could result in a portion of its employees being required to perform military duty for an extended period of time.

There may be difficulties enforcing a U.S. judgment against IXI, its executive officers and its directors or in asserting U.S. securities laws claims in Israel or to serve process on its executive officers and directors.

The majority of IXI’s executive officers and directors are located outside the United States, and a majority of its assets and the assets of these persons are located outside the United States. Therefore, a judgment obtained against it or any of them in the United States, including one based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. Further, if a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency. It also may be difficult for you to assert U.S. securities law claims in original actions instituted in Israel.

The Israeli “Approved Enterprise” tax benefits for which IXI qualifies requires it to meet specific conditions. If IXI fails to meet these conditions or if the programs are modified or terminated, these tax benefits could be terminated or reduced, which would increase IXI’s taxes and lower its net income.

To maintain IXI’s qualification as an “Approved Enterprise” under Israeli tax law, IXI must continue to meet conditions set forth in Israeli law and regulations, including making specified investments in property and equipment and financing a percentage of its investments with share capital. If IXI fails to comply with these conditions in the future, the benefits it receives could be cancelled or reduced and it could be required to pay increased taxes or refund the amounts of the tax benefits received linked to the Israeli consumer price index plus interest. The Israeli government may terminate these programs or modify the conditions for qualifications at any time. On April 1, 2005, the Israeli Parliament passed an amendment in which it revised the criteria for investments qualified to receive tax benefits. As a result of the amendment, tax-exempt income generated under the provisions of the new law will subject IXI to taxes upon distribution or liquidation and it may be required to record a deferred tax liability with respect to such tax-exempt income. As of March 31, 2006, IXI did not generate income under the provision of the Amendment. The new tax regime will apply to new investment programs only and IXI’s qualification as an Approved Enterprise will generally not be subject to the provisions of the Amendment.

IXI has recently filed an application with the Investment Center of the Israeli Ministry of Industry, Trade and Labor to approve the production of Ogo products outside Israel, change the business program of its Approved Enterprise and expand the product definition initially approved by the Investment Center, as well as to change the number of IXI’s employees as reported to the Investment Center. There can be no assurance that the Investment Center will approve the changes to the Approved Enterprise program as requested by IXI. If IXI’s request is not approved, in whole or in part, IXI may not be entitled to all of the tax benefits described above.

In addition, from time to time, IXI may submit requests for expansion of its Approved Enterprise programs or for new programs to be designated as Approved Enterprises. These requests might not be approved. The termination or reduction of these tax benefits, or IXI’s inability to get approvals for expanded or new programs, could increase IXI’s taxes, thereby reducing its profits or increasing its losses. Additionally, as IXI increases its activities outside of Israel, its increased activities will not be eligible for inclusion in Israeli tax benefit programs. To date, IXI has suffered losses and has not recorded any taxable income in Israel. Accordingly, it has received no tax benefits to date under the Approved Enterprise tax program, although these benefits will become meaningful if and when IXI realizes taxable income.

The government grants IXI has received for research and development expenditures restrict its ability to manufacture products and transfer technologies outside of Israel and require it to satisfy specified conditions. In 2005, IXI has transferred a certain technology outside of Israel and as a result, might be required to refund grants previously received together with interest and penalties, and may be subject to criminal charges.

IXI’s research and development efforts have been financed, in part, through grants from the Israeli Office of the Chief Scientist, or OCS. As of March 31, 2006, IXI had received $2,758,000 (including $1,863,000 relating to discontinued activities) of these grants. IXI is required to repay these grants to the OCS plus applicable interest at the LIBOR rate through payments of royalties amounting to 3% of revenues for the first three years from the date of the first repayment and between 4% and 5% of revenues beginning the fourth year from the date of the first repayment until the entire amount is repaid, including interest. In recent years, the government of Israel has accelerated the rate of repayment of OCS grants and may further accelerate them in the future. In addition, if IXI fails to repay the royalties to the OCS, IXI may be required to refund any grants previously received together with interest and penalties.

Technology developed with OCS funding is subject to transfer restrictions and any transfer of technology or manufacturing rights generally requires the approval of an OCS committee. Such approvals, if granted, could be subject to the following conditions:

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the transfer of technology that was developed, in whole or in part, using OCS funding, would be subject to the payment to the OCS of a portion of the consideration IXI receives for such technology; or

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the transfer of manufacturing rights outside of Israel could be conditioned upon either (1) payment of increased aggregate royalties, ranging from 120% to 300% of the amount of the grant plus interest, depending on the percentage of foreign manufacture and an increase of the rate of the royalties or (2) a transfer of manufacturing rights into Israel of another product of similar or more advanced technology.

These restrictions may impair IXI’s ability to sell its technology assets or to outsource manufacturing outside of Israel and the restrictions continue to apply even after it has repaid the full amount of royalties payable for the grants.

In October 2005, as part of the discontinuation of operations of IXI’s OS business, and due to IXI’s requirement to increase its cash resources, IXI granted Sasken Communication Technologies Ltd., or Sasken, a company based in India, a non-exclusive license for the use, development and sale of the OS that was developed by IXI. The license enables Sasken to continue the development of the OS and to market it to its customers and provides that Sasken will own any intellectual property rights with respect to its development of the software. In consideration for the license, Sasken paid to IXI a license fee in the amount of $1.8 million, net. In addition, Sasken will pay IXI royalties for each product that is sold by Sasken that contains the OS or any development of it, in whole or in part, up to an aggregate amount of $5 million. This transaction was effected without the required approval of the OCS, in breach of the terms of the OCS funding. IXI has applied to the OCS for retroactive approval of this license. Under a recent amendment to the Law for the Encouragement of Research and Development in the Industry, 1984, the OCS has the discretion to grant this approval, but the regulations governing calculation of the amount to be paid to the OCS in this case have not yet been promulgated. IXI cannot be sure that the OCS will grant IXI retroactive approval for the license, or the exact amount which may be required to pay to the OCS if the approval is granted. IXI believes that it may be required to repay the entire amount of grant and has provided an allowance in its financial statements in the amount of approximately $3.0 million to reflect its estimate of its obligation to the OCS.

Risks Related to the Merger

ITAC will issue a substantial number of shares of common stock in the merger or in connection therewith, which will be available for sale in the future. This may cause a decline in the market price of ITAC’s common stock and warrants.

The consideration to be issued in the merger with IXI is 6,444,577 shares of ITAC common stock and 1,373,423 shares of common stock that will be issuable upon exercise of outstanding IXI options and warrants following the closing and up to an additional 10,000,000 shares that may be issued if certain targets are met subsequent to the closing. These shares are being registered and, while a majority are subject to lock-up agreements, a portion will be freely saleable immediately after the consummation of the merger. In addition, in the event that the merger with IXI is approved, 600,000 of ITAC’s common stock will be issued to Southpoint as compensation for entering into a loan agreement with IXI and 240,000 of ITAC’s common stock will be issued to certain stockholders of IXI as compensation for guaranteeing IXI’s $8.0 million credit facility with Bank Leumi Le’Israel. Further, in the event that the merger with IXI is approved, Southpoint will have the option to convert all or a portion of the debt outstanding pursuant to IXI’s loan agreement with Southpoint into shares of ITAC’s stock at a conversion price of $6.50 per share of ITAC’s stock. 3,076,923 shares of ITAC common stock would be issuable to Southpoint if it elects to convert 100% of the outstanding debt, together with additional shares issuable upon the conversion of any accrued interest thereon assuming that the full principal amount of the debt is outstanding at the date of such conversion. Certain stockholders who guaranteed IXI’s $8.0 million credit facility with Bank Leumi Le’Israel will also have a similar option to convert all or a portion of the amounts outstanding under such credit facility (including accrued interest thereon) in the event that such stockholders elect to assume such amounts and the merger with IXI is approved. 1,230,769 shares of ITAC common stock would be issuable to such stockholders if they elect to convert

100% of the outstanding debt, together with additional shares issuable upon the conversion of any accrued interest thereon assuming that the full principal amount of such debt is outstanding on the date of such conversion. The shares that Southpoint and such IXI stockholders receive pursuant to the loan agreement and the IXI stockholders’ guarantee or assumption of the Bank Leumi Le’Israel will become subject to lock-up agreements and will also be entitled to certain registration rights after the expiration of such lock-up agreements. As a result, the number of shares available for sale will increase immediately upon consummation of the merger and again as shares under the lock-up agreements are released. In addition, 18,000 shares of ITAC common stock will be issuable upon consummation of the merger to certain private placement agents in connection with IXI’s bridge loan. Furthermore, 36,000 shares of ITAC common stock will be issuable upon consummation of the merger to certain financial institutions providing advisory services to IXI. Increases in the number of freely tradable shares may adversely impact the market price of ITAC’s stock.

ITAC’s working capital would be reduced if ITAC stockholders exercise their right to convert their shares into cash. This would reduce ITAC’s cash reserve after the merger.

Pursuant to ITAC’s amended and restated certificate of incorporation, holders of shares issued in the IPO may vote against the merger and demand that ITAC convert their shares, calculated as of two business days prior to the consummation of the merger, into a pro rata share of the trust account where a substantial portion of the net proceeds of the IPO are held, including all interest earned thereon. ITAC and IXI will not consummate the merger if holders of 1,263,600 or more shares of common stock issued in the IPO exercise these conversion rights. To the extent the merger is consummated and holders have demanded to so convert their shares, there will be a corresponding reduction in the amount of funds available to the combined company following the merger. As of __________, 2006, the record date, assuming the merger proposal is adopted, the maximum amount of funds that could be disbursed to ITAC’s stockholders upon the exercise of their conversion rights is approximately $______, or 20% of the funds then held in the trust account. Any payment upon exercise of conversion will reduce ITAC’s cash after the merger, which may limit its ability to implement our business plan.

ITAC’s outstanding warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to ITAC’s stockholders. This might substantially decrease the market price of the common stock.

Outstanding redeemable warrants to purchase an aggregate of 12,636,000 shares of common stock issued in the IPO will be exercisable after the consummation of the merger. There will also be outstanding after the merger the options and warrants ITAC will issue to the IXI holders who do not exercise their options and warrants prior to closing. These will be exercised only if the exercise price is below the market price of ITAC’s common stock. In connection with the provision of advisory services to IXI and conditional on the closing of the merger, certain financial institutions will be entitled to receive warrants to purchase up to 100,000 shares of ITAC common stock at an exercise price of $5.00, expiring in 2009. To the extent they are exercised, additional shares of ITAC’s common stock will be issued that will be eligible for resale in the public market, which will result in dilution to ITAC’s stockholders. Furthermore, if each of Southpoint or the stockholders guaranteeing the Bank Leumi Le’Israel debt facility convert 50% or more of its respective debt facility, it will be entitled to receive warrants to purchase ITAC common stock at an exercise price of $5.00 expiring in 2009, up to a total of 1,000,000 warrants.

If ITAC stockholders fail to vote or abstain from voting on the merger proposal, they may not exercise their conversion rights to convert their shares common stock of ITAC into a pro rata portion of the trust account as of the record date.

ITAC stockholders holding shares of ITAC common stock issued in ITAC’s IPO who vote against the merger proposal may, at the same time, demand that ITAC convert their shares into a pro rata portion of the trust account as of the record date. ITAC stockholders who seek to exercise this conversion right must affirmatively vote against the merger. Any ITAC stockholder who fails to vote or who abstains from voting on the merger proposal may not exercise his conversion rights and will not receive a pro rata portion of the trust account for conversion of his shares.

If ITAC is unable to obtain a listing of its securities on Nasdaq, it may be more difficult for ITAC’s stockholders to sell their securities.

The units, common stock and warrants are currently traded in the over-the-counter market and quoted on the OTCBB. We have applied for listing on Nasdaq. Generally, Nasdaq requires that a company applying for listing on the Nasdaq Capital Market have stockholders’ equity of not less than $5.0 million or a market value of listed securities of $50 million or net income from continuing operations of not less than $750,000, at least 1,000,000 publicly held shares, and a minimum bid price of $4.00 with over 300 round lot stockholders. There is no assurance that such listing will be obtained and listing is not a condition to closing the merger. If we are unable to obtain a listing or approval of trading of its securities on Nasdaq, then it may be more difficult for its stockholders to sell their securities.

ITAC’s current directors and executive officers own shares of common stock and warrants and have other interests in the merger that are different from yours. If the merger proposal is not approved, the securities held by them will become worthless. Consequently, they may have a conflict of interest in determining whether particular changes to the business combination with IXI or waivers of the terms thereof are appropriate.

All of ITAC’s officers and directors own stock in ITAC, which they purchased prior to its IPO. Additionally, such persons purchased 1,300,000 warrants in the aftermarket after ITAC’s IPO. ITAC’s executives and directors are not entitled to receive any of the cash proceeds that may be distributed upon its liquidation with respect to shares they acquired prior to ITAC’s IPO. Therefore, if the merger is not approved and ITAC is subsequently forced to liquidate, such shares held by the officers and directors will be worthless, as will the warrants, which cannot be sold by them prior to the consummation of the merger. Israel Frieder, ITAC’s chairman of the board and chief executive officer, will also have a continuing relationship with ITAC following the merger and an entity he controls will receive compensation from ITAC. In addition, if ITAC liquidates prior to the consummation of a business combination, ITAC’s directors will be personally liable to pay debts and obligations, if any, to vendors and other entities that are owed money by ITAC for services rendered or products sold to or contracted for ITAC, or to any target business, to the extent such debts and obligations are not covered by ITAC’s assets, excluding amounts in the trust account.

These personal and financial interests of ITAC’s directors and officers may have influenced their decision to approve ITAC’s business combination with IXI. In considering the recommendations of ITAC’s board of directors to vote for and support the merger proposal and other proposals, you should consider these interests. Additionally, the exercise of ITAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the business combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in ITAC’s stockholders’ best interest.

If ITAC is unable to complete a business combination by July 19, 2007 and is forced to dissolve and liquidate, third parties may bring claims against ITAC and as a result, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders could be less than $______ per share.

If ITAC is unable to complete a business combination by July 19, 2007 and is forced to dissolve and liquidate, third parties may bring claims against ITAC. Although ITAC has obtained waiver agreements from the vendors and service providers it has engaged and owe money to it, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust fund, there is no guarantee that they will not seek recourse against the trust fund notwithstanding such agreements. Furthermore, there is no guarantee that a court would uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of ITAC’s public stockholders. If ITAC is forced to liquidate before the completion of a business combination and distribute the proceeds held in trust to its public stockholders, ITAC’s directors will be personally liable to pay debts and obligations, if any, to vendors and other entities that are owed money by ITAC for services rendered or products sold to ITAC, or to any target business, to the extent such creditors bring claims that would otherwise require payment from moneys in the trust account. However, ITAC cannot assure you that they will be able to satisfy those obligations. Since ITAC has obtained the above-mentioned waiver agreements, ITAC believes the likelihood of such individuals having any such obligations is minimal. Nevertheless, ITAC cannot assure you that the per-share distribution from the trust fund, if it liquidates, will not be less than $______, plus interest, due to claims of creditors.

Additionally, if ITAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in ITAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of ITAC’s stockholders. To the extent any bankruptcy claims deplete the trust account, ITAC cannot assure you it will be able to return to its public stockholders at least $______ per share.

If ITAC does not consummate a business combination by July 19, 2007 and is forced to dissolve and liquidate, payments from the trust account to its public stockholders may be delayed.

If ITAC does not consummate a business combination by July 19, 2007, it will dissolve and liquidate. ITAC currently believes that, promptly after such date, the following will occur:

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ITAC’s board of directors will convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to its stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board’s recommendation of such plan;

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ITAC will promptly file a preliminary proxy statement with the Securities and Exchange Commission;

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if the Securities and Exchange Commission does not review the preliminary proxy statement, then, 10 days following the filing of such preliminary proxy statement, ITAC will mail definitive proxy statements to stockholders, and 10-20 days following the mailing of such definitive proxy statements, ITAC will convene a meeting of stockholders, at which they will either approve or reject the plan of dissolution and distribution; and

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if the Securities and Exchange Commission does review the preliminary proxy statement, ITAC currently estimates that it will receive their comments 30 days after the filing of such proxy statement. ITAC would then mail the definitive proxy statement to stockholders following the conclusion of the comment and review process (the length of which ITAC cannot predict with any certainty, and which may be substantial) and ITAC will convene a meeting of stockholders at which they will either approve or reject the plan of dissolution and distribution.

ITAC expects that all costs associated with the implementation and completion of the plan of dissolution and liquidation will be funded by any remaining net assets not held in the trust account, although ITAC cannot assure you that there will be sufficient funds for such purpose. If such funds are insufficient, ITAC anticipates either management will advance the funds necessary to complete such dissolution and liquidation (currently anticipated to be no more than approximately $50,000) or ITAC will be dissolved by court order.

The foregoing procedures may result in substantial delays in the liquidation and the distribution to public stockholders of the funds in the trust account and any remaining net assets as part of the plan of dissolution and liquidation.

ITAC stockholders may be held liable for claims by third parties against ITAC to the extent of distributions received by them.

If ITAC is unable to complete a business combination by July 19, 2007, it will dissolve and liquidate pursuant to Section 275 of the DGCL. Under Sections 280 through 282 of the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Pursuant to Section 280, if the corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although ITAC will seek stockholder approval to liquidate the trust account to its public stockholders as part of its plan of dissolution and liquidation, it does not intend to comply with those procedures. In the event the board of directors recommends, and stockholders approve, a plan of dissolution and liquidation where it is subsequently determined that the reserve for claims and liabilities was insufficient, stockholders who received a return of funds could be liable for claims made by creditors.

Because ITAC will not be complying with the foregoing provisions, Section 281(b) of the DGCL requires us to adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims,
(ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. However, because ITAC is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from vendors and service providers to whom ITAC owes money to and potential target businesses, all of whom ITAC has received agreements waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. As a result, the claims that could be made against ITAC will be significantly limited and the likelihood that any claim would result in any liability extending to the trust is remote. Nevertheless, such agreements may or may not be enforceable. As such, stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any liability of ITAC’s stockholders may extend beyond the third anniversary of such dissolution.

Additionally, if ITAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders in the dissolution could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by ITAC’s stockholders in our dissolution.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

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discuss future expectations;

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contain projections of future results of operations or financial condition; or

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state other “forward-looking” information.

We believe it is important to communicate ITAC’s expectations to its stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us or IXI in its forward-looking statements, including among other things:

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the number and percentage of ITAC’s stockholders voting against the merger proposal and seeking conversion;

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outcomes of government reviews, inquiries, investigations and related litigation;

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continued compliance with government regulations;

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legislation or regulatory environments, requirements or changes adversely affecting the business in which IXI is engaged;

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fluctuations in customer demand;

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management of rapid growth;

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timing of approval and market acceptance of new products and services;

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IXI’s business strategy and plans; and

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general economic conditions.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of ITAC, IXI or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, ITAC and IXI undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the adoption of the merger agreement, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus could have a material adverse effect on ITAC and/or IXI.

SPECIAL MEETING OF ITAC STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus to ITAC stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting of ITAC stockholders to be held on __________, 2006, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to ITAC’s stockholders on or about __________, 2006 in connection with the vote on the merger proposal, the certificate of incorporation amendments and the director proposal. This document provides you with the information we believe you should know to be able to vote or instruct your vote to be cast at the special meeting. The discussion in this section does not apply to IXI stockholders.

Date, Time and Place

The special meeting of stockholders will be held on __________, 2006, at 10:00 a.m. Eastern time, at the offices of Graubard Miller, ITAC’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174.

Purpose of the ITAC Special Meeting

At the special meeting, we are asking holders of ITAC common stock to:

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approve the adoption of the merger agreement and the transactions contemplated thereby (merger proposal);

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approve an amendment to ITAC’s amended and restated certificate of incorporation to change its name from “Israel Technology Acquisition Corp.” to “IXI Mobile, Inc.” (name change amendment);

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approve an amendment to ITAC’s amended and restated certificate of incorporation to increase the number of authorized shares of its common stock from 30,000,000 shares to 60,000,000 shares (capitalization amendment);

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approve an amendment to ITAC’s amended and restated certificate of incorporation to delete Article Sixth from the amended and restated certificate of incorporation from and after the closing of the merger and to renumber the subsequent articles accordingly (Article Sixth amendment); and

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to elect seven directors to ITAC’s board of directors (director proposal).

Recommendation of ITAC Board of Directors

ITAC’s board of directors:

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has unanimously determined that each of the merger proposal, the name change amendment, the capitalization amendment and the Article Sixth amendment is fair to and in the best interests of ITAC and its stockholders;

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has unanimously approved the merger proposal, the name change amendment, the capitalization amendment and the Article Sixth amendment;

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unanimously recommends that ITAC’s common stockholders vote “FOR” the merger proposal,

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unanimously recommends that ITAC’s common stockholders vote “FOR” the proposal to adopt the name change amendment;

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unanimously recommends that ITAC’s common stockholders vote “FOR” the proposal to adopt the capitalization amendment; and

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unanimously recommends that ITAC’s common stockholders vote “FOR” the proposal to adopt the Article Sixth amendment.

Record Date; Who is Entitled to Vote

We have fixed the close of business on __________, 2006, as the “record date” for determining ITAC stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on __________, 2006, there were 7,818,000 shares of ITAC’s common stock outstanding and entitled to vote. Each share of ITAC’s common stock is entitled to one vote per share at the special meeting.

Pursuant to agreements with ITAC, the 1,500,000 shares of ITAC’s common stock held by stockholders who purchased their shares of common stock prior to ITAC’s IPO will be voted on the merger proposal in accordance with the majority of the votes cast at the special meeting.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on any matter as to which authority to vote is withheld by the broker. If you do not give the broker voting instructions, under the rules of the NASD, your broker may not vote your shares on the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the director proposal. Since an ITAC public stockholder must affirmatively vote against the merger proposal to have conversion rights, individuals who fail to vote or who abstain from voting may not exercise their conversion rights. Beneficial holders of shares held in “street name” that are voted against the merger proposal may exercise their conversion rights. See the information set forth in “Special Meeting of ITAC Stockholders – Conversion Rights.”

Vote of ITAC’s Stockholders Required

The approval of the merger proposal requires the affirmative vote of a majority of the ITAC shares of common stock sold in its IPO present in person or represented by proxy and entitled to vote at the special meeting. The approval of the name change amendment, the capitalization amendment and the Article Sixth amendment will require the affirmative vote of the holders of a majority of ITAC common stock outstanding on the record date. Because each of these proposals requires the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote against these proposals.

In order to consummate the merger, each of the name change amendment and the capitalization amendment proposals must be approved by the stockholders. For both of the name change amendment and the capitalization amendment to be implemented, the merger proposal must be approved by the stockholders.

Directors are elected by a plurality. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. Consequently, any shares not voted “for” a particular nominee (whether as a result of abstentions, a direction to withhold authority or a broker non-vote) will not be counted in a nominee’s favor.

Voting Your Shares

Each share of ITAC common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of ITAC’s common stock that you own.

There are two ways to vote your shares of ITAC common stock at the special meeting:

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You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by ITAC’s board “FOR” the adoption of the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and each of the director nominees pursuant to the director proposal. Votes received after a matter has been voted upon at the special meeting will not be counted.

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You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU DO NOT VOTE YOUR SHARES OF ITAC’S COMMON STOCK IN ANY OF THE WAYS DESCRIBED ABOVE, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ADOPTION OF THE MERGER PROPOSAL, BUT WILL NOT HAVE THE EFFECT OF A DEMAND OF CONVERSION OF YOUR SHARES INTO A PRO RATA SHARE OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE PROCEEDS OF ITAC’S IPO ARE HELD.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

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you may send another proxy card with a later date;

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you may notify Israel Frieder, ITAC’s chairman and chief executive officer, in writing before the special meeting that you have revoked your proxy; or

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you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of ITAC’s common stock, you may call Morrow & Co., Inc., ITAC’s proxy solicitor, at 203-658-9400, or Israel Frieder, ITAC’s chairman and chief executive officer, at 011-972-3-532-5918.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the director proposal. Under ITAC’s by-laws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting if they are not included in the notice of the meeting.

Conversion Rights

Any ITAC stockholder holding shares of ITAC common stock issued in ITAC’s IPO who affirmatively votes against the merger proposal may, at the same time, demand that ITAC convert his shares into a pro rata portion of the trust account calculated as of two business days prior to the anticipated consummation of the merger. If demand is made and the merger is consummated, we will convert these shares into a pro rata portion of funds held in the trust account plus interest. ITAC stockholders who seek to exercise this conversion right must affirmatively vote against the merger. Abstentions and broker non-votes do not satisfy this requirement.

The closing price of ITAC’s common stock on __________, 2006 (the record date) was $_______ and the per-share, pro-rata cash held in the trust account on that date was approximately $_______. Prior to exercising conversion rights, ITAC’s stockholders should verify the market price of ITAC’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price.

If the holders of 1,263,600 or more shares of common stock issued in ITAC’s IPO (an amount equal to 20% or more of these shares), vote against the merger and demand conversion of their shares, ITAC will not be able to consummate the merger.

If you exercise your conversion rights, then you will be exchanging your shares of ITAC’s common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the merger proposal, properly demand conversion, continue to hold those shares through the effective time of the merger and then tender your stock certificate to ITAC. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated.

Proxy Solicitation Costs

ITAC is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. ITAC and its respective directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means.

ITAC has engaged Morrow & Co., Inc. to assist in the proxy solicitation process. ITAC will pay Morrow & Co. a fee of approximately $5,500, of which $4,250 has been paid to date. ITAC intends to pay the balance of the fee even if the merger is not completed. Such fee would be paid from the funds not held in the trust account.

ITAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. ITAC will reimburse them for their reasonable expenses.

ITAC Inside Stockholders

At the close of business on the record date, Israel Frieder, Glen Shear, Dael Schnider and Victor Halpert, all of ITAC’s officers and directors (collectively, the “ITAC Inside Stockholders”), beneficially owned and were entitled to vote 1,500,000 shares of ITAC common stock, or approximately 19.2% of the then outstanding shares of ITAC’s common stock. Mr. Frieder is currently chairman of ITAC’s board of directors and chief executive officer, Mr. Shear is currently chief financial officer, secretary and a director, Mr. Schnider is currently executive vice president and a director, and Mr. Halpert is currently a director. All of the ITAC Inside Stockholders have agreed to vote their shares of common stock owned by them immediately prior to the IPO on the merger proposal in accordance with the majority of the votes cast by the holders of shares issued in the IPO. The ITAC Inside Stockholders also agreed, in connection with the IPO, to place their 1,500,000 shares received prior to the IPO in escrow until July 12, 2008.

ITAC Fairness Opinion

ITAC engaged Trigger-Foresight to render an opinion that the merger with IXI on the terms and conditions set forth in the merger agreement is fair to ITAC’s stockholders from a financial perspective and that the fair market value of IXI is at least equal to 80% of ITAC’s net assets at the time of the acquisition. Trigger-Foresight is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. ITAC agreed to pay Trigger-Foresight a fee of $28,000 and will reimburse Trigger-Foresight for its reasonable out-of-pocket expenses, including attorneys’ fees. The amount of such fee was determined pursuant to negotiations between ITAC and Trigger-Foresight. ITAC has also agreed to indemnify Trigger-Foresight against certain liabilities that may arise out of the rendering of the opinion.

Trigger-Foresight delivered its written opinion to ITAC’s board of directors on February 28, 2006, which states that, as of such date, and based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the consideration to be paid by ITAC in the merger is fair to ITAC’s stockholders from a financial point of view, and (ii) the fair market value of IXI is at least equal to 80% of ITAC’s net assets at the time of the acquisition. The amount of such consideration was determined pursuant to negotiations between ITAC and IXI and not pursuant to recommendations of Trigger-Foresight. The full text of Trigger-Foresight’s written opinion is attached hereto as Annex C. You are urged to read the Trigger-Foresight opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Trigger-Foresight in rendering its opinion. The summary of the Trigger-Foresight opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Trigger-Foresight’s opinion is addressed to ITAC’s board of directors only and does not constitute a recommendation to any of ITAC’s stockholders as to how such stockholders should vote with respect to the merger proposal and the transactions contemplated thereby.

THE MERGER PROPOSAL

The discussion in this document of the merger and the principal terms of the merger agreement, dated as of February 28, 2006, by and among ITAC, IXI and Merger Sub is subject to, and is qualified in its entirety by reference to, the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

General Description of the Merger

Pursuant to the merger agreement, Merger Sub, a wholly owned subsidiary of ITAC, will merge with and into IXI and IXI will be the surviving entity and a wholly owned subsidiary of ITAC. The separate corporate existence of Merger Sub shall cease. ITAC will be renamed IXI Mobile, Inc. after completion of the merger. Pursuant to the merger agreement, (i) the holders of shares of IXI common stock, (ii) the holders of IXI employee options and
(iii) the holders of IXI warrants will be entitled, in exchange for their IXI securities, to acquire an aggregate of approximately 7,818,000 shares of common stock of ITAC. Immediately after the completion of the merger, assuming that (i) no ITAC stockholders seek conversion of their ITAC stock into their pro rata share of the trust account, (ii) no IXI stockholders exercise appraisal rights and (iii) all IXI options and warrants are exercised for shares of ITAC common stock, the IXI stockholders would own approximately 47% of ITAC’s then outstanding common stock. The merger agreement also provides as further consideration that the IXI stockholders will be entitled to receive, or, in the case of holders of IXI options and warrants, will be entitled to acquire, up to an aggregate of 10,000,000 additional shares of ITAC common stock based on the combined company attaining certain revenue, earnings and share price targets following the merger.

Background of the Merger

The terms of the merger agreement are the result of arm’s-length negotiations between representatives of ITAC and IXI. The following is a brief discussion of the background of these negotiations, the merger agreement and related transactions.

ITAC was formed on February 22, 2005 to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business that has manufacturing operations or research and development facilities in Israel. ITAC completed its IPO in the summer of 2005, raising net proceeds of approximately $33,965,000. Of these net proceeds, $32,955,360 was placed in a trust account immediately following the IPO and, in accordance with ITAC’s amended and restated certificate of incorporation, will be released either upon the consummation of a business combination or upon the liquidation of ITAC. As of ________, 2006, approximately $_______ was held in deposit in the trust account.

Following the consummation of ITAC’s IPO, ITAC’s executive officers commenced an active search for a prospective acquisition candidate. ITAC conducted exploratory discussions with respect to effecting a business combination with approximately 30 potential targets. ITAC’s executive officers evaluated prospective businesses in a number of technology-related areas as acquisition candidates. ITAC did not agree to substantive terms for a business combination, or enter into a letter of intent, with any of these companies.

In evaluating each prospective acquisition candidate, ITAC’s executive officers considered all or a majority of the following factors, in addition to others:

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the experience and skill of management and the availability of additional personnel;

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the financial condition and results of operations of the target;

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the target’s growth potential;

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the target’s capital requirements;

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competitive position of the target;

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any technology advantage the target had with respect to its products;

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the stage of development of the products, processes or services of the target;

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the degree of current or potential market acceptance of the products, processes or services of the target;

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the proprietary features and degree of intellectual property or other protection of the products, processes or services of the target;

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the regulatory environment of the industry that the target operated in;

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the costs and specific deal structures associated with effecting the business combination; and

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the target company’s stockholder composition.

In early November 2005, ITAC’s chief executive officer was approached by Mr. Itzak Vulkan, an Israeli-based businessman, who introduced ITAC to IXI. On November 17, 2005, ITAC’s senior officers met with Gideon Barak, IXI’s chairman, and a number of members of IXI’s senior management to introduce ITAC’s business model to IXI and obtain general information about IXI’s operations and financial history. On November 23 and 28, 2005, ITAC’s senior officers met again with IXI’s senior management group, this time including Amit Haller, IXI’s president and chief executive officer, to further review IXI’s operations, customer contracts, pipeline, business model, intellectual property situation and financial forecast. As part of these discussions, IXI indicated that it was contemplating going public on the Tel Aviv Stock Exchange during the first quarter of 2006.

On December 8, 2005, ITAC’s executive officers presented a proposed transaction structure to IXI’s senior management and key venture capital investor for consideration. On December 18, 2005, IXI indicated to ITAC that it had decided to proceed with a public listing process on the Tel Aviv Stock Exchange. However, Mr. Barak indicated that in parallel, IXI would still continue negotiations with ITAC.

In early January 2006, ITAC and IXI continued negotiations regarding the possibility of a merger. On January 4, 2006, ITAC’s executive officers met with IXI’s principal investor, Gemini Venture Fund, in order to review ITAC’s business model and the timing considerations related to a potential agreement. Thereafter, the executive officers of ITAC and IXI began discussions regarding entering into a letter of intent, subject to further due diligence and the consummation of a definitive agreement. Following intensive negotiations and discussions about the potential structure of the transaction, a letter of intent was drafted on January 31, 2006, setting forth the economic terms of the proposed transaction.

On January 31, 2006, ITAC’s board of directors held a meeting at which the status of ITAC’s discussions with potential acquisition candidates was reviewed. A discussion regarding a potential transaction with IXI ensued, generally describing IXI’s current financial situation, projections, management and organizational structure, current and future product mix, market potential, sales channels, current contracts and future pipeline, intellectual property and competition. Also discussed were the perceived positive and negative factors regarding IXI, the proposed deal structure and the potential effect of the merger with IXI on ITAC’s stockholders. Issues related to the possibility of IXI’s pursuit of a listing on the Tel Aviv Stock Exchange as an alternative to the merger with ITAC (and the consequences of such) and the timing of the proposed merger were also discussed. At this time, the members of ITAC’s board of directors approved the letter of intent with IXI (which was executed on February 2, 2006) and determined to begin negotiations on a definitive agreement with IXI based on its terms. ITAC’s board of directors also determined to engage Deloitte & Touche’s Israeli member firm to assist with accounting due diligence, Mr. Moshe Kessner (formerly vice president of ECI Telecom), intellectual property attorney Jonathan Almog for technical and intellectual property due diligence and Trigger-Foresight (the Yankee Group’s Israel representative) to assist with the valuation of IXI for the merger transaction.

Subsequently, the parties continued to negotiate the documents surrounding the transaction, including employment agreements for Gideon Barak and Amit Haller. While these negotiations and due diligence activities were continuing, ITAC’s executive officers traveled to Turkey, Switzerland and Germany to meet with senior executives of IXI’s existing customers and participated in various conference calls with potential customers. During February 2006, counsel for both parties prepared and circulated drafts of the proposed merger agreement, which were commented upon, revised and re-circulated on several occasions during February 2006.

On February 27, 2006, ITAC held a formal meeting of its board of directors to further discuss the proposed business combination with IXI. Present at the meeting were all of the members of ITAC’s board of directors and representatives of Kramer Levin Naftalis & Frankel LLP. Also participating via teleconference were Mr. Teshuva and Mr. Wulkan, representatives of Trigger-Foresight. Prior to the meeting, copies of the most recent drafts of the significant transaction documents were delivered to the directors in connection with their consideration of the proposed business combination, including the Agreement and Plan of Merger, the forms of lock-up agreements and the forms of employment agreement addendums for Gideon Barak and Amit Haller. Mr. Teshuva and Mr. Wulkan of Trigger-Foresight made a presentation regarding the fairness of the consideration to be paid in the merger. Mr. Teshuva and Mr. Wulkan advised the board that it was the opinion of Trigger-Foresight that the consideration to be paid in the merger was fair to ITAC’s stockholders from a financial point of view, and that the fair market value of IXI was at least 80% of ITAC’s net assets at the time of the acquisition. Mr. Teshuva and Mr. Wulkan detailed for ITAC’s board the analysis performed by Trigger-Foresight and made a presentation concerning how Trigger-Foresight had arrived at its opinion. Mr. Teshuva and Mr. Wulkan discussed at length with ITAC’s board the different analyses used to determine whether or not the merger consideration to be paid by ITAC was fair from a financial point of view to its stockholders, as well as to determine the fair market value of IXI. After considerable review and discussion, the merger agreement and related documents were unanimously approved, subject to any final negotiations and modifications, and the board determined to recommend the approval of the merger agreement. For a more detailed description of the Trigger-Foresight fairness opinion, see the section titled “The Merger Proposal – Fairness Opinion.”

The merger agreement was signed on February 28, 2006. On March 1, 2006, ITAC issued a press release and filed a Current Report on Form 8-K announcing the execution of the merger agreement and discussing the terms of the merger agreement.

ITAC’s Board of Directors’ Reasons for the Approval of the Merger

The final agreed-upon consideration in the merger agreement was determined by several factors. ITAC’s board of directors reviewed various industry and financial data, including certain valuation analyses and metrics compiled by members of the board in order to determine that the consideration to be paid to IXI was reasonable and that the merger was in the best interests of ITAC’s stockholders.

ITAC conducted a due diligence review of IXI that included an industry analysis, a description of IXI’s existing business model, a valuation analysis and financial projections in order to enable the board of directors to ascertain the reasonableness of this range of consideration. During its negotiations with IXI, ITAC did not receive services from any financial advisor because its officers and directors believe that their experience and backgrounds were sufficient to enable them to make the necessary analyses and determinations.

The ITAC board of directors concluded that the merger agreement with IXI is in the best interests of ITAC’s stockholders. The ITAC board of directors obtained a fairness opinion prior to approving the merger agreement.

The ITAC board of directors considered a wide variety of factors in connection with its evaluation of the merger. In light of the complexity of those factors, the ITAC board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the ITAC board may have given different weight to different factors.

In considering the merger, the ITAC board of directors gave considerable weight to the following factors:

IXI represents an opportunity to invest in a growing, dynamic industry

An important criterion to ITAC’s board of directors in identifying an acquisition target was that the company be in an emerging or expanding industry with potential for growth. There is significant demand for mobile data, particularly instant messaging (IM), mobile email, RSS (News feeds) and Web browsing. This is especially the case for IXI’s two key market segments, namely mobile youth/students and pro-sumers (SOHO and SME).

IXI’s business model

Another important criterion to ITAC’s board of directors in identifying an acquisition target was the competitive barriers facing such companies. ITAC’s board believes that there is no current product, other than IXI’s Ogo, that offers a high-quality solution that enables affordable mobile data communication for the mass market. Since launching Ogo, IXI mobile has acquired several leading customers – including cell phone operators and Internet service providers – in Europe, and has developed plans for North and South America. Additionally, IXI’s business model is scaleable going forward. As a result, following the merger, IXI will be able to increase Ogo production easily through its various suppliers if demand increases.

The experience of IXI’s management

Another important criterion to ITAC’s board of directors in identifying an acquisition target was that the company have a seasoned management team with specialized knowledge of the markets within which it operates and the ability to lead a company in a rapidly changing environment. ITAC’s board of directors believes that IXI’s management, led by Gideon Barak and Amit Haller, each with a history of building highly innovative and valuable technology companies, represents such a management team.

Satisfaction of 80% Test

It is a requirement that any business acquired by ITAC have a fair market value equal to at least 80% of ITAC’s net assets at the time of acquisition, which assets shall include the amount in the trust account. Based on the financial analysis of IXI generally used to approve the transaction, the ITAC board of directors determined that this requirement was met. The board determined that consideration being paid in the merger, which amount was negotiated at arms-length, was fair to and in the best interests of ITAC and its stockholders and appropriately reflected IXI’s value. The ITAC board of directors believes because of the financial skills and background of several of its members, it was qualified to conclude that the acquisition of IXI met this requirement. However, ITAC has also received an opinion from Trigger-Foresight that the 80% test has been met.

Interest of ITAC Directors and Officers in the Merger

In considering the recommendation of the board of directors of ITAC to vote for the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and for the election of directors pursuant to the director proposal, you should be aware that certain members of the ITAC board have agreements or arrangements that provide them with interests in the merger that differ from, or are in addition to, those of ITAC stockholders generally. In particular:

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if the merger proposal is not approved, ITAC will begin to search for a new target business. If ITAC is unable to consummate a business combination by January 19, 2007, or by July 19, 2007 if certain extension criteria have been satisfied, ITAC will be required to liquidate. In such event, the 1,500,000 shares of common stock held by the ITAC Inside Stockholders, including all of ITAC’s officers and directors, acquired prior to ITAC’s IPO for an aggregate purchase price of $25,000 (or $0.0167 per share) will be worthless because such stockholders are not entitled to receive any liquidation proceeds with respect to such shares. Consummating the merger with IXI would remove this risk. The shares held by the ITAC Insider Stockholders had an aggregate value of $_______ based on the last sale price of $_______ on the OTCBB on ________, 2006, the record date;

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Messrs. Frieder, Shear, Schnider and Halpert collectively purchased 1,300,000 warrants in the public market for an aggregate purchase price of approximately $738,400 (or an average purchase price of $0.568 per warrant), pursuant to written agreements between such individuals and EarlyBirdCapital, Inc. entered into in connection with ITAC’s IPO. This agreement was entered into by such individuals at a time when they were not in possession of any material non-public information relating to ITAC. The agreement sets forth that it constitutes an irrevocable order instructing EarlyBirdCapital, as the designated broker-dealer, to purchase the warrants, without any further instructions, at prices not to exceed $0.70 per warrant during the forty-trading day period commencing on the date separate trading of ITAC’s warrants commenced, in compliance with Rule 10b5-1. Such warrants had an aggregate market value of $_______, based on the last sale price of $_______ on the OTCBB on the record date. All of the warrants will expire without value in the event ITAC is unable to consummate a business combination and is forced to liquidate. Consummating the merger with IXI would remove this risk;

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upon consummation of the merger, Israel Frieder will be engaged as ITAC’s co-chairman of the board for a period of two years pursuant to a management services agreement between ITAC and an entity controlled by Mr. Frieder under which he will be paid a monthly fee of $17,500 (or $210,000 per year);

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upon consummation of the merger, Victor Halpert, who is currently a director of ITAC, will continue to be a director in the event that he is elected at the meeting, and, as such, will receive any cash fees, stock options or stock awards that the ITAC board of directors determines to pay to its non-executive directors; and

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if ITAC liquidates prior to the consummation of a business combination, ITAC’s directors will be personally liable to pay debts and obligations, if any, to vendors and other entities that are owed money by ITAC for services rendered or contracted for or products sold to ITAC, or to any target business, to the extent such debts and obligations are not covered by ITAC’s assets, excluding amounts in the trust account. This arrangement was entered into to ensure that, in the event of liquidation, the trust account is not reduced by claims of creditors or target businesses. Based on ITAC’s estimated debts and obligations, it is not currently expected that ITAC’s directors would have any exposure under this arrangement in the event of a liquidation.

Recommendation of ITAC’s Board of Directors

After careful consideration, ITAC’s board of directors determined unanimously that each of the merger proposal, the name change amendment, the capitalization amendment and the Article Sixth amendment is fair to and in the best interests of ITAC and its stockholders. ITAC’s board of directors has approved and declared advisable the merger proposal, the name change amendment, the capitalization amendment and the Article Sixth amendment and unanimously recommends that you vote or give instructions to vote “FOR” each of the foregoing proposals.

The foregoing discussion of the information and factors considered by the ITAC board of directors is not meant to be exhaustive, but includes the material information and factors considered by the ITAC board of directors.

Fairness Opinion

In connection with its determination to approve the merger, ITAC’s board of directors engaged Trigger-Foresight to provide it with a “fairness opinion” as to whether (i) the merger consideration to be paid by ITAC is fair, from a financial point of view, to ITAC’s stockholders and (ii) the fair market value of IXI is at least equal to 80% of ITAC’s net assets at the time of the acquisition. Trigger-Foresight, which was formed upon the recent merger between Trigger Ltd. and Foresight Technology Investment & Consulting Ltd., is a leading strategic consulting firm in Israel. Its senior officers and other employees are highly experienced in the evaluation of companies and other elements of finance. Trigger-Foresight’s three principals have more than half a century of aggregate experience in these areas. In addition, Trigger-Foresight is the representative in Israel of the Yankee Group. ITAC’s board of directors selected Trigger-Foresight on the basis of Trigger-Foresight’s experience, recommendations from other companies that had engaged Trigger-Foresight for similar purposes, its ability to do the research and provide the fairness opinion within the required timeframe and the competitiveness of its fee, which was specified by Trigger-Foresight in its proposal to ITAC’s board. Trigger-Foresight does not beneficially own any interest in either ITAC or IXI and has not provided either company with any other services.

ITAC has paid Trigger-Foresight a fee of $28,000 in connection with the preparation and issuance of its opinion and will reimburse Trigger-Foresight for its reasonable out-of-pocket expenses, including attorneys’ fees. In addition, ITAC has also agreed to indemnify and hold Trigger-Foresight, its officers, directors, principals, employees, affiliates, and members, and their successors and assigns, harmless from and against any and all loss, claim, damage, liability, deficiencies, actions, suits, proceedings, costs and legal expenses (collectively the “Losses”) or expense whatsoever (including, but not limited to, reasonable legal fees and other expenses and reasonable disbursements incurred in connection with investigating, preparing to defend or defending any action, suit or proceeding, including any inquiry or investigation, commenced or threatened, or any claim whatsoever, or in appearing or preparing for appearance as witness in any proceeding, including any pretrial proceeding such as a deposition) arising out of, based upon, or in any way related or attributed to, (i) any breach of a representation, or warranty made by us in our agreement with Trigger-Foresight; or (ii) any activities or services performed under that agreement by Trigger-Foresight, unless such Losses were the result of the intentional misconduct or gross negligence of Trigger-Foresight.

Trigger-Foresight made a presentation to ITAC’s board of directors on February 27, 2006 and subsequently delivered its written opinion to the board of directors, which stated that, as of February 28, 2006, and based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion,
(i) the merger consideration is fair, from a financial point of view, to ITAC’s stockholders, and (ii) the fair market value of IXI is at least equal to 80% of ITAC’s net assets at the time of the acquisition. The amount of the merger consideration was determined pursuant to negotiations between ITAC and IXI, and not pursuant to recommendations of Trigger-Foresight.

The full text of Trigger-Foresight’s opinion is attached as Annex C. You are urged to read the Trigger-Foresight opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Trigger-Foresight in rendering its opinion. The summary of the Trigger-Foresight opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. The Trigger-Foresight opinion is not intended to be and does not constitute a recommendation to you as to how you should vote or proceed with respect to the merger. Trigger-Foresight was not requested to opine as to, and the opinion does not in any manner address, the relative merits of the merger as compared to any alternative business strategy that might exist for ITAC, ITAC’s underlying business decision to proceed with or effect the merger, and other alternatives to the merger that might exist for ITAC. Trigger-Foresight has consented to the use of its written opinion in this proxy statement/prospectus.

In arriving at its opinion, Trigger-Foresight took into account an assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Trigger-Foresight:

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reviewed the financial terms of the merger with IXI;

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held discussions with ITAC executives;

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reviewed financial and other information with respect to IXI, including the audited financial statements for the years 2003 and 2004 and the unaudited financial statements for the nine month periods ended September 30, 2004 and 2005;

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reviewed other financial information and projections prepared by IXI management, including a detailed five-year business plan;

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considered the historical financial results of IXI and the financial condition of IXI at the time of preparation of the Trigger-Foresight opinion;

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reviewed and analyzed the free cash flow of IXI;

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reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to IXI;

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conducted an indicative valuation using the earnings and sales multiple method based upon comparable companies;

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reviewed and compared the net assets of ITAC to the indicated fair market value of IXI;

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reviewed the trends and forecasts for both the mobile operators market and the mobile handsets market;

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reviewed and discussed with IXI management certain financial and operating information furnished, including financial analyses with respect to its business and operations; and

•

performed such other analyses and examinations as Trigger-Foresight deemed appropriate.

In arriving at its opinion, Trigger-Foresight relied upon and assumed the accuracy and completeness of all of the financial and other information that it used without assuming any responsibility for any independent verification of any such information. Trigger-Foresight further relied upon the assurances of IXI management that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading.

With respect to the financial information utilized, Trigger-Foresight assumed that such information had been reasonably prepared on a basis reflecting the best estimates and judgments available at the time, and that such information provided a reasonable basis upon which Trigger-Foresight could make its analysis and form an opinion. Trigger-Foresight did not make a physical inspection of the properties and facilities of IXI and did not make or obtain any evaluations or appraisals of the IXI assets or liabilities (contingent or otherwise). Trigger-Foresight did not attempt to confirm whether IXI has good title to its assets.

Trigger-Foresight assumed that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. Trigger-Foresight assumed that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to the stockholders of ITAC. In addition, based upon discussions with ITAC management, Trigger-Foresight assumed that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

Trigger-Foresight’s opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, February 28, 2006. Accordingly, although subsequent developments may affect its opinion, Trigger-Foresight has not assumed any obligation to update, review or reaffirm its opinion. In connection with rendering its opinion, Trigger-Foresight performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Trigger-Foresight was carried out to provide a different perspective on the merger, and to enhance the total mix of information available. Trigger-Foresight did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the merger consideration to ITAC’s stockholders. Further, the summary of Trigger-Foresight’s analyses described below is not a complete description of the analyses underlying Trigger-Foresight’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Trigger-Foresight made qualitative judgments as to the relevance of each analysis and factor that it considered. In addition, Trigger-Foresight may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Trigger-Foresight’s view of the value of IXI’s assets. The estimates contained in Trigger-Foresight’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold.

Accordingly, Trigger-Foresight’s analyses and estimates are inherently subject to substantial uncertainty. Trigger-Foresight believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Trigger-Foresight in connection with the preparation of its opinion. The analyses performed were prepared solely as part of Trigger-Foresight’s analysis of the fairness, from a financial point of view, of the merger consideration to ITAC’s stockholders, and were provided to our board of directors in connection with the delivery of Trigger-Foresight’s opinion. The opinion of Trigger-Foresight was just one of the many factors taken into account by ITAC’s board of directors in making its determination to approve the merger, including those described elsewhere in this proxy statement/prospectus.

Business Analysis

Trigger-Foresight undertook an analysis of IXI’s business, including a review of IXI’s products and services, IXI’s customers and partners, IXI’s strategy and IXI’s business model. Trigger-Foresight also considered the business environment in which IXI operates, including the market overview and competition.

Trigger-Foresight’s analysis of IXI’s business resulted in the preparation of an analysis of IXI’s strengths and weaknesses, the opportunities available to IXI and the threats that IXI faces.

Financial Analysis

Trigger-Foresight undertook a review of IXI’s historical financial data in order to understand and interpret its operating and financial performance and strength. Trigger-Foresight reviewed IXI’s historical financial data including audited information for each of the fiscal years ended December 31, 2003 through 2004, unaudited information for the nine months ended September 30, 2004 and 2005, and internal IXI data for the year ended December 31, 2005. The fairness opinion was based on the financial information relating to IXI that was available at the date of Trigger-Foresight’s analysis, which consisted of financial statements prepared in accordance with generally accepted accounting principles in Israel. For purposes of its analysis, Trigger-Foresight used certain estimates of the U.S. dollar amounts derived from such financial statements.

Trigger-Foresight has subsequently confirmed that there are no material differences between the financial information that it used as the basis for the preparation of the fairness opinion and the financial information contained in IXI’s audited financial statements prepared in accordance with generally accepted accounting principles in the United States, which are included in this proxy statement/prospectus which would cause Trigger-Foresight to withdraw their opinion. Trigger-Foresight has further confirmed that, based upon the financial information contained such IXI financial statements included in this proxy statement/prospectus, Trigger-Foresight would have reached the same conclusions as are contained in the fairness opinion.

In its analysis, Trigger-Foresight noted the following:

•

IXI’s revenues increased significantly from approximately $0.5 million in 2003 to more than $19 million (internal estimate) for 2005.

•

However, the 2005 revenues include a substantial amount ($11.4 million) of compensation to IXI from Cingular Wireless, Inc. in connection with Cingular’s cancellation of the agreement relating to the marketing of Ogo in the United States following the acquisition of AT&T Wireless by Cingular.

•

In addition, in 2004, IXI terminated its development efforts of its operating system.

•

IXI’s gross margin in 2005 (based on internal estimates) was 55% including the compensation to IXI from Cingular. Disregarding this one-time compensation, IXI’s gross margin in 2005 was negative.

•

IXI’s operating margin in 2005 (based on internal estimates) was approximately 12%, again taking into account the compensation to IXI from Cingular.

•

IXI’s stockholders’ equity on December 31, 2005 (internal estimate) was a deficit of nearly $6.3 million, as the result of ongoing losses in recent years.

•

an analysis of IXI’s balance sheet at December 31, 2004 shows a quick ratio (defined below) of 0.17 and a current ratio of 0.64. An analysis of IXI’s unaudited balance sheet at September 30, 2005 shows a quick ratio of 0.07 and a current ratio (defined below) of 0.74, and at December 31, 2005 (internal estimate) shows a quick ratio of 0.02 and a current ratio of 0.86. The term “quick ratio” is a measure of a company’s liquidity and ability to meet its obligations. It is obtained by subtracting inventories from current assets and then dividing by current liabilities. The term “current ratio” is an indication of a company’s ability to meet short-term debt obligations; the higher the ratio, the more liquid the company. Current ratio is equal to current assets divided by current liabilities.

Valuation Overview

Based upon a review of the historical and projected financial data and certain other qualitative data for IXI, Trigger-Foresight utilized several valuation methodologies and analyses to determine ranges of values. Trigger-Foresight utilized discounted cash flow valuation and a relative multiples valuation (benchmark performance) (both discussed in more detail below). For each method, Trigger-Foresight assumed three different scenarios:

•

an optimistic scenario, in which IXI’s products are well accepted by the market, IXI significantly increases its customer base and IXI enjoys accelerated revenue growth and operational efficiencies;

•

a conservative scenario, in which IXI is successful in establishing its marketing and logistics infrastructure in the main geographical markets, but the revenues increase at a lower pace and the operating margin is lower than in the optimistic scenario; and

•

a pessimistic (failure) scenario, which reflects IXI’s commercial failure as an independent company, and an ultimate decision to sell its products and intellectual property to another company in the mid-term for consideration that yields $5 million.

Each of these scenarios represents business results that are inferior to IXI’s business plan.

Trigger-Foresight weighted the three approaches equally and arrived at an IXI indicated equity value range of approximately $50 million to approximately $56 million. Trigger-Foresight noted that the IXI indicated equity value range of approximately $50 million to approximately $56 million is higher than the merger consideration of $42 million.

IXI Discounted Cash Flow Analysis

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. While the discounted cash flow analysis is the most scientific of the methodologies used, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors. Trigger-Foresight utilized forecasts based on IXI’s current backlog and information provided by IXI management regarding its relationships and agreements with several principal existing customers and other potential customers. These forecasts project strong growth in revenues from 2005 through 2010.

IXI Revenue Projections – Optimistic Scenario
($ in thousands)

	Projected Year Ended December 31,
	2006	2007	2008	2009	2010

Revenue	$37,100	$81,400	$115,000	$162,800	$214,400
Growth		119%	42%	42%	32%

IXI Revenue Projections – Conservative Scenario
($ in thousands)

	Projected Year Ended December 31,
	2006	2007	2008	2009	2010

Revenue	$21,700	$49,000	$76,900	$106,900	$143,000
Growth		125%	57%	39%	34%

Based on these forecasts, Trigger-Foresight prepared several financial models:

•

P&L Model. After analyzing the operational history of IXI and reviewing benchmark parameters of comparable companies, Trigger-Foresight built a profit and loss forecast for IXI, which includes reference to IXI’s gross margin and operating margin. Both scenarios reflect a gradual increase in the gross margin (although the optimistic scenario reflects a higher gross margin) as a result of a higher portion of service revenues in the revenue mix and due to economies of scale. In addition, the optimistic scenario represents higher operational efficiencies compared to the conservative scenario, resulting in operating margins that converge gradually over the long term to 17% in the optimistic scenario and 14% in the conservative scenario.

•

Working Capital Model. IXI’s working capital model was based on benchmark data regarding the changes in working capital resulting from revenue growth, assuming higher changes in working capital during accelerated growth periods.

•

Investment Model. IXI’s investment and depreciation model was built in order to reflect the high investments necessary during accelerated growth periods in order to create the operational infrastructure required to support the company’s growth. Over the long run, the investment level is expected to converge to slightly above the depreciation level.

•

Estimating the Weighted Average Cost of Capital (WACC). The first stage in estimating the WACC is to estimate the unlevered cost of equity using the Capital Asset Pricing Model, according to the following assumptions:

•

unlevered beta of 2.5 (based on the telecommunications equipment sector and comparable companies)

•

risk-free rate of 4.5%, based on 10 year U.S. Treasury bonds

•

additional risk premium of 0.5% over the risk-free rate, in order to reflect the additional risk associated with the fact that IXI has some operations in Israel

•

market risk premium of 5.5%

Based on these assumptions Trigger-Foresight estimated the Capital Asset Pricing Model (CAPM) at 18.8%. In order to calculate the WACC, Trigger-Foresight assumed a cost of debt of 10% and estimated the WACC at 16.6%.

•

Terminal growth rate. Trigger-Foresight estimated the average growth rate after 2010 at 5.1%, as a result of a declining growth rate from 10%, the year following the forecast period, to 4% in the long term.

After discounting IXI’s future cash flows (assuming a discount rate of 16.6%) and reducing the net financial debt, Trigger-Foresight arrived at an IXI indicated equity value range of approximately $98 million to approximately $114 million in the optimistic scenario, and approximately $38 million to approximately $46 million in the conservative scenario. As mentioned above, the pessimistic scenario represents an equity value of $5 million. Applying an equal probability to each of the three scenarios (optimistic, conservative and pessimistic) and using discount rates ranging from 16.1% to 17.1%, Trigger-Foresight arrived at an IXI indicated equity value range of approximately $47 million to approximately $55 million.

Benchmark Performance and Multiples

Trigger-Foresight analyzed how similar assets (similar to IXI) are currently priced in the market. The valuation was done by creating a list of comparable companies and standardizing their market values into multiple of net earnings, sales, earnings before interest, taxes, depreciation and amortization (EBITDA) and other key factors.

Trigger-Foresight determined that creating IXI’s peer group is quite complicated since many of the mobile handset manufacturers are very large equipment vendors (such as Nokia, Motorola and Samsung) for whom the mobile devices business is only one component of their value. In addition, there are only few publicly traded direct competitors (such as Research in Motion Limited and Palm, Inc.). Therefore, Trigger-Foresight created a peer group that consists of few sub peer groups: mobile equipment vendors, handset vendors, and computer device manufacturers.

Trigger-Foresight implemented a discount of 30% over the industry average multiple in order to reflect IXI’s early stage as well as its illiquidity. In addition, in each calculation Trigger-Foresight filtered the most extreme observation. The multiples were implemented on 2007 expected revenues and earnings before interest and taxes (EBITs) under each scenario. The values obtained were discounted to present value (at a discount rate of 16.6%) and the net financial debt and negative cash flow until 2007 were deducted. Trigger-Foresight then calculated an EV/S (enterprise value/sales) multiple and an EV/EBIT (enterprise value/EBIT) multiple.

Trigger-Foresight’s calculation of the EV/Sales multiple, which was based on the three scenarios described above, yielded a valuation for IXI of approximately $50 million, while Trigger-Foresight’s calculation of the EV/EBIT multiple, based on the three scenarios, yielded a valuation for IXI of approximately $56 million. Consequently, Trigger-Foresight determined the value of IXI under the relative valuation method to be a range of approximately $50 million to approximately $56 million.

Merger Consideration Analysis

The merger consideration consists of approximately 7,818,000 shares of ITAC’s common stock. In addition, Trigger-Foresight noted that up to 10,000,000 additional shares of ITAC’s common stock may be issued based on IXI’s attaining certain targets (as discussed in the section titled “Merger Consideration”).

80% Test

ITAC’s initial business combination must be with a target business whose fair market value is at least equal to 80% of ITAC’s net assets at the time of such acquisition. Trigger-Foresight reviewed and estimated ITAC’s net assets at the close of the merger in comparison to IXI’s indicated range of fair market value. Trigger-Foresight noted

that the fair market value of IXI exceeds 80% of ITAC’s net asset value. For the purposes of this analysis, Trigger-Foresight assumed that fair market value of ITAC is equivalent to its net asset value.

For the purposes of the 80% test, Trigger-Foresight utilized the stockholders’ equity of ITAC as of February 27, 2006 and expects that there will be no significant increase in this figure until the close of the merger. Trigger-Foresight noted that ITAC is obligated to have a minimum of $32,955,360 in its trust fund (less the pro rata portion paid to stockholders upon exercising their conversion rights) in order to complete the merger.

Based on the information and analyses set forth above, Trigger-Foresight delivered its written opinion to ITAC’s board of directors, which states that, as of February 28, 2006, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the merger consideration is fair, from a financial point of view, to ITAC’s stockholders, and (ii) the fair market value of IXI is at least equal to 80% of ITAC’s net assets at the time of the acquisition.

Material U.S. Federal Income Tax Consequences of the Merger

The following section is a summary of material United States federal income tax consequences of the merger to holders of ITAC common stock and to holders of IXI securities, based on opinions given to ITAC and IXI by their respective tax counsel. This discussion addresses only those ITAC and IXI securityholders that hold their securities as a capital asset within the meaning of Section 1221 of the Code, and does not address all the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•

financial institutions;

•

investors in pass-through entities;

•

tax-exempt organizations;

•

dealers in securities or currencies;

•

traders in securities that elect to use a mark to market method of accounting;

•

persons that hold ITAC or IXI common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•

persons who are not citizens or residents of the United States; and

•

stockholders who acquired their shares of IXI common and preferred stock through the exercise of an employee stock option or otherwise as compensation.

The following is based upon the Code, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed.

Neither ITAC nor IXI intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

Tax Consequences of the Merger to ITAC Stockholders.

No gain or loss will recognized by stockholders of ITAC if their conversion rights are not exercised.

A stockholder of ITAC who exercises conversion rights and effects a termination of the stockholder’s interest in ITAC will generally be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of ITAC for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of ITAC common stock. This gain or loss will generally be a capital gain or loss if such shares were held as a capital asset on the date of the merger and will be a long-term capital gain or loss if the holding period for the share of ITAC common stock is more than one year. ITAC has received an opinion from its counsel, Graubard Miller, indicating the foregoing. The tax opinion is attached to this proxy statement as Annex E. Graubard Miller has consented to the use of its opinion in this proxy statement/prospectus.

Tax Consequences of the Merger Generally to IXI Securityholders.

The merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. As a consequence, no gain or loss will be recognized by stockholders of IXI upon the receipt of shares of ITAC common stock in exchange for shares of IXI common stock. The aggregate tax basis of the ITAC common stock received in the merger will be equal to the aggregate tax basis of the IXI common stock for which they are exchanged, and the holding of the ITAC common stock received will include the holding period of the IXI common stock exchanged therefor. No gain or loss will be recognized by holders of IXI warrants or options upon the receipt of ITAC warrants or options in exchange for IXI warrants or options. Any IXI stockholder who exercises his or her appraisal rights and who receives cash in exchange for his or her shares of IXI stock generally will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of such stockholder’s shares of IXI common stock. IXI has received an opinion from its counsel, Kramer Levin Naftalis & Frankel LLP, indicating the foregoing. The tax opinion is attached to this proxy statement as Annex F. Kramer Levin Naftalis & Frankel LLP has consented to the use of its opinion in this proxy statement/prospectus.

Tax Consequences of the Merger Generally to ITAC and IXI.

No gain or loss will be recognized by ITAC or IXI as a result of the merger.

This discussion is intended to provide only a general summary of the material United States federal income tax consequences of the merger, and is not a complete analysis or description of all potential United States federal tax consequences of the merger. This discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

Israeli Tax Consequences of the Merger Applicable to Israeli Residents

The following is a summary of the Israeli income tax consequences applicable to Israeli holders or derivative holders of IXI common stock regarding the ITAC common stock received by such holders pursuant to the merger agreement.

The issuance of shares of ITAC common stock and the right to receive additional shares under the merger agreement may result in a taxable gain to all or some of the IXI stockholders and derivative holders who are Israeli taxpayers upon the consummation of the merger. In order to avoid this outcome, IXI intends to cause its Israeli counsel and accountants to prepare and file with the Israeli Income Tax Authority an application for the Israeli Tax Pre-Ruling under Section 104H of the Israeli Income Tax Ordinance, described below. Although the receipt of the Israel Tax Pre-Ruling is a condition to the closing of the merger, we cannot assure you that such ruling will indeed be granted by such authority.

Section 104H of the Israeli Income Tax Ordinance allows, subject to several conditions and the issue of a pre-ruling by the Income Tax Authority, a deferral of the tax event of the holders, for up to four years after the date of the share or derivative exchange transaction. If such pre-ruling is granted, the tax event will be the earlier of the following:

(i) The date on which the common stock is sold by the holder; or

(ii) (a) With respect to common stock which is not subject to lock-up arrangement: 50% of the common stock 24 months from the date of the share exchange transaction; and the remaining 50% of the common stock 48 months from the date of the share exchange; or

(b) With respect to common stock which is subject to lock-up arrangement: 50% of the common stock on the later of 24 months from the date of the share exchange transaction or six months from the end of the lock-up period; and the other 50% on the later of 48 months from the date of the share exchange transaction or six months from the end of the lock-up period.

Any stockholder or derivative holder electing to become a party to the Israeli Tax Pre-Ruling will defer any applicable Israeli tax with respect to any shares of ITAC common stock it may receive pursuant to the merger agreement as described above.

In addition, according to the provisions of Section 104H(e) of the Income Tax Ordinance, IXI intends to apply for approval of continuation of rights of IXI’s employees who exchange options held by them to purchase shares of common stock of IXI for options to purchase shares of common stock of ITAC, in connection with the merger. If such approval is granted by the Israeli Tax Authority, the exchange of the options will not be deemed a taxable event nor an exercise or sale of the options.

Anticipated Accounting Treatment

Merger Sub will acquire all the issued and outstanding shares of capital stock of IXI. However, in accordance with the guidance applicable to these circumstances the merger will be deemed to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of IXI issuing stock for the net monetary assets of ITAC. The net monetary assets of ITAC will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The retained earnings deficit of IXI will be carried forward after the merger. Operations prior to the merger will be those of IXI.

Regulatory Matters

The merger and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, except for filings with the State of Delaware necessary to effectuate the transactions contemplated by the merger proposal. However, they are subject to certain approvals by the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor and the Investment Center of the Israeli Ministry of Industry, Trade and Labor.

THE MERGER AGREEMENT

The following summary of the material provisions of the merger agreement is qualified by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All stockholders are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

General; Structure of Merger

On February 28, 2006, ITAC entered into a merger agreement with IXI. Merger Sub, a wholly owned subsidiary of ITAC formed to effectuate the merger by merging with and into IXI, is also a party to the merger agreement. IXI will be the surviving corporation in the merger and, as a result, will be a wholly owned subsidiary of ITAC, through an exchange of all the issued and outstanding shares of common stock of IXI for shares of common stock of ITAC.

Stockholders of IXI holding a majority of the required IXI voting power, in accordance with the DGCL have already approved the merger agreement by consent action and we are not soliciting a vote of the IXI stockholders. Notice to all other IXI holders of record was given on March 17, 2006. Accordingly, no further action is required to be taken by IXI stockholders to approve the merger.

Closing and Effective Time of the Merger

The closing of the merger will take place promptly following the satisfaction of the conditions described below under “The Merger Agreement – Conditions to the Merger,” unless ITAC and IXI agree in writing to another time. The merger is expected to be consummated promptly after the special meeting of ITAC’s stockholders described in this proxy statement/prospectus.

Name; Headquarters; Stock Symbols

After completion of the merger:

•

the name of ITAC will be IXI Mobile, Inc.;

•

the corporate headquarters and principal executive offices will be located at 275 Shoreline Drive, Suite 505, Redwood City, California 94065, which is IXI’s corporate headquarters; and

•

ITAC and IXI will cause the common stock, warrants and units of ITAC outstanding prior to the merger, which are quoted on the OTCBB, to continue to be quoted on the OTCBB or traded on The Nasdaq Stock Market. In the event ITAC’s common stock, warrants and units are listed on The Nasdaq Stock Market at the time of the closing, the symbols will change to ones determined by the board of directors and the trading medium that are reasonably representative of the corporate name or business of ITAC following the merger.

Merger Consideration

Pursuant to the merger agreement, (i) the holders of shares of IXI common stock, (ii) the holders of IXI employee options and (iii) the holders of IXI warrants will be entitled, in exchange for their IXI securities, to acquire an aggregate of approximately 7,818,000 shares of common stock of ITAC. In addition, as further consideration, the IXI stockholders will be entitled to receive, or, in the case of holders of IXI options and warrants, will be entitled to acquire, up to an aggregate of 10,000,000 additional shares of ITAC common stock based on attaining the following targets:

•

if ITAC’s total revenues equal or exceed $45,000,000 for the calendar year ending December 31, 2006, an aggregate of 1,000,000 additional shares of ITAC common stock (the “Revenue Shares”);

•

if ITAC’s net income exceeds $15,000,000 for the calendar year ending December 31, 2007, up to an aggregate of 1,000,000 additional shares of ITAC common stock in proportion to the amount by which ITAC’s net income exceeds $15,000,000 up to a maximum of $25,000,000 (the “2007 Net Profit Shares”);

•

if ITAC’s net income exceeds $20,000,000 for the calendar year ending December 31, 2008, up to an aggregate of 2,000,000 additional shares of ITAC common stock in proportion to the amount by which ITAC’s net income exceeds $20,000,000 up to a maximum of $45,000,000 (the “2008 Net Profit Shares”); and

•

if ITAC’s common stock trades, for any 20 trading days out of any consecutive 30 trading days period at any time during the period commencing on the closing date and ending on the fourth anniversary thereof, at an amount equal to or exceeding:

•

$8.50 per share, an aggregate of 2,000,000 shares of ITAC common stock (the “First Share Price Shares”);

•

$9.50 per share, an aggregate of 2,000,000 shares of ITAC common stock (the “Second Share Price Shares”); and

•

$12.00 per share, an aggregate of 2,000,000 shares of ITAC common stock (the “Third Share Price Shares,” and, together with the First Share Price Shares and the Second Share Price Shares, the “Share Price Shares”).

If ITAC is acquired in a change of control transaction after the consummation of the merger and prior to the fourth anniversary thereof, and the consideration paid to holders of ITAC common stock exceeds $11.00 per share, then the IXI stockholders will be entitled to receive, and holders of IXI options and warrants will be entitled to acquire, the Revenue Shares, the 2007 Net Profit Shares, the 2008 Net Profit Shares, the First Share Price Shares and the Second Share Price Shares to the extent that:

•

such shares have not already been distributed; or

•

in the case of the Revenue Shares, the 2007 Net Profit Shares and the 2008 Net Profit Shares, the applicable measurement periods have not expired prior to the date of the change of control transaction.

In addition, if the consideration paid to holders of ITAC common stock in a change of control transaction equals or exceeds $12.00 per share, then the IXI stockholders will also be entitled to receive, and holders of IXI options and warrants will be entitled to acquire, the Third Share Price Shares to the extent that such shares have not already been distributed.

For the purposes of the merger agreement, a change of control transaction refers to any of the following:

•

a sale of all or substantially all of ITAC’s assets;

•

the acquisition of beneficial ownership (as defined by Rule 13-d as promulgated under the Exchange Act) by any person of 80% or more of the voting stock of ITAC; and

•

a merger or other consolidation of ITAC with another entity, other than where the capital stock of ITAC outstanding immediately prior to such transaction is converted into or exchanged for capital stock of the surviving corporation constituting a majority of the outstanding shares of such surviving corporation.

The Revenue Shares, the 2007 Net Profit Shares, the 2008 Net Profit Shares and the Share Price Shares will be issued to an escrow agent upon consummation of the merger and will be held by the agent until they are earned pursuant to an escrow agreement attached to this proxy statement/prospectus as Annex J. During such period, the escrow agent will vote all of such shares in the same manner as the majority of all other ITAC shares are voted with respect to any matter that is presented for a vote by the stockholders of ITAC.

In the event that certain IXI stockholders provide ITAC with a legal opinion to the effect that the receipt of any Share Price Shares would cause such IXI stockholders to incur liability under Section 16(b) of the Exchange Act, then such IXI stockholders would be entitled to receive the cash value of any such Share Price Shares, or any portion thereof, that they may be entitled to pursuant to the merger agreement.

Lock-Up Agreements

IXI stockholders holding in the aggregate more than __% of the outstanding IXI common stock have executed lock-up agreements relating to all shares of ITAC common stock that they may receive in the merger. Pursuant to the lock-up agreements, such IXI stockholders will not sell or otherwise transfer any such shares of ITAC common stock for a period of 180 days after the closing of the merger.

After the initial 180 day period, holders of __% of IXI common stock have agreed to only release 25% of such shares of ITAC common stock from the terms of the lock-up agreement and an additional 25% of such shares will be released every 90 days thereafter until all such shares of ITAC common stock are released; provided, however, that during the first 360 days after the closing, no sale or other transfer may be made unless the last sales price of ITAC’s common stock is at least $6.00. In addition, after the initial 180 day period, if the last reported sale price of ITAC’s common stock equals or exceeds $8.50 for 20 trading days out any consecutive 30 trading day period, then 50% of the shares of ITAC common stock that such IXI stockholders receive in the merger will be released from the terms of the lock-up agreement. If the last reported sale price of ITAC’s common stock equals or exceeds $9.50 for 20 trading days out any consecutive 30 trading day period after the initial 180 day period, then all of such shares of ITAC common stock will be released from the terms of the lock-up agreement. In the event that ITAC’s board of directors releases in whole or in part any IXI stockholder who beneficially owns 4% or more of the outstanding ITAC common stock from the terms of the lock-up agreements, then all other IXI stockholders who executed substantially similar lock-up agreements will also be released to the same extent. In connection with providing a $20.0 million bridge loan to IXI and the guarantee of $8.0 million of other debt of IXI, Southpoint and certain IXI stockholders have agreed to become subject to lock-up arrangements relating to the shares of ITAC common stock each will be entitled to receive following the consummation of the merger, together with shares of ITAC common stock each may receive on conversion of all or part of the bridge loan and other outstanding debt, respectively.

In addition, Gideon Barak and Amit Haller have also executed lock-up agreements relating to all shares of ITAC common stock which they may receive in the merger or in accordance with their respective employment agreements. These lock-up agreements provide that Messrs. Barak and Haller will not sell or otherwise transfer such shares of ITAC common stock for a period of 360 days after the closing. After the initial 360 day period, 75% of such shares of ITAC common stock held by Messrs. Barak and Haller will be released from the terms of the lock-up agreements and the remaining 25% of such shares will be released 90 days thereafter. In addition, after the initial 360 day period, if the last reported sale price of ITAC’s common stock equals or exceeds $8.50 for 20 trading days out any consecutive 30 trading day period, then all of such shares of ITAC common stock that Messrs. Barak and Haller receive in the merger and their respective employment agreements will be released from the terms of the lock-up agreements.

IXI will also use its reasonable best efforts to cause all holders of IXI common stock, options and warrants who are not covered by the agreements described above to execute similar lock-up commitments, and it is a condition to the closing of the merger that IXI stockholders holding at least 95% of the shares of IXI on a fully diluted basis are subject to a lock-up or are otherwise subject to restrictions relating to the sale or other transfer of the shares of ITAC common stock which such IXI stockholders receive in the merger for at least 180 days after the closing.

Registration Rights Agreement

Upon consummation of the merger, ITAC shall enter into a registration rights agreement with stockholders of IXI who, by virtue of their affiliation with IXI, may be subject to restrictions under United States securities laws on their ability to sell shares of the ITAC common stock they receive as a result of the merger. The registration rights agreement will provide such stockholders with certain demand and “piggy back” rights requiring ITAC to register the shares of common stock that they will receive as a result of the merger. Under the agreement, ITAC will be obligated to use its commercially reasonable efforts to cause such registration statements to be declared effective by the SEC. The form of registration rights agreement is attached as Annex K hereto. We encourage you to read the registration rights agreement in its entirety. In connection with providing a $20.0 million bridge loan to IXI and the guarantee of $8.0 million of other debt of IXI, certain IXI stockholders shall also enter into the registration rights agreement, pursuant to a joinder and amendment thereto, in connection with the shares of ITAC common stock each will be entitled to receive following the consummation of the merger, together with shares of ITAC common stock each may receive on conversion of all or part of the bridge loan and other outstanding debt, respectively.

Representations and Warranties

The merger agreement contains representations and warranties of each of IXI and ITAC relating, among other things, to:

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proper corporate organization and similar corporate matters;

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capital structure of each constituent company;

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the authorization, performance and enforceability of the merger agreement;

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licenses and permits;

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taxes;

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financial information and absence of undisclosed liabilities;

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holding of leases and ownership of other properties, including intellectual property;

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accounts receivable;

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contracts;

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title and condition of assets;

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absence of certain changes;

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employee matters;

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environmental matters;

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compliance with applicable laws;

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absence of litigation; and

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compliance with applicable provisions of securities laws.

Covenants

ITAC and IXI have each agreed to take such actions as are necessary, proper or advisable to consummate the merger. They have also agreed, subject to certain exceptions, to continue to operate their respective businesses in the ordinary course prior to the closing and not to take the following actions without the prior written consent of the other party:

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waive any stock repurchase rights, accelerate, amend or (except as specifically provided for in the merger agreement) change the period of exercisability of options, warrants or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

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grant any severance or termination pay to any officer or key employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date of the merger agreement, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement;

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transfer or license to any person or otherwise extend, amend or modify any material rights to any intellectual property of IXI or ITAC, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices;

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declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

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purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of IXI and ITAC, as applicable, other than repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date of the merger agreement;

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issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities other than in connection with the exercise, exchange or conversion of any outstanding securities;

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amend its certificate of incorporation or bylaws;

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acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of ITAC or IXI as applicable, or without concurrently advising ITAC, enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

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sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of services and licenses of intellectual property in the ordinary course of business consistent with past practice,
(B) sales of inventory in the ordinary course of business consistent with past practice, (C) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party, and (D) extend any leases of real property outstanding as of the date of the merger agreement;

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incur any indebtedness for borrowed money in excess of $150,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of ITAC or IXI, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing (see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Bridge Loan”);

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adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices.

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pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of the merger agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the unaudited financial statements or in the most recent financial statements included in the ITAC SEC reports filed prior to the date of the merger agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which IXI is a party or of which IXI is a beneficiary or to which ITAC is a party or of which ITAC is a beneficiary, as applicable;

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except in the ordinary course of business consistent with past practices, enter into, modify, amend or terminate any contract of IXI, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

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except as required by Israeli GAAP or by the conversion of IXI’s financial statements to U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

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except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $25,000 in any 12 month period;

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engage in any action that could reasonably be expected to cause the merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

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make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;

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form, establish or acquire any subsidiary except as contemplated by the merger agreement;

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permit any person to exercise any of its discretionary rights under any plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

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make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

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take or omit to take any action which would be reasonably anticipated to have a material adverse effect;

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enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates, other than (A) the payment of salaries for services rendered, (B) the reimbursement of reasonable expenses incurred on behalf of IXI or ITAC (as applicable), or (C) the providing of other employee benefits made generally available to all employees; or

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agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

The merger agreement also contains additional covenants of the parties, including covenants providing for:

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the parties to use commercially reasonable efforts to obtain all necessary approvals from stockholders, governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the merger agreement;

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IXI to maintain insurance polices providing insurance coverage for its business and its assets in the amounts and against the risks as are commercially reasonable for the businesses and risks covered;

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the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

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ITAC to prepare and file the registration statement of which this proxy statement/prospectus forms a part.

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IXI to waive its rights to make claims against ITAC to collect from the trust account established for the benefit of the ITAC stockholders who purchased their securities in ITAC’s IPO for any moneys that may be owed to them by ITAC for any reason whatsoever, including breach by ITAC of the merger agreement or its representations and warranties therein;

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certain IXI stockholders to enter into lock-up agreements with respect to any shares of ITAC common stock they receive upon the merger;

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IXI to cause its Israeli counsel and accountants to prepare and file with the Israeli Income Tax Commissioner an application for the Israeli Tax Pre-Ruling; and

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ITAC and IXI to use their reasonable best efforts to obtain the listing for trading on the Nasdaq National Market or Nasdaq Capital Market of ITAC common stock. If such listing is not obtainable by the closing of the merger, ITAC and IXI will continue to use their best efforts after closing of the merger to obtain such listing.

Conditions to Closing of the Merger

General Conditions

Consummation of the merger agreement and the related transactions is conditioned on the ITAC stockholders, at a meeting called for these purposes, (i) approving the merger proposal, (ii) approving the name change amendment, and (iii) approving the capitalization amendment. The ITAC stockholders will also be asked to approve the Article Sixth amendment and the director proposal. The consummation of the merger is not dependent on the approval of any of the latter actions.

In addition, the consummation of the transactions contemplated by the merger agreement is conditioned upon normal closing conditions in a transaction of this nature, including:

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no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions;

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ITAC’s stockholders having approved the merger agreement, the name change amendment and the capitalization amendment;

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holders of 20% or more of the shares of ITAC common stock issued in ITAC’s IPO and outstanding immediately before the consummation of the merger shall not have exercised their rights to convert their shares into a pro rata share of the trust account in accordance with ITAC’s amended and restated certificate of incorporation;

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the execution and delivery to each party of each of the various transaction documents;

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the delivery by each party to the other party of a certificate to the effect that the representations and warranties of the delivering party are true and correct in all material respects as of the closing and all covenants contained in the merger agreement have been materially complied with by the delivering party;

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the receipt of necessary consents and approvals by third parties, including the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor and the Investment Center of the Israeli Ministry of Industry, Trade and Labor, and the completion of necessary proceedings;

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holders of not more than 5% of the shares of IXI’s common stock outstanding immediately before the closing shall not have taken action to exercise their appraisal rights under the DGCL;

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either (i) IXI shall have received an exemption from certain Israeli securities laws or (ii) ITAC shall have offered to purchase employee options from a sufficient number of holders of employee options to permit IXI to avoid the need to satisfy such Israeli securities laws; and

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ITAC’s common stock being quoted on the OTCBB or listed for trading on the Nasdaq National Market or Nasdaq Capital Market.

IXI’s Conditions to Closing

The obligations of IXI to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

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there shall have been no material adverse effect with respect to ITAC since the date of the merger agreement;

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IXI shall have received a legal opinion from Graubard Miller, counsel to ITAC;

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ITAC shall have made appropriate arrangements with Continental Stock Transfer & Trust Company to have the trust account disbursed to ITAC immediately upon the consummation of the merger;

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IXI’s existing directors’ and officers’ liability insurance policy (or any policy substituted therefore) shall be in full force and effect;

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the trust account established for the benefit of the holders of ITAC’s shares purchased in the IPO shall contain no less than $32,955,360, less amounts paid to stockholders who have elected to exercise their conversion rights and shall be dispersed to ITAC immediately upon the closing;

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the registration rights agreement shall be in full force and effect; and

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IXI shall have received the Israeli Pre-Tax Ruling from the Israeli Income Tax Commissioner.

ITAC’s Conditions to Closing

The obligations of ITAC to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above in the second paragraph of this section, are conditioned upon each of the following, among other things:

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there shall have been no material adverse effect with respect to IXI since the date of the merger agreement;

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all shares of IXI’s preferred stock, or warrants for the purchase of preferred stock, shall have been converted into common stock, or warrants to purchase shares of common stock, prior to the closing;

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immediately prior to the closing, IXI stockholders and holders of options and warrants to purchase common stock who hold not less than 95% of the issued and outstanding shares of IXI common stock on a fully diluted basis shall either (i) be subject to the restrictions contained in a lock-up agreement or (ii) be otherwise subject to restrictions with respect to the transfer of any shares of ITAC common stock that such holder may receive pursuant to the merger agreement for a period of not less than 180 days;

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the employment agreements between IXI and Gideon Barak and IXI Mobile (R&D) Ltd., a subsidiary of IXI, and Amit Haller, will be in full force and effect;

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ITAC shall have received legal opinions in an agreed upon form from Day, Berry & Howard LLP and Kramer Levin Naftalis & Frankel LLP, counsel to IXI;

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ITAC shall have received a legal opinion in an agreed upon form from intellectual property counsel to IXI;

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ITAC shall have received a “fairness opinion” from Trigger-Foresight to the effect that the merger and the other transactions contemplated by the merger agreement are fair, from a financial point of view, to the stockholders of ITAC. ITAC has already received such opinion, which is annexed as Annex C hereto; and

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ITAC shall have received “comfort” letters from Kost, Forer, Gabbay and Kasierer a member of Ernst & Young Global, dated the effective date of this proxy statement/prospectus and the date of consummation of the merger in forms customary for transactions of this nature, confirming that certain financial data in this proxy statement/prospectus, other than the numbers in the actual financial statements, are accurate and/or derived from the financial statements or IXI’s financial records.

Indemnification

As the sole remedy for the obligation of the stockholders of IXI to indemnify and hold harmless ITAC for any damages, whether as a result of any third party claim or otherwise, and which arise as a result of or in connection with the breach of representations and warranties and agreements and covenants of IXI, there will be deposited in escrow, until December 31, 2007, up to a maximum of 781,800 shares (depending upon the number of IXI options exercised prior to December 31, 2007) of the 7,818,000 shares of ITAC common stock to be issued or issuable to the holders of IXI’s common stock, options and warrants upon consummation of the merger. These “indemnification shares” will be held in escrow pursuant to the same escrow agreement that the 10,000,000 contingent shares are being held in as described above. Claims with respect to the indemnification shares may be asserted once any damages exceed the aggregate of $1,000,000 after which the full amount of such claims shall be indemnifiable. Any indemnification payments shall be paid solely from the shares held back and shall be deemed to be an adjustment to the merger consideration. For purposes of satisfying an indemnification claim, shares of ITAC common stock will be valued at the average reported last sales price for the ten trading days ending on the last day prior to the day that the claim is paid. The number of ITAC shares issuable upon exercise of IXI options after December 31, 2007 will be equitably adjusted in the event of any claim by ITAC against the indemnification shares.

ITAC’s board of directors has appointed Messrs. Frieder and Halpert to take all necessary actions and make all decisions pursuant to the escrow agreement regarding ITAC’s right to indemnification under the merger agreement. If either Messrs. Frieder or Halpert ceases to so act, the board shall appoint as a successor a person who was a director of ITAC prior to the closing who would qualify as an “independent” director of ITAC and who had no relationship with IXI prior to the closing. Each of Messrs. Frieder or Halpert, and any successor, is charged with making determinations whether ITAC may be entitled to indemnification, and may make a claim for indemnification by giving notice to Mr. Barak, as representative of IXI, with a copy to the escrow agent, specifying the details of the claim. Mr. Barak, or his successor, who may be appointed by him, or by the board of ITAC, acting through its members who were directors of IXI prior to the closing or such other person as such members may designate, may accept the claim or dispute it.

Any shares of ITAC common stock remaining in escrow on December 31, 2007 shall be released to IXI securityholders, except those shares reserved against any claims arising prior to that date, in such amounts and manner as prescribed in the escrow agreement.

Termination

The merger agreement may be terminated at any time, but not later than the closing as follows:

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by mutual written consent of ITAC and IXI;

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by either party if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable;

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by either party if the closing has not occurred by December 31, 2006, provided however, that a party shall not be permitted to terminate the agreement if the failure to consummate the merger by such date is a result of a failure on the part of such party to perform any covenant or obligation in the agreement required to be performed by such party at or prior to the closing or is the result of such party’s breach of any representation or warranty of such party contained in the agreement;

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by either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty business days of the notice of an intent to terminate, provided that the terminating party is itself not in breach; or

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by either party if, at the ITAC stockholder meeting, the merger agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of a majority of the holders of ITAC’s common stock sold in its IPO present in person or represented by proxy and entitled to vote at the special meeting, or the holders of 20% or more of the shares issued in ITAC’s IPO exercise their conversion rights.

If permitted under the applicable law, either ITAC or IXI may waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the merger agreement. Pursuant to ITAC’s amended and restated certificate of incorporation, the condition requiring that the holders of fewer than 20% of the shares of ITAC common stock issued in its IPO affirmatively vote against the merger proposal and demand conversion of their shares into cash may not be waived. We cannot assure you that all of the conditions will be satisfied or waived.

The merger agreement does not specifically address the rights of a party in the event of a refusal or wrongful failure of the other party to consummate the merger. In such event, the non-wrongful party would be entitled to assert its legal rights for breach of contract against the wrongful party.

Effect of Termination

In the event of proper termination by either ITAC or IXI, the merger agreement will become void and have no effect, without any liability or obligation on the part of ITAC or IXI, except that:

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the confidentiality obligations set forth in the merger agreement will survive;

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the waiver by IXI of all rights against ITAC to collect from the trust account any moneys that may be owed to them by ITAC for any reason whatsoever, including but not limited to a breach of the merger agreement, and the acknowledgement that it will not seek recourse against the trust account for any reason whatsoever, will survive;

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the rights of the parties to bring actions against each other for breach of the merger agreement will survive; and

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the fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, as well as each party paying one-half of certain joint legal expenses.

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the merger is consummated, except with respect to the joint legal fees described above. If the merger is consummated, it is anticipated that the fees and expenses of IXI will be paid with monies from ITAC’s trust account.

Finder’s Fees

IXI was introduced to ITAC by IWV. In consideration thereof, ITAC has agreed to pay to IWV $330,000 contingent upon consummation of the merger.

In connection with IXI’s bridge loan and conditional on the closing of the merger, certain private placement agents will be entitled to receive 18,000 shares of ITAC common stock. In addition, conditional on the closing of the merger, EarlyBirdCapital, Inc and Maxim Group, LLC, each a member of the underwriting syndicate relating to ITAC’s initial public offering, will be entitled to receive an aggregate of 36,000 shares of ITAC common stock and warrants to purchase an aggregate of 100,000 shares of ITAC common stock at an exercise price of $5.00, expiring in 2009, in conneciton with providing advisory services to IXI.

Except for ITAC’s obligations to IWV and those certain private placement agents ITAC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with the merger or any transaction contemplated thereby.

Confidentiality; Access to Information

ITAC and IXI will afford to the other party and its financial advisors, accountants, counsel and other representatives prior to the completion of the merger reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as each party may reasonably request. ITAC and IXI will maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by the merger agreement.

Amendment

The merger agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

Extension; Waiver

At any time prior to the closing, any party to the merger agreement may, in writing, to the extent legally allowed:

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extend the time for the performance of any of the obligations or other acts of the other parties to the agreement;

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waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

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waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

Public Announcements

ITAC and IXI have agreed that until closing or termination of the merger agreement, the parties will:

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cooperate in good faith to jointly prepare all press releases and public announcements pertaining to the merger agreement and the transactions governed by it; and

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not issue or otherwise make any public announcement or communication pertaining to the merger agreement or the transaction without the prior consent of the other party, which shall not be unreasonably withheld by the other party, except as may be required by applicable laws or court process.

Employment Agreements

Each of Israel Frieder, ITAC’s chairman of the board and chief executive officer, Gideon Barak, IXI’s chairman, and Amit Haller, IXI’s president and chief executive officer, are parties to separate agreements governing their employment. Mr. Frieder’s agreement is between ITAC and A.A. Pearl Investments Ltd., an entity controlled by Mr. Frieder. Mr. Barak’s agreement is with IXI Mobile (R&D) Ltd., a subsidiary of IXI. Mr. Haller’s agreement is with IXI.

A.A. Pearl Management Services Agreement

The management services agreement between ITAC and A.A. Pearl provides that A.A. Pearl will make Mr. Frieder’s services as co-chairman of the board available to ITAC beginning on the closing date of the merger and continuing for an initial period of two years. The agreement will automatically renew for additional terms of one year each, unless terminated by either party by at least 90 days’ notice prior to a scheduled expiration date.

The agreement provides for a monthly management fee of $17,500 (or $210,000 per year) effective upon closing of the merger. A.A. Pearl will also be entitled to reimbursement for all normal, usual and necessary expenses incurred or paid by it or Mr. Frieder in the performance of Mr. Frieder’s duties. A.A. Pearl will be paid an additional amount on account of daily travel expenses to which Mr. Frieder may be entitled under Israeli law. At A.A. Pearl’s option, ITAC will provide A.A. Pearl with an automobile for Mr. Frieder’s use and pay the expenses associated therewith subject to an agreed decrease the monthly payments due A.A. Pearl. So long as A.A. Pearl is provided with an automobile for Mr. Frieder’s use, A.A. Pearl will not be entitled to reimbursement of daily travel expenses or similar costs. Mr. Frieder will also be entitled to participate in bonus arrangements and equity compensation grants from time to time based on the determination of ITAC’s board or relevant committee.

If the agreement is terminated by ITAC for any reason other than Termination for Cause or is terminated by A.A. Pearl for Justifiable Reason:

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A.A. Pearl will be entitled to receive an amount equal to its management fee for the twelve-month period following such termination (the “Severance Period”);

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options to purchase shares of ITAC that may be granted to A.A. Pearl or Mr. Frieder in the future, if any, will become vested; and the exercise period of such options shall be extended to the full term of such options, which shall be deemed to be 10 years if the plan governing any such option does not contain a provision in such regard or earlier upon a “change of control” event (as defined in the relevant stock option plan);

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A.A. Pearl or Mr. Frieder, as applicable, will be entitled to receive formulaic bonuses, if any, that would have been due during the Severance Period; if the Severance Period ends prior to the completion of any calendar year or prior to the publication of the financial statements of ITAC and its subsidiaries for a given calendar year, A.A. Pearl or Mr. Frieder will be entitled to a proportionate share of such bonuses.

If a Termination for Cause of the management services agreement is effected by ITAC or if ITAC terminates the management services agreement other than for a Justifiable Reason, A.A. Pearl or Mr. Frieder shall be entitled only to the management fee, options and bonuses (subject to vesting events and conditions precedent) that would have been due to them in the three-month period following giving of the notice of termination. Options that vest prior to the expiration of such three-month period shall be exercisable no later than six months following such date or earlier upon a “change of control” event (as defined in the relevant stock option plan).

The management services agreement also contains provisions relating to the protection of the confidentiality of proprietary information, assignment of inventions and restrictions on the ability of A.A. Pearl and Mr. Frieder to compete and solicit employees and customers for six months following expiration or termination of the agreement for whatever reason.

Gideon Barak Employment Agreement

Mr. Barak’s employment agreement provides for him to serve in the position of co-chairman of the board of ITAC, IXI and IXI Mobile (R&D) Ltd. (collectively, the “Group”) beginning on the closing date of the merger and continuing until the agreement may be terminated by either party on 90 days’ prior notice to the other party. The agreement will also terminate upon a “Termination for Cause” (as defined in the agreement) by the subsidiary or if terminated by Mr. Barak for “Justifiable Reason” (as defined in the agreement).

Mr. Barak’s agreement provides for an annual salary which brings the total annual cost to IXI Mobile (R&D) Ltd. to $210,000 (taking into consideration Managers’ Insurance, advanced study fund, vacation days, sick leave, recreation pay, car deduction and its attributed income and any mandatory deductions under applicable law). He is also entitled to reimbursement for all necessary and actual business expenses incurred or paid by him in the performance of his duties in accordance with IXI’s policies, as the same shall change from time to time.

Immediately prior to the closing of the merger, Mr. Barak will be granted by IXI, pursuant to IXI’s Israeli share option plan, that number of shares of IXI’s Common Stock which, upon conversion to shares of Common Stock of ITAC, shall equal 216,000 shares of ITAC’s Common Stock.

Mr. Barak will be granted, immediately under consummation of the merger, options to purchase up to 750,000 shares of ITAC common stock (“Additional Options”), exercisable, to the extent such options become vested, at $5.00 per share. The options will vest based on the Group attaining the following targets:

•

if the Group’s net income equals or exceeds $15,000,000 for the calendar year ending December 31, 2007, options will vest to purchase up to 150,000 shares of ITAC common stock in proportion to the amount by which the Group’s net income exceeds $15,000,000 up to a maximum of $25,000,000 (the “2007 Net Income Additional Options”), and to the extent that less than 150,000 shares of ITAC common stock will become vested, the options representing the difference between the options so vested and 150,000 shall expire;

•

if the Group’s net income equals or exceeds $20,000,000 for the calendar year ending December 31, 2008, options will vest to purchase up to 150,000 shares of ITAC common stock in proportion to the amount by which the Group’s net income exceeds $20,000,000 up to a maximum of $45,000,000 (the “2008 Net Income Additional Options”), and to the extent that less than 150,000 shares of ITAC common stock will become vested, the options representing the difference between the options so vested and 150,000 shall expire;

•

If ITAC common stock trades, for any 20 trading days out of any 30 consecutive trading days at any time during the period commencing on the consummation of the merger and ending on the fourth anniversary, at an amount equal to or exceeding:

•

$8.50 per share (“First Share Price Trigger”), options to purchase 150,000 shares of ITAC common stock will vest (the “First Share Price Additional Options”);

•

$9.50 per share (“Second Share Price Trigger”), options to purchase 150,000 shares of ITAC common stock will vest (the “Second Share Price Additional Options”); and

•

$12.00 per share (“Third Share Price Trigger”), options to purchase 150,000 shares of ITAC common stock will vest (the “Third Share Price Additional Options”).

If ITAC engages in a change of control transaction after the consummation of the merger and prior to the fourth anniversary thereof in which the consideration paid to holders of ITAC common stock exceeds $11.00 per share then the 2007 Net Income Additional Options, the 2008 Net Income Additional Options, the First Share Price Additional Options and the Second Share Price Additional Options will vest, to the extent that such options have not already vested.

In addition, if the consideration paid to holders of ITAC common stock in a change of control transaction equals or exceeds $12.00 per share, then the Third Share Price Additional Options will vest, to the extent that such options have not already vested.

For purposes of Mr. Barak’s agreement, a change of control transaction has the same meaning as it does in the merger agreement.

In addition, Mr. Barak is entitled to an “Annual Bonus” and “Target Bonuses.” The Annual Bonus entitles Mr. Barak, commencing with the 2006 calendar year, to a payment equal to 2% of that portion of the annual consolidated net profit of the Group that exceeds the amount of consolidated net income of the Group for the immediately preceding calendar year. In calculating the “net income,” “Management Incentive Expenses” (as defined in the Merger Agreement) are not included.

The Target Bonuses entitle Mr. Barak to the following payments:

•

a cash bonus (the “Share Price Bonus”) of $200,000 upon the achievement of the First Share Price Trigger prior to the fourth anniversary of the closing of the merger;

•

if Mr. Barak becomes entitled to the Share Price Bonus, he will be eligible to receive additional cash bonuses of up to $800,000 (“Second Bonus”) in the following circumstances: (i) if ITAC receives funds of not less than $45,000,000 upon the exercise of its warrants outstanding on February 28, 2006 (“Parent Warrants”), he will be entitled to the full amount of $800,000; (ii) if the ITAC board of directors calls for the cashless exercise of the lower of (a) all outstanding Parent Warrants or (b) at least 69% of the number of Parent Warrants issued in the IPO, Mr. Barak shall be entitled to the full amount of $800,000; and (iii) if ITAC receives proceeds from the exercise of Parent Warrants of less than $45,000,000, then Mr. Barak shall be entitled to a bonus in the amount that bears the same proportion to $800,000 as the amount of such proceeds received by ITAC bears to $45,000,000. In no event shall the bonuses payable to Mr. Barak that are described in this paragraph exceed $800,000.

•

Mr. Barak shall also be entitled to cash bonuses of $200,000 each for the achievement of each of the following: (i) if the Group’s total revenues for calendar year 2006 (calculated as set forth in the Merger Agreement) equal or exceed $45,000,000; (ii) the Second Share Price Trigger; and (iii) the Third Share Price Trigger, in each case prior to the fourth anniversary of the closing of the merger.

•

if the Group’s net income for calendar year 2007 exceeds $15,000,000, Mr. Barak shall be entitled to a cash bonus equal to $200,000 multiplied by the lesser of (a) one or (b) a fraction of which the numerator is the excess of the Group’s net income for such year over $15,000,000 and the denominator is $10,000,000.

•

if the Group’s net income for calendar year 2008 exceeds $20,000,000, Mr. Barak shall be entitled to a cash bonus equal to $200,000 multiplied by the lesser of (a) one or (b) a fraction of which the numerator is the excess of the Group’s net income for such year over $20,000,000 and the denominator is $25,000,000.

If Mr. Barak’s employment agreement is terminated by the subsidiary for any reason other than Termination for Cause or is terminated by him for Justifiable Reason,

•

he will be entitled to receive his salary and benefits (including Target Bonuses and Annual Bonuses) for the twelve-month period following such termination (the “Severance Period”);

•

all Additional Options that are not vested will vest upon occurrence of the triggering events even if such triggering events occur after termination;

•

all options held by him to purchase shares of ITAC that were converted from options to purchase shares of IXI will become vested; and the exercise period of such options and all Additional Options shall be extended to the full term of such options, which shall be deemed to be 10 years if the plan governing any such option does not contain a provision in such regard or earlier upon a “change of control” event (as defined in the subsidiary’s stock option plan);

•

if the Severance Period ends prior to the completion of any calendar year or prior to the publication of the financial statements of the Group for a given calendar year, he will be entitled to a proportionate share of all Target Bonuses and Annual Bonuses; and

•

if the First Share Price Trigger is achieved following the effective date of termination but before the fourth anniversary of the closing of the merger, he shall be entitled to receive the Share Price Bonus and the Second Bonus, subject to fulfillment of the pre-conditions described above.

If a Termination for Cause of Mr. Barak’s employment is effected by the subsidiary or his employment is terminated by him for a reason other than Justifiable Reason, he shall be entitled only to the salary and benefits and the Annual Bonuses, Target Bonuses, Share Price Bonus, Second Bonus and Additional Options (subject to vesting events and conditions precedent) that would have been due to him in the three-month period following giving of the notice of termination. Options that vest prior to the expiration of such three-month period shall be exercisable no later than six months following such date or earlier upon a “change of control” event (as defined in the relevant stock option plan).

Mr. Barak’s employment agreement also contains provisions relating to the protection of the confidentiality of proprietary information, assignment of inventions and restrictions on his ability to compete and solicit employees and customers until six months following termination of his employment. Also, he may replace his employee/employer relationship with a management service agreement at no additional cost to the Group.

Amit Haller Employment Agreement

Mr. Haller’s employment agreement provides for him to serve as president and chief executive officer of IXI. The agreement may be terminated by either party on 90 days’ prior notice to the other party. The agreement may also be terminated by either party for “just cause” (as defined in the agreement).

The agreement provides for an annual salary of $250,000 effective upon the closing of the merger, payable in equal monthly installments. Mr. Haller is eligible to participate in all of IXI’s benefit plans. He is also entitled to reimbursement for all normal, usual and necessary expenses incurred or paid by him in the performance of his duties.

Immediately prior to the closing of the merger, Mr. Haller will be granted by IXI, pursuant to IXI’s U.S. share option plan, that number of options to purchase IXI’s Common Stock which, upon conversion to options to purchase Common Stock of ITAC, shall equal 216,000 shares of ITAC’s Common Stock at an exercise price equal to the fair market value of the shares on the date of grant.

Mr. Haller will be granted, immediately under consummation of the merger, options to purchase up to 750,000 shares of ITAC common stock, exercisable, to the extent such options become vested, at an exercise price equal to the fair market value of ITAC’s common stock at the date of such grant. Such options shall be in the same amounts and on the same terms as the options being issued to Mr. Barak as described above.

Mr. Haller will also be entitled to an Annual Bonus and Target Bonuses including the Share Price Bonus and Second Bonus on the same terms and conditions as Mr. Barak, as described above.

Subject to the closing of the merger, Mr. Haller shall be entitled to a one-time lump-sum bonus in the gross amount of $220,000 payable immediately following the closing (“Closing Bonus”). IXI will deduct from the net amount of the Closing Bonus payable to Mr. Haller the full amount of the loan outstanding and owed by Mr. Haller to IXI, in the sum of $110,000.

If Mr. Haller’s employment agreement is terminated by IXI other than for just cause or is terminated by Mr. Haller for just cause, he will be entitled to the same severance benefits as are described above with respect to a termination by the subsidiary of Mr. Barak’s employment other than a Termination for Cause or a termination by Mr. Barak for Justifiable Reason. Similarly, if Mr. Haller’s employment is terminated by IXI for just cause or by Mr. Haller other than for just cause, Mr. Haller will be entitled to the same severance benefits as are described above with respect to a Termination for Cause by the subsidiary of Mr. Barak’s employment or a termination by Mr. Barak other than for Justifiable Reason.

Mr. Haller’s employment agreement also contains provisions relating to the protection of the confidentiality of proprietary information, assignment of inventions and restrictions on his ability to compete with IXI for six months following termination of his employment and on his ability to solicit employees and customers until one year following termination of his employment.

COMPARISON OF RIGHTS OF ITAC AND IXI STOCKHOLDERS

This section describes material differences between the rights of holders of ITAC’s common stock and the rights of holders of IXI’s common stock. ITAC and IXI are both organized under the laws of the State of Delaware. Therefore, any differences in the rights of holders of ITAC’s capital stock and IXI’s capital stock arise primarily from differences in their respective certificates of incorporation and bylaws. This summary is not intended to be a complete discussion of ITAC’s amended and restated certificate of incorporation and bylaws and the certificate of incorporation and bylaws of IXI and is qualified in its entirety by reference to the applicable document and applicable Delaware law. Copies of the governing corporate instruments are available without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under section titled “Where You Can Find More Information.” Upon completion of the merger, holders of IXI capital stock will become holders of ITAC’s capital stock and their rights will be governed by Delaware law and ITAC’s amended and restated certificate of incorporation and bylaws.

ITAC	IXI

AUTHORIZED CAPITAL STOCK

Authorized Shares. ITAC is authorized under its amended and restated certificate of incorporation to issue 30,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Preferred Stock. ITAC is authorized under its amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series by the board of directors. The board can fix voting powers, full or limited, and designations, preferences and relative, participating, option or other special rights and such qualifications, limitations or restrictions.

Authorized Shares. IXI is authorized under its ninth amended and restated certificate of incorporation to issue 178,817,636 shares, par value $0.01 per share of which 95,492,344 shares shall be common stock.

Preferred Stock. IXI is authorized under its ninth amended and restated certificate of incorporation to issue 83,325,292 shares of preferred stock. Currently, (1) 333,334 shares are authorized as Series A Preferred Stock, (2) 1,604,791 shares are authorized as Series B Preferred Stock, (3) 3,104,236 shares are authorized as Series C Preferred Stock, (4) 6,000,000 shares are authorized as Series D Preferred Stock, (5) 29,600,000 shares are authorized as Series D-1 Preferred Stock and (6) 42,682,931 shares are authorized as Series E Preferred Stock.

CLASSIFICATION, NUMBER AND ELECTION OF DIRECTORS

The ITAC board of directors is divided into three classes, with each class serving a staggered three-year term. The number of directors in each class shall be as nearly equal as possible. Currently, ITAC’s authorized number of directors is four, including one Class A director, one Class B director and two Class C directors. The Class A director has a term expiring at the first annual meeting of stockholders, the Class B director has a term expiring at the second annual general meeting and the Class C directors have a term expiring at the third annual meeting of stockholders. The ITAC bylaws provide that its board of directors will consist of a number of directors to be fixed from time to time, within the limits specified in the bylaws or in the amended and restated certificate of incorporation.

Currently, IXI’s authorized number of directors is seven persons. The number of directors currently serving is three, each of whom serves until his or her successor shall be elected and shall qualify.

The election of directors of the board shall be in accordance with the following: (i) the holders of common stock, acting separately as a class, shall be entitled to designate two members of IXI’s board of directors and to remove from office such members and to fill any vacancy caused by resignation, death or removal of such members, (ii) the holders of Series A Preferred Stock, acting separately as a class, shall be entitled to designate one member of IXI’s board of directors and to remove from office such members and to fill any vacancy caused by resignation, death or removal of such member, (iii) the holders of Series B Preferred Stock, acting separately as a class, shall be entitled to designate two members of IXI’s board of

ITAC	IXI

directors and to remove from office such members and to fill any vacancy caused by resignation, death or removal of such member, (iv) the holders of Series C Preferred Stock, acting separately as a class, shall be entitled to designate one member of IXI’s board of directors and to remove from office such members and to fill any vacancy caused by resignation, death or removal of such member, (v) the holders of Preferred Stock, acting separately as a class, shall be entitled to designate one member of IXI’s board of directors and to remove from office such member and to fill any vacancy caused by resignation, death or removal of such member; and (vi) following the designation of the directors as set out in the foregoing, such directors shall be elected to office by all the IXI stockholders voting as a single class.

VACANCIES ON THE BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

General. Delaware law provides that if, at the time of filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock of the corporation then outstanding having the right to vote for such directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

Newly created directorships and vacancies on the board of directors of ITAC resulting from any increase in the authorized number of directors, death, incapacity, resignation or removal for other causes may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

ITAC’s bylaws provide that the entire board of directors or any individual director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors.

If the office of any director becomes vacant, the holders of the shares constituting a majority in voting power of the outstanding shares of capital stock of IXI entitled to vote for such director, at a special meeting called for that purpose, may elect any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor shall be duly chosen.

IXI’s bylaws provide that the entire board of directors or any individual director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

ITAC’s board of directors may, by resolution passed by a majority of the board, designate one or more committees, each committee to consist of one or more members of the board. Any such committee shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of ITAC, except: (i) the power or authority to amend the amended and restated certificate of incorporation; (ii) the power or authority to adopt an agreement of merger or consolidation; (iii) recommend to stockholders the sale, lease or exchange of all or substantially all of ITAC’s property and assets; (iv) recommend to stockholders a dissolution of ITAC or a revocation of a dissolution; (v) the power or authority to amend the bylaws and

IXI’s board of directors may, be resolution or resolutions passed by a majority of the whole board, designate one or more committees, each committee may consist of one or more directors. There is currently no sitting committee.

ITAC	IXI

(vi) unless the resolution expressly so provides, the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger. There is currently no sitting committee.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

General. Under Delaware Law, an amendment to the certificate of incorporation of a corporation generally requires the approval of the corporation’s board of directors and the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment (unless a higher vote is required by the corporation’s certification of incorporation.)

ITAC’s amended and restated certificate of incorporation may be amended in accordance with the general provisions of Delaware law; provided, however, that Article Sixth of ITAC’s amended and restated certificate of incorporation may not be amended prior to any acquisition by ITAC, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business which has manufacturing operations or research and development facilities located in Israel.

IXI’s certificate of incorporation may be amended by vote of the board of directors and the holders of a 70% majority of the outstanding preferred stock (voting as one separate class), including any amendment that increases or decreases the authorized number of common stock (provided such authorized number of shares is not reduced below the number of shares of common stock then outstanding). Notwithstanding the prior sentence, any amendment, supplement, discharge, termination, alteration and/or waiver of (either prospectively or retroactively and either generally or in a particular instance) of any provision of IXI’s certificate of incorporation which adversely effects (directly or indirectly) the rights, powers, preferences or privileges granted to (i) the holders of Series E Preferred Stock, (ii) the holders of Original Series D Preferred Stock, (iii) the holders of Series D-1 Preferred Stock and/or (iv) the holders of Series C Preferred Stock, may only be made with the approval of (A) the holders of 90% of the outstanding shares of the Series E Preferred Stock, or (b) the holders of 90% of the outstanding shares of the Original Series D Preferred Stock (calculated as of July 11, 2005), or
(C) the holders of 92% of outstanding Series D-1 Preferred Stock, or (D) the holders of 80% of the outstanding shares of Series C Preferred Stock, respectively (each voting as a separate class).

AMENDMENTS TO BYLAWS

Generally. Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board of directors may also be delegated the power.

ITAC’s bylaws provide that the original or other bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting. The original or other bylaws may be adopted, amended or repealed by the ITAC board of directors if such power is conferred via the amended and restated certificate of incorporation. ITAC’s amended and restated certificate of incorporation expressly confers this power.

IXI’s bylaws provide that subject to the provisions of IXI’s certificate of incorporation, all bylaws shall be subject to alteration or repeal, and new bylaws may be made, by the affirmative vote of IXI’s stockholders holding of record in the aggregate at least a majority of the outstanding shares entitled to vote in the election of directors at any annual meeting or special meeting of IXI’s stockholders.

ITAC	IXI

IXI’s bylaws also provide that subject to the provisions of IXI’s certificate of incorporation, IXI’s board of directors may adopt, alter, amend and repeal IXI’s bylaws; provided, however, that the stockholders entitled to vote (as set out above) may alter, amend or repeal bylaws made by IXI’s board of directors, except that IXI’s board of directors shall have no power to change the quorum for meetings of IXI’s stockholders or of the board of directors or the filling of vacancies in the board resulting from the removal by IXI’s stockholders.

ABILITY TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of the ITAC stockholders may be called for any purpose or purposes by a majority of the entire board of directors, or the chief executive officer or the chairman of ITAC, and shall be called by the secretary at the request in writing of stockholders owning a majority of ITAC’s capital stock issued and outstanding and entitled to vote.

Special meetings of the IXI stockholders for any purpose or purposes may be called by the chairman of the board, the president or the secretary, or by resolution of IXI’s board of directors.

NOTICE OF STOCKHOLDER ACTION

Pursuant to ITAC’s bylaws, at annual meetings of the stockholders only such business shall be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting, business must be:
(i) specified in the notice of the annual meeting given by or at the direction of the board of directors; (ii) otherwise brought before the meeting by or at the direction of the board of directors; or (iii) otherwise properly brought before the meeting by a stockholder who has given timely notice in writing to the secretary of the meeting.

To be timely, a stockholder’s notice must be received at ITAC’s principal executive offices not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.

Pursuant to IXI’s bylaws, annual meetings of the stockholders shall be held for the election of directors, and for such other business as may be stated in the notice of the meeting.

Written notice of the meeting shall be given to stockholders entitled to vote thereat not less than
10 days nor more than 60 days before the date of the meeting. No business other than that stated in the notice shall be transacted at any meeting without unanimous consent of all IXI’s stockholders entitled to vote thereat.

ITAC	IXI

A stockholder’s notice to the secretary shall set forth
(a) the following information as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder proposing such business; (ii) the class, series and number of shares of capital stock of ITAC which are beneficially owned by the stockholder.

Nominations of persons for election to the ITAC board of directors may be made at a meeting of stockholders by or at the direction of the board of directors, or by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with certain notice procedures. Such nominations made by stockholders shall be made by timely notice (such requirements as notice of proposed business to be conducted at an annual meeting) in writing to the secretary of the corporation. Timely notice shall set forth as to each person whom the stockholder proposes to nominate for election or re-election of a director, (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the corporation which are beneficially owned by such person; and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14A under the Exchange Act.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

General. Under Delaware law, a corporation may generally indemnify directors, officers, employees and agents in connection with any proceedings (other than an action by or in the right of the corporation) for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and with respect to any criminal proceeding, if they had no reasonable cause to believe that their conduct was unlawful.

In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

ITAC’s bylaws provide that ITAC shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to

IXI’s bylaws provide that any person made a party to any action, suit or proceeding, by reason of the fact that he is or was a director, officer or employee of IXI, or of any corporation in which he served as such at the request of IXI, shall be indemnified by IXI against reasonable expenses, including attorney’s fees, actually

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the best interests of ITAC, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct with unlawful.

ITAC’s bylaws further provide that any indemnification shall be made by ITAC only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit proceeding; (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by stockholders.

ITAC’s bylaws and amended and restated certificate of incorporation provide that no director or officer of ITAC shall be personally liable to ITAC or to any stockholder for monetary damages for breach of fiduciary duties as a director or officer. However, liability of an officer or director shall not be limited (i) for any breach of the director’s or the officer’s duty of loyalty to ITAC or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

ITAC’s amended and restated certificate of incorporation further provides that ITAC, to the fullest extent permitted by Section 145 of the DGCL, shall indemnify all persons whom it may indemnify pursuant thereto.

and necessarily incurred in connection with the defense of such action, suit or proceeding, or in connection with any appeal therein that such officer, director or employee is liable for negligence of misconduct of his duties.

IXI’s bylaws further provide that the amount of indemnity to which any officer or any director may be entitled shall be fixed by IXI’s board of directors, except that in any case where there in no disinterested majority of the board available, the amount shall be fixed by arbitration pursuant to the then existing rules of the American Arbitration Association.

IXI’s certificate of incorporation provides that to the fullest extent permitted by the DGCL, no person shall be personally liable to IXI or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to IXI or its stockholders, (ii) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

The following unaudited pro forma condensed consolidated balance sheet combines the consolidated historical balance sheet of IXI and the unaudited historical balance sheet of ITAC, in each case, as of March 31, 2006 giving effect to the merger of IXI and ITAC pursuant to the merger agreement, as if the merger had been consummated on March 31, 2006. No pro forma condensed consolidated statements of operations are provided since the merger is not expected to have a material effect on the statements of operations.

ITAC is providing the following information to aid you in your analysis of the financial aspects of the merger. The pro forma condensed balance sheet information is derived from IXI’s unaudited consolidated balance sheet data and ITAC’s unaudited balance sheet data in each case as of March 31, 2006, both of which are included elsewhere in this proxy statement/prospectus. Neither IXI nor ITAC assumes any responsibility for the accuracy or completeness of the information provided by the other party. This information should be read together with IXI’s audited and unaudited financial statements and related notes included in this document under IXI’s Consolidated Financial Statements and ITAC’s audited and unaudited financial statements included in this document under ITAC’s Consolidated Financial Statements.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the merger, factually supportable, and expected to have a continuing impact on the combined results.

The unaudited pro forma consolidated information is for illustrative purposes only. The financial results may have been different had the companies always been combined. Because the plans for these activities have not been finalized, we are not able to reasonably quantify the cost of such activities. You should not rely on the pro forma consolidated financial information as being indicative of the historical results that would have been achieved had the companies always been consolidated or the future results that the combined company will experience.

The following information should be read in conjunction with the pro forma condensed consolidated statements:

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Accompanying notes to the unaudited pro forma condensed consolidated balance sheet.

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Separate historical consolidated financial statements of IXI for the years ended December 31, 2005 and the three months ended March 31, 2006 included elsewhere in this document.

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Separate historical financial statements of ITAC for the period from February 22, 2005 (inception) to December 31, 2005 and the three months ended March 31, 2006 included elsewhere in this document.

The unaudited pro forma condensed consolidated balance sheet at March 31, 2006 have been prepared using two different levels of assumptions by the ITAC stockholders, as follows:

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Assuming No Conversions: This presentation assumes that no stockholders of ITAC seek to convert their shares into a pro rata share of the trust account; and

•

Assuming Maximum Conversions: This presentation assumes stockholders owning 1,263,599 shares of the ITAC common stock sold in the IPO seek conversion.

The unaudited pro forma condensed consolidated balance sheet was prepared on the basis of treating the merger as a capital transaction by IXI. Accordingly, for accounting purposes, the merger will be treated as the equivalent of IXI issuing stock for the net monetary assets of ITAC. The net monetary assets of ITAC will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The retained earnings deficit of IXI will be carried forward after the merger. Operations prior to the merger will be those of IXI.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

Assuming No Conversions

March 31, 2006
($US in Thousands)

	IXI	ITAC	Pro Forma Adjustments		Pro Forma Combined

ASSETS
CURRENT ASSETS:
Cash and cash equivalents
			$33,813	(1)
			(1,759)	(1)
			(200)	(1)
	$799	$601	110	(3)	$33,364
US Government securities deposited held in Trust Fund		33,813	(33,813)	(1)	0
Other current assets	9,211	15	(340)	(1)	8,886
Total current assets	10,010	34,429			42,250
Other assets	4,083				4,083
Total assets	$14,093	$34,429			$46,333

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Total current liabilities, excluding current maturities of long-term loans	$16,760	$124	$(295)	(1)	$16,589
Long-term loan, including current maturities of long-term loans	1,754				1,754
Other long-term liabilities	476				476
Common stock, subject to possible conversion		6,759	(6,759)	(2)	0

STOCKHOLDERS’ DEFICIENCY:
Stock capital –
Common Stock	44	1	(44)	(3)	1
Preferred Stock	351		(351)	(3)	0
Additional paid-in capital			6,759	(2)
			545	(3)
			(1,804)	(1)
	67,979	27,395	(200)	(1)	100,674
Notes receivable	(110)		110	(3)	0
Earnings accumulated during development stage		150	(150)	(3)	0
Accumulated deficit	(73,161)				(73,161)
Total stockholders’ (deficit) equity	(4,897)	27,546			27,514
Total liabilities and stockholders’ deficiency	$14,093	$34,429			$46,333

See notes to unaudited pro forma condensed consolidated balance sheet.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

Assuming Maximum Conversions

March 31, 2006
(In Thousands)

	IXI	ITAC	Pro Forma Adjustments		Pro Forma Combined

ASSETS
CURRENT ASSETS:
Cash and cash equivalents			33,813	(4)
			(6,759)	(4)
			(1,759)	(4)
			(200)	(4)
	$799	$601	110	(5)	$26,605
US Government securities deposited held in Trust Fund		33,813	(33,813)	(4)	0
Accrued Interest receivable, Trust Fund
Other current assets	9,211	15	(340)	(4)	8,886
Total current assets	10,010	34,429			35,491
Other assets	4,083				4,083
Total assets	$14,093	$34,429			$39,574

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Total current liabilities, excluding current maturities of long-term loans	$16,760	$124	(295)	(4)	$16,589
Long-term loan, including current maturities of long-term loans	1754				1,754
Other long-term liabilities	476				476
Common stock, subject to possible conversion		6,759	(6,759)	(4)	0

STOCKHOLDERS’ DEFICIENCY:
Stock capital –
Common Stock	44	1	(44)	(5)	1
Preferred Stock	351		(351)	(5)	0
Additional paid-in capital			545	(5)	93,915
			(1,804)	(4)
	67,979	27,395	(200)	(4)
Notes receivable	(110)		110	(5)	0
Earnings accumulated during development stage		150	(150)	(5)	0
Accumulated deficit	(73,161)				(73,161)
Total stockholders’ (deficit) equity	(4,897)	27,546			20,755
Total liabilities and stockholders’ deficiency	$14,093	$34,429			$39,574

See notes to unaudited pro forma condensed consolidated balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

Assuming No Conversions
(1)	$33,813	Conversion of US Government securities held in trust fund into cash and cash equivalent.
(1,759)

Reflects approximately $826 of IXI transaction costs and $978 of ITAC transaction costs, including but not limited to, fees for financial advisors, accountants, attorneys and other related costs. As of March 31, 2006 $45 of the transaction costs had been paid. Does not include fees of $1.7 million payable to certain private placement agents in connection with IXI’s bridge loan. In addition, it does not include fees of $700 that may be payable to certain financial institutions in connection with the provision of advisory services to IXI, payment of which is conditional upon consummation of the merger.

	$32,054	Total adjustments to cash and cash equivalent
	(33,813)	Conversion of US Government securities held in Trust Fund into cash and cash equivalent.
(340)

As of March 31, 2006, approximately $340 of transaction cost had been incurred by the two parties which has been recorded within other assets. Of the $340 in transaction cost incurred, approximately $45 had been paid in cash and $295 is accrued within current liabilities at March 31, 2006.

	(295)	As of March 31, 2006, approximately $295 of transaction cost had been included within current liabilities.
	(1,804)	Reduction of additional paid in capital for transaction cost, including but not limited to, fees for financial advisors, accountants and attorneys, other related cost.
	(200)	Bonus to be paid upon merger to the CEO
(2)	($6,759)	Reclassification of common stock, subject to possible conversion to paid-in capital – assumed no conversion
	6,759	Reclassification of common stock, subject to possible conversion to paid-in capital
(3)	(44)	Common stock – adjustment – cancellation of stockholders equity of legal acquirer
	(351)	Preferred stock – adjustment – cancellation of stockholders equity of legal acquirer
	110	Notes receivable to be received in cash
	(150)	Adjustment – cancellation of stockholders equity of legal acquirer
	545	Additional paid-in capital
Assuming Maximum Conversions
(4)	$33,813	Conversion of US Government securities held in Trust Fund into cash and cash equivalent.
	(6,759)	exercise of conversion right
(1,759)

Reflect approximately $826 of IXI transaction cost and $978 of ITAC transaction cost, including but not limited to, fees for financial advisors, accountants and attorneys, other related cost. As of March 31, 2006 $45 of the transaction cost has been paid. Does not include fees of $1.7 million payable to certain private placement agents in connection with IXI’s bridge loan. In addition, it does not include fees of $700 that may be payable to certain financial institutions in connection with the provision of advisory services to IXI, payment of which is conditional upon consummation of the merger.

	$25,295	Total adjustments to cash and cash equivalent
	(33,813)	Conversion of US Government securities held in Trust Fund into unrestricted cash and cash equivalent.
	(6,759)	Exercise of conversion right.
(340)

As of March 31, 2006, approximately $340 of transaction cost had been incurred by the two parties which has been recorded within other assets. Of the $340 in transaction cost incurred, approximately $45 had been paid in cash and $295 is accrued within current liabilities at March 31, 2006.

	(295)	As of March 31, 2006, approximately $295 of transaction cost had been included within current liabilities.
	(1,804)	Reduction of additional paid in capital for transaction cost, including but not limited to, fees for financial advisors, accountants and attorneys, other related cost.
	(200)	Bonus to be paid upon merger to the CEO
(5)	(44)	Common stock – adjustment – cancellation of stockholders equity of legal acquirer
	(351)	Preferred stock – adjustment – cancellation of stockholders equity of legal acquirer
	110	Notes receivable to be received in cash
	(150)	Adjustment – cancellation of stockholders equity of legal acquirer
	545	Additional paid-in capital
(6)		The unaudited pro-forma consolidated statements do not reflect IXI’s bridge loan under which IXI received gross proceeds of $20.0 million.

NAME CHANGE AMENDMENT PROPOSAL

Pursuant to the merger agreement, we are proposing to change ITAC’s corporate name from “Israel Technology Acquisition Corp.” to “IXI Mobile, Inc.” upon consummation of the merger. The merger will not be consummated unless the proposal to change ITAC’s name is approved at the meeting. If the merger proposal is not approved, the name change amendment will not be presented at the meeting.

In the judgment of ITAC’s board of directors, the change of its corporate name is desirable to reflect ITAC’s merger with IXI. The IXI name has become a recognized name in the mobile communications business and ITAC’s board of directors feels it is important to carry this name following the merger.

The approval of the name change amendment will require the affirmative vote of the holders of a majority of the outstanding shares of ITAC common stock on the record date.

Stockholders will not be required to exchange outstanding stock certificates for new stock certificates if the amendment is adopted.

ITAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NAME CHANGE AMENDMENT.

CAPITALIZATION AMENDMENT PROPOSAL

Pursuant to the merger agreement, we are proposing to increase the number of authorized shares of ITAC common stock from 30,000,000 shares to 60,000,000 shares upon consummation of the merger. The merger will not be consummated unless the proposal to increase ITAC’s capitalization is approved at the meeting. If the merger proposal is not approved, the capitalization amendment will not be presented at the meeting.

Currently, ITAC has 7,818,000 shares of common stock outstanding and has reserved 12,636,000 shares of common stock issuable upon exercise of warrants plus 900,000 shares of common stock issuable upon exercise of a unit purchase option issued in ITAC’s IPO. Pursuant to the merger agreement, ITAC will be issuing an additional 7,818,000 shares (or rights to acquire such shares) of common stock upon consummation of the merger. ITAC will also issue 10,000,000 contingent shares that will be held in escrow and may be earned and released pursuant to the merger agreement based on the combined company meeting certain targets and options to purchase 1,500,000 shares of common stock to Gideon Barak, IXI’s chairman of the board, and Amit Haller, IXI’s president and chief executive officer, in connection with their employment following the merger. ITAC will also issue 840,000 shares of ITAC common stock to certain lenders of IXI pursuant to IXI’s financing arrangements and may issue additional shares of ITAC common stock and warrants to purchase up to 1,000,000 shares of ITAC common stock to such lenders upon conversion of such financing arrangements. ITAC will also issue 18,000 shares of ITAC common stock, conditional on the closing of the merger, to certain private placement agents in connection with the securing of IXI’s bridge loan. In addition, conditional on the closing of the merger, certain financial institutions providing advisory services to IXI will be entitled to receive 36,000 shares of ITAC common stock and warrants to purchase 100,000 shares of ITAC common stock at an exercise price of $5.00, expiring in 2009.

Accordingly, for the merger agreement to be consummated, ITAC must increase the number of its authorized shares of common stock. In the judgment of ITAC’s board of directors, the increase to 60,000,000 shares will allow for the consummation of the merger and will enable ITAC to have the flexibility to authorize the issuance of shares of common stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits.

The approval of the capitalization amendment will require the affirmative vote of the holders of a majority of the outstanding shares of ITAC common stock on the record date.

ITAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CAPITALIZATION AMENDMENT.

ARTICLE SIXTH AMENDMENT PROPOSAL

Pursuant to the merger agreement, we are proposing to remove Article Sixth of ITAC’s amended and restated certificate of incorporation in its entirety and to renumber the subsequent provisions accordingly upon consummation of the merger. If the merger proposal is not approved, the Article Sixth amendment will not be presented at the meeting.

In the judgment of ITAC’s board of directors, the Article Sixth amendment is desirable, as sections A through D relate to the operation of ITAC as a blank check company prior to the consummation of a business combination. Such sections will not be applicable upon consummation of the merger.  Furthermore, ITAC’s board of directors has determined that it is more desirable to have all of its directors stand for re-election at each annual meeting rather than continuing the classified board of directors now provided for by Section E of Article Sixth.

The approval of the Article Sixth amendment will require the affirmative vote of the holders of a majority of the outstanding shares of ITAC common stock on the record date.

ITAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ARTICLE SIXTH AMENDMENT.

DIRECTOR PROPOSAL

ITAC’s board of directors is currently divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected in each year. Assuming approval of the Article Sixth amendment, ITAC’s board of directors will no longer be classified. As a result, seven directors will be elected at the special meeting to hold office for a term expiring at the next annual meeting of stockholders. Each director serves from the date of his election until the end of his term and until his successor is elected and qualified.

Messrs. Gideon Barak, Israel Frieder, Amit Haller, Yossi Sela, Shlomo Shalev, Victor Halpert and Mathew Hills have been nominated as candidates for election. Unless authority is withheld, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

At the effective time of the merger and assuming the election of the individuals set forth below, the board of directors and executive officers of ITAC will be as follows:

Name	Age	Position

Gideon Barak	49	Co-Chairman of the Board
Israel Frieder	56	Co-Chairman of the Board
Amit Haller	36	President, Chief Executive Officer and Director
Lihi Segal	36	Vice President and Chief Financial Officer
Gadi Meroz	37	Vice President, Corporate Development and General Counsel
Yossi Sela	53	Director
Shlomo Shalev	44	Director
Victor Halpert	45	Director
Matthew Hills	46	Director

Information about nominees

Gideon Barak has served as IXI’s chairman of the board since its inception. Mr. Barak is a co-founder and chairman of IXI. Mr. Barak has over 25 years of experience in the communications industry, with leading positions such as chief financial officer of DSP Group Inc., an American-Israeli company specializing in proprietary digital signal processing for consumer and telecommunications applications, co-founder and chief executive officer of DSP Communications, Inc., a spin-off of DSP Group, Inc., which was later acquired by Intel Corporation in 1999, and founder and chairman of Envara, Inc. and Butterfly VLSI, Ltd. acquired by Intel and Texas Instruments, in 2004 and 1999, respectively. Mr. Barak was also a board member of Modem Art and WIDCOMM, Inc., which were acquired by Agere Systems and Broadcom Corporation, in 2005 and 2004, respectively. Mr. Barak serves as a director of additional semiconductor and communications companies, including Metalink Ltd., Gamestream Ltd. and Advasense Inc. (founder and Chairman). Mr. Barak also serves as venture partner with Benchmark Capital. Mr. Barak is the spouse of Lihi Segal, IXI’s chief financial officer. Mr. Barak received a B.A. and M.B.A. from Tel Aviv University.

Israel Frieder has served as ITAC’s chairman of the board and chief executive officer since its inception. Since January 2005, Mr. Frieder has provided management consulting services to Teledata Networks NV, a Netherlands provider of wireline access products and next generation network solutions for telecom operators and service providers. From May 2001 to December 2004, Mr. Frieder served as the president and chief executive officer of Kardan Communications Ltd., an Israeli private investment company active in various fields including telecommunications and information technology. From 1999 to May 2001, Mr. Frieder served as corporate vice president of business development and strategic planning for ECI Telecom Ltd., an Israeli Nasdaq listed provider of network and access solutions for digital telecommunications networks, and from 1996 to 1998 he served as president of ECI Telecom Inc./DNI (USA), a wholly owned subsidiary of ECI Telecom Ltd. From 1987 to 1996, Mr. Frieder served as president of Tadiran Telecommunications Ltd. Network Systems, a company that provides telecommunications solutions for operators and which was acquired by ECI Telecom. Mr. Frieder has served as a member of the board of directors of RiT Technologies Ltd., an Israeli Nasdaq SmallCap Market listed company that provides solutions for improved control, utilization and maintenance of computer networks, since January 2002. He has also served as a member of the board of directors of a number of private companies, including RRSat Ltd., an

Israeli provider of end-to-end transmission and production services to the global satellite broadcasting industry, and Cellvine Ltd., an Israeli developer and marketer of cellular coverage and capacity solutions for the wireless telecommunications industry, and served as a member of the investment committee of Aviv Venture Capital, an Israeli venture capital firm. Mr. Frieder is a former winner of the Israel Defense Prize and the Israel Kaplan Prize. Mr. Frieder received a B.Sc. (Electrical Engineering) from the Technion Israel Institute of Technology in Haifa, Israel and an M.B.A. (with distinction) from the Hebrew University of Jerusalem in Israel.

Amit Haller has served as IXI’s president and chief executive officer and a member of its board of directors since its inception. Mr. Haller is a co-founder, president and chief executive officer of IXI. Mr. Haller has 17 years of experience in wireless technology and business development. Prior to founding IXI, Mr. Haller worked for one year at Texas Instruments, Inc., where he directed the Short Distance Wireless (Bluetooth) business unit. Until 1999, Mr. Haller served as chief executive officer of Butterfly VLSI Ltd., where he created the Short Distance Wireless (SDW) vision and developed the first complete SDW chipset (RF, Baseband and Software). Butterfly was acquired by Texas Instruments in 1999. Prior to joining Butterfly VLSI Ltd., Mr. Haller worked for four years in the Israel Defense Forces’ Research and Development Unit.

Yossi Sela has served as a member of IXI’s board of directors since August 2000. Since 1999, Mr. Sela has been the managing partner of Gemini Israel Funds, a leading venture capital fund, which invests primarily in seed and early stage Israeli technology companies. In this capacity, Mr. Sela sits on the board of a number of Gemini portfolio companies, including Adimos Inc., Allot Communications, Ltd., and Saifun Semiconductors Ltd. Mr. Sela’s past board positions include Commtouch Software Ltd., Precise Software Solutions Ltd. and Envara Inc. In 1995, Mr. Sela served as the chief executive officer of Ornet Data Communication Technologies Ltd., which was a Gemini portfolio company. Mr. Sela led that company until its acquisition by Siemens AG in September 1995. From 1990 to 1992, Mr. Sela served as vice president of Marketing at DSP Group, an American-Israeli company specializing in proprietary digital signal processing for consumer and telecommunication applications. Mr. Sela later served as VP of Marketing at DSP Communications, Inc., a spin-off of DSP Group, which was acquired by Intel Corporation in 1999. From 1985 to 1989, Mr. Sela worked at Daisy Systems Inc. where he was Director for CAD Development and PCB Marketing Manager for Europe. From 1974 to 1984, Mr. Sela served in the Israel Defense Forces and was responsible for the definition and development of systems for communication applications. Mr. Sela holds a B.Sc. in Electrical Engineering from the Technion – Israel Institute of Technology and an MBA from Tel Aviv University.

Shlomo Shalev has served as senior vice president of Ampal-American Israel Corporation (NASDAQ: AMPL), a holding company invested in various public and private companies in the technology and real estate fields, since 1997. Prior to joining Ampel, Mr. Shalev served from 1994 to 1997 as Consul-Economic Affairs, United States Northwest Region for the State of Israel. Mr. Shalev holds a B.A. in economics from Ben Gurion University and an M.B.A. from the University of San Francisco.

Victor Halpert has served as a member of ITAC’s board of directors since its inception. Since February 2004, Mr. Halpert has served as managing director of Halpert Capital Fund, a United States private fund that invests in small to mid capital companies. From February 2003 to January 2004, Mr. Halpert was engaged in independent advisory and consulting activities. From June 1999 to January 2003, Mr. Halpert served as director of equity research for Salomon Smith Barney where he focused on Israel technology companies. From January 1998 to May 1999, he served as vice president of equity research at Robertson Stephens where he focused on telecommunications and Israeli technology companies. Mr. Halpert serves as a member of the board of directors of Top Image Systems Ltd., an Israeli Nasdaq SmallCap Market listed software developer of various automated data collection and form processing, and information recognition systems and technologies and Unity Wireless, Inc., a United States Over the Counter Bulletin Board listed manufacturer of wireless technologies. Mr. Halpert received a B.S. (cum laude) from the State University of New York, College at New Paltz, a M.S. from the University of Illinois at Chicago and an M.B.A. from the University of Chicago.

Matthew Hills is a partner and co-founder of Quarry Hill Partners, a private equity firm providing growth capital to small and middle-market companies. From September 2005 to June 2006, he was a consultant to and managing director of Signature Capital, a special situations investor. From March 1996 to September 2005, he was the senior partner and co-founder of BG Affiliates, a private equity firm. From May 1993 to March 1996, he was chief planning officer of The Berkshire Group, the parent company of BG Affiliates. From March 1982 to May 1993, he was a manager with The LEK Partnership, an associate in the Corporate Finance Department of Drexel Burnham Lambert and an associate consultant at Bain & Company. He currently serves on the board of directors of K-Bro Linen Income Fund, Surebridge, and hedge funds managed by Basso Capital Management. He has previously served on the boards of directors of several other U.S. and Canadian private and public companies as well as non-profit organizations. He received a B.A. from Brandeis University and an M.B.A. from Harvard Business School.

Other Executive Officers

Lihi Segal has served as IXI’s vice president and chief financial officer since September 2005. Ms. Segal served as chief financial officer of RFWaves Ltd., a short-distance wireless semiconductor company, from 2002 to 2005. From 1999 to 2002, Ms. Segal served as vice president, corporate development and general counsel of several companies, including IXI, Envara and RFWaves. From 1997 to 1999, Ms. Segal was an attorney with Danziger, Klagsbald, Rosen & Co., Attorneys at Law, a law firm specializing in commercial and corporate law. Ms. Segal holds an LLB from the Buchman Faculty of Law, Tel-Aviv University, and an MBA from the Joint Executive MBA Program at Recanati, Tel Aviv University and Kellogg, Northwestern University. Ms. Segal is the spouse of Mr. Barak.

Gadi Meroz has been with IXI in various legal and financial positions since July 2001, and has served most recently as vice president, corporate development since October 2005. Mr. Meroz has over eight years experience in providing financial and legal services. Prior to joining IXI, Mr. Meroz was an attorney at Volovelsky, Dinstein, Sneh & Co., a law firm specializing in commercial and corporate law where Mr. Meroz focused on business and venture funding, representing public and private companies as well as venture investors. Mr. Meroz holds an LLB from the University of Leicester, UK School of Law, and holds an LL.M degree from the University of California, Berkeley and Tel Aviv University. In addition, Mr. Meroz holds an MBA degree from the University of Leicester, UK. Mr. Meroz is admitted to the Israeli Bar and is a member of the Law Society of England & Wales.

At the effective time of the merger, the board of directors and executive officers of IXI Mobile (USA), Inc., ITAC’s operating subsidiary, will be as follows:

Name	Age	Position

Gideon Barak	49	Co-Chairman of the Board
Israel Frieder	56	Co-Chairman of the Board
Amit Haller	36	President, Chief Executive Officer and Director
Lihi Segal	36	Vice President and Chief Executive Officer
Yossi Sela	53	Director
Gadi Meroz	37	Vice President, Corporate Development and General Counsel

The biography of each of these individuals is set forth above.

Meetings and Committees of the Board of Directors of ITAC

During the fiscal year ended December 31, 2005, ITAC’s board of directors held three meetings and acted by unanimous written consent three times. ITAC’s board of directors also has held three meetings in 2006. Each of ITAC’s current directors attended all meetings during 2005 and 2006. Although ITAC does not have any formal policy regarding director attendance at annual stockholder meetings, ITAC will attempt to schedule its annual meetings so that all of its directors can attend. In addition, ITAC expects its directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Independence of Directors

In anticipation of being listed on Nasdaq, ITAC will adhere to the rules of Nasdaq in determining whether a director is independent. The board of directors of ITAC also will consult with ITAC’s outside legal counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Consistent with these considerations, the board of directors of ITAC has affirmatively determined that, upon election to the board of directors of ITAC at the special meeting, Messrs. Sela, Shalev, Halpert and Hills will be the independent directors of ITAC for the ensuing year. The other directors are not independent.

ITAC currently does not have a majority of independent directors and is not required to have such a majority.

Audit Committee

Upon consummation of the merger, the board of directors of ITAC will establish an audit committee consisting of three directors who will each qualify as an independent director under Nasdaq listing standards. The purpose of the audit committee will be to appoint, retain, set compensation of, and supervise ITAC’s independent accountants, review the results and scope of the audit and other accounting related services and review ITAC’s accounting practices and systems of internal accounting and disclosure controls.

Meetings and Attendance

Since the ITAC audit committee will not be formed until the consummation of the merger, it did not meet in the year ended December 31, 2005.

Independent Registered Public Accountant Fees

The firm of Brightman Almagor & Co., a member firm of Deloitte Touche Tohmatsu, is ITAC’s independent registered public accountant. Marcum & Kleigman LLP had previously acted as ITAC’s independent registered public accountant. The change was made so that ITAC could engage a firm that has an office in Israel. Kost, Forer, Gabbay and Kasierer, a member of Ernst & Young Global, will serve as principal accountant for the combined company following the merger.

Audit Fees

During the fiscal year ended December 31, 2005, ITAC paid its principal accountant $28,500 for the services they performed in connection with ITAC’s initial public offering, including the financial statements included in the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 19, 2005, and $30,000 in connection with the review of ITAC’s Quarterly Reports on Form 10-QSB.

Audit-Related Fees

During the period from February 22, 2005 (inception) to December 31, 2005, ITAC’s independent registered public accountants did not render assurance and related services reasonably related to the performance of the audit or review of financial statements.

Tax Fees

During the period from February 22, 2005 (inception) to December 31, 2005, ITAC’s independent registered public accountants did not render services to it for tax compliance, tax advice and tax planning.

All Other Fees

During the period from February 22, 2005 (inception) to December 31, 2005, there were no fees billed for products and services provided by the independent registered public accountants to ITAC other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

Since the ITAC audit committee will not be formed until the consummation of the merger, the audit committee did not pre-approve any accounting-related or tax services. However, ITAC’s board of directors has approved the services described above. In accordance with Section 10A(i) of the Exchange Act, before ITAC engages its independent accountant to render audit or permitted non-audit services, the engagement will be approved by the audit committee.

Audit Committee Report

Since the ITAC audit committee will not be formed until the consummation of the merger, it has not yet met or prepared a committee report.

Code of Ethics

In September 2005, ITAC’s board of directors adopted a code of ethics that applies to ITAC’s directors, officers and employees as well as those of its subsidiaries. A copy of ITAC’s code of ethics was filed as Exhibit 14 to ITAC’s Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2005.

Compensation Committee Information

As no executive officer of ITAC has received any cash or non-cash compensation for services rendered to ITAC, a compensation committee was unnecessary. Upon consummation of the merger, the board of directors of ITAC will establish a compensation committee consisting of three directors who will each qualify as an independent director under Nasdaq listing standards. The purpose of the compensation committee will be to review and approve compensation paid to ITAC’s officers and to administer the company’s equity compensation plans, including authority to make and modify awards under such plans.

Advisory positions

IXI engages the services of individuals with expertise in the telecommunications industry to assist its senior executives and Board in an advisory capacity with respect to IXI’s strategic and technical direction and development.

Andre Dahan has served as an advisor to IXI’s Board of Directors since January 2005. Prior to joining IXI, Mr. Dahan served from July 2001 to December 2004 as president and chief executive officer of Multimedia Services of AT&T Wireless Services, Inc. From July 1997 to May 2001, Mr. Dahan served as president of U.S. operations and global accounts for Dun & Bradstreet. Prior to joining Dun & Bradstreet, Mr. Dahan served in a variety of senior executive positions with Teradata Corp. and Sequent Computer Systems, Inc. Mr. Dahan has held technical positions with Malam Systems Ltd., the Israel Aircraft Industry, IBM Israel, and S.E. Qual, an IT consulting firm. Mr. Dahan served on the board of Palmsource, Inc., the developer of the Palm OS operating system, from April 2005 until its acquisition by Access Co. Ltd. in November 2005, and since October 2005, has served as a board member of Red Bend Software Ltd., a provider of mobile software management solutions. Since June 2006, Mr. Dahan serves on the board of Neustar, Inc., a publicly traded telecom service company based in Virginia. Mr. Dahan holds a software engineering degree from Hadassah – Jerusalem Institute of Technology.

Compensation Arrangements for Directors

IXI’s and ITAC’s directors do not currently receive any cash compensation for their service as members of the board of directors. As described under the heading “Director Proposal – Executive Compensation”, ITAC currently pays certain fees to A.F. Services Ltd., an affiliate of Mr. Frieder.

Upon consummation of the merger, non-employee directors of ITAC will receive varying levels of compensation for their services as directors based on their eligibility to members of ITAC’s audit and compensation committees. ITAC anticipates determining director compensation in accordance with industry practice and standards.

Nominating Committee Information

Upon consummation of the merger, ITAC will form a nominating committee. The members will be Messrs.___, ___ and ___, each an independent director under Nasdaq listing standards. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on ITAC’s board of directors. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others.

ITAC does not have any restrictions on stockholder nominations under its amended and restated certificate of incorporation or by-laws. The only restrictions are those applicable generally under Delaware corporate law and the federal proxy rules. Prior to the consummation of the merger agreement, ITAC has not had a nominating committee or a formal means by which stockholders can nominate a director for election. Currently the entire board of directors decides on nominees, on the recommendation of one or more members of the board. None of the current members of the board of directors is “independent.” Currently, the board of directors will consider suggestions from individual stockholders, subject to evaluation of the person’s merits. Stockholders may communicate nominee suggestions directly to any of the board members, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, the board of directors believes that persons should be actively engaged in business endeavors.

Executive Compensation

ITAC

No executive officer of ITAC has received any cash or non-cash compensation for services rendered to ITAC. Each executive officer has agreed not to take any compensation prior to the consummation of a business combination.

ITAC has entered into a management services agreement with A.A. Pearl Investments Ltd., an entity controlled by Mr. Frieder effective upon the closing of the merger. Pursuant to the agreement, A.A. Pearl Investments has agreed to provide Mr. Frieder’s services as co-chairman of the board of ITAC beginning on the closing date of the merger. The agreement has an initial term of two years and is automatically renewed unless terminated by either party upon at least 90 days’ notice prior to the end of the then current term. Pursuant to the agreement, ITAC will pay A.A. Pearl Investments a monthly fee of $17,500 (or $210,000 per year) for providing Mr. Frieder’s services to ITAC. A.A. Pearl will also be entitled to reimbursement for all normal, usual and necessary expenses incurred or paid by it or Mr. Frieder in the performance of Mr. Frieder’s duties. A.A. Pearl will be paid an additional amount on account of daily travel expenses to which Mr. Frieder may be entitled under Israeli law. At A.A. Pearl’s option, ITAC will provide A.A. Pearl with an automobile for Mr. Frieder’s use and pay the expenses associated therewith subject to an agreed decrease the monthly payments due A.A. Pearl. So long as A.A. Pearl is provided with an automobile for Mr. Frieder’s use, A.A. Pearl will not be entitled to reimbursement of daily travel expenses or similar costs. For a more complete description of Mr. Frieder’s employment agreement, see the section “The Merger Agreement – Employment Agreements.”

Since July 12, 2005, ITAC has and will continue to pay A.F. Services, an affiliate of Israel Frieder, a fee of $7,500 per month for providing ITAC with office space and certain office and secretarial services. This arrangement will end upon consummation of the merger. Other than this $7,500 per-month fee, no compensation of any kind, including finders and consulting fees, have been or will be paid to any of ITAC’s officers until consummation of the merger. However, ITAC’s executive officers are reimbursed for any out-of-pocket expenses incurred in connection with activities on ITAC’s behalf such as identifying potential target business and performing due diligence on suitable business combinations. As of March 31, 2006, an aggregate of $123,325 has been reimbursed to them for such expenses.

IXI

The following sets forth summary information concerning the compensation paid by IXI for the last three fiscal years to the persons who were its five highest paid executive officers during fiscal 2005.

Name	Title	Year	Salary	Bonus	Other Annual Compensation	SARS/ Options Granted	All Other Compensation

Amit Haller	CEO & President
		2005	$150,000		$22,380	1,228,073
		2004	$150,000		$30,835
		2003	$150,000		$23,562
Gideon Barak(1)	Chairman
		2005	$140,436			1,232,040	$56,699	(2)
		2004	$100,136				$131,846	(3)
		2003	$119,681				$47,627	(4)
Gadi Meroz	VP Corporate Development
		2005	$81,494		$22,159	157,000	$12,519	(5)
		2004	$77,374		$21,004	3,333	$12,195	(6)
		2003	$71,947		$19,150		$1,420	(7)
Jonathan Michael	CFO(8)
		2005	$153,116		$30,157
		2004	$175,000		$26,959	6,667
		2003	$175,000		$7,316
Lihi Segal	CFO(9)
		2005	$31,278		$7,036	235,000
		2004	$8,403		$1,457
		2003	$5,277		$1,544

——————

(1)

Gideon Barak was occupied as a chairman under a service management agreement until December 31, 2005.

(2)

The amount of $56,699 consists of $16,768 car expenses and an accrual of $39,931 which was due but not paid in 2005.

(3)

The amount of $131,846 consists of $5,997 car expenses and an accrual of $125,849 which was due but not paid in 2004.

(4)

Consists of $47,627 accrual which was due but not paid in 2003.

(5)

Consists of $12,519 due to car expenses in 2005.

(6)

Consists of $12,195 due to car expenses in 2004.

(7)

Consists of $1,420 due to car expenses in 2003.

(8)

As of September 30, 2005 Jonathan Michael is no longer the CFO of IXI.

(9)

Ms. Segal’s employment with IXI as CFO commenced in September 2005.

Aggregated Option Values at March 31, 2006

The following table provides information concerning unexercised options held as of March 31, 2006, by each of IXI’s executive officers:

	Number of Securities Underlying Unexercised Options at March 31, 2006		Value of Unexercised In-the-Money Options at March 31, 2006(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Gideon Barak	0	1,232,040		258,728
Amit Haller	0	1,228,073		257,895
Lihi Segal	0	235,000		49,350
Gadi Meroz	42,063	118,937	8,243	24,728

——————

(1)

Based upon $0.26 (the fair market value of IXI common stock  at November 30, 2005 minus the exercise price, multiplied by the number of shares issued upon the exercise of, or subject to the option, without taking into account any taxes that may be payable in connection with the transaction).

Option Grants During Year 2005

The following options to purchase shares of IXI’s common stock were granted to executive officers during the year ended December 31, 2005:

Named Executive Officer	Number of Shares Subject to Options	% of Total Options Granted During Period	Date of Grant	Exercise Price		Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term
							5%(1)	10%(1)

Gadi Meroz	157,000	3.07%	12/01	$0.05		11/15/30	4,937	12,511
Gideon Barak	1,232,040	24.08%	11/17	$0.05		11/15/16	38,741	98,178
Lihi Segal	235,000	4.59%	11/28	$0.05		11/15/27	7,390	18,726
Amit Haller	1,228,073	24.01%	11/17	$0.05	(2)	11/15/16	38,616	97,862

——————

(1)

In accordance with SEC rules, these columns show gains that could accrue for the respective options, assuming that the market price of IXI common stock appreciates from the date of grant over the maximum life of the option at an annualized compounded rate of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options will be zero. Rules of the SEC permit IXI to use 5% and 10% in this table. There can be no assurance that the price of IXI stock will increase and this table does not constitute any prediction of the future value of its stock by IXI.

(2)

Exercise price of such options was changed to $0.26 in July, 2006. Accordingly, the potential realizable values of such options are $200,805 and $508,880 at assumed annual rates of stock price appreciation of 5% and 10%, respectively.

IXI Employee Stock Option Plan

IXI’s outstanding options and warrants were issued under its Employee Stock Option Plan. Upon consummation of the merger, this plan will be retired so that no further options and warrants may be issued under it. However, as IXI’s outstanding options and warrants will be assumed by ITAC upon consummation of the merger and become options and warrants to purchase shares of ITAC common stock, the terms of the Employee Stock Option Plan will still govern those options and warrants.

Employment Agreements

Gideon Barak

Pursuant to an employment agreement, amended as of February 28, 2006, and effective upon consummation of the merger, Gideon Barak has agreed to serve as the co-chairman of the board of both ITAC and IXI until the agreement is terminated by either party on 90 days’ prior written notice. Mr. Barak’s employment agreement provides that he will receive an annual base salary which will bring the annual cost to IXI Mobile (R&D) Ltd. to of $210,000 (taking into consideration Managers’ Insurance, advanced study fund, vacation days, sick leave, recreation pay, car deduction and its attributed income and any mandatory deductions under applicable law). Mr. Barak’s employment agreement also provides that he will be granted options to purchase 750,000 shares of ITAC common stock, such options to vest based on certain targets being achieved and to have an exercise price equal to $5.00 per share. In addition, Mr. Barak’s employment agreement provides that he is entitled to receive certain bonuses on certain targets being achieved. For a more complete description of Mr. Barak’s employment agreement, see the section “The Merger Agreement – Employment Agreements.”

Amit Haller

Pursuant to an employment agreement, amended as of February 28, 2006, and further amended as of July 23, 2006, and effective upon consummation of the merger, Amit Haller has agreed to serve as the president and chief executive officer of both ITAC and IXI until the agreement is terminated by either party on 90 days’ prior written notice. Mr. Haller’s employment agreement provides that he will receive a minimum base salary of $250,000. Mr. Haller’s employment agreement also provides that he will be granted options to purchase 750,000 shares of ITAC common stock, such options to vest based on certain targets being achieved and to have an exercise price equal to the fair market value of the shares on the date of grant. In addition, Mr. Haller’s employment agreement provides that he is entitled to receive certain bonuses on certain targets being achieved. For a more complete description of Mr. Haller’s employment agreement, see the section “The Merger Agreement – Employment Agreements.”

Lihi Segal

Ms. Segal entered into an employment agreement with IXI Mobile (R&D) Ltd., IXI’s Israeli subsidiary in September 2005. The agreement may be terminated by either party on 90 days’ prior notice to the other party. The agreement may also be terminated immediately by IXI Mobile (R&D) Ltd. for “justifiable cause” (as defined in the agreement).

The agreement provides for an annual base salary of $103,000 (based on the $/NIS exchange rate at March 31, 2006), payable in equal monthly installments which includes additional compensation for overtime hours and reimbursement for travel expenses. Ms. Segal is eligible to participate in all of IXI’s benefit plans.

Gadi Meroz

Mr. Meroz entered into an employment agreement with IXI Mobile (R&D) Ltd., IXI’s Israeli subsidiary in July 2001. The agreement may be terminated by either party on 90 days’ prior notice to the other party. The agreement may also be terminated immediately by IXI Mobile (R&D) Ltd. for “justifiable cause” (as defined in the agreement).

Mr. Meroz’s annual base salary is currently $98,000 (based on the $/NIS exchange rate at March 31, 2006), payable in equal monthly installments which includes additional compensation for overtime hours and reimbursement for travel expenses. Mr. Meroz is eligible to participate in all of IXI’s benefit plans.

Andre Dahan

Mr. Dahan entered into an advisory agreement with IXI Mobile Inc. in November 2005. The agreement may be terminated by either party on 30 days’ prior notice to the other party. Mr. Dahan’s current annual base consulting fee is $60,000, payable in equal monthly installments. Upon consummation of the merger Mr. Dahan’s annual base consulting fee will be $120,000. Mr. Dahan is entitled to reimbursement of direct and actual out of pocket expenses with regard to the service provided by him and has been granted options to purchase 185,571 shares of IXI common stock, at an exercise price of $0.05 per share, exercisable at any time up to ten years from date of grant so long as Mr. Dahan is an advisor to IXI pursuant to the agreement.

OTHER INFORMATION RELATED TO ITAC

Business of ITAC

ITAC was formed on February 22, 2005, to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business that has manufacturing operations or research and development facilities located in Israel. Prior to executing the merger agreement with IXI, ITAC’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

Offering Proceeds Held in Trust

ITAC consummated its IPO in the summer of 2005. The net proceeds of the offering, after payment of underwriting discounts and expenses, were approximately $33,965,100. Of that amount, $32,955,360 was placed in the trust account and invested in government securities. The remaining proceeds have been used by ITAC in its pursuit of a business combination. The trust account will not be released until the earlier of the consummation of a business combination or the liquidation of ITAC. The trust account contained $33,812,870 as of March 31, 2006 and $___ as of _____, 2006, the record date. If the merger with IXI is consummated, the trust account will be released to ITAC, less the amounts paid to stockholders of ITAC who do not approve the merger and elect to convert their shares of common stock into their pro-rata share of the trust account. The released funds will be used for working capital and acquisitions by the combined entity.

Fair Market Value of Target Business

Pursuant to ITAC’s amended and restated certificate of incorporation, the initial target business that ITAC acquires must have a fair market value equal to at least 80% of ITAC’s net assets at the time of such acquisition. ITAC’s board of directors determined that this test was met in connection with its acquisition of IXI. Further, ITAC has received an opinion from Trigger-Foresight that this test has been met.

Stockholder Approval of Business Combination

ITAC will proceed with the acquisition of IXI only if a majority of the ITAC shares of common stock sold in its IPO present in person or represented by proxy and entitled to vote at the special meeting vote in favor of the merger proposal and a majority of all of the outstanding shares of ITAC is voted in favor of each of the name change amendment and the capitalization amendment. The ITAC Inside Stockholders have agreed to vote their common stock received prior to ITAC’s IPO on the merger proposal in accordance with the vote of holders of a majority of the outstanding shares of ITAC’s common stock. If the holders of 20% or more of ITAC’s common stock vote against the merger proposal and demand that ITAC convert their shares into their pro rata share of the trust account, then ITAC will not consummate the merger.

Liquidation If No Business Combination

ITAC’s amended and restated certificate of incorporation provides for mandatory liquidation of ITAC in the event that it does not consummate a business combination within 18 months from the date of consummation of its IPO, or 24 months from the consummation of the IPO if certain extension criteria have been satisfied. Such dates are January 19, 2007 and July 19, 2007, respectively. ITAC signed the merger agreement with IXI on February 28, 2006. If the merger is not consummated, ITAC will continue to search for a target business to consummate a business combination with. ITAC must liquidate if it does not consummate a business combination by January 19, 2007, or by July 19, 2007 if certain extension criteria have been satisfied. If ITAC does not complete the merger by July 19, 2007, ITAC will be dissolved and will distribute to all of its public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets. ITAC’s stockholders who obtained their ITAC stock prior to ITAC’s IPO have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to the IPO. There will be no distribution from the trust account with respect to ITAC’s warrants.

ITAC anticipates that, if it is unable to complete a business combination by July 19, 2007, the following will occur:

•

ITAC’s board of directors will convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board’s recommendation of such plan;

•

ITAC will promptly file a preliminary proxy statement with the Securities and Exchange Commission;

•

if the Securities and Exchange Commission does not review the preliminary proxy statement, then, 10 days following the filing of such preliminary proxy statement, ITAC will mail the definitive proxy statement to stockholders, and 10-20 days following the mailing of such definitive proxy statement, ITAC will convene a meeting of stockholders, at which they will vote on the plan of dissolution and liquidation; and

•

if the Securities and Exchange Commission does review the preliminary proxy statement, ITAC currently estimates that it will receive their comments 30 days after the filing of such proxy statement. ITAC would then mail the definitive proxy statement to stockholders following the conclusion of the comment and review process (the length of which cannot be predicted with any certainty, and which may be substantial) and ITAC will convene a meeting of stockholders at which they will vote on the plan of dissolution and liquidation.

ITAC expects that all costs associated with the implementation and completion of the plan of dissolution and liquidation will be funded by any remaining net assets not held in the trust account, although ITAC cannot assure you that there will be sufficient funds for such purpose. If such funds are insufficient, ITAC anticipates that management will advance the funds necessary to complete such dissolution and liquidation (currently anticipated to be no more than approximately $50,000).

ITAC will not liquidate the trust account unless and until stockholders approve the plan of dissolution and liquidation. Accordingly, the foregoing procedures may result in substantial delays in ITAC’s liquidation and the distribution to public stockholders of the funds in the trust account and any remaining net assets as part of such plan of dissolution and liquidation.

If ITAC were to expend all of the net proceeds of the IPO, other than the proceeds deposited in the trust account, the per-share liquidation price as of _____, 2006 would be approximately $___, or $___ less than the per-unit offering price of $6.00 in ITAC’s IPO. The proceeds deposited in the trust account could, however, become subject to the claims of ITAC’s creditors and there is no assurance that the actual per-share liquidation price will not be less than $___, due to those claims. If ITAC liquidates prior to the consummation of a business combination, its directors will be personally liable to pay debts and obligations to vendors and other entities that are owed money by ITAC for services rendered or contracted for or products sold to ITAC, or to any target business, to the extent such debts and obligations are not covered by ITAC’s assets, excluding amounts in the trust agreement. There is no assurance, however, that they would be able to satisfy those obligations.

Additionally, if ITAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in ITAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of stockholders. To the extent any bankruptcy claims deplete the trust account, ITAC cannot assure you we will be able to return to public stockholders at least $___ per share.

The stockholders holding shares of ITAC common stock issued in the IPO will be entitled to receive funds from the trust account only in the event of ITAC’s liquidation or if the stockholders seek to convert their respective shares into cash and the merger is actually completed. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

Under Sections 280 through 282 of the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Pursuant to Section 280, if the corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although ITAC will seek stockholder approval to liquidate the trust account to its public stockholders as part of a plan of dissolution and liquidation, ITAC will seek to conclude this process as soon as possible and as a result do not intend to comply with those procedures. Because ITAC will not be complying with the foregoing provisions, Section 281(b) of the DGCL requires us to adopt a plan that will provide for payment, based on facts known to it at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against it within the subsequent 10 years. However, because ITAC is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from vendors and service providers to whom ITAC owes money and potential target businesses, all of whom ITAC has received agreements waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. As a result, the claims that could be made against ITAC will be significantly limited and the likelihood that any claim would result in any liability extending to the trust is remote. Nevertheless, such agreements may or may not be enforceable. As such, stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any liability of ITAC’s stockholders may extend beyond the third anniversary of such dissolution.

Additionally, if ITAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders in the dissolution could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by stockholders in ITAC’s dissolution.

Facilities

ITAC maintains executive offices 7 Gush Etzion, 3rd Floor, Givaat Shmuel, Israel 54030. The cost for this space is included in a $7,500 per-month fee that A.F. Services Ltd., an affiliate of Israel Frieder, charges ITAC for general and administrative services. ITAC believes, based on rents and fees for similar services in Israel, that the fees charged by A.F. Services are at least as favorable as ITAC could have obtained from an unaffiliated person. ITAC also maintains an office at 79 Madison Avenue, 6th Floor, New York, New York 10016. ITAC considers its current office space adequate for current operations.

Employees

ITAC has three executive officers and four directors. These individuals are not obligated to contribute any specific number of hours per week and devote only as much time as they deem necessary to ITAC’s affairs. ITAC does not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements

ITAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, ITAC’s annual reports contain financial statements audited and reported on by ITAC’s independent registered public accountants. ITAC has filed with the Securities and Exchange Commission a Form 10-KSB covering the fiscal year ended December 31, 2005 and its most recent Forms 10-QSB covering the fiscal quarters ended March 31, 2005, June 30, 2005, September 30, 2005 and March 31, 2006.

Legal Proceedings

There are no legal proceedings pending against ITAC.

Plan of Operations

The following discussion should be read in conjunction with ITAC’s financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

For the period from February 22, 2005 (inception) to December 31, 2005, ITAC has a net income of $184,518 consisting of interest income (including interest on the trust account investment) of $568,092 offset by general and administrative expenses of $143,787.

For the three months ended March 31, 2006, ITAC had a net loss of $34,654, attributable to general and administrative expenses of $280,700 and income tax expense of $29,396 offset by financial income of $275,442.

ITAC consummated its IPO in the summer of 2005. Gross proceeds from ITAC’s IPO, including the partial exercise of the over-allotment option, were $37,908,000. After deducting offering expenses of $910,000, including

$360,000 evidencing the underwriters’ non-accountable expense allowance of 1% of the gross proceeds, and underwriting discounts of $3,033,000, net proceeds were $33,965,000. As of December 31, 2005, there was approximately $33,472,678 (which includes accrued interest of $517,318) held in trust. The remaining proceeds of ITAC’s IPO are available to be used to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

In connection with ITAC’s IPO, ITAC issued an option, for $100, to EarlyBirdCapital, Inc. to purchase 300,000 units at an exercise price of $7.50 per unit, with each unit consisting of one share of common stock and two warrants. The warrants underlying such units are exercisable at $6.25 per share. ITAC accounted for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the IPO resulting in a charge directly to stockholders’ equity. ITAC estimated that the fair value of this option was approximately $660,000 ($2.20 per unit) using a Black- Scholes option pricing model. The fair value of this option granted to EarlyBirdCapital was estimated as of the date of grant using the following assumptions: (1) expected volatility of 44.5%, (2) risk- free interest rate of 3.8% and (3) expected life of 5 years. The option may be exercised for cash or on a “cashless” basis at the holder’s option, such that the holder may use the appreciated value of the option (the difference between the exercise prices of the option and the underlying warrants and the market price of the units and underlying securities) to exercise the option without the payment of any cash.

ITAC is obligated to pay A.F. Services, an affiliate of Israel Frieder, a monthly fee of $7,500 for general and administrative services. Through March 31, 2006, an aggregate of $73,368 has been paid for such services. In addition, in February and May 2005, ITAC’s directors advanced an aggregate of $83,000 to ITAC, on a non-interest bearing basis, for payment of offering expenses on its behalf. These amounts were repaid in July 2005 out of proceeds of its IPO.

ITAC reimburses its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on ITAC’s behalf such as identifying and investigating possible target businesses and business combinations. From ITAC’s inception in February 2005 through March 31, 2006, ITAC reimbursed its officers and directors in the aggregate amount of $123,325 for expenses incurred by them on its behalf, including travel, meals and entertainment, telephone, dues and subscriptions and office expense, furniture and equipment.

ITAC intends to utilize its cash, including the funds held in the trust account, capital stock, debt or a combination of the foregoing to effect a business combination. Upon consummation of the merger with IXI, the proceeds held in the trust account, including interest thereon, as well as any other available cash will be used to repay certain IXI bridge indebtedness and grants received by IXI from the Israeli Office of the Chief Scientist and for working capital to finance the operations of IXI. The proceeds in the trust account also may be used for payment to IXI stockholders who properly exercised their appraisal rights and who become entitled to receive cash in lieu of ITAC common stock, payments due under the conversion rights of ITAC stockholders and expenses of the merger that are not covered by the working capital of ITAC held outside of the trust. At March 31, 2006, ITAC had cash outside of the trust account of $601,680, and total liabilities of $124,491, leaving ITAC with working capital of $477,189, excluding investments held in trust.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements during the period from February 22, 2005 (inception) through December 31, 2005 that have or are reasonably likely to have a current or future effect on ITAC’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to ITAC.

OTHER INFORMATION RELATED TO IXI

The IXI Business

General

IXI provides solutions that bring innovative, data-centric mobile devices and services to the mass market. It offers an end-to-end mobile solution, including devices and hosted services, to mobile operators, mobile virtual network operators (MVNOs), and Internet service providers (ISPs) in a number of international markets. IXI’s Ogo™ devices are designed to improve the mobile user experience and increase mobile data usage by offering access to popular applications and services, including email, instant messaging (IM), short messaging service (SMS), headlines and other Web information through Really Simple Syndication technology (RSS), mobile voice, Web browsing and games, at relatively low end-user prices. IXI’s hosted services (such as email and IM gateways) allow IXI’s customers to efficiently deliver applications that require intermediation between the server and the device. These hosted services, in combination with the Ogo devices, present potential customers with a complete end-to-end solution that limits the amount of infrastructure investment and other roll-out costs associated with launching Ogo devices and related services. Currently, IXI’s Ogo devices are capable of operating in countries where Global System for Mobile Communications (GSM) cellular networks are used. In the future, Ogo devices may also support other cellular air interface technologies such as Code-Division Multiple Access (CDMA).

Market Opportunity

IXI’s goal is to assist mobile operators, MVNOs and ISPs in accelerating the growth of mobile data services. These data services capitalize on the development of high-speed wireless networks and represent a key wireless industry driver. IXI believes that there is increasing demand from mobile operators and MVNOs for differentiated data centric devices and applications designed for the mass market. Mobile operators, MVNOs and ISPs are all looking to provide mobile wireless counterparts to applications that have attracted substantial user communities in the PC-based wired Internet environment.

Email and IM are highly popular PC applications, with worldwide email users estimated at over 660 million in 2005 (according to Radicati Group), and worldwide IM users estimated at over 300 million in 2005, generating 1.2 billion messages daily (according to ComScore Media Metrix and IDC). Presently, these applications, although popular on the PC, have had limited mobile penetration. To date, mobile email has largely been focused on the corporate market rather than the mobile mass market. In fact, the mobile email leader, Research in Motion, Limited, which primarily targets corporate users, has only approximately 5.6 million subscribers. In order further penetrate the underserved mass market, mobile operators and MVNOs are beginning to roll out mobile IM and email as part of their mobile data service offerings globally.

Mobile Operators

The worldwide mobile communications industry was estimated to have exceeded 2.1 billion subscribers at the end of 2005, nearly one-third of the world’s population (according to Portio Research). To date, mobile operators have relied on subscriber growth and a limited set of applications as key revenue drivers. As subscriber growth rates slow in many markets, and popular application growth abates and prices fall, mobile operators are increasingly looking to new sources of mobile data revenue. To facilitate data revenue growth, mobile operators have invested heavily in the rollout of high-speed data-enabled wireless networks, via technologies such as GPRS, EDGE, UMTS, HSDPA, CDMA 2000 and CDMA 1X. These high bandwidth cellular networks are capable of supporting data transfer rates of up to 2.4 megabits per second. Mobile operators are now looking to utilize these high-speed data networks for revenue growth.

MVNOs

MVNOs are mobile operators that do not own their own spectrum and generally do not have their own network infrastructure. Instead, MVNOs have business arrangements with traditional mobile operators to buy cellular bandwidth for sale to their own customers. Unlike simple resellers, MVNOs are typically well-known, well-positioned companies with high degree of marketing influence. These well-branded companies are attempting to capitalize on the popularity of mobile communications by leveraging their brand recognition and utilizing excess, available network capacity. Consequently, MVNOs compete on the basis of offering differentiated value-added services to attract customers. IXI believes that its end-to-end Ogo solution presents an attractive method of offering such services.

ISPs

ISPs are also looking to mobile communications as a vehicle for revenue growth as Internet access is becoming commoditized and providers are facing pricing pressure. ISPs have a history of providing Internet access, and in some cases content as well, to the mass market. Also, as trusted email providers, ISPs are a logical candidate to offer mobile email and other messaging applications such as IM, SMS and RSS. This experience with Internet access, content delivery and messaging applications for the wired, desktop environment positions ISPs as viable mobile data solutions providers.

Despite the fact that wireless carriers and ISPs have incentive to expand their reach in the mobile data mass market, the marketing of advanced data services on the cellular network is a complex process that requires attractive applications, appropriate and affordable mobile devices, and a reliable service offering. Wireless carriers and ISPs face the following challenges:

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Increasing the usage of data services by offering applications previously available to PC-based Internet users, often free of charge, such as email and IM.

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Introducing new mobile devices that are user friendly and ergonomically suited to extensive text input. These devices should have features such as a full keyboard, a large horizontal screen, and additional functions in order to facilitate a robust mobile messaging experience, including sending messages of larger volume and with low latency.

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Introducing attractive mobile devices that are affordable for mass market consumption. High-end smartphone devices, which integrate the broadest array of functionalities, are typically too expensive for the consumer mass market and require significant price subsidization by wireless carriers, which they must recoup via high monthly service fees. Although IXI expects smartphones generally to constitute a growing but small proportion of total devices shipped globally in the medium term, IXI believes that wireless carriers and ISPs are also seeking affordable mobile device alternatives that can appeal to a broader market.

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Lowering subscriber acquisition costs and simplifying the process of incorporating advanced data services on their platforms.

The Ogo Solution

IXI delivers mobile messaging devices and related services targeting the mass market. Its Ogo devices are designed to deliver popular messaging applications, such as instant messaging, email, news, and text messaging on optimized devices, increasing data usage and enhancing the mobile experience. These products can be tailored to meet carrier requirements, providing a platform for future revenues. IXI also provides hosted services including all necessary gateways and backend servers, as well as related launch and support services.

The combination of the Ogo mobile messaging devices and hosted services provides mobile operators, MVNOs and ISPs with an end-to-end solution that enables IXI’s customers to rapidly deploy Ogo devices and services with limited infrastructure investment and minimizes other roll-out costs. IXI believes that the ease with which potential customers can offer Ogo service to consumers will be a key driver of IXI’s future growth. IXI’s end-to-end Ogo solution provides its customers, even those with limited mobile communications experience, a mechanism to deliver mobile messaging to their installed base as well as to attract new customers.

IXI’s end-to-end Ogo solutions benefit both end-consumers and service providers:

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End-consumers benefit from access to innovative, affordable mobile devices and applications, such as email, instant messaging, SMS, Web browsing, voice and news; and

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Mobile Operators, MVNO’s and Internet Service Providers benefit from increased data usage, increased customization, and improved customer satisfaction

While IXI Mobile does not directly control Ogo’s pricing to consumers, Ogo devices have been sold at retail at prices ranging from $0 (fully subsidized by the service provider) to $99, with a monthly service fee of approximately $12-18, offering a compelling alternative to higher-priced offerings.

Since launching Ogo in September 2004, IXI has shipped over $29.4 million of Ogo products, approximately $7 million of which were shipped in the second quarter of 2006. As of March 31, 2006, $9.0 million has been recognized as revenues, $10.0 million has been included, net of cost of goods sold, in Other Income due to the termination of the AT&T agreement and $3.4 million are deferred revenues yet to be recognized. IXI’s customers have included AT&T Wireless (now Cingular Wireless), Swisscom Mobile, the leading mobile operator in Switzerland, e-kolay.net, a leading ISP in Turkey owned by Doğan Yayın Holding (DYH), Turkey’s leading media-entertainment conglomerate, 1&1, one of Europe’s leading ISPs, in conjunction with Vodafone Germany, and Ancel, Uruguay’s largest mobile operator. Ogo is no longer being sold by Cingular Wireless; however, service for existing customers continues.

Strategic objectives

IXI aims to develop into a leading provider of end-to-end mobile solutions to mobile operators, MNVOs and ISPs. IXI hopes to enable the growth of mobile data services developed by mobile operators for the mobile mass market, including traditional consumers, professional consumers and small to medium enterprises. IXI’s strategic objectives include the following elements:

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Development of sales of the Ogo devices and hosted services to national and multinational mobile operators: IXI is focused on supporting operators in the deployment and operation of revenue enhancing devices and services, based on applications such as email, IM, SMS, RSS, Web browsing and mobile voice. IXI will continue to introduce additional productivity enhancement and entertainment features for Ogo in future releases;

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Development of sales of the Ogo devices and support services to emerging MVNOs worldwide: IXI anticipates significant growth in the number of global providers of branded consumer goods and services that will seek to create a mobile applications and services offering for their existing customers and user communities via an MVNO. IXI will seek to establish itself as an enabler of such MVNO offerings by offering end-to-end mobile data solutions that allows an MVNO to rapidly launch Ogo devices and related services while limiting infrastructure investment and other deployment costs;

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Development of sales of the Ogo devices and support services to ISPs worldwide: IXI anticipates a significant number of ISPs will seek to expand their revenues by providing mobile services, leveraging their desktop email and Internet access leadership position as well as their customer base. IXI will seek to establish itself as an enabler of such ISP offerings by offering ISPs an end-to-end mobile data device solution that can be rapidly deployed with limited infrastructure investment and other roll-out costs;

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Expansion of the Ogo devices to address the demands of professional consumers and small to medium enterprises: IXI believes these potential markets are currently underserved by existing mobile messaging solutions available in the market. IXI envisions providing an affordably-priced alternative for mobile email access as well as other value-added services; and

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Development of new applications: IXI intends to include new popular desktop applications for its mobile devices and will also continue to enhance the current application set to keep pace with wired Internet and mobile voice and data trends.

Products and Services

IXI develops and sells data-centric wireless devices and services aimed at accelerating mobile data usage for mass market users. IXI markets its solutions to mobile operators, MVNOs and ISPs worldwide. These customers in turn sell to end-users.

Ogo Devices

Ogo devices can be tailored to meet customer requirements. The Ogo’s graphical user interface (GUI) can be customized to address branding and customer experience needs. For IM and email, Ogo can fully interoperate with leading Internet portals, as well as operator communities.

Ogo devices offer the following key features:

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A “clamshell” design that unfolds to display a large, color screen and keypad

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A full QWERTY (or QWERTZ) keypad and 8-way navigation joystick pad for familiar and easy navigation

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Compactness (4.5”x3”x1” when closed, 5.7 oz.)

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Special “hot keys” for simple navigation, such as dedicated email and IM buttons

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One button displays all active messages and chats on one screen (“Ogo” button)

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Ability to customize and assign unique sounds and visual animations to different contacts

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IM compatible with all major providers

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Email on most leading providers and access to email from POP3 and IMAP4 (currently the most pervasive email protocols) accounts

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Attachment viewer of various of popular file formats

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Push email enabling an instant notification for incoming email

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A consolidated inbox, allowing users to view all email and text messages in one mailbox or sort by account

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Ability to receive RSS feeds for popular news channels and communities

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Ability to send a single message in multiple formats (e.g., email and SMS)

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GSM voice via a Bluetooth headset or wired headset

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Web browsing in both WAP and HTML formats

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Contact and calendar applications

Currently, Ogo supports the most common email protocols such as POP3, IMAP4, AOL Mail®, MSN Hotmail® and Yahoo! Mail®.

The Ogo devices offer specific advantages to potential IXI customers:

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Affordable price: Ogo devices have been designed by IXI with a focus on cost optimization by designing the product to deliver only the most popular mobile messaging applications. The resulting lower cost allows IXI’s customers to price the Ogo devices attractively to end users, in particular to younger consumers, who often require subsidized pricing;

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Customizable “look and feel”: IXI in many cases provides its high volume customers the ability to define elements of the device design and influence the user interface and set of applications to best address their market’s needs. End users are able to further customize their devices by purchasing a range of self adhesive covers in various patterns;

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Simple activation and user data synchronization: Upon purchase, end users activate the device by turning it on and following an on-screen activation wizard that facilitates the input of usernames and passwords for existing email and IM accounts the user wishes to access from the Ogo device. Ogo device activation can be done on the device or via an in-store or post-sale activation process by the device provider. Upon log-in to a given IM account via the Ogo device, the user’s IM contact lists, associated with each online account, are synchronized in real-time; and

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Ongoing provisioning: The Ogo device’s software is upgradeable over-the-air (OTA), allowing IXI’s customers to update any device’s software in order to launch new applications (e.g. GSM voice), upgrade existing functionality or repair software remotely via the cellular network.

Ogo was initially launched by AT&T Wireless (now Cingular Wireless) in the United States in September 2004. Ogo was the first and only device of its kind to provide simultaneous, unlimited instant messaging and email from three leading Internet portals – AOL, MSN, and Yahoo! – plus text messaging, all in a sleek, clamshell device. Ogo is no longer being sold by Cingular Wireless, however service for existing customers continues. Ogo is currently available in Switzerland, Turkey, Germany and Uruguay, and IXI expects to introduce Ogo in other countries.

Hosted Services

As part of its end-to-end solution, IXI also provides a complete backend solution which incorporates all of the hosting services required to support the Ogo devices. IXI makes it easy for its customers to rapidly launch the Ogo devices and service with limited infrastructure investment and other deployment costs. IXI’s end-to-end solution allows its customers to focus their efforts and budget on marketing and promotion of the Ogo devices and applications versus spending significant resources on costly deployment activities.

IXI also provides launch and support services that enable mobile operators, MVNOs and ISPs to successfully sell Ogo. This enables IXI’s customers, even those with limited mobile data application delivery experience, to bring Ogo to market quickly and easily.

IXI offers the following services as part of its complete solution:

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Instant messaging gateway

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Email gateway

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Push email

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Over-the-air version upgrades

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Over-the-air provisioning

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Attachment reformatting

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Portal-certified instant messaging and email services

PMG® (Personal Mobile Gateway) Technology

IXI products also feature its proprietary PMG® (Personal Mobile Gateway) Technology. PMG technology allows a mobile phone or other data device to enable a variety of companion devices (such as watches, cameras, and MP3 players) to connect to the Internet and each other wirelessly. The PMG is the single connection between the wireless network and a collection of affordable and optimized mobile devices.

The PMG platform enables mobile device manufacturers to expand the ability of their products by linking them to additional mobile electronic devices. PMG technology enables wireless communications by means of the Bluetooth protocol between the core mobile device (personal mobile gateway) and other peripheral electronic devices such as a wireless earpiece, a digital camera, a mobile game console or a digital wristwatch. This allows the user to expand the capability of the core mobile device on a gradual basis by adding electronic devices optimized to deliver their primary application. These peripheral devices also share resources with the core device without replicating some costly overhead functions such as memory and processing, providing a cheaper and more flexible alternative to smartphones. PMG technology enables wireless carriers and ISPs to create additional income sources from the data transmission and the sale of additional wireless electronic devices that can be used in conjunction with existing cellular devices.

IXI has entered into several licensing agreements for the development and manufacture of PMG-based devices.

Current Developments

Current research and development projects that IXI is evaluating and may undertake include:

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A new generation device that will better address the needs of professional consumers, including interface with Microsoft® Exchange Server (including email, calendar and contacts).

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A new generation of Ogo devices for individual and professional users based on a new, more advanced, technology platform and a modified hardware design.

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A new generation of Ogo devices based on the CDMA air interface.

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Integrating into the current and future lineup of Ogo devices, leading mobile applications, including productivity enhancement and multimedia applications.

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Optimizing the communication with hosted servers and gateways.

Research and Development

As of May 31, 2006, IXI’s research and development team consisted of 45 full time employees (31 located in Israel and 14 located in Romania) who carry out all engineering efforts and develop new intellectual property. IXI believes that companies with Israel-based research and development operations benefit from access to a sizeable skilled workforce in the high technology industry, which has been supported by government initiatives since the late 1980s. IXI believes that additional local talent, as IXI scales its operations, is therefore available.

IXI believes that the core strengths of its research and development team include expertise in mobile messaging software and complex mobile network systems as well as power and processing in constrained systems such as mobile devices. This expertise encompasses hardware and software integration, hardware and industrial design as well as quality assurance and testing.

More recently, IXI has begun to utilize additional research and development resources in lower cost geographies. IXI has established a research and development subsidiary in Romania.

Sales and Marketing

IXI commenced marketing the Ogo in the United States in 2004 under a development and supply agreement with AT&T Wireless Services, Inc. The agreement required AT&T Wireless to purchase $32.4 million of devices, $16.5 million of which were delivered by the end of 2004. In April 2005, following the acquisition of AT&T Wireless by Cingular Wireless, Inc., IXI and Cingular agreed to cancel this agreement. Pursuant to the termination agreement with Cingular, IXI received a one-time cash payment of approximately $3.85 million, the return of all Ogo device inventory held by Cingular for no cost (valued by IXI at approximately $5.7 million), the transfer of all intellectual property rights directly relating to Ogo, including the URLs www.ogo.com, www.ogosphere.com, www.ogosphere.net and the associated intellectual property, valued by IXI at approximately $150,000. In determining the fair values, management has considered a number of factors, including valuations and appraisals. IXI also recorded a one-time income of $2.0 million which was previously recorded as deferred revenues upon termination of the agreement with AT&T Wireless. As a result of this termination agreement, IXI recorded a one-time gain of $11.7 million in 2005. However, Cingular represented 85% of IXI’s revenues in 2005 and its loss as a customer had a material adverse impact on IXI’s sales and results of operations. IXI continues to provide customer and product support on an outsourced basis to Ogo customers in the United States.

In February 2005, IXI entered into an agreement with Swisscom Mobile AG, Switzerland’s largest cellular provider, for the sale to Swisscom of Ogo devices for resale by Swisscom to end users in Switzerland and Liechtenstein. Swisscom launched Ogo and the service in November 2005.

In July 2005, IXI contracted to sell Ogo devices to e kolay.net, a leading Turkish ISP, in collaboration with Telsim (now Vodafone) and Avea, leading Turkish wireless carriers. The sales of Ogo to e-kolay.net is done through Mobicom, a Turkish distributor. e-kolay.net commercially launched Ogo in November 2005.

In October 2005, IXI entered into an agreement with a major IM provider pursuant to which IXI is able to sell e-mail and IM services as part of the complete Ogo offering. IXI sells Ogo with the IM services chosen to be deployed, pre-installed to the IXI customer.

In December 2005, IXI entered into an agreement with 1&1, one of the largest European ISPs, pursuant to which the customer has agreed to purchase certain minimum quantities of Ogo devices. IXI shipped devices worth approximately $2 million in December 2005 and 1&1 has agreed to purchase an additional $16 million of devices through the first quarter of 2007.

In May 2006, IXI entered into an agreement with Antel, the parent company of Ancel, the leading mobile operator in Uruguay for the sale to Antel of Ogo devices for resale by Ancel to end users in Uruguay. Ancel commenced selling the Ogo devices and IXI commenced providing the related hosted services in Uruguay at the end of June 2006.

IXI maintains a direct sales force as well as utilizing independent distributors. As of May 31, 2006, IXI’s sales and marketing team is comprised of 21 professionals worldwide.

Competition

There are a number of companies developing and marketing mobile devices for the transfer of digital information of various sorts. Accurate measures of market share are difficult because each of the devices on the market offers a different collection of functions, but due to the recent introduction of Ogo and the termination of the relationship with Cingular, IXI’s share of this market is, at present, negligible.

The dominant products in the market are the BlackBerry, marketed by Research In Motion, Limited, the Treo line of smartphones marketed by Palm, Inc. as well as smartphones marketed by a broad array of other manufacturers, and the Sidekick/Hiptop marketed by Danger, Inc. To date, a number of mobile operators have launched email and IM applications linked to services provided by several major Internet portals. However, these services are generally accessible through traditional handsets with form factors not optimized for text input, such as a standard cell phone keypad and screen.

In contrast to products from companies including Research in Motion, Palm and Danger, all of which compete with IXI in the QWERTY keyboard-based wireless device category, Ogo devices are specifically designed to offer a relatively low-cost solution for the delivery of mobile messaging applications, including access to the major email and IM services. IXI believes that it is the only company currently addressing the affordably-priced, high volume, mass market for mobile messaging devices.

The table below provides a comparison of the principal features of the various classes of products:

Type of Device	Examples	Target Audience	Included Applications	Average Purchase Price to End User (after rebates and subsidies)	Average Monthly Payment for Provided Services	Scope of Solution for Consumer Market	Scope of Solution for Professional Market

Email devices	Blackberry 8700 Blackberry 7100 Blackberry 7290	Large enterprises and professional users; government users	State-of-the-art email (fully synchronized) and basic cell phone	$200-400	$40-50+	Partial solution, limited IM support	End-to-End solution including installation of service at the enterprise with highest level of security
Smartphones	Treo 650, Nokia 9300	Large enterprises and professional users	State-of-the-art email (fully synchronized), smartphone, Internet surfing, open operating system	$200-500	$40-50+	Partial solution, limited IM support	Limited solution requiring involvement of external suppliers
Email and IM devices	Sidekick II	Youth	Email, basic cell phone, Internet surfing, basic instant messaging	$200-250	$30	Consumer youth focused product; limited IM support	Partial solution
Email and IM devices	Ogo	Youth and small and medium sized businesses	Email, basic cell phone, basic instant messaging, RSS, SMS, Web Browsing	$0-99	$12-18	End-to-End solution	End-to-End solution for small to medium sized businesses and professional users

IXI believes that by focusing on a market segment that is distinct from its competitors’, it can create differentiation that allows it to compete successfully with its competitors’ products.

Corporate Background

IXI was incorporated in Delaware in 2000 under the name Ovdat, Inc. IXI’s U.S. offices are located in Redwood City, California, and it maintains research and development facilities and administrative offices in Israel and research and development facilities in Romania. IXI also has regional sales offices in various other countries.

Discontinued Operations

From 2003 to July 2005, IXI developed a proprietary operating system (OS) which targeted manufacturers of affordable mobile phones as well as other mobile devices. This OS was differentiated by the extremely low memory footprint and low processing power requirements, while also providing a platform to allow a mobile device manufacturer to rapidly customize and introduce new models to the market. The OS was developed through a separate business unit, which focused on licensing the OS to mobile device manufacturers. In July 2005, IXI management determined that the high cost of adapting the OS to a variety of mobile platforms and offering the extensive support required by each customer would require the continued investment of a significant amount of capital and other resources. Consequently, IXI management decided to discontinue the OS business unit, which resulted in significantly reduced operating costs in the short-term allowing the management to focus solely on Ogo activity by transferring resources and funds to the continuing Ogo business.

Certain components of the OS are currently included in the Ogo device. IXI will continue to develop additional software applications to meet the specific needs of the Ogo devices as they evolve. This enables IXI to rapidly customize the Ogo to meet the needs of its customers while providing a cost effective solution due to the OS’s low memory foot print and low processing power requirements.

In October 2005, as part of the discontinuing of operations of IXI’s OS business, and due to IXI’s requirement to increase its cash flows, IXI granted Sasken Communication Technologies Ltd., or Sasken, a company based in India, a non-exclusive license for the use, development and sale of the OS developed by IXI. The license enables Sasken to continue the development of the OS and to market it to its customers and provides that Sasken will own any intellectual property rights resulting from the continuation of the development of the software, and IXI will retain ownership in any intellectual property licensed to Sasken. In consideration for the license, Sasken paid IXI an amount of $1.8 million, net. In addition, Sasken will pay IXI royalties for each product unit that is sold by Sasken that contains the OS or any development of it, in whole or in part, up to an aggregate amount of $5 million.

The agreement reached between IXI and Sasken was made without obtaining pre-approval from the Israeli Office of the Chief Scientist (OCS), thereby effectively breaching the OCS restrictions. IXI has applied to the OCS for retroactive approval of this license.

Manufacturing

In order to be competitive in the market, IXI chose to focus its resources on the value-added development only, mainly software, while outsourcing all components that are readily available from third-party suppliers and working with the third party manufacturers and suppliers with strong reputations for quality and dependability.

As part of this strategy, IXI chose Chi Mei Communications Systems, Inc. (CMCS), part of FoxConn group and one of the top five manufacturers in Taiwan, as the Ogo device manufacturer. CMCS is known as the designer and manufacturer of the first Motorola mobile Windows-based phone (MPX-2XX series) and as a technology leader in Taiwan. IXI believes that CMCS has the requisite logistical, procurement and manufacturing abilities to enable IXI to quickly adjust to changes in customer demands for Ogo devices and services.

Currently CMCS is a sole source supplier. IXI does not have a supply contract with CMCS and has no minimum commitment volume and CMCS is not committed to produce a specified minimum quantity of the Ogo device. Currently, the volume of Ogo devices demanded by IXI’s customers is insufficient to justify the development of alternative manufacturers. IXI may develop relationships with other manufacturers as customer demand for the Ogo increases. Since Ogo devices currently incorporate a modem that is proprietary to CMCS, the use of any alternative manufacturer would require a redesign of the Ogo devices to incorporate a different modem.

Currently, IXI also purchases a number of Ogo components, such as the display screens, Bluetooth chips and sound chips, from third party suppliers. The remaining components are sourced by CMCS.

IXI provides hosted Internet services that include gateways and servers hosted in various datacenters. These services are critical for the efficient delivery of certain Ogo applications, including email and IM, as well as value added functions such as over-the-air provisioning and updates.  These hosted Internet services are outsourced to a small number of third party service providers.

Facilities

IXI maintains its principal offices in approximately 2,667 square feet of space in Redwood City, CA. In addition, it maintains research and development facilities and administrative offices comprising approximately 20,500 square feet in Ra’anana, Israel and research and development facilities comprising approximately 4,200 square feet in Romania. IXI believes that these facilities are adequate to satisfy its requirements.

Intellectual Property

IXI’s success depends, in large part, on its proprietary technology, processes, trade secrets and other proprietary information, and upon its ability to protect this information from unauthorized disclosure or use. IXI relies on a combination of copyright, trade secret and trademark laws, confidentiality agreements, contractual provisions and other similar measure common in high technology companies to protect its proprietary information.

When approaching the strategy of protecting IXI’s intellectual property, IXI has taken a long-term horizontal approach which covers both conceptual broad ideas and specific implementation practices. IXI’s patent portfolio includes conceptual patents and detailed implementation patents for both software and hardware, and also business practices oriented patents. IXI has filed some 50 patent applications to date and intends to continue filing patents to protect its unique intellectual property emerging from the development of its products. When filing patents, IXI goes through the following filing phases: first, filing is done in the United States; second, filing is done through the Patent Cooperation Treaty (PCT); finally filing is done in specific countries as needed after the PCT period expires. Most of IXI’s patents are pending approval of the patent offices. Three patents have been approved to date.

IXI believes that the know-how, technical expertise and innovative abilities of IXI’s personnel as well as the proprietary methods which IXI has developed in the design and development of its products are of significant importance. Standard terms of employment contracts and contracts with subcontractors contain clauses aimed at protecting copyrights, trade marks, patents and trade secrets and also include provisions for the assignment of any intellectual property rights developed by individuals or organizations during the course of any relationship with IXI.

IXI has registered trademarks on the names “IXI” and “PMG” and on the stylized IXI logo and owns various URLs relating to its product names and other goodwill. The application for registration of the “Ogo” trademark in the United States and in Europe for IXI’s products has been met with opposition in both jurisdictions.

IXI believes that the measures taken to protect its intellectual property are appropriate and commercially reasonable within the industry in which it operates.

Management

IXI’s management is set forth above under the section titled “Director Proposal.”

Employees

As of May 31, 2006, IXI engaged 81 employees and 15 consultants, of whom 31 employees and 3 consultants were engaged in research and development in IXI’s Israeli facility, and 14 employees and one consultant were engaged in research and development in IXI’s Romanian facility. The sales and customer support department, including product marketing, engaged 11 employees and 10 consultants, with the remainder filling general and administrative, information technology, operations and internal support functions.

Government Grants and Assistance Programs

Israeli Approved Enterprise Status

The Israel Law for the Encouragement of Capital Investments, 1959 (the “Investment Law”), provides that capital investment in a production facility (or other eligible assets) may, upon application to and approval by the Investment Center of the Israeli Ministry of Industry, Trade and Labor be designated as an Approved Enterprise. Each certificate of approval for an Approved Enterprise relates to a specific investment program in the Approved Enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset.

An approved enterprise is entitled to certain benefits, including Israeli government cash grants or tax benefits. An Approved Enterprise may elect to forego any entitlement to the grants otherwise available under the Investment Law and, in lieu of the foregoing, participate in an alternative benefits program, under which the undistributed income from the Approved Enterprise is fully exempt from corporate tax for a defined period of time.

According to a Letter of Approval of May 27, 2002 (including supplements to the approval and update of the investments list of July 20, 2003), the Investment Center of the Israeli Ministry of Industry, Trade and Labor granted to IXI’s Israeli facility the status of an Approved Enterprise. IXI has elected to participate in the alternative program. The period of tax exemption will be two years commencing with the year in which its Israeli subsidiary first generates taxable income from the relevant Approved Enterprise, and is subject to a reduced tax rate as low as 10%-25% for an additional period of between five to eight years from when the tax exemption began, depending on the level of foreign ownership of IXI’s shares.

The actual tax rates will depend on the percentage of the non-Israeli investment in a company’s share capital (conferring rights to profits, voting and appointment of directors) and the percentage of its combined share and loan capital owned by non-Israeli residents, would apply. The lowest level of foreign investment during the year will be used to determine the relevant tax rate for that year. These tax benefits are granted for a limited period not exceeding seven years or ten years with respect to a company whose foreign investment level exceeds 25% from the first year in which the Approved Enterprise has taxable income after utilizing its net operating losses. The period of benefits may in no event, however, exceed the lesser of (a) 12 years from the year in which the program was activated or (b) 14 years from the year of receipt of Approved Enterprise status.

IXI has recently filed an application with the Investment Center of the Israeli Ministry of Industry, Trade and Labor to approve the production of Ogo products outside of Israel, change the business program of its Approved Enterprise and expand the product definition initially approved by the Investment Center, as well as to change the number of IXI’s employees as reported to the Investment Center. There can be no assurance that the Investment Center will approve the changes to the Approved Enterprise program as requested by IXI. If IXI’s request is not approved, in whole or in part, IXI may not be entitled to all of the tax benefits described above.

On April 1, 2005, the Israeli Parliament passed an amendment to the Investment Law, in which it revised the criteria for investments qualified to receive tax benefits. An eligible investment program under the amendment will qualify for benefits as a Privileged Enterprise (rather than the previous terminology of Approved Enterprise). Among other things, the amendment provides tax benefits to both local and foreign investors and simplifies the approval process. As a result of the amendment, tax-exempt income generated under the provisions of the new law will subject IXI to taxes upon distribution or liquidation and IXI may be required to record deferred tax liability with respect to such tax-exempt income. The amendment does not apply to investment programs approved prior to December 31, 2004. The new tax regime will apply to new investment programs only. IXI’s existing Approved Enterprise will generally not be subject to the provisions of the amendment.

Israeli Office of the Chief Scientist

IXI’s research and development efforts have been financed, in part, through grants from the Israeli Office of the Chief Scientist, or OCS. As of March 31, 2006, IXI has received $2,758,000 (including $1,863,000 relating to discontinued activities) of these grants. IXI is required to repay these grants to the OCS plus applicable interest at the LIBOR rate through payments of royalties amounting to 3% of revenues for the first [three] years from the date of the first repayment and between 4% and 5% of revenues beginning the fourth year from the date of the first repayment until the entire amount is repaid, including interest. In recent years, the government of Israel has accelerated the rate of repayment of OCS grants and may further accelerate them in the future. In addition, if IXI fails to repay the royalties to the OCS, IXI may be required to refund any grants previously received together with interest and penalties.

Technology developed with OCS funding is subject to transfer restrictions and any transfer of technology or manufacturing rights generally requires the approval of an OCS committee. Such approvals, if granted, could be subject to the following conditions:

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The transfer of technology that was developed, in whole or in part, using OCS funding, would be subject to the payment to the OCS of a portion of the consideration IXI receives for such technology; or

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The transfer of manufacturing rights outside of Israel could be conditioned upon either (1) payment of increased aggregate royalties, ranging from 120% to 300% of the amount of the grant plus interest, depending on the percentage of foreign manufacture and an increase at the rate of the royalties; or (2) a transfer of manufacturing rights into Israel of another product of similar or more advanced technology.

These restrictions may impair IXI’s ability to sell its technology assets or to outsource manufacturing outside of Israel and the restrictions continue to apply even after it has repaid the full amount of royalties payable for the grants.

In October 2005, as part of the discontinuation of operations of IXI’s OS business, and due to IXI’s requirement to increase its cash resources, IXI granted Sasken Communication Technologies Ltd., or Sasken, a company based in India, a non-exclusive license for the use, development and sale of the OS that was developed by IXI. The license enables Sasken to continue the development of the OS and to market it to its customers and provides that Sasken will own any intellectual property rights resulting from the continuation of the development of the software, and IXI will retain ownership in any intellectual property licensed to Sasken. In consideration for the license, Sasken paid to IXI a license fee in the amount of $1.8 million, net. In addition, Sasken will pay IXI royalties for each product that is sold by Sasken that contains the OS or any development of it, in whole or in part, up to an aggregate amount of $5 million. This transaction was effected without the required approval of the OCS, in breach of the terms of the OCS funding. IXI has applied to the OCS for retroactive approval of this license. Under a recent amendment to the Law for the Encouragement of Research and Development in the Industry, 1984, the OCS has the discretion to grant this approval, but the regulations governing calculation of the amount to be paid to the OCS in this case have not yet been promulgated. IXI cannot be sure that the OCS will grant IXI retroactive approval for the license, or the exact amount which may be required to pay to the OCS if the approval is granted. IXI believes that it may be required to repay the entire amount of grant and has provided an allowance in its financial statements in the amount of approximately $3.0 million to reflect its estimate of its obligation to the OCS.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of IXI’s financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Data” and IXI’s consolidated financial statements and the related notes to those statements included elsewhere in this proxy statement/prospectus. In addition to historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The combined company’s actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors,” “Forward-Looking Statements” and elsewhere in this proxy statement/ prospectus.

Overview

IXI provides solutions that bring innovative, data-centric mobile devices and hosted services to the mass market. It offers an end-to-end mobile solution, including devices and hosted services, to mobile operators, mobile virtual network operators (MVNOs), and Internet service providers (ISPs) in a number of international markets. IXI’s Ogo™ devices are designed to improve the mobile user experience and increase mobile data usage by offering access to popular applications and services, including e-mail, instant messaging (“IM”), short messaging service (SMS), headlines and other web information through Really Simple Syndication technology (RSS), mobile voice, Web browsing and games at relatively low end-user prices. IXI’s hosted services (such as email and IM gateways) allow IXI’s customers to efficiently deliver applications that require intermediation between the server and the device. These hosted services in combination with the Ogo devices present potential customers with a complete end-to-end solution which limits the amount of infrastructure investment and other roll-out costs.

Corporate History

IXI was incorporated in Delaware in July 2000 under the name Ovdat, Inc., and initially focused on the development of its proprietary PMG® (Personal Mobile Gateway) technology. PMG technology allows a mobile phone or other data device to enable a variety of third-party companion devices, such as messaging devices, watches, cameras, and MP3 players, to connect to the Internet and to each other wirelessly.

Starting in 2003, IXI began development of a proprietary operating system (OS) which targeted manufacturers of affordable mobile phones as well as other mobile devices. This OS was differentiated by a low memory footprint and low processing power requirements, while also providing a platform to allow a mobile device manufacturer to rapidly customize and introduce new models to the market. The OS was developed through a separate business unit, which focused on licensing of the OS to mobile device manufacturers. In July 2005, IXI management determined that the high cost of adapting the OS to a variety of mobile platforms and offering the extensive support required by each customer would require the continued investment of a significant amount of capital and other resources. Consequently, IXI decided to discontinue the OS business unit, which resulted in significantly reduced operating costs in the short-term allowing the management to focus solely on the Ogo activity by transferring resources and funds to the continuing Ogo business. During the period covered by the financial statements contained in this proxy statement/ prospectus, the operating system related activities were classified as discontinued operations. Certain components of the OS are currently included in the Ogo device. Such components and the related activities and costs have not been classified and are included in the consolidated financial statements contained in this proxy statement/ prospectus as continuing operations. IXI will continue to develop additional software applications to meet the specific needs of the Ogo devices as they evolve.

IXI commenced marketing the Ogo in the United States in 2004 under a development and supply agreement with AT&T Wireless Services, Inc. The agreement required AT&T Wireless to purchase $32.4 million of devices, $16.5 million of which were delivered by the end of 2004. In April 2005, following the acquisition of AT&T Wireless by Cingular Wireless, Inc., or Cingular, IXI and Cingular agreed to cancel this agreement. Pursuant to the termination agreement with Cingular, IXI received a one-time cash payment of approximately $3.85 million, the return of all Ogo device inventory held by Cingular for no cost (valued by IXI at approximately $5.7 million after allowance for rework and adaptation costs), the transfer of all intellectual property rights directly relating to Ogo, including the URLs www.ogo.com, www.ogosphere.com, www.ogosphere.net and the associated intellectual property valued by IXI at approximately $150,000. In determining the fair values, management has considered a number of factors, including valuations and appraisals. IXI also recorded one-time income of $2.0 million which was previously recorded as deferred revenues upon termination of the agreement with AT&T Wireless. As a result of this termination agreement, IXI recorded a one-time gain of $11.7 million in 2005. However, Cingular represented 85% of IXI’s revenues in 2005, and its loss as a customer had a material adverse impact on IXI’s sales and results of operations. During the three months ending March 31, 2006 no revenues were generated from Cingular. IXI continues to provide customer and product support on an outsourced basis to Cingular Ogo customers in the United States.

During 2005, IXI began to focus its marketing efforts to target European customers and entered into agreements with three major customers: Swisscom Mobile, the leading mobile operator in Switzerland, e-kolay.net, a leading ISP in Turkey owned by Doğan Yayın Holding (DYH), Turkey’s leading media-entertainment conglomerate and 1&1 Internet AG, a leading German Internet service provider. Swisscom and e-kolay.net commenced selling the Ogo devices and IXI commenced providing the related hosted services prior to the end of 2005. 1&1 commenced sales of the Ogo devices and IXI commenced providing the related hosted services in the end of April 2006. In June 2006, IXI has also signed an agreement with its first customer in Latin America, Antel, the parent company of Ancel, a leading mobile operator in Uruguay. Ancel commenced selling the Ogo devices and IXI commenced providing the related hosted services in Uruguay at the end of June 2006.

In October 2005, IXI entered into an agreement with a major IM provider, enabling IXI for a period of two years to provide end-users of the Ogo device with access to IM and email services for mobile devices IXI is required to pay a certain percentage of the monthly revenues derived from each user of the IM services, depending on the geographic region in which the IM service is provided. The agreement also requires IXI to make certain minimum payments in the amount of $180,000, $3.6 million and $7.9 million for the calendar years 2005, 2006 and 2007, respectively (the current agreement expires in October 2007).

In October 2005, as part of the discontinuation of operations of IXI’s OS business, and due to IXI’s requirement to increase its cash resources, IXI granted Sasken Communication Technologies Ltd., or Sasken, a company based in India, a non-exclusive license for the use, development and sale of the OS that was developed by IXI. The license enables Sasken to continue the development of the OS and to market it to its customers and provides that Sasken will own any intellectual property rights resulting from the continuation of the development of the software, and IXI will retain ownership in any intellectual property licensed to Sasken. In consideration for the license, Sasken paid to IXI a license fee in the amount of $1.8 million, net. In addition, Sasken will pay IXI royalties for each product that is sold by Sasken that contains the OS or any development of it, in whole or in part, up to an aggregate amount of $5 million. This transaction was effected without the required approval of the OCS, in breach of the terms of the OCS funding. IXI has applied to the OCS for retroactive approval of this license. Under a recent amendment to the Law for the Encouragement of Research and Development in the Industry, 1984, the OCS has the discretion to grant this approval, but the regulations governing calculation of the amount to be paid to the OCS in this case have not yet been promulgated. IXI cannot be sure that the OCS will grant IXI retroactive approval for the license, or the exact amount which may be required to pay to the OCS if the approval is granted. IXI believes that it may be required to repay the entire amount of grant and has provided an allowance in its financial statements in the amount of approximately $3 million to reflect its estimate of its obligation to the OCS.

IXI has generated recurring losses from operations and negative cash flows from operating activities since inception. As of March 31, 2006, IXI had a working capital deficiency and stockholders’ deficiency of $8.5 million and $4.9 million, respectively. IXI’s currently pays its suppliers in advance of the date shipment is made to IXI, while the standard payment terms which IXI extends to its customers require payment within 30 days of delivery of the devices. Consequently, IXI is often forced to finance outstanding sales orders for several months. IXI plans to continue to finance its operations through raising additional capital, and in the longer term, by generating sufficient revenues to finance its operations. There can be no assurances, however, that IXI will be successful in obtaining an adequate level of financing needed for current operations and long-term development. These conditions raise substantial doubt about IXI’s ability to continue as a going concern absent the completion of the merger. The financial statements contained in this proxy statement/prospectus do not include any adjustments to reflect the possible future effects on recoverability and reclassification of assets or the amounts and classification of liabilities that may result from the outcome of this material uncertainty.

In order to satisfy IXI’s working capital requirements prior to ITAC’s funds being available following the merger, on June 20, 2006, IXI entered into a bridge loan agreement (the “Bridge Loan”) with Southpoint and IXI Mobile (R&D) Ltd. (“IXI R&D”), IXI’s wholly owned subsidiary. Pursuant to the terms of the Bridge Loan, Southpoint loaned to IXI R&D $20 million (from which IXI will pay $1.7 million in cash compensation to certain private placement agents and $700,000 in cash compensation, upon consummation of the merger, to certain financial institutions providing advisory services to IXI), with IXI acting as guarantor. The Bridge Loan bears interest of 10% per annum during the first 12 months from the date of closing, and thereafter will increase to 20% per annum if the Bridge Loan is not repaid prior to that time. See “Liquidity and Capital Resources” below for a more detailed discussion of the terms of the Bridge Loan.

Sources of Revenues

IXI currently generates revenues from two main sources: sales of the Ogo devices and sales of the hosted services related to the Ogo devices.

Currently, sales of the Ogo devices are recognized as revenue upon activation of the service for the Ogo device by the end user. The services include a variety of hosted services provided by IXI to its customers (such as email and push email gateway, IM gateways and attachments transcoding) and generate monthly recurring revenues per active device. To date, IXI has derived the substantial majority of its revenues from sales of the Ogo devices. IXI expects that, as the installed base of devices grows, the recurring monthly revenues related to the hosted services will account for a larger portion of IXI’s revenues.

IXI’s initial revenues from device sales were generated by those units shipped by AT&T Wireless Inc. to their end users. Since AT&T Wireless had internal capabilities to provide the email and IM gateways to its end users, IXI did not provide any hosted services for AT&T Wireless customers. Since commencing sales in 2004, IXI shipped a total of $16.5 million of devices to AT&T Wireless, of which $6.7 million were recognized as revenue in the 2005 year end financial statements. The remaining shipments to AT&T Wireless were recognized as part of the one-time gain of $11.7 million in 2005 resulting from the termination of the agreement by Cingular.

At the end of the third quarter of 2005, IXI commenced commercial sales in Europe. Both e-kolay.net and Swisscom Mobile began commercial sales to end users in November, 2005. On December 15, 2005, IXI entered into a cooperation agreement with 1&1 Internet AG, pursuant to which 1&1 Internet AG committed to purchase $18 million of devices through the first quarter of 2007. 1&1 commenced sales to end users at the end of April 2006.

In 2005 and during the three months ended March 31, 2006, IXI shipped and recognized revenues from the following sales of Ogo devices and hosted services in Europe:

	Q2 2005	Q3 2005	Q4 2005	Q1 2006	Total
	Unaudited

Shipping	$150,000	$673,000	$4,092,000	$977,000	$5,892,000
Recognized Revenues	31,000	119,000	590,000	1,642,000	2,382,000
Deferred Revenues as of end of each quarter	119,000	673,000	4,175,000	3,510,000

Since IXI does not yet have sufficient experience with sales of the Ogo devices in Europe in order to predict the appropriate rate of product which will be actually sold by IXI’s customers to end users, IXI currently recognizes revenues arising from the sale of the devices only upon activation of the service to the end user. The deferred revenues recorded in March 31, 2006 were decreased compared to the deferred revenues recorded in December 31, 2005. The decrease was due to fewer shipments of Ogo devices following an increase of purchases made by customers in the fourth quarter of 2005 in order to maintain a high level of inventory in preparation for the holiday retail season.

In previous years, IXI derived revenues from licensing its PMG software pursuant to several licensing agreements for the development and manufacture of PMG-based devices with companies such as Samsung Electronics Co. Ltd., Seiko Instruments Inc., SK Telecom Co. Ltd. and Sanyo North America Corporation. IXI’s software business model consisted of upfront license fees, maintenance fees and royalty payments upon the sale of devices which incorporated the PMG software. Future revenues from PMG software are expected to be de minimis since no manufacturers are currently incorporating the PMG software into their devices, and IXI is not currently actively engaged in the selling and marketing of the PMG software. IXI management does not see the PMG activity as a separate segment as it shares all its resources with the Ogo activity.

To date, IXI has derived its revenues from a small number of customers. The revenues from major customers are outlined in the table below:

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003
	Unaudited

Ogo:
AT&T Wireless [terminated in 2005]		38%	85%	60%	—
Swisscom Mobile	83%		8%
e-Kolay	17%		2%
PMG:
Samsung Electronics Co. Ltd.			—	—	67%
Seiko Instruments Inc			—	—	33%
SK Telecom Co. Ltd.		32%	4%	34%	—
Sanyo North America Corporation		11%	6%
Others		19%	1%

The following presents revenues by geographic breakdown for the years ended December 31, 2005, 2004 and 2003 and the three months ended March 31, 2006 and 2005:

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003
	Unaudited

United States		$114	$6,794	$572
Europe and Middle East	1,739		825
Asia Pacific		123	348	300	300
Total	1,739	237	7,967	872	300

Operating Expenses

Cost of Revenues

Cost of revenues relating to IXI’s Ogo devices consists primarily of the cost of (i) the device components that IXI procures directly from third party suppliers, (ii) the cost to IXI of having the device manufactured by Chi Mei Communications Systems, Inc. (“Chi Mei”) a third party manufacturer of the Ogo devices, (iii) royalties for third party licenses for software included in the Ogo devices, shipping and packaging costs, salaries and related personnel expenses for employees engaged in the delivery and support of IXI’s products, (iv) allocation of fixed overhead and facility costs and (v) an allowance for the warranty of IXI’s products.

IXI provides a warranty for its products for various periods ranging from 12 to 30 months. IXI also receives a warranty from Chi Mei on the devices for a period of 12 months from delivery to IXI or IXI’s customer, as applicable. IXI provides an accrual to cover the costs of such commitments when IXI has received an indication from its customers that such warranty costs are probable to be incurred. Chi Mei’s warranty to IXI is recorded as income when it is probable that such cost will be incurred. The warranty costs are included in the cost of revenues.

Cost of revenues relating to IXI’s hosted services consists primarily of (i) royalty expenses for third party services included in the Ogo devices, (ii) salaries and related personnel expenses for employees engaged in the support of the hosted services and (iii) an allocation of fixed overhead and facility costs, based on the number of employees engaged in the support of the hosted services.

IXI has entered into agreements with various third party contractors who provide IXI with hosted services. These agreements typically include a monthly fee per use, with certain minimums per month. Until IXI is able to significantly expand the Ogo device subscriber base, IXI’s cost of revenues from these services on a per unit basis is expected to be relatively high.

Research and Development Expenses

Research and development expenses consist primarily of salaries and related personnel expenses, subcontractor costs related to the design, development and testing of new products and technologies, product enhancements and an allocation of fixed overhead and facilities costs related to research and development activity. IXI conducts research and development primarily in its facilities in Israel and Romania. All research and development costs are expensed as incurred. As of May 31, 2006, IXI’s research and development team was comprised of 45 employees in Israel and Romania. IXI expects its research and development expenses to increase in the future as it continues to expand its product offering, features and applications. IXI received royalty-bearing grants from the OCS for funding the development of PMG software and the OS. The grants were deducted from research and development expenses. Research and development grants are recognized when IXI satisfies all the conditions under the law for being entitled to such grants. IXI does not have any current plans to apply for additional research and development grants from the Government of Israel.

Selling and Marketing Expenses

Selling and marketing expenses consist primarily of salaries, commissions, participation in IXI’s customers’ marketing efforts and related personnel expenses for those engaged in the sale and marketing of IXI’s products, travel, as well as related trade shows and promotional and public relations expenses and an allocation of fixed overhead and facilities costs related to marketing and sales activity. IXI maintains a direct sales force, as well as utilizing independent distributors and sales representatives, under various agreements and methods of compensation (such as salaries, consultancy fees, bonuses based on sales and commissions set as a percentage of selling price). As of May 31, 2006, IXI’s sales and marketing team is comprised of 21 professionals worldwide and is expected to grow in the future as IXI expands its sales and marketing activities worldwide. IXI expects its selling and marketing expenses to increase in the future due to an increase in direct expenses related to sales and marketing, including salaries to its additional direct sales force, as well as increased bonus payments and sales commissions on its revenues. In addition, as IXI’s customer base grows, IXI will be required to participate in additional marketing efforts.

Furthermore, in November 2005, certain stockholders of IXI entered into a Keep Well Agreement with one of IXI’s customers, under which they undertook to compensate the customer, up to a maximum liability of $4 million, for damages caused by to the failure of IXI to meet its service or supply commitments, provided such failure was due to a lack of capital. As a consideration for such undertaking, in February 2006 IXI issued to such stockholders 11,478,279 shares of convertible preferred stock at an issue price equal to the par value of $ 0.01 per share. Under GAAP, the cost associated with this guarantee for IXI in the amount of $3.76 million is required to be recorded as a deferred charge against additional paid in capital, and the deferred charge is being amortized to sales and marketing expenses over the expected guarantee period of 20 months ($188,000 per month).

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related personnel expenses for executive, accounting, finance, legal, human resources, administrative and network and information systems personnel, facilities maintenance, professional fees and other general corporate expenses. IXI will need to expand its general and administrative expenses as it expands its operations and sales to additional countries as well as additional regulatory compliance expenses relating to publicly traded company reporting obligations.

Financial Expenses, Net

Financial expenses, net of interest received on bank deposits and exchange rate differences resulting in a gain, when applicable, consists primarily of interest paid on short term and long term loans and on convertible bridge loans and of amortization of discount attributed to detachable warrant costs in connection with short-term loans, long-term loans and convertible loans.

Critical Accounting Policies

IXI’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of IXI’s financial statements require management to make estimates and assumptions that affect the reported amounts of revenue and expenses, assets and liabilities and disclosure of contingent assets and liabilities, based upon information available at the time that they are made, historical experience and various other factors that are believed to be reasonable under the circumstances. These estimates are evaluated by IXI on an on-going basis. Actual results may differ from these estimates under different conditions. IXI’s significant accounting policies are more fully described in note 2 to IXI’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

IXI believes that the application of the following critical accounting policies entails the most significant judgments and estimates used in the preparation of IXI’s consolidated financial statements.

Revenue Recognition

IXI’s current sales arrangements with customers for sale of its Ogo devices include a number of elements or multiple deliverables that may represent individual units of accounting. These deliverables typically consist of the device (including software embedded in the device) and a variety of hosted services.

For these arrangements IXI implements the guidance in EITF No. 00-21 “Revenue Arrangements with Multiple Deliverables”. The principles and guidance outlined in EITF No. 00-21 provide a framework to (a) determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and (b) determine how the arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. Each of these deliverables in the arrangement represents individual units of accounting if the product has (i) value to the customer on a stand-alone basis; (ii) vendor-specific objective and reliable evidence of fair value exists for the undelivered elements and (iii) the arrangement does not include a general right of return.

Typically, IXI’s products and service are considered separate units of accounting when IXI (i) enters into a contract with a customer for the supply of Ogo devices and (ii) provides hosted services. Currently, IXI has yet to establish a substantial vendor specific objective evidence of fair value for its devices sold and therefore, IXI uses the residual method to allocate the arrangement consideration. Under the residual method IXI first estimates the fair value of the undelivered elements (the hosted services) based on the price that it charges for those services when sold separately. After the fair value of the hosted services is established, the residual value is allocated to the delivered element (the Ogo device).

IXI recognizes revenue from sales of its Ogo devices when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is reasonably assured. IXI does not grant a right of return to its customers. The software embedded in the Ogo device was developed by IXI and incorporated into the hardware manufactured by Chi Mei. Almost all of IXI’s engineers are software engineers and the intellectual property developed by IXI is mostly software related. As the software embedded in the Ogo devices is not deemed to be incidental, IXI recognizes revenues in accordance with the American Institute of Certified Public Accountants Statement of Position No. 97-2, “Software Revenue Recognition” (“SOP No. 97-2”).

Assuming all the abovementioned criteria for revenue recognition have been met, IXI recognizes revenue for its device sales when the end user has activated the service for the Ogo device and recognizes revenue for hosted services on a monthly basis when the services are rendered. Recognition of revenues from Ogo devices upon the activation of the device and related service by the end user, as opposed to recognizing revenues upon delivery to IXI’s customers, is due to the fact that IXI does not have sufficient experience with sales of the Ogo device in order to predict the appropriate volume of Ogo devices actually sold by IXI’s customer to end users. In the future, if there is sufficient experience, IXI may be able to recognize revenues based on delivery to its customers, assuming all other revenue recognition criteria are met.

IXI is committed to participate in marketing and advertising efforts of a number of its customers through reimbursement of direct expenses actually paid by such customer, up to limited, pre-defined amounts. Such participation costs are recorded as selling and marketing expenses or as a deduction of revenues, as appropriate. Marketing participation is characterized as a reduction of revenue unless both of the following conditions are met:

•

IXI receives, or will receive, an identifiable marketing activity in exchange for the consideration; and

•

IXI can reasonably estimate the fair value of the marketing activity

Warranty costs

Provisions for warranty costs are made by IXI at the time such cost are deemed to be incurred. IXI incurs an accrual to cover the costs of its warranty commitments when IXI has received indication from its customers that such warranty costs are probable to be incurred. Chi Mei’s warranty to IXI is recorded as income when it is probable that such cost will be incurred. The warranty costs are included in the cost of revenues.

Inventories

Inventories are stated at the lower of cost or market value. Cost of raw materials and finished products is determined by the “first-in, first-out” method. IXI periodically evaluates its quantities on hand relative to historical costs and current market value and projected sales volume. Based on these evaluations, inventory write-offs and write-down provisions are provided to cover risks arising from slow moving items, technological obsolescence, excess inventories, discontinued products and market prices lower than cost. If the future market conditions are less favorable than IXI’s projections, additional inventory write-downs may be required and would be reflected in cost of sales in the period the revision is made.

Accounting for stock-based compensation

Until December 31, 2005 IXI accounted for all employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” or APB 25, and in accordance with FASB Interpretation No. 44, IXI applied the provisions of FAS 123 under the minimum value for disclosure purposes. Pursuant to these accounting pronouncements, IXI recorded compensation for stock options granted to employees over the vesting period of the options based on the difference, if any, between the exercise price of the options and the fair value of the underlying shares at that date of grant. Deferred compensation was amortized to compensation expense over the vesting period of the options and was included as salary as part of the cost of revenues, research and development costs, sales and marketing expenses and general and administrative expenses. This method requires that IXI make an estimate regarding the fair market value of its underlying shares. In making this estimate, IXI has used historical data, available third party valuations and management judgment. In November 2005, IXI issued to employees options to purchase common stock under its Employee Stock Option Plans, at an exercise price determined by the board of directors as the fair market value of the underlying common stock. For its audited year end reports, IXI retained an independent third party valuation firm to determine the fair market value of common stock on various dates including November 2005, and their determination was that the fair market value of the common stock was higher than that determined by the board of directors. As a result, IXI recorded compensation expenses in the amount of approximately $800,000 out of which approximately $16,000 was recognized as an amortization of deferred stock compensation during 2005 and approximately $50,000 was recognized in the three months ended March 31, 2006. In addition, in 2006 IXI’s board of directors resolved to offer U.S. employees who so requested to change the exercise price of the options granted to them in November 2005 to equal the first market value as of such date. Such changes in the exercise price will be accounted as a modification under the provisions of SFAS 123.

IXI applies SFAS No. 123 and EITF No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF No. 96-18”), with respect to options granted to non-employees. SFAS No. 123 requires the use of an option valuation model to measure the fair value of the warrants at the grant date. This method requires that IXI make an estimate regarding the fair market value of its underlying shares. Compensation expense in respect of options granted to non-employees amounted to $20,000 $16,000 and $25,000 for the years ended December 31, 2005, 2004 and 2003, respectively, and $13,000 for the three months ended March 31, 2006.

In December 2004, the FASB issued Statement 123R, or SFAS 123R. SFAS 123R is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, which supersedes APB 25 and its authoritative interpretations.

SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, focuses primarily on accounting for transactions in which an entity obtains employee and directors services in share-based payment transactions, and does not change the accounting guidance for share-based payment transactions with parties other than employees.

SFAS 123R eliminates the option of using APB 25’s intrinsic value method of accounting that was provided in SFAS 123 as originally issued and requires issuers to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The fair-value-based method in SFAS 123R is similar to the fair-value-based method in SFAS 123 in most respects. The costs associated with the awards will be recognized over the period during which an employee is required to provide service in exchange for the award which is usually the vesting period. IXI adopted SFAS No. 123(R) using the prospective-transition method as required for nonpublic entities that uses the Minimum-Value method to account for their pro forma share-based payment disclosure under SFAS No. 123(R). As such, IXI will continue to apply APB 25 in future periods to equity awards outstanding at the date SFAS No. 123(R) adoption. All awards granted, modified, or settled after the date of adoption should be accounted for using the measurement, recognition, and attribution provisions of SFAS No. 123(R).

The new Standard is effective for IXI beginning on January 1, 2006. The adoption of SFAS No. 123(R) did not have a material effect on IXI’s financial position or results of operations.

Stock-based compensation expense recognized under SFAS 123(R) for the three months ended March 31, 2006 amounted to approximately $43,000.

In March 2005, the SEC released SEC Staff Accounting Bulletin No. 107, “Stock-Based Payment” (“SAB No. 107”). SAB No. 107 provides the SEC staff’s position regarding the application of FAS 123(R) and contains interpretive guidance related to the interaction between Statement No. 123(R) and certain SEC rules and regulations, and also provides the SEC staff’s views regarding the valuation of stock-based payment arrangements for public companies. SAB No. 107 highlights the importance of disclosures made relating to the accounting for stock-based payment transactions. The adoption of SAB No. 107 did not have a material effect on IXI’s financial position or results of operations.

Commitments and Contingent Liabilities

Litigation claims

Liabilities related to legal proceedings, demands and claims are recorded when it is probable that a liability has been incurred and the associated amount can be reasonably estimated. Based on its legal counsel opinions, IXI’s management believes that it had provided an adequate accrual to cover the costs to resolve any outstanding legal proceedings, demands and claims.

OCS

IXI’s management has assessed that due to the breach by IXI of the Law for the Encouragement of Research and Development in the Industry, 1984, IXI may be required to repay all funds granted by the OCS, including accrued interest at the LIBOR rate. If IXI is required to pay to the OCS amounts which are significantly higher than estimated by IXI’s management, IXI’s business, financial condition and results of operations may be adversely affected. For further discussion of this issue, see “Overview – Corporate History” above.

Results of operations

Three months ended March 31, 2006 (unaudited) compared to three months ended March 31, 2005 (unaudited)

Revenues

IXI’s revenues for the three months ended March 31, 2006 were approximately $1.7 million, compared to $237,000 for the three months ended March 31, 2005. The revenues for the three months ended March 31, 2006 included $1.6 million from sale of Ogo devices to Swisscom and e-Kolay; and $100,000 from hosted services. The revenues for the three months ended March 31, 2005, included $150,000 from PMG licenses, $90,000 revenues related to customer and product support to AT&T Wireless.

Cost of revenues

IXI’s total cost of revenues for the three months ended March 31, 2006 was approximately $2.2 million, compared to $325,000 for the three months ended March 31, 2005.

IXI’s cost of revenues exceeded revenues in the three months ended March 31, 2006, due to a number of key factors:

•

Cost of revenues for the Ogo-related hosted services consists primarily of payments to IXI’s subcontractors who provide hosted services and to instant messaging service providers. IXI’s cost of revenues related to the services was high in the three months ended March 31, 2006 in comparison to IXI’s revenues due to IXI’s agreement with a major IM supplier which requires IXI to pay certain minimum fees per month, which increases over time. Until such time as IXI acquires new subscribers at a rate that matches the rate of increase in the minimum subscriber payments to major IM supplier, IXI’s costs per subscriber will continue to increase. IXI’s minimum payment to the major IM supplier in 2006 is $3.6 million, of which $450,000 was attributable to the three months ended March 31, 2006 and $7.9 million in 2007 (the current agreement expires in October 2007); and

•

Salaries and related personnel expenses for employees engaged in the delivery and support of IXI’s products and employees engaged in the support of the hosted services, as well as the allocation of fixed overhead and facility costs, are fixed costs and as such, had an adverse impact on the cost of revenues due to the small number of units sold or with respect to which revenue was recognized.

Research and development expenses, net

IXI’s net research and development expenses increased by 88% to approximately $1.4 million for the three months ended March 31, 2006 from approximately $760,000 for the three months ended March 31, 2005. The increase was primarily attributable to an increase in the headcount and fixed overhead and facility costs in the amount of $345,000 as well as to the fact that during the three months ended March 31, 2006, IXI developed the new Ogo CT-17 device which includes enhanced capabilities such as web browsing, easy-to-use calendar application and other new applications, compared to the three months ended March 31, 2005, in which IXI worked only on the voice application. Headcount, as used in this comparison refers to the number of positions rather than the number of employees.

Selling and Marketing expenses

IXI’s selling and marketing expenses increased by 92% to approximately $1.5 million for the three months ended March 31, 2006 from approximately $800,000 for the three months ended March 31, 2005. The increase was primarily attributable to $564,000 recorded as amortization of the above mentioned Keep Well Agreement during the three months ended March 31, 2006. Selling and marketing expenses increased also due to a marketing participation with one of IXI’s customers in the amount of approximately $150,000.

General and administrative expenses

IXI’s general and administrative expenses increased by 290% to approximately $790,000 for the three months ended March 31, 2006, from approximately $200,000 for the three months ended March 31, 2005. The increase was primarily attributable to an increase in the headcount, fixed overhead and facility costs in the amount of $377,000. In addition, legal expenses relating to fund raising increased in the amount of approximately $80,000 and stock-based compensation expense recognized for the three months ended March 31, 2006 was $70,000 compared to $0 in the three months ended March 31, 2005 which resulted mainly from the November 2005 grants.

Financial expenses, net

IXI’s financial expenses, net for the three months ended March 31, 2006 were $183,000 compared with financial expenses, net of $261,000 during the three months ended March 31, 2005. This change is primarily attributable to a decrease in the balance of IXI’s long term loan from Western Technology Investments and consequently a decrease in the interest paid on the long term loans. Currency exchange expenses were not material.

Net Income (loss)

IXI’s net loss from continuing operations increased by $2.3 million, or 110%, from approximately $2.1 million for the three months ended March 31, 2005 to approximately $4.4 million for the three months ended March 31, 2006, due to the reasons mentioned above.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues

IXI’s revenues for the year ended December 31, 2005 were approximately $8.0 million, compared to approximately $900,000 for the year ended December 31, 2004. The revenues for the year ended December 31, 2005 included $7.4 million from sale of Ogo devices; $370,000 from PMG licenses; $160,000 revenues from AT&T Wireless for customer and product support and $15,000 from hosted services. The revenues for the year ended December 31, 2004 consisting primarily of $420,000 from sale of demonstration Ogo devices for use in marketing and point of sales and $350,000 from PMG licenses. The 2005 revenues primarily reflected commencement of sales of the Ogo devices to AT&T Wireless in 2004, the bulk of which were first recognized in 2005.

Cost of revenues

IXI’s total cost of revenues for the year ended December 31, 2005 was approximately $9.6 million, compared to approximately $1.0 million for the year ended December 31, 2004.

IXI’s cost of revenues related to the device exceeded revenues in 2005, due to a number of key factors:

•

Due to the importance to IXI of the AT&T Wireless agreement, IXI commenced sales of the Ogo devices to AT&T Wireless at a negative gross margin. IXI anticipated that the cost of the Ogo devices would be reduced over time. Cost reduction expectations were met during 2005, however, the initial negative gross margin sales accounted for most of IXI’s sales during 2005;

•

Under the agreement with AT&T Wireless, IXI was obligated to provide AT&T Wireless customers with customer service call centers, as well as to provide support for the Ogo devices (regardless of whether such support was covered by IXI’s warranty with respect to the Ogo devices). IXI provided these support services through a third party under a services agreement which included a fixed monthly cost. IXI anticipated that the monthly payment would have been cost-effective on a per-device basis, however due to the early termination of the agreement with AT&T Wireless, the fixed monthly fees arising from the third party services agreement adversely impacted the results for 2005. Pursuant to the termination agreement with Cingular Wireless, IXI is committed to continue to provide support for the Ogo devices currently active on the Cingular Wireless network. The agreement with the third party was terminated in September 2005 and IXI is providing the services through two new third party providers at substantially lower monthly costs;

•

Inventory write downs in the amount of $242,000 due to a write off of various components intended for AT&T Wireless which were no longer in use after termination of the agreement;

•

Salaries and related personnel expenses for employees engaged in the delivery and support of IXI’s products, as well as the allocation of fixed overhead and facility costs, are fixed costs and as such, had an adverse impact on the cost of revenues due to the small number of units sold or with respect to which revenue was recognized; and

•

As of December 31, 2005, IXI recorded an accrual of $ 2.9 million of which $987,000 and $1.9 million were attributed to continuing operations and discontinued operations, respectively, reflecting amounts reserved as an estimate of IXI’s obligations to the OCS as a result of IXI’s license of IXI’s OS to Sasken in violation of OCS requirements plus applicable interest, which was included in cost of revenues for 2005.

IXI’s cost of revenues related to the Ogo-related hosted services consists primarily of payments to IXI’s subcontractors providing the hosted service, instant messaging service providers, salaries and related personnel expenses for employees engaged in the support of the hosted services and allocation of fixed overhead and facility costs. Cost of revenues was high in 2005 compared to the revenues, due to a number of key factors:

•

IXI commenced providing the hosted services during the fourth quarter of 2005 and the commencement of these services required the payment of several start up fees to the subcontractors providing the hosted service which were all recorded in cost of revenues during 2005;

•

IXI’s agreement with a major IM provider requires IXI to pay certain minimum fees per month, which increases over time. Until such time as IXI acquires new subscribers at a rate that matches the rate of increase in the minimum subscriber payments to the major IM provider, IXI’s costs per subscriber will continue to increase. IXI’s minimum payment in 2005 was $180,000; the minimum payment going forward is $3.6 million in 2006 and $7.9 million in 2007 (the current agreement expires in October 2007) ; and

•

Salaries and related personnel expenses for employees engaged in the support of the hosted services, as well as the allocation of fixed overhead and facility costs, are fixed costs and as such, may have a smaller impact on the cost of revenues in the event that IXI’s installed base of the devices grows.

Research and development expenses, net

IXI’s net research and development expenses decreased by approximately 50% to approximately $4.3 million for the year ended December 31, 2005 from approximately $8.7 million for the year ended December 31, 2004. The decrease was primarily attributable to the fact that during the year 2004 IXI commenced and completed the development of the Ogo device, a very significant project which required investment of substantial resources. During the year 2005 IXI focused on enhancing and expanding the Ogo capabilities by adding languages, additional features like voice, RSS, and games as well as developing the hosted services, but these required less research and development resources than the initial development.

Selling and Marketing expenses

IXI’s selling and marketing expenses increased by 10% to approximately $3.3 million for the year ended December 31, 2005 from approximately $3.0 million for the year ended December 31, 2004.

General and administrative expenses

IXI’s general and administrative expenses increased by 8% to approximately $1.4 million for the year ended December 31, 2005 from approximately $1.3 million for the year ended December 31, 2004.

Other Income – gain from termination agreement with Cingular Wireless Services, Inc.

As mentioned above, IXI recorded a one-time gain of approximately $11.7 million in the year ended December 31, 2005, as compensation by Cingular Wireless, Inc. for the termination of IXI’s agreement with AT&T Wireless.

Financial expenses, net

IXI’s financial expenses, net for the year ended December 31, 2005 were approximately $1.3 million compared with financial expenses, net of approximately $1.0 million for the year ended December 31, 2004. This change is primarily attributable to an increase in the interest paid on long term loans and on convertible bridge loans in the amount of US$155,000, as well as an increase in the amortization of discount attributed to detachable warrant costs in connection with short-term loans, long-term loans and convertible loans in the amount of $134,000

Net Income (loss)

IXI’s net loss from continuing operations decreased by approximately $13.8 million, or 98%, from approximately $14.1 million for the year ended December 31, 2004 to $344,000 for the year ended December 31, 2005, primarily due to the one time gain recognized following the termination of the agreement with Cingular.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenues

IXI’s revenues increased by 191% to $872,000 for the year ended December 31, 2004 from $300,000 for the year ended December 31, 2003. This increase was primarily a result of sale of demonstration Ogo devices for AT&T Wireless’ point of sale promotion and customer and product support and the addition of a new PMG customer. The revenues for the year ended December 31, 2004 included $420,000 from sale of demonstration Ogo devices for use in marketing and $350,000 for PMG licenses, compared with the revenues for the year ended December 31, 2003 which comprised only revenues from PMG licenses.

Cost of revenues

IXI’s total cost of revenues increased to approximately $1.0 million for the year ended December 31, 2004 from $30,000 for the year ended December 31, 2003. The increase in cost of revenues was primarily due to initial purchases of the Ogo devices from third party manufacturers.

Research and development expenses, net

IXI’s net research and development expenses increased by 140% to approximately $8.7 million for the year ended December 31, 2004 from approximately $3.6 million for the year ended December 31, 2003. The increase is primarily attributable to fact that the initial development of the Ogo device was performed and completed in 2004.

Research and development grants related to the PMG, which were deducted from research and development costs of continuing operations, amounted to $0 and $678,000 in 2004 and 2003, respectively.

Selling and Marketing expenses

IXI’s selling and marketing expenses increased by 26% to approximately $3.0 million for the year ended December 31, 2004 from approximately $2.4 million for the year ended December 31, 2003. The increase was primarily attributable to expansion of IXI’s sales and marketing activities to support the promotion of the Ogo device in countries where AT&T Wireless did not have exclusivity, such as in Europe and East Asia.

General and administrative expenses

IXI’s general and administrative expenses increased by 36% to approximately $1.3 million for the year ended December 31, 2004 from approximately $900,000 for the year ended December 31, 2003.

Financial expenses, net

IXI’s net financial expenses, net for the year ended December 31, 2004 were approximately $1.0 million compared with financial expenses, net of $135,000 for the year ended December 31, 2003. This change is primarily attributable to an increase in the interest paid on short term, long term loans and on convertible bridge loans in the amount of $600,000, as well as an increase in the detachable warrant costs in the amount of $159,000.

Liquidity and Capital Resources

As of March 31, 2006, IXI had cash and cash equivalents aggregating approximately $800,000.

IXI Funding

Since IXI’s inception, its operations have been funded through capital investments from its stockholders, loans from venture lenders and banks, OCS grants and cash flow from operations.

Working Capital Needs

Since IXI’s founding, IXI has generated recurring losses from operations and negative cash flows from operating activities. As of March 31, 2006, IXI has a working capital deficiency and stockholders’ deficiency of $8.5 million and $4.9 million, respectively. IXI plans to continue to finance its operations through raising additional capital, and in the longer term, to generate sufficient revenues to finance its operations. There can be no assurances, however, that IXI will be successful in obtaining an adequate level of financing needed for current operations and long-term development. Therefore, IXI’s consolidated financial statements as of December 31, 2005 expressed substantial doubt regarding IXI’s ability to continue as a going concern due to its cash position as of December 31, 2005 and continuing losses. However, IXI believes that the cash generated from operations, the Bridge Loan received from Southpoint Master Fund LP and the funds which it will receive upon the consummation of the merger will be sufficient to meet its cash requirements for working capital until it independently generates sufficient cash to meet its ongoing operating needs.

The main drivers for IXI working capital needs are the following:

Fulfillment of expanding Ogo sales orders. IXI’s current payment terms with most of its suppliers are such that IXI needs to pay a significant portion of the manufacturing costs relating to the Ogo devices prior to their delivery. The standard payment terms which IXI extends to its customers require payment within 30 days of delivery of the devices. Consequently, IXI is often forced to finance outstanding sales orders for several months. As IXI’s sales grow, significant cash will be required to finance its purchases of Ogo devices from its suppliers.

In June 2006, IXI entered into a purchase order factoring agreement with Ampa Capital Ltd. (“Ampa”) according to which Ampa has funded certain payments to IXI’s suppliers in the amount of $2 million in consideration for a commission and reimbursement of expenses; as security for the transaction IXI has transferred to Ampa a certain letter of credit established by one of IXI’s customers.

Currently IXI does not independently generate sufficient cash to meet its day to day operations needs and commitments. In addition to its regular operating needs (such as its research and development expenses, sales and marketing expenses and general and administrative expenses), as of December 31, 2005 IXI had the following contractual obligations and commercial commitments:

Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)

Operating leases(1)	$1,838	$615	$928	$295	$0
Motor vehicles leases	$449	$255	$193	$0	$0
Purchase obligations(2)	$1,406	$1,406	$0	$0	$0
Other long-term commitment(3)	$12,167	$3,892	$8,275	$0	$0
Severance pay(4)	$461
Long-Term Venture Loan	$2,521	2,193	$328	$0	$0
Total contractual Obligations	$18,841	$8,361	$9,724	$295	$0

——————

(1)

The operating leases are for the premises that IXI lease for its operations, research and development, sales and marketing and headquarters.

(2)

As of March 31, 2006, IXI had open purchase orders with third party suppliers for the manufacturing of the Ogo devices for the total amount of $ 2.8 million.

(3)

The agreement with a major IM provider provides for minimum amounts committed to be paid by IXI for the years 2006 and by October 2007 of $3.6 million and $7.9 million, respectively (the current agreement expires in October 2007). The other agreements with IXI’s third-party provider of hosted services provides for an aggregate minimum amounts commitment to be paid by IXI for the years 2006, 2007 and 2008 in the amount of $262,000, $183,000 and $192,000 respectively.

(4)

Severance pay relates to accrued severance obligations to our Israeli employees as required under the Israeli labor law. These obligations are payable only upon termination, retirement or death of the respective employee and there is no obligation if the employee voluntarily resigns. Of this amount only $70,000 is unfunded.

Bridge loan

In order to satisfy IXI’s working capital requirements prior to ITAC’s funds being available following the merger, on June 20, 2006, IXI entered into a bridge loan agreement (the “Bridge Loan Agreement”) with Southpoint Master Fund LP (“Southpoint”) and IXI R&D Ltd. (“IXI R&D”), IXI’s wholly-owned subsidiary. Pursuant to the terms of the Bridge Loan Agreement, Southpoint loaned to IXI R&D $20 million (from which IXI will pay

$1.7 million in cash compensation to certain private placement agents and $700,000 in cash compensation, upon consummation of the merger, to certain financial institutions providing advisory services to IXI), with IXI acting as guarantor thereto. The Bridge Loan bears interest of 10% per annum during the first 12 months from the date of closing, and thereafter will go up to 20% per annum. Pursuant to the terms of the Merger Agreement, IXI received the consent of ITAC to enter into the Bridge Loan Agreement.

The Bridge Loan will be repaid upon the earlier of: (1) 60 business days following the closing of the merger (the “Repayment Date”); (2) the acceleration of the Bridge Loan in accordance with the Bridge Loan Agreement and (3) 24 months from the date of closing of the Bridge Loan, unless prepaid by IXI R&D (the events in (2) and (3) above being referred to as the “Maturity Date”). The first interest payment will be made by IXI R&D on June 30, 2007 and thereafter on a quarterly basis. Should the merger fail to become effective IXI R&D has the right at any time to prepay the entire outstanding principal amount of the Bridge Loan along with accrued and unpaid interest thereon plus premium interest. IXI has unconditionally guaranteed all of the obligations of IXI R&D under the financing documents, and all obligations of IXI and IXI R&D are secured by a perfected first priority security interest on IXI’s and IXI R&D’s assets (subject to limited exceptions).

In addition, Gemini and Landa, both stockholders of IXI (the “Guarantors”) that have previously guaranteed a credit line and a loan received by IXI R&D from Bank Leumi Le’Israel Ltd. (the “Bank”) in the total amount of $8 million (the “Guaranty”), have undertaken in a Letter Agreement dated June 19, 2006 (the “Letter Agreement”) to extend their Guaranty and to maintain the existing bank credit line and loan at $8 million until the Repayment Date or Maturity Date (as the case may be). Pursuant to the Letter Agreement, each of the Guarantors is entitled to assume all or any part of any amounts owed by IXI R&D to the Bank under the line of credit or under the loan and in any such event any such assuming Guarantor shall be entitled to the same rights and benefits conferred to the bridge lender by the Bridge Loan Agreement. In consideration of the extension of the Guaranty, the Guarantors are entitled to an amount equal to the balance between the basic interest rate set forth in the Bridge Loan Agreement and the interest rate owed under the credit line and the loan received from the Bank calculated on the aggregate principal amount of the line of credit and the Bank loan for any period during which the Guaranty has been outstanding.

Upon the consummation of the merger, Southpoint will be entitled to receive 600,000 shares of ITAC common stock and the Guarantors will be entitled to receive 240,000 shares of ITAC common stock. ITAC will issue an additional 18,000 shares of ITAC common stock to certain private placement agents who participated in identifying potential bridge lenders, together with cash compensation in the amount of $1.7 million. In addition, each of Southpoint and the Guarantors will be entitled to convert all or part of its respective debt facility (including accrued interest thereon), into shares of ITAC within 60 business days following the consummation of the ITAC merger, at a price of $6.50 per share. Furthermore, if each of the above convert 50% or more of its respective debt facility (excluding accrued interest thereon), it will be entitled to receive warrants to purchase ITAC common stock at an exercise price of $5.00, expiring in 2009. The maximum total number of shares under the warrants will be 1,000,000, allocated between Southpoint and the Guarantors according to the proportionate amount of their debt facility. The foregoing obligations of IXI and of IXI R&D will be assumed by ITAC in conjunction with and as part of the merger. Southpoint and the Guarantors have agreed to be subject to lock-up arrangements which have been agreed to by the principal stockholders of IXI (excluding warrants to purchase shares of ITAC common stock that may be issued to the private placement agents in connection with the conversion of Southpoint’s debt facility) and will be entitled to registration rights on the same terms as those stockholders.

Capital investments

To date, IXI has raised over $60 million in investments from it stockholders. In the last three years, the major financing rounds were the following:

In January and February 2003, IXI issued additional series C convertible preferred stock in consideration of $9 million.

In August 2004, IXI issued series D convertible preferred stock in consideration of $12 million ($3.5 million of which was represented by the conversion of convertible loans which were made in the financing round in May and July 2004).

In January and February 2005, IXI issued additional series D convertible preferred stock in consideration of $10 million.

In January and February 2006, IXI issued series D-1 convertible preferred stock in consideration of the conversion of a convertible loan made to IXI in July 2005 in the amount of $6.3 million, including interest on the converted loan.

Short term loans

In December 2004, IXI received a short-term loan from an Israeli bank in the amount of $ 1.3 million, which bore interest at an annual interest rate of 5.4% and was repaid in one installment on January 3, 2005. This short-term loan was guaranteed by certain IXI stockholders.

In October 2005, the IXI R&D received a short-term bank credit from an Israeli bank in the amount of $ 750,000 which bears annual interest at a rate of LIBOR + 3%. In January, 2006, the short-term bank credit was fully repaid by IXI R&D.

In March 2006, IXI received a short-term loan from an Israeli bank, guaranteed by the Guarantors, in the amount of $4 million, which bears annual interest at a rate of 9% and is to be repaid in full in a single installment on June 29, 2006. In April, 2006, the Guarantors guaranteed a credit line from the same Israeli bank in the amount of up to $4 million. The Guarantors have undertaken in the Letter Agreement to extend their guaranty and to maintain the existing bank credit line and loan at $8 million until the Repayment Date or Maturity Date (as the case may be). For further discussion see the section “Liquidity and Capital Resources – Bridge Loan”.

On June 8, 2006, the Israeli subsidiary received a short-term loan from an Israeli bank in the amount of $2 million which bore annual interest at a rate of LIBOR + 4% and was repaid in full in a single installment on June 20, 2006.

Long term loans

In August 2003, IXI and certain affiliates of Western Technology Investments, a venture lender which is also a stockholder in IXI signed a loan and security agreement in the amount of up to $4.5 million which was fully drawn by IXI in January 2004. The loan bore interest at an annual rate equal to the U.S. dollar prime rate plus 9.2% on $2.0 million of the loan and the prime rate plus 9.4% on the remaining $2.5 million and is to be repaid in 30 monthly installments (the last installment is scheduled to be paid in July 2006). As of March 31, 2006 the annual U.S. dollar prime rate was 7.53%. During the three months ended March 2006 and during the years ended December 31, 2005 and 2004 principal amounts of $493,000 $1.8 million, $1.3 million respectively were repaid by IXI.

In October 2004, IXI signed a second loan and security agreement with certain affiliates of Western Technology Investments in the amount of up to $5.0 million, of which approximately $3.0 million was drawn in November 2004. The loan bore interest at the annual rate of 12.1% (which was indexed to the base prime rate of 4.75%) and is to be repaid in 30 monthly installments. During the three months ended March 2006 and during the year ended December 31,2005 and 2004 principal amounts of $297,000, $1.1 million and $86,000 respectively were repaid by IXI.

The total outstanding amount of both loans was repaid upon consummation of the Bridge Loan and the floating charge on the assets of IXI R&D was replaced with a floating charge in favor of Southpoint. For further discussion see the section “Liquidity and Capital Resources – Bridge Loan”.

Cash Flow Analysis

IXI’s continuing operating activities used cash in the amount of approximately $2 million for the three months ended March 31, 2006, compared with cash used in operating activities of approximately $4.6 million for the three months ended March 31, 2005.

IXI’s continuing operating activities used cash in the amount of approximately $6.5 million for the year ended December 31, 2005, compared with cash used in operating activities of approximately $12.4 million in the year ended December 31, 2004. This decrease in cash used was primarily due to the termination of IXI’s agreement with Cingular Wireless which resulted in a cash injection to IXI of $3.9 million. IXI’s continuing operating activities in 2004 used cash in the amount of approximately $12.5 million compared with $4.7 million in 2003. The increase was primarily due to the increase of 140% in research and development expenses; a 26% increase in sales and marketing expenses and a 36% increase in general and administration expenses.

IXI’s investing activities relating to its continuing operations used cash in the amount of $16,000 in the three months ended March 31, 2006, compared with $165,000 in the three months ended March 31, 2005. The cash was primarily used for purchase of property and equipment.

IXI’s investing activities relating to its continuing operations used cash in the amount of $224,000 in the year ended December 31, 2005, compared with $414,000 in the year ended December 31, 2004. IXI’s investing activities used cash in the amount of $279,000 in the year ended December 31, 2003 . In each period, cash was primarily used for purchase of property and equipment.

IXI’s financing activities provided cash in the amount of $2.7 million in the three months ended March 31, 2006. Due to proceeds from short-term bank loans in the amount of $4.3 million which were offset by the repayment of a short-term bank credit line in the amount of $750,000 and a long-term bank loan in the amount of $790,000. IXI’s financing activities provided cash in the amount of $8.3 million in the three months ended March 31, 2005 due to proceeds from issuance of equity securities (net of issuance expenses) in the amount of $10.2 million which were offset by the repayment of a short-term bank loan in the amount of $1.3 million and a long-term bank loan in the amount of $694,000.

IXI’s financing activities provided cash in the amount of $12.9 million in the year ended December 31, 2005 due to proceeds from issuance of equity securities (net of issuance expenses) in the amount of $10.2 million and proceeds from a convertible bridge loan in the amount of $6.1 million, offset by the repayment of a short-term bank loan in the amount of $1.3 million and a long-term bank loan in the amount of $2.9 million. IXI’s financing activities provided cash in the amount of approximately $18.6 million in the year ended December 31, 2004 due to proceeds from issuance of equity securities (net of issuance expenses) in the amount of $8.2 million, proceeds from short-term bank loans in the amount of $1.2 million, proceeds from long-term loans in the amount of $6.9 million and proceeds from convertible bridge loan in the amount of $3.5 million, offset by the repayment of a long-term bank loan in the amount of $1.4 million. IXI’s financing provided cash in the amount of approximately $10.1 million in the year ended December 31, 2003, which primarily resulted from the receipt of proceeds from issuance of equity securities (net of issuance expenses) in the amount of $9.5 million.

IXI had working capital deficiency of approximately $8.5 million at March 31, 2006, $4.0 million at December 31, 2005 and $7.6 million at December 31, 2004. IXI’s ratio of current assets to current liabilities was 0.54 at March 31, 2006 0.74 at December 31, 2005 and 0.74 at December 31, 2004.

Off-Balance Sheet Arrangements

There are currently no off-balance sheet arrangements, nor any during the last three years, that have or are reasonably likely to have a current or future effect on IXI’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to IXI.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of losses related to changes in market prices and foreign exchange rates, that may adversely impact IXI’s consolidated financial position, results of operations or cash flows.

Foreign Exchange Risk

Although IXI reports its consolidated financial statements in U.S. dollars, in 2005 and in the three months ended March 31, 2006 a portion of its revenues and expenses was denominated in other currencies.

Monetary accounts maintained in currencies other than the dollar are remeasured into dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation”. All transaction gains and losses of the remeasured monetary balance sheet items are reflected in the statement of income as financial income or expenses, as appropriate.

Consequently, fluctuations in the rates of exchange between the dollar and non-dollar currencies will affect IXI’s results of operations. An increase in the value of a particular currency relative to the dollar will increase the dollar reporting value for transactions, and a decrease in the value of that currency relative to the dollar will decrease the dollar reporting value for those transactions. This effect on the dollar reporting value for transactions is generally only partially offset by the impact that currency fluctuations may have on costs. IXI currently does not engage in currency hedging transactions to offset the risks associated with variations in currency exchange rates but intends to do this in the near future. Due to the instability of the foreign currency markets, significant foreign currency fluctuations and other foreign exchange risks may have a material adverse effect on IXI’s business, financial condition and results of operations.

Corporate Tax

Domestic

At December 31, 2005, IXI had U.S. federal net operating losses carryforwards of approximately $16 million that can be carried forward and offset against taxable income, subject to ordinary corporate tax in the United States. and expiring from 2020 through 2025.

Utilization of U.S. net operating losses may be subject to substantial annual limitations due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization. A full valuation allowance was provided to reduce the benefit of net operating losses, since it is more likely than not that such tax benefits will not be utilized in the foreseeable future.

Net operating loss carryforwards

IXI has accumulated operating losses that can be carried forward and offset against taxable income, and which result in deferred tax assets. IXI currently believes that it is more likely than not that the deferred tax regarding the carryforward of losses will not be realized in the foreseeable future, and provides a valuation allowance to reduce the benefit of the deferred tax assets. The change in valuation allowance as of December 31, 2005 compared to December 31, 2004 was increase in the amount of approximately $1.2 million.

Foreign

At December 31, 2005, IXI’s Israeli subsidiary had accumulated losses for tax purposes in the amount of approximately $36 million, which may be carried forward and offset against taxable income in the future for an indefinite period.

IXI expects that during the period in which these tax losses related to its Israeli Subsidiary are utilized, its income would be substantially tax exempt. Accordingly, no deferred income taxes in respect of such losses have been included in IXI’s financial statements.

General corporate tax structure in Israel

On July 25, 2005, the Knesset (Israeli Parliament) approved the Law of the Amendment of the Income Tax Ordinance (No. 147), 2005, which prescribes, among others, a gradual decrease in the corporate tax rate in Israel to the following tax rates: in 2006 – 31%, in 2007 – 29%, in 2008 – 27%, in 2009 – 26% and in 2010 and thereafter – 25%.

As discussed below, however, the rate is effectively reduced for income derived from an Approved Enterprise.

Law for the Encouragement of Capital Investments, 1959

IXI’s facilities in Israel have been granted Approved Enterprise status under the Law for the Encouragement of Capital Investments, 1959, commonly referred to as the Investment Law. The Investment Law provides that capital investments in a production facility (or other eligible assets) may be designated as an Approved Enterprise. Until recently, the designation required advance approval from the Investment Center of the Israel Ministry of Industry, Trade and Labor (the Investment Center). Each certificate of approval for an Approved Enterprise relates to a specific investment program, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset.

A company that owns an Approved Enterprise is eligible for governmental grants, but may elect to receive an alternative package comprised of tax benefits (Alternative Track). Under the Alternative Track, a company’s undistributed income derived from an Approved Enterprise is exempt from corporate tax for a period of two years. The exemption begins in the first year that the company realizes taxable income from the Approved Enterprise.

After expiration of the initial tax exemption period, the company is eligible for a reduced corporate tax rate of 10% to 25% for the following five to eight years, depending on the extent of foreign investment in the company (as shown in the table below). The benefits period is limited to 12 years from year of operation of the investment under the approved plan or 14 years from the date of the approval, whichever is earlier. A company in which more than 25% of the stockholders are non-residents of Israel, defined in the Investment Law as a Foreign Investors Company, may be eligible for benefits for an extended period of up to ten years.

The tax benefits derived from any certificate of approval relate only to taxable income attributable to the specific Approved Enterprise. To the extent IXI has more than one approval or only a portion of IXI’s capital investments are approved, IXI’s effective tax rate will be the result of a weighted combination of the applicable rates.

Percent of Foreign Ownership	Rate of Reduced Tax	Reduced Tax Period	Tax Exemption Period

0-25%	25%	5 years	2 years
25-49%	25%	8 years	2 years
49-74%	20%	8 years	2 years
74-90%	15%	8 years	2 years
90-100%	10%	8 years	2 years

IXI’s percentage of foreign ownership will be examined by the Tax Authorities only after IXI used all its loss carryforwards and following the two years tax exemption period.

If a company distributes dividends from tax-exempt Approved Enterprise income, the company will be taxed on the otherwise exempt income at the same reduced corporate tax rate that applies to it after the initial exemption period. Distribution of dividends derived from Approved Enterprise income that was taxed at reduced rates, but not tax exempt, does not result in additional tax consequences to the company. A stockholder who receives dividends derived from Approved Enterprise income is generally taxed at a rate of 15%, which is withheld and paid by the company paying the dividend, if the dividend is distributed during the benefits period or within the following 12 years (the limitation of 12 years does not apply to a Foreign Investors Company).

Currently, IXI R&D has one Approved Enterprise programs under the alternative track of the Investment Law. IXI has derived, and expect to continue to derive, a substantial portion of its operating income from its Approved Enterprise facilities. IXI may therefore eligible for a tax exemption for a period of two years on undistributed Approved Enterprise income, and an additional subsequent period of five to eight years of reduced corporate tax rates ranging between 10% and 25%, depending on the level of foreign ownership of IXI’s shares. IXI intends to continue to apply for Approved Enterprise programs, but IXI cannot assure you that IXI will do so or that it will be successful. If dividends are distributed out of tax exempt profits IXI will become liable for tax at the rate applicable to its profits from the Approved Enterprise in the year in which the income was earned, had it not chosen the alternative track of benefits (currently between 10%-25%).

The benefits available to an Approved Enterprise are conditioned upon terms stipulated in the Investment Law and the related regulations (which include making specified investments in property and equipment, and financing a percentage of these investments with share capital), and the criteria set forth in the applicable certificate of approval. If IXI does not fulfill these conditions in whole or in part, the benefits can be cancelled and it may be required to refund the amount of the benefits, linked to the Israeli consumer price index plus interest.

IXI has recently filed an application with the Investment Center of the Israeli Ministry of Industry, Trade and Labor to approve the production of Ogo products outside of Israel, change the business program of its Approved Enterprise and expand the product definition initially approved by the Investment Center, as well as to change the number of IXI’s employees as reported to the Investment Center. There can be no assurance that the Investment Center will approve the changes to the Approved Enterprise program as requested by IXI. If IXI’s request is not approved, in whole or in part, IXI may not be entitled to all of the tax benefits described above.

On April 1, 2005, an amendment to the Investment Law came into effect, which revised the criteria for investments qualified to receive tax benefits. An eligible investment program under the amendment will qualify for benefits as a Privileged Enterprise (rather than the previous terminology of Approved Enterprise). Among other things, the amendment provides tax benefits to both local and foreign investors and simplifies the approval process. The amendment does not apply to investment programs approved prior to December 31, 2004. The new tax regime will apply to new investment programs only. Therefore IXI’s Israeli subsidiary’s existing Approved Enterprise will generally not be subject to the provisions of the Amendment.

IXI will apply for a pre ruling application from the Tax Authorities, and is expected to be a ‘Privileged Enterprise’ according to the Amendment of New Law.

As a result of the Amendment, tax-exempt income generated under the provisions of the new law, will subject IXI to taxes upon dividends or liquidation, and IXI may be required to record deferred tax liability with respect to such tax-exempt income. As of March 31, 2006, IXI did not generate income under the provision of the Amendment.

Special provisions relating to taxation under inflationary conditions

The Income Tax (Inflationary Adjustments) Law, 1985, was designed to neutralize the erosion of capital investments in business and to prevent tax benefits resulting from deduction of inflationary expenses. This law applies a supplementary set of inflationary adjustments to the normal taxable profits computed under regular historical cost principles. Under the Inflationary Adjustments Law, results for tax purposes are measured in real terms, in accordance with changes in the Israeli consumer price index. IXI R&D is taxed under this law.

Taxation of non-Israeli stockholders on receipt of dividends

Under Israeli tax law, a distribution of dividends from income attributable to an Approved Enterprise will be subject to tax in Israel at the rate of 15%, which is withheld and paid by the company paying the dividend, if the dividend is distributed during the benefits period or within the following 12 years. Any distribution of dividends from income that is not attributable to an Approved Enterprise will be subject to tax in Israel at the rate of 25%.

Under the United States-Israel tax treaty, the maximum tax on dividends paid to a holder of the ordinary shares who is a United States resident is 25%. Dividends received by a United States company that holds at least 10% of IXI’s voting rights will be subject to withholding tax at the rate of 12.5%, provided certain other conditions in the tax treaty are met (or at the tax rate of 15% in respect of dividends paid from income attributable to IXI’s Approved Enterprises).

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of ITAC’s common stock as of July 27, 2006 and after consummation of the merger by:

•

each person known to be the beneficial owner of more than 5% of ITAC’s outstanding shares of common stock either on July 27, 2006 or after the consummation of the merger;

•

each of ITAC’s current executive officers and directors;

•

each director nominee;

•

all of ITAC’s current executive officers and directors as a group; and

•

all of ITAC’s executive officers and directors as a group after the consummation of the merger.

This table assumes that no holder of shares of ITAC’s common stock issued in its IPO converts such shares into cash and does not include shares of ITAC common stock that may become issuable to Southpoint pursuant to a conversion into ITAC common stock of IXI’s bridge loan and to certain other stockholders pursuant to a conversion of ITAC common stock of IXI’s indebtedness outstanding under its existing credit facility.

Name and Address of Beneficial Owner	Beneficial Ownership of ITAC’s Common Stock on , 2006			Beneficial Ownership of ITAC’s Common Stock after the Consummation of the Merger
	Number of Shares		Percent of Class Before Merger	Number of Shares		Percent of Class After Merger

Israel Frieder(1)	450,000	(2)	5.8%	840,000	(3)	5.4%
Glen Shear(1)	450,000	(2)	5.8%	840,000	(3)	5.4%
Dael Schnider(1)	450,000	(2)	5.8%	840,000	(3)	5.4%
Victor Halpert(4)	150,000	(5)	1.9%	280,000	(6)	1.8%
Fir Tree, Inc.(7)	603,900	(8)	7.7%	603,900	(8)	4.0%
Amaranth LLC(9)	411,000	(10)	5.3%	411,000	(10)	2.7%
Southpoint Master Fund LP(11)	550,000	(12)	7.0%	1,150,000	(13)	7.5%
Gideon Barak(14)	0		0%	268,733		1.8%
Amit Haller (15)	0		0%	276,143		1.8%
Yossi Sela(16)	0		0%	0		0%
Shlomo Shalev(17)	0		0%	0		0%
Matthew Hills(18)	0		0%	0		0%
Lihi Segal(14)	0		0%	10,776		0.1%
Gadi Meroz(14)	0		0%	14,206		0.1%
Gemini Ventures(16)	0		0	2,737,684		17.8%
Landa Ventures(19)	0		0%	1,609,721		10.6%
Concord Ventures(20)	0		0%	930,522		6.1%
All current ITAC directors and executive officers as a group (four individuals)	1,500,000	(21)	19.2%	2,800,000	(22)	16.9%
All post-merger directors and executive officers as a group (nine individuals)	600,000		7.7%	1,696,371		10.7%

——————

(1)

The business address of this person is 7 Gush Etzion, 3rd Floor, Givaat Shmuel, Israel 54030.

(2)

Does not include 390,000 shares of common stock issuable upon exercise of warrants that are not currently exercisable and may not become exercisable within 60 days.

(3)

Includes 390,000 shares of common stock issuable upon exercise of warrants that become exercisable upon consummation of the merger.

(4)

The business address of Mr. Halpert is 79 Madison Avenue, 6th Floor, New York, New York 10016

(5)

Does not include 130,000 shares of common stock issuable upon exercise of warrants that are not currently exercisable and may not become exercisable within 60 days.

(6)

Includes 130,000 shares of common stock issuable upon exercise of warrants that become exercisable upon consummation of the merger.

(7)

The business address of Fir Tree, Inc. is 535 Fifth Avenue, 31st Floor, New York, New York 10017.

(8)

Represents (i) 401,492 shares of common stock held by Sapling, LLC and (ii) 202,408 shares of common stock held by Fir Tree Recovery Master Fund, L.P. Fir Tree, Inc., of whom Jeffrey Tannenbaum is President, is the investment manager of both entities. The foregoing information was derived from a Schedule 13G filed with the SEC on September 23, 2005.

(9)

The business address of Amaranth LLC is c/o Amaranth Advisors L.L.C., One American Lane, Greenwich, Connecticut 06831.

(10)

Amaranth Advisors L.L.C. is the trading advisor for Amaranth LLC. Nicholas M. Maounis is the managing member of Amaranth Advisors and exercises voting and dispositive power over these shares. The foregoing information was derived from a Schedule 13G filed with the SEC on November 28, 2005.

(11)

The business address of Southpoint Master Fund LP is c/o Southpoint Capital Advisors LP, 623 Fifth Avenue, Suite 2503, New York, NY 10022.

(12)

Includes 250,000 shares of common stock and warrants to purchase 300,000 shares of common stock.

(13)

Includes 250,000 shares of common stock, warrants to purchase 300,000 shares of common stock and additionally, 600,000 shares of common stock that become issuable on consummation of the merger.

(14)

The business address of this person is IXI Mobile (R&D) Ltd., P.O. Box 2543, 17 Hatidhar St., Ra’anana, 43665, Israel.

(15)

The business address of this person is IXI Mobile, Inc., 275 Shoreline Drive, Suite 505, Redwood City, California 94065.

(16)

The business address of this person is Gemini Israel Funds, 9 Hamenofim Street Herzliya Pituach 46725 Israel.

(17)

The business address of this person is 8 Mohaliver Street, Rehovot, Israel.

(18)

The business address of this person is c/o Berkshire Group,1 Beacon Street, Suite 1500, Boston, MA 02108.

(19)

The business address of Landa Ventures is 7 Menachem Begin Street, Ramat Gan, Israel 52521.

(20)

The business address of Concord Ventures is 85 Medinat Hayehudim Street, Herzliya, Israel 46140.

(21)

Does not include 1,300,000 shares of common stock issuable upon exercise of warrants that are not currently exercisable and may not become exercisable within 60 days.

(22)

Includes 1,300,000 shares of common stock issuable upon exercise of warrants that become exercisable upon consummation of the merger.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ITAC Related Party Transactions

Prior to ITAC’s IPO, ITAC issued an aggregate of 750,000 shares of common stock to the ITAC Inside Stockholders as set forth below at a purchase price of approximately $0.033 per share. Subsequent to the issuance, ITAC’s board of directors authorized a stock dividend of one share of common stock for each outstanding share of common stock, effectively lowering the purchase price to $0.0167 per share. The following share numbers have been adjusted to reflect this stock dividend:

Name	Number of Shares	Relationship to Us

Israel Frieder	450,000	Chairman of the Board and Chief Executive Officer
Glen Shear	450,000	Chief Financial Officer, Secretary and Director
Dael Schnider	450,000	Executive Vice President and Director
Victor Halpert	150,000	Director

These shares are being held in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until July 2008 pursuant to an escrow agreement between ITAC, the ITAC Inside Stockholders and the escrow agent. These shares will not be transferable except to their spouses, children or trusts established for their benefit and will be released prior to July 2008 only if ITAC liquidates following a business combination or upon a subsequent transaction resulting in ITAC’s stockholders having the right to exchange their shares for cash or other securities.

The holders of these shares are entitled to make up to two demands that ITAC register these shares pursuant to a registration rights agreement dated July 19, 2005. The holders of the majority of these shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. ITAC will bear the expenses incurred in connection with the filing of any such registration statements.

Each of the above persons also entered into a letter agreement with ITAC and EarlyBirdCapital, Inc. pursuant to which, among other things:

•

each agreed to vote all shares owned by him in accordance with the majority of the IPO Shares if ITAC solicits approval of its stockholders for a business combination;

•

if ITAC fails to consummate a business combination by January 19, 2007 (or by July 19, 2007 under certain limited circumstances), each agreed to take all reasonable actions within his power to cause ITAC to liquidate as soon as reasonably practicable;

•

each waived any and all rights he may have to receive any distribution of cash, property or other assets as a result of such liquidation with respect to his shares;

•

each agreed to present to ITAC for its consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire an operating business, until the earlier of ITAC’s consummation of a business combination, ITAC’s liquidation or until such time as he ceases to be an officer or director of ITAC’s, subject to any pre-existing fiduciary obligations he might have;

•

each agreed that ITAC could not consummate any business combination which involves a company which is affiliated with any of these persons unless ITAC obtains an opinion from an independent investment banking firm reasonably acceptable to EarlyBirdCapital that the business combination is fair to ITAC’s stockholders from a financial perspective;

•

each agreed that he and his affiliates will not be entitled to receive and will not accept any compensation for services rendered to ITAC prior to the consummation of its business combination; and

•

each agreed that he and his affiliates will not be entitled to receive or accept a finder’s fee or any other compensation in the event he or his affiliates originate a business combination.

Since ITAC’s IPO, ITAC has paid A.F. Services Ltd. a monthly fee of $7,500 for general and administrative services. This arrangement will end upon consummation of the merger.

ITAC has and will continue to reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on its behalf, such as identifying and investigating possible target businesses and business combinations.

Other than the $7,500 per-month administrative fee payable to A.F. Services Ltd. and reimbursable out-of-pocket expenses payable to ITAC officers and directors, no compensation or fees of any kind, including finders and consulting fees, has been or will be paid to any of the above listed ITAC stockholders for the services rendered to ITAC prior to or in connection with the consummation of the merger.

In connection with the proposed merger with IXI Mobile, ITAC has entered into a management services agreement with A.A. Pearl Investments Ltd., an entity controlled by Mr. Frieder, pursuant to which A.A. Pearl Investments will provide Mr. Frieder’s services as co-chairman of the board of ITAC for two years beginning on the closing of the merger for a monthly fee of $17,500 (or $210,000 per year). Such agreement will take effect only upon consummation of the merger. For a more complete description of this agreement, see the section “The Merger Agreement – Employment Agreements.”

During 2005, ITAC’s directors advanced an aggregate of $83,000 to ITAC to cover expenses related to ITAC’s initial public offering. These loans were repaid without interest in July 2005.

All ongoing and future transactions between ITAC and any of its officers and directors or their respective affiliates will be on terms believed by ITAC to be no less favorable than are available from unaffiliated third parties and will require prior approval in each instance by a majority of the members of ITAC board who do not have an interest in the transaction.

IXI Related Party Transactions

Directors’ Fees

IXI’s directors are not paid any fees for their service on IXI’s board of directors. IXI’s directors are entitled to reimbursement for expenses incurred in attending meetings of the board of directors and its various committees.

Indemnification Agreements

IXI has entered into indemnification agreements with each of its directors and officers undertaking to exculpate and indemnify them to the fullest extent permitted by law for any liability arising from acts or omissions in their capacity as directors or officers of IXI. The indemnification covers reasonable expenses of defending any relevant legal proceedings. The indemnity is limited to matters specified in the indemnification agreements, including actions relating to securities held by IXI, actions relating to issuance of IXI’s securities to the public, actions relating to any merger of IXI with another entity and actions relating to the development and manufacture of IXI’s products. IXI’s indemnification obligation is capped at $7.5 million per indemnitee.

Share issuances to Directors and Officers

The following issuances of options were made to directors and officers of IXI and its subsidiaries during the past twelve months:

•

A grant of options was made to Mr. Barak, IXI’s chairman of the board, in November 2005. The grant allows Mr. Barak to purchase 1,232,040 shares of IXI common stock at a price per share of $0.05.

•

A grant of options was made to Mr. Haller, IXI’s president and chief executive officer, in November 2005. The grant allows Mr. Haller to purchase 1,228,073 shares of IXI common stock at a price per share of $0.26.

•

A grant of options was made to Ms. Segal, IXI’s vice president and chief financial officer, in November 2005. The grant allows Ms. Segal to purchase 235,000 shares of IXI common stock at a price per share of $0.05.

•

A grant of options was made to Mr. Meroz, IXI’s vice president, corporate development and general counsel, in November 2005. The grant allows Mr. Meroz to purchase 157,000 shares of IXI common stock at a price per share of $0.05.

In addition, Mr. Barak and Mr. Haller have been granted certain options in connection with their employment agreements. The grants of options will become effective upon the consummation of the merger. See the section titled “The Merger Agreement – Employment Agreements.”

Guarantees furnished by IXI stockholders

Three of IXI’s stockholders, Gemini Israel Funds, Landa Ventures and Concord Ventures executed an unconditional guarantee in favor of Bank Leumi Le Israel Ltd. in order to secure IXI’s credit line in the amount of $750,000. In February 2006, in consideration for making the guarantee, IXI issued the guarantors warrants to purchase an aggregate of 1,076,096 shares of IXI common stock in an amount respective to each guarantor’s share in the guarantee at an exercise price per share of $0.01. IXI repaid its debt to Bank Leumi in January 2005.

In January 2006, Gemini Israel Funds and Landa Ventures (“Guarantors”) also guaranteed another credit line from Bank Leumi Le Israel Ltd. in the amount of $2,000,000. In March 2006, the amount of this credit line and the related guarantees were increased to $4,000,000. In April 2006, the amount of this credit line and the related guarantees were increased to $8,000,000 (the “Guaranty). The Guarantors have undertaken in a Letter Agreement dated June 19, 2006 (the “Letter Agreement”) to extend their Guaranty and to maintain the existing bank credit line and loan at $8 million until the Repayment Date or Maturity Date (as the case may be) under the Bridge Loan Agreement (for further discussion, see the section “IXI Related Party Transactions – Bridge Loan” below). Pursuant to the Letter Agreement, each of the Guarantors is entitled to assume all or any part of any amounts owed by IXI R&D to the Bank under the line of credit or under the loan and in any such event any such assuming Guarantor shall be entitled to the same rights and benefits conferred to the bridge lender by the Bridge Loan Agreement. In consideration of the extension of the Guaranty, the Guarantors are entitled to an amount equal to the balance between the basic interest rate set forth in the Bridge Loan Agreement and the interest rate owed under the credit line and the loan received from the Bank calculated on the aggregate principal amount of the line of credit and the Bank loan for any period during which the Guaranty has been outstanding. The Guarantors are also entitled to additional compensation as set forth in the section “IXI Related Party Transactions – Bridge Loan” below.

In connection with IXI’s contractual relationship with Swisscom, Gemini Israel Funds and Landa Ventures issued a conditional guarantee of IXI’s obligations to Swisscom in November 2005 of up to a maximum amount of $4,000,000. In consideration for the grant of the guarantee, IXI issued 11,478,379 shares of Series D-1 Preferred Stock to Gemini and Landa. IXI believes that the guarantee expired upon the consummation of the bridge loan. In February 2006, Concord Ventures elected to participate in this guarantee and was allocated a portion of the consideration.

Stockholder loans

IXI previously had two outstanding loans with affiliates of Western Technology Investments, one of IXI’s stockholders. Western Technology made one loans to IXI on January 30, 2004 and made the second loan on November 1, 2004. The aggregate principal amount of the loans was $7,500,000. As of June 30, 2006, each of such loans had been repaid in full using funds received under the Bridge Loan. In conjunction with the issue of the loans, IXI granted warrants to Western Technology to purchase an aggregate of 63,889 shares of IXI Series C convertible preferred stock at an exercise price per share of $7.20, and 69,699 shares of IXI Series D convertible preferred stock at an exercise price per share of $5.10. According to their terms, these Warrants survive the merger; however IXI and Western Technology Investments have agreed (by e-mail correspondence) that immediately prior to the consummation of the merger, these warrants will terminate and exchanged with one warrant to purchase  66,794 common stock of IXI at an exercise price per share of $0.01, and will be exercised into common stock prior to the consummation of the merger.

Concord Ventures, CMCS, Gemini Israel Funds, Landa Ventures, Tlcom and Western Technology extended bridge financing to IXI in July 2005 in the amount of $6.1 million in the form of a convertible loan. By the terms of the loan agreement, in January 2006 the debt was converted to 18,113,008 shares of Series D-1 Preferred Stock.

Bridge Loan

In order to satisfy IXI’s working capital requirements prior to ITAC’s funds being available following the merger, on June 20, 2006, IXI entered into the Bridge Loan Agreement with Southpoint and IXI R&D Ltd. (“IXI R&D”). Pursuant to the terms of the Bridge Loan, Southpoint loaned to IXI R&D $20 million (from which IXI will pay $1.7 million in cash compensation to certain private placement agents and $700,000 in cash compensation, upon consummation of the merger, to certain financial institutions providing advisory services to IXI), with IXI acting as guarantor thereto. The Bridge Loan bears interest of 10% per annum during the first 12 months from the date of closing, and thereafter will go up to 20% per annum.

The Bridge Loan will be repaid upon the earlier of: (1) 60 business days following the closing of the merger (the “Repayment Date”);  (2) the acceleration of the Bridge Loan in accordance with the Bridge Loan Agreement and (3) 24 months from the date of closing of the Bridge Loan, unless prepaid by IXI R&D (the events in (2) and (3) above being referred to as the “Maturity Date”). The first interest payment will be made by IXI R&D on June 30, 2007 and thereafter on a quarterly basis. Should the merger fail to become effective IXI R&D has the right at any time to prepay the entire outstanding principal amount of the Bridge Loan along with accrued and unpaid interest thereon plus premium interest. IXI has unconditionally guaranteed all of the obligations of IXI R&D under the financing documents, and all obligations of IXI and IXI R&D are secured by a perfected first priority security interest on IXI’s and IXI R&D’s assets (subject to limited exceptions).

Upon the consummation of the merger, Southpoint will be entitled to receive 600,000 shares of ITAC common stock and the Guarantors will be entitled to receive 240,000 shares of ITAC common stock. ITAC will issue an additional 18,000 shares of ITAC common stock to certain private placement agents who participated in identifying potential bridge lenders, together with cash compensation in the amount of $1.7 million. In addition, each of Southpoint and the Guarantors will be entitled to convert all or part of its respective debt facility (including accrued interest thereon) into shares of ITAC within 60 business days following the consummation of the ITAC merger, at a price of $6.50 per share. Furthermore, if each of the above convert 50% or more of its respective debt facility (excluding accrued interest thereon), it will be entitled to receive warrants to purchase ITAC common stock at an exercise price of $5.00, expiring in 2009. The maximum total number of shares under the warrants will be 1,000,000, allocated between Southpoint and the Guarantors according to the proportionate amount of their debt facility. The foregoing obligations of IXI and of  IXI R&D will be assumed by ITAC in conjunction with and as part of the merger. Southpoint agreed to be subject to lock-up arrangements which have been agreed to by the principal stockholders of IXI (excluding warrants to purchase shares of ITAC common stock that may be issued to the private placement agents in connection with the conversion of Southpoint’s debt facility) and will be entitled to registration rights on the same terms as those stockholders.

Employment agreements

IXI has entered into employment/consultancy agreements and stock option grants and agreements with Mr. Barak, Mr. Haller, Mr. Meroz and Ms. Segal. See the section titled “The Merger Agreement – Employment Agreements” and the section titled “Share issuances to Directors and Officers” above.

As of March 31, 2006, IXI Israel Ltd. owed approximately $266,089 to entities controlled by Mr. Barak for sums unpaid under his employment agreement and certain consultancy agreements between such entities and IXI Israel Ltd.

As of March 31, 2006, IXI Israel Ltd. owed approximately $21,750 to Ms. Segal for sums unpaid under her employment agreement.

As of March 31, 2006, IXI has a debt in the sum of $ 60,231 to Mr. Haller for sums which currently remain unpaid under his employment agreement.

Ms. Segal is the spouse of Mr. Barak, IXI’s chairman of the board.

Debts of Employees to IXI

The following current and former executive officers have executed notes in favor of IXI pursuant to an early exercise of stock options:

•

Mr. Haller has executed a note to IXI in the sum of $110,392. The note is dated July 15, 2003 and bears interest at the rate of 2.75% per annum. The repayment of this debt is a condition to the consummation of the merger.

•

Jonathan Michael, IXI’s former chief financial officer, executed a note to IXI in the sum of $92,000. The note is dated July 15, 2003 and bears interest at the rate of 2.75% per annum. Upon termination of

Mr. Michael’s employment on September 30, 2005, it was agreed between IXI and Mr. Michael that Mr. Michael would not repay the outstanding debt and that IXI would foreclose on the collateral in the form of all the shares of IXI’s common stock subject to Mr. Michael’s stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires ITAC directors, officers and persons owning more than 10% of ITAC’s common stock to file reports of ownership and changes of ownership with the Securities ad Exchange Commission. Based on its review of the copies of such reports furnished to ITAC, or representations from certain reporting persons that no other reports were required, ITAC believes that all applicable filing requirements were complied with during the fiscal year ended December 31, 2005, except each of Glen Shear and Victor Halpert filed one Form 4 late disclosing one late transaction and Dael Schnider filed two Form 4s late each disclosing one late transaction.

DESCRIPTION OF ITAC COMMON STOCK AND OTHER SECURITIES

General

The amended and restated certificate of incorporation of ITAC authorizes the issuance of 30,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the record date, 7,818,000 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of the existing stockholders, including all officers and directors of ITAC, have agreed to vote their respective shares of common stock owned by them immediately prior to the IPO in accordance with the vote of the public stockholders owning a majority of the shares of ITAC’s outstanding common stock. This voting arrangement does not apply to shares purchased following the IPO in the open market by any of ITAC’s stockholders, officers and directors. Additionally, ITAC’s stockholders, officers and directors may vote their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of ITAC’s stockholders.

ITAC will proceed with the merger only if the stockholders who own at least a majority of the shares of common stock sold in the IPO present at the meeting vote in favor of the merger and stockholders owning less than 20% of the shares sold in the IPO exercise conversion rights discussed below.

ITAC’s board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

If ITAC is required to liquidate, the holders of ITAC common stock purchased in the IPO will be entitled to share ratably in the trust account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Holders of common stock issued prior to ITAC’s IPO have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the IPO if ITAC is forced to liquidate.

Holders of ITAC common stock do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that the holders of ITAC common stock acquired in the IPO have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the merger and the merger is approved and completed. Holders of common stock who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

The amended and restated certificate of incorporation of ITAC authorizes the issuance of 1,000,000 shares of a blank check preferred stock with such designations, rights and preferences as may be determined from time to time by ITAC’s board of directors. Accordingly, ITAC’s board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although ITAC has entered into an underwriting agreement which prohibits ITAC, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. ITAC may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of ITAC. There are no shares of preferred stock outstanding, and ITAC does not currently intend to issue any preferred stock.

Warrants

ITAC currently has outstanding 12,636,000 redeemable common stock purchase warrants. Each warrant entitles the registered holder to purchase one share of ITAC’s common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of July 12, 2006 and the completion of a business combination. The warrants expire on July 11, 2009 at 5:00 p.m., New York City time. ITAC may call the warrants for redemption,

•

in whole and not in part;

•

at a price of $.01 per warrant at any time after the warrants become exercisable;

•

upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or ITAC’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below the exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to ITAC, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of a warrant agreement, ITAC has agreed to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, there is no assurance that ITAC will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

PRICE RANGE OF ITAC SECURITIES AND DIVIDENDS

ITAC’s units, common stock and warrants are quoted on the OTCBB under the symbols ISLTU, ISLT and ISLTW, respectively. The following table sets forth the range of high and low closing bid prices for the units, common stock and warrants for the periods indicated since the units commenced public trading on July 14, 2005 and since the common stock and warrants commenced public trading on September 12, 2005. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low

2006:
Third Quarter*
Second Quarter	6.93	6.17	5.45	5.21	0.80	0.48
First Quarter	7.30	5.86	5.52	5.05	0.91	0.43
2005:
Fourth Quarter	6.22	5.55	5.12	4.95	0.63	0.34
Third Quarter	6.10	5.70	5.05	4.80	0.61	0.50

——————

*

Through ______, 2006

Holders of ITAC common stock, warrants and units should obtain current market quotations for their securities. The market price of ITAC common stock, warrants and units could vary at any time before the merger.

In connection with the merger, ITAC and IXI will use their reasonable best efforts to obtain the listing for trading on the Nasdaq National Market or Nasdaq Capital Market of ITAC’s common stock, warrants and units. ITAC believes it will meet the Nasdaq listing requirements because upon consummation of the merger, it will have (i) a market value of listed securities of at least $50,000,000, (ii) over 1,000,000 publicly held shares, (iii) a market value of publicly held shares in excess of $5,000,000, (iv) a minimum bid price of $4.00, (v) over 300 round lot stockholders and (vi) at least three market makers who will make a market in its securities. In the event ITAC’s common stock, warrants and units are listed on Nasdaq at the time of the closing of the merger, the symbol will change to one determined by ITAC and Nasdaq that is reasonably representative of the corporate name or business of ITAC following the merger. If the listing on Nasdaq is not finally approved, it is expected that the common stock, warrants and units will continue to be quoted on the OTCBB.

Holders

As of ______, 2006, there were ____ holders of record of ITAC units, ______ holders of record of ITAC common stock and ______ holders of record of ITAC warrants. ITAC believes that the beneficial holders of the units, common stock and warrants will be in excess of ______ persons each.

Dividends

ITAC has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the merger. The payment of dividends in the future will be contingent upon ITAC’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the merger. The payment of any dividends subsequent to the merger will be within the discretion of ITAC’s then board of directors, subject to limitations imposed by requirements of the Investment Center of the Israeli Ministry of Industry, Trade and Labor. It is the present intention of ITAC’s board of directors to retain all earnings, if any, for use in ITAC’s business operations and, accordingly, ITAC’s board does not anticipate declaring any dividends in the foreseeable future.

STOCKHOLDER PROPOSALS

Assuming the merger proposal is approved, the ITAC 2007 annual meeting of stockholders will be held on or about ______, 2007 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2007 annual meeting, you need to provide it to ITAC by no later than ______, 2007. You should direct any proposals to ITAC’s secretary at ITAC’s principal office in Israel. If you want to present a matter of business to be considered at the year 2007 annual meeting, under ITAC’s by-laws you must give timely notice of the matter, in writing, to ITAC’s secretary. To be timely, the notice has to be given between ______, 2007 and ______, 2007.

LEGAL MATTERS

Graubard Miller will pass upon the validity of the common stock issued in connection with the merger and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of ITAC at December 31, 2005 and for the period from February 22, 2005 (inception) to December 31, 2005 included in this proxy statement/prospectus and in the registration statement have been audited by Brightman Almagor & Co., independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this proxy statement/prospectus and in the registration statement. The financial statements and the report of Brightman Almagor & Co. are included in reliance upon their report given upon the authority of Brightman Almagor & Co. as experts in auditing and accounting.

The consolidated financial statements of IXI at December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, included in the proxy statement of ITAC, which is referred to and made a part of this proxy statement/prospectus, have been audited by Kost, Forer, Gabbay and Kasierer, independent registered public accounting firm, a member of Ernst & Young Global, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the Securities and Exchange Commission, ITAC and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of ITAC’s annual report to stockholders and ITAC’s proxy statement. Upon written or oral request, ITAC will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that ITAC deliver single copies of such documents in the future. Stockholders may notify ITAC of their requests by calling or writing ITAC at its principal executive offices at Israel Technology Acquisition Corp., 7 Gush Etzion, 3rd Floor, Givaat Shmuel, Israel 54030.

WHERE YOU CAN FIND MORE INFORMATION

ITAC files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended. You may read and copy reports, proxy statements and other information filed by ITAC with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on ITAC at the Securities and Exchange Commission web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to ITAC has been supplied by ITAC and all such information relating to IXI has been supplied by IXI. Information provided by one does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the merger, you should contact, orally or in writing:

Israel Frieder		Morrow & Co., Inc.
Chairman and Chief Executive Officer		470 West Avenue, 3rd Floor
Israel Technology Acquisition Corp.	-or-	Stamford, Connecticut 06902
7 Gush Etzion		Tel: 203-658-9400
3rd Floor		Fax: 203-658-9444
Givaat Shmuel
Israel 54030

IXI MOBILE INC. AND ITS SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of March 31, 2006 (Unaudited) and December 31, 2005 and 2004	F-3 – F-4
Consolidated Statements of Operations for the Three Months Ended March 31, 2006 and 2005 (Unaudited) and for the Years Ended December 31, 2005, 2004 and 2003	F-5
Consolidated Statements of Changes in Stockholders’ Equity (Deficiency) for the Three Months Ended March 31, 2006 (Unaudited) and for the Years Ended December 31, 2005, 2004 and 2003	F-6 – F-7
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2006 and 2005 (Unaudited) and for the Years Ended December 31, 2005, 2004 and 2003	F-8 – F-9
Notes to Consolidated Financial Statements	F-10 – F-40

ISRAEL TECHNOLOGY ACQUISITION CORP. INDEX TO FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-41
Balance Sheets	F-42
Statements of Operations	F-43
Statements of Stockholders’ Equity	F-44
Statements of Cash Flows	F-45
Summary of Significant Accounting Policies	F-46
Notes to Financial Statements	F-47
Interim Financial Statements
Balance Sheets	F-51 – F-52
Statements of Stockholders’ Equity	F-53
Statements of Cash Flows	F-54
Notes to Financial Statements	F-55

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of

IXI MOBILE INC.

We have audited the accompanying consolidated balance sheets of IXI Mobile Inc. (“the Company”) and its subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1d, the Company has incurred recurring operating losses and negative cash flows from operating activities. The Company also has a working capital deficiency and stockholders’ deficiency. These conditions, among other matters described in Note 1d, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1d. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Tel-Aviv, Israel May 4, 2006	KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

IXI MOBILE INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
Information pertaining to March 31, 2006 is unaudited
U.S. dollars in thousands

	March 31,	December 31,
	2006	2005	2004
	Unaudited

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$799	$184	$2,600
Short-term bank deposit	—	—	19
Restricted cash	180	198	173
Trade receivables	249	2,638	104
Other receivables and prepaid expenses	1,868	648	349
Inventories, net	6,833	7,604	16,930
Assets of discontinued operations	81	115	1,279

Total current assets	10,010	11,387	21,454

LONG-TERM ASSETS:
Severance pay fund	403	391	197
Long-term prepaid expenses	101	96	201
Property and equipment, net	321	335	541
Deferred charges	2,819	3,385	—
Deferred issuance costs	340	—	—
Other assets, net	99	111	—
Total long-term assets	4,083	4,318	939
Total assets	$14,093	$15,705	$22,393

The accompanying notes are an integral part of the consolidated financial statements.

IXI MOBILE INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
Information pertaining to March 31, 2006 is unaudited
U.S. dollars in thousands, except share and per share data

	March 31,	December 31,
	2006	2005	2004
	Unaudited
LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:
Current maturities of long-term loans	$1,754	$2,193	$2,784
Short-term bank credit	4,304	750	—
Short-term bank loan	—	—	1,256
Trade payables	1,892	1,822	3,372
Employees and payroll accruals	708	611	543
Deferred revenues	3,623	4,157	17,667
Other payables and accrued expenses	2,095	1,641	785
Liabilities of discontinued operations	4,138	4,250	2,670
Total current liabilities	18,514	15,424	29,077

LONG-TERM LIABILITIES:
Long-term loans, net of current maturities	—	328	2,489
Accrued severance pay	476	461	247
Total long-term liabilities	476	789	2,736

COMMITMENTS AND CONTINGENT LIABILITIES

CONVERTIBLE LOAN	—	6,312	—

STOCKHOLDERS’ DEFICIENCY:
Stock capital –
Common stock of $0.01 par value: Authorized: 49,000,000, 22,470,408 and 12,833,333 shares at March 31, 2006 and December 31, 2005 and 2004, respectively; Issued and outstanding: 4,418,249 shares at March 31, 2006 and December 31, 2005 and 918,932 at December 31, 2004.	44	44	9
Series A Convertible Preferred stock of $0.01 par value: Authorized: 333,334 shares at March 31, 2006 and December 31, 2005 and 2004; Issued and outstanding: 285,801 shares at March 31, 2006, December 31, 2005, and 286,783 at December 31, 2004.	3	3	3
Series B Convertible Preferred stock of $0.01 par value: Authorized: 1,604,791 shares at March 31, 2006 and December 31, 2005 and 2004; Issued and outstanding: 439,206 shares at March 31, 2006 and December 31, 2005 and 1,604,791 at December 31, 2004.	4	4	16
Series C Convertible Preferred stock of $0.01 par value: Authorized: 3,104,236 shares at March 31, 2006 and December 31, 2005 and 2004; Issued and outstanding: 1,439,581 shares at March 31, 2006 and December 31, 2005 and 3,033,347 at December 31, 2004.	14	14	30
Series D Convertible Preferred stock of $0.01 par value: Authorized: 35,600,000 shares at March 31, 2006 and December 31, 2005 and 2004; Issued and outstanding: 33,039,860, 3,448,473 and 2,310,157 shares at March 31, 2006 and December 31, 2005 and 2004, respectively	330	35	23
Additional paid-in capital*	67,979	61,865	47,578
Notes receivable	(110)	(110)	(378)
Accumulated deficit	(73,161)	(68,675)	(56,701)
Total stockholders’ deficiency	(4,897)	(6,820)	(9,420)
Total liabilities and stockholders’ deficiency	$14,093	$15,705	$22,393

——————

*

Net of deferred stock compensation.

The accompanying notes are an integral part of the consolidated financial statements.

IXI MOBILE INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

	Three months ended March 31,		Year ended December 31,
	2006	2005	2005	2004	2003
	Unaudited

Revenues	$1,739	$237	$7,967	$872	$300

Operating expenses:
Cost of revenues	2,260	325	9,629	992	30
Research and development, net	1,430	762	4,271	8,684	3,617
Selling and marketing	1,544	806	3,323	3,030	2,411
General and administrative	795	204	1,449	1,285	945

Total operating expenses	6,029	2,097	18,672	13,991	7,003

Gain from terminating agreement with Cingular Wireless Services Inc.	—	—	11,695	—	—

Operating income (loss)	(4,290)	(1,860)	990	(13,119)	(6,703)
Financial expenses, net	(183)	(261)	(1,334)	(1,014)	(135)
Other income	13	—	—	—	—

Loss from continuing operations	(4,460)	(2,121)	(344)	(14,133)	(6,838)
Loss from discontinued operations	(26)	(3,636)	(11,630)	(10,788)	(6,697)

Net loss	$(4,486)	(5,757)	$(11,974)	$(24,921)	$(13,535)

Basic and diluted net loss per Common stock:
From continuing operations	$(1.16)	$(2.61)	$(1.03)	$(17.83)	$(8.81)
From discontinued operations	$(0.01)	$(4.48)	$(6.10)	$(13.39)	$(8.63)
Basic and diluted net loss per share	$(1.17)	$(7.09)	$(7.13)	$(31.22)	$(17.44)

Weighted average number of Common stock used in computing basic and diluted net loss per Common stock	4,418,249	811,366	1,906,875	805,290	776,321

The accompanying notes are an integral part of the consolidated financial statements.

IXI MOBILE INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)
Information pertaining to the three months ended March 31, 2006 is unaudited
U.S. dollars in thousands, except share data

	Common stock			Series A Convertible Preferred stock		Series B Convertible Preferred stock		Series C Convertible Preferred stock			Series D Convertible Preferred stock		Additional paid-in capital	Notes receivable	Accumulated deficit	Total
	Number	Amount		Number	Amount	Number	Amount	Number	Amount		Number	Amount

Balance at January 1, 2003	751,477	$8		286,783	$3	1,604,791	$16	1,613,589	$16		—	$—	$24,406	$—	$(18,245)	$6,204
Exercise of employee and consultant stock options	5,205		*	—	—	—	—	—	—		—	—	12	—	—	12
Issuance of Common stock upon exercise of options in consideration for notes receivable	157,663	1		—	—	—	—	—	—		—	—	377	(378)	—	—
Issuance of Series C Convertible Preferred stock, net of issuance costs	—	—		—	—	—	—	1,312,500	13		—	—	9,450	—	—	9,463
Exercise of warrants by investors	—	—		—	—	—	—	86,425	1		—	—	621	—	—	622
Detachable warrant costs, issued in connection with long-term loan	—	—		—	—	—	—	—	—		—	—	250	—	—	250
Stock-based compensation	—	—		—	—	—	—	—	—		—	—	25	—	—	25
Comprehensive loss:
Net loss	—	—		—	—	—	—	—	—		—	—	—	—	(13,535)	(13,535)
Total comprehensive loss	—	—		—	—	—	—	—	—		—	—	—	—	—	(13,535)
Balance at December 31, 2003	914,345	9		286,783	3	1,604,791	16	3,012,514	30		—	—	35,141	(378)	(31,780)	3,041
Exercise of employee and consultant stock options	4,587		*	—	—	—	—	—	—		—	—	11	—	—	11
Issuance of Series D Convertible Preferred stock, net of issuance costs	—	—		—	—	—	—	—	—		1,620,141	16	8,143	—	—	8,159
Conversion of convertible loan into Series D Convertible Preferred stock	—	—		—	—	—	—	—	—		690,016	7	3,557	—	—	3,564
Exercise of warrants by investors	—	—		—	—	—	—	20,833		*	—	—	150	—	—	150
Detachable warrant costs, issued in connection with short-term loans, long-term loan and convertible loans	—	—		—	—	—	—	—	—		—	—	560	—	—	560
Stock-based compensation	—	—		—	—	—	—	—	—		—	—	16	—	—	16
Comprehensive loss:
Net loss	—	—		—	—	—	—	—	—		—	—	—	—	(24,921)	(24,921)
Total comprehensive loss	—	—		—	—	—	—	—	—		—	—	—	—	—	(24,921)
Balance at December 31, 2004	918,932	$9		286,783	$3	1,604,791	$16	3,033,347	$30		2,310,157	$23	$47,578	$(378)	$(56,701)	$(9,420)

——————

*

Represent an amount of less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

IXI MOBILE INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)
Information pertaining to the three months ended March 31, 2006 is unaudited
U.S. dollars in thousands, except share data

	Common stock			Series A Convertible Preferred stock			Series B Convertible Preferred stock		Series C Convertible Preferred stock		Series D Convertible Preferred stock		Additional paid-in capital		Notes receivable	Accumulated deficit	Total
	Number	Amount		Number	Amount		Number	Amount	Number	Amount	Number	Amount

Balance at January 1, 2005	918,932	$9		286,783	$3		1,604,791	$16	3,033,347	$30	2,310,157	$23		$47,578	$(378)	$(56,701)	$(9,420)
Exercise of employee and consultant stock options	6,381		*	—	—		—	—	—	—	—	—		12	—	—	12
Issuance of Series D Convertible Preferred stock, net	—	—		—	—		—	—	—	—	1,981,833	20		10,208	—	—	10,228
Cancellation of notes receivable for treasury stock	(111,666)	(1)		—	—		—	—	—	—	—	—		(267)	268	—	—
Conversion of Preferred stock to Common stock	3,604,602	36		(982)		*	(1,165,585)	(12)	(1,593,766)	(16)	(843,517)	(8)		—	—	—	—
Costs of guarantee	—	—		—	—		—	—	—	—	—	—		3,761	—	—	3,761
Detachable warrant costs, issued in connection with short-term bank credit	—	—		—	—		—	—	—	—	—	—		269	—	—	269
Stock-based compensation	—	—		—	—		—	—	—	—	—	—		304	—	—	304
Comprehensive loss:
Net loss	—	—		—	—		—	—	—	—	—	—		—	—	(11,974)	(11,974)
Total comprehensive loss	—	—		—	—		—	—	—	—	—	—		—	—	—	(11,974)
Balance at December 31, 2005	4,418,249	44		285,801	3		439,206	4	1,439,581	14	3,448,473	35	**	61,865	(110)	(68,675)	(6,820)
Issuance of Series D-1 convertible Preferred stock, net	—	—		—	—		—	—	—	—	18,113,008	181		6,123	—	—	6,304
Issuance of Series D-1 convertible Preferred stock, net in respect of Keep Well Agreement	—	—		—	—		—	—	—	—	11,478,379	114		(114)	—	—	—
Stock-based compensation	—	—		—	—		—	—	—	—	—	—		105	—	—	105
Comprehensive loss:
Net loss	—	—		—	—		—	—	—	—	—	—		—	—	(4,486)	(4,486)
Total comprehensive loss	—	—		—	—		—	—	—	—	—	—		—	—	—	(4,486)
Balance at March 31, 2006 (unaudited)	4,418,249	$44		285,801	$3		439,206	$4	1,439,581	$14	33,039,860	$330	$**	67,979	$(110)	$(73,161)	$(4,897)

——————

*

Represent an amount of less than $1.

**

Net of deferred stock compensation in an amount of $766 and $717 as of March 31, 2006 and December 31, 2005, respectively

The accompanying notes are an integral part of the consolidated financial statements.

IXI MOBILE INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands

	Three months ended March 31,		Year ended December 31,
	2006	2005	2005	2004	2003
	Unaudited
Cash flows from operating activities:
Net loss	$(4,486)	$(5,757)	$(11,974)	$(24,921)	$(13,535)
Less – net loss of discontinued operations	26	3,636	11,630	10,788	6,697
Net loss of continuing operations	(4,460)	(2,121)	(344)	(14,133)	(6,838)
Adjustments to reconcile net loss of continuing operations to net cash used in operating activities of continuing operations:
Depreciation and amortization	60	40	252	209	154
Gain from terminating agreement with Cingular Wireless Services Inc.(1)	—	—	(11,695)	—	—
Stock-based compensation	105	3	304	16	25
Amortization of discounts attributed to detachable warrant costs and guarantee costs	596	65	848	338	179
Accrued severance pay, net	3	3	20	27	4
Decrease (increase) in trade receivables	2,389	(29)	(2,534)	(104)	—
Increase in other receivables and prepaid expenses	(1,218)	(47)	(306)	—	(121)
Decrease (increase) in inventories	771	(468)	15,024	(16,930)	—
Decrease (increase) in long-term prepaid expenses	(5)	(2)	105	11	(145)
Increase in deferred issuance costs	(340)	—	—	—	—
Increase (decrease) in trade payables	70	(2,853)	(1,590)	2,958	(690)
Increase (decrease) in employees and payroll accruals	97	(226)	68	(5)	(150)
Increase (decrease) in deferred revenues	(534)	815	(13,510)	14,544	2,748
Increase in other payables and accrued expenses	454	214	2,855	568	95
Accrued interest	21	(8)	173	117	—
Cash consideration from terminating agreement with Cingular Wireless Services Inc.(1)	—	—	3,850	—	—
Net cash used in operating activities of continuing operations	(1,991)	(4,614)	(6,480)	(12,384)	(4,739)
Net cash used in operating activities of discontinued operations	(104)	(3,302)	(8,618)	(9,124)	(4,961)
Net cash used in operating activities	(2,095)	(7,916)	(15,098)	(21,508)	(9,700)
Cash flows from investing activities:
Short-term bank deposit	—	—	19	(19)	—
Restricted cash, net	18	—	(25)	17	(53)
Purchase of property and equipment	(34)	(165)	(218)	(412)	(226)
Net cash used in investing activities of continuing operations	(16)	(165)	(224)	(414)	(279)
Net cash provided by (used in) investing activities of discontinued operations	—	116	(20)	(285)	(446)
Net cash used in investing activities	(16)	(49)	(244)	(699)	(725)
Cash flows from financing activities:
Proceeds from issuance of stock, net of issuance expenses	—	10,228	10,228	8,159	9,463
Issuance expenses	(8)	—	—	—	—
Proceeds from exercise of warrants by investors	—	—	—	150	622
Proceeds from exercise of employee stock options	—	9	12	11	12
Proceeds from short-term bank credit	4,274	—	750	—	—
Proceeds from short-term bank loan	—	—	—	1,250	—
Payment of short-term bank credit	(750)	—	—	—	—
Payment of short-term bank loan	—	(1,256)	(1,256)	—	—
Proceeds from long-term loans	—	—	—	6,918	—
Principal payment of long-term loans	(790)	(694)	(2,917)	(1,420)	—
Proceeds from convertible loans	—	—	6,109	3,515	—
Net cash provided by financing activities of continuing operations	2,726	8,287	12,926	18,583	10,097
Increase (decrease) in cash and cash equivalents	615	322	(2,416)	(3,624)	(328)
Cash and cash equivalents at the beginning of period	184	2,600	2,600	6,224	6,552
Cash and cash equivalents at the end of period	$799	$2,922	$184	$2,600	$6,224

The accompanying notes are an integral part of the consolidated financial statements.

IXI MOBILE INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands

	Three months ended March 31,		Year ended December 31,
	2006	2005	2005	2004	2003
	Unaudited

Supplemental information and disclosure of non-cash investing and financing activities (include other non-cash equity transactions):
Issuance of Convertible Preferred stock upon conversion of convertible bridge loan and accrued interest	$6,312	$—	$—	$3,564	$—
Purchase of property and equipment by credit	$—	$46	$40	$—	$350
Exercise of options in consideration of notes receivable	$—	$—	$—	$—	$378
Cancellation of notes receivable by treasury stock	$—	$—	$268	$—	$—
Issuance of warrants in exchange of guarantee	$—	$—	$3,761	$—	$—
Acquired technology from CWS	$—	$—	$146	$—	$—

Cash paid during the period for:
Interest	$94	$180	$580	$474	$—

(1) Cash consideration from terminating agreement with Cingular Wireless Services Inc.:
Gain from terminating agreement with Cingular Wireless Services Inc.	$—	$—	$11,695	$—	$—
Acquired technology	—	—	(146)	—	—
Deferred revenues earned upon termination of agreement	—	—	(7,699)	—	—
	$—	$—	$3,850	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 1 — General

a.

IXI Mobile Inc. (“the Company”) a company incorporated in Delaware, U.S.A., commenced its operations in July 2000. The Company is engaged in the development, production and marketing of mobile messaging devices and related services, targeting the mass consumer market. The Company also provides, through third parties hosted services including all necessary gateways and backend servers, as well as related launch and support services. The Company’s major customers include mainly mobile operators, internet service providers, mobile virtual network operators and resellers. The Company also provides software solutions which allow a mobile phone or other data device to enable a variety of companion devices to connect to the Internet wirelessly (“PMG”). Previously the Company was also engaged in the business of operating system for mobile devices which was discontinued during 2005 (see also Note 1f.)

In 2005, the Company generated revenues from a few major customers, the largest of which has terminated its agreement with the Company. A loss of a major customer, or any event negatively affecting such customer financial condition could have a significant adverse effect on the Company’s results of operations and financial position. For further information about major customers see Note 14c.

b.

As of March 31, 2006, the Company has four wholly-owned active subsidiaries: IXI Mobile R&D Ltd. (“the Israeli subsidiary” or “IXI Israel”), IXI Mobile (Europe) Limited, IXI Mobile (Asia Pacific) Ltd., IXI Mobile (East Europe) SRL, and three wholly-owned inactive subsidiaries: Neo Mobile Ltd.(which was active as of December 31, 2005) Neo Mobile Telecom and LLC Neo Mobile Inc (together “the Group”).

c.

All of the Company’s mobile messaging devices (“Ogo” or “CT Series”) are manufactured by an independent contractor. The Company is and will continue to be dependent upon this contractor to achieve acceptable manufacturing output, quality levels and costs, and to allocate to the Company a sufficient portion of production capacity to meet the Company’s needs in a timely manner. Moreover, the Ogo incorporates a modem that is proprietary to such contractor. Revenues could be materially and adversely affected should this contractor fail to meet the Company’s request for products due to a shortage of production capacity, process difficulties, low output rates or financial instability since the Company would likely experienced delays while preparing to work with another contractor. Additionally, certain of the components are obtained from a limited group of suppliers. Disruptions, shortages, or termination of certain of these sources of supply could occur and could negatively affect the Company’s business condition and results of operations.

The Company also currently licenses from third parties certain software used in the manufacture and operation of its products and provision of services. Any supplier may discontinue or restrict licensing software to the Company with or without penalty. If a supplier discontinues or restricts supplying a component or licensing software, the Company’s business may be harmed by the resulting product manufacturing and delivery delays, or by inability to provide services.

Hosting of Internet services that the Company provides in connection with the Ogo service is currently outsourced to a single supplier. Should that supplier encounter financial difficulties, technical problems or other adversities, the Company could be required to establish a second hosting relationship or to begin providing such services on its own. Either of these alternatives would require a lengthy period of transition would cause the Company to incur considerable expense and could result in its service being unavailable or unreliable for a period of time, which could have a significant adverse effect on its business.

d.

From inception, the Company has generated recurring losses from operations and negative cash flows from operating activities. As of March 31, 2006, the Company has a working capital deficiency and stockholders’ deficiency of $8,504 and $4,897, respectively. As of December 31, 2005, the Company has a working capital deficiency and stockholders’ deficiency of $4,037 and $6,820, respectively. The Company plans to continue to finance its operations through raising additional capital and by obtaining additional bridge loans from new investors, and in the longer term, to generate sufficient revenues to finance its operations. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed for current operations and long-term development.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 1 — General – (continued)

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on recoverability and reclassification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

e.

Termination of agreement with AT&T Wireless Services:

AT&T Wireless Services, now known as Cingular Wireless Services, Inc. (“CW”) to whom the Company sold its CT Series devices under the Ogo brand pursuant to a development and supply agreement (“the Development and Supply Agreement”), accounted for 85% and 60% of the Company’s revenues for the years ended December 31, 2005 and 2004, respectively.

In April 2005, CW and the Company entered into an addendum to the original Development and Supply Agreement (“the Addendum”) which terminated CW’s obligation to purchase devices and resulted in a settlement pursuant to which CW agreed to transfer to the Company all rights and intellectual property rights (“IPR”) associated with the Ogo and marketing materials (including the www.Ogo.com.webstore) and the rights to distribute CT Series device under the “Ogo” brand globally. In addition, CW undertook to pay the Company $3,850 in cash and to transfer to the Company ownership of all unsold Ogo devices at no charge, and without any further obligation of the Company.

The transaction has been accounted for based on the fair values of identifiable assets transferred by CW to the Company and, accordingly, the Company recorded in the year ended December 31, 2005 a gain related to the Addendum in the amount of $11,695 against the recognition of the following at estimated fair values:

Cash	$3,850
Acquired technology (three-year useful life at the acquisition date)	146
Deferred revenue earned upon termination	7,699
Total gain from termination of agreement with CW	$11,695

The loss of CW in 2005 as the Company’s main customer had a significant adverse impact on the Company’s revenues and results of operations.

f.

Discontinued operations:

On July 25, 2005, the Company’s Board of Directors resolved to dispose of the operating system related activities and to focus on the Ogo device business unit. As a result of this resolution, the Company significantly reduced its research and development group, and restructured the sales and marketing department as well as the management team. The strategic initiatives included the termination of employees, termination of certain agreements with subcontractors, reduction in the operations performed in a part of the leased facilities, recognizing an impairment of under-performing assets and certain other non-recurring charges. During the period covered by the accompanying financial statements, the operating system related activities were classified as discontinued operations.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 1 — General – (continued)

The major classes of assets and liabilities of the operating system business unit that was classified as discontinued operations were:

	March 31, 2006	December 31,
		2005	2004
	Unaudited
Assets:
Other receivables and prepaid expenses	$—	$34	$835
Inventories	—	—	444
Property and equipment – held for sale	81	81	—
Assets of discontinued operations	81	115	1,279
Liabilities:
Trade payables	800	937	848
Employees and payroll accruals	—	—	924
Other payables and accrued expenses	3,338	3,313	850
Accrued severance pay	—	—	48
Liabilities of discontinued operations	4,138	4,250	2,670
Net liabilities of discontinued operations	$4,057	$4,135	$1,391

The results of the discontinued operating system business for the three months ended March 31, 2006 and 2005 and for the years ended December 31, 2005, 2004 and 2003, are presented below:

	Three months ended March 31,		Year ended December 31,
	2006	2005	2005	2004	2003
	Unaudited

Revenues	$—	$—	$—	$1,880	$500
Operating expenses:
Cost of revenues	26	80	2,410	3,421	24
Research and development expenses, net	—	2,606	8,109	6,058	3,924
Selling and marketing expenses	—	494	1,289	2,297	2,233
General and administrative expenses	—	456	1,432	892	1,016
Total operating expenses	26	3,636	13,240	12,668	7,197
Operating loss	(26)	(3,636)	(13,240)	(10,788)	(6,697)
Other income	—	—	1,810	—	—
Loss before taxes on income	(26)	(3,636)	(11,430)	(10,788)	(6,697)
Taxes on income	—	—	200	—	—
Net loss	$(26)	$(3,636)	$(11,630)	$(10,788)	$(6,697)

g.

On October 19, 2005, as part of the discontinuing of operations of the operating system business unit, and as a result of the Company’s immediate need to increase its cash flows, the Company granted a foreign company a non exclusive license for the use, development and sale of the operating system that was developed by the Company (“the software” or “the operating system”). The license enables the foreign company to continue the development of the operating system and to market it to its customers and the foreign company shall own the intellectual property rights with respect to its developments of the software. In consideration of the software license, the foreign company paid the Company an amount of $1,800, net, which was recognized as other income of discontinued operations. In addition, for each product unit that will be sold by the foreign company and that contains the software or a derivative of it, in whole or in part, the Company shall receive ten cents, up to an amount aggregating $5,000.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 1 — General – (continued)

In order to enable the engagement with the foreign company, in September 2005 the Israeli subsidiary entered into agreements with certain former employees of the operating system business unit for a period of six months, in order that those former employees may enter into agreements with the foreign company to provide support services.

Part of the consideration was remitted to an escrow agent for the purpose of hiring those former employees of the operating system to act on behalf of the foreign company.

The licensed software was partially funded by royalty bearing grants by the Office of the Chief Scientist at the Israel Ministry of Industry, Trade and Labor (“OCS”). The agreement that was reached between the Company and the foreign company was made without obtaining pre approval from the OCS, thereby effectively breaching the law and the conditions of the commitment with the OCS. Accordingly, the Company is obliged to repay all funds provided by the OCS, including accrued interest at the LIBOR rate.

In addition, there is no assurance that criminal proceedings will not be initiated as a result of the violation of the terms of the OCS funding program. If the Company is required to pay to the OCS amounts which are significantly higher than estimated by the Company’s management, or if criminal proceedings are initiated against the Company or any of its officers, the Company’s business, financial condition and results of operations may be adversely affected (see also note 11a).

As of March 31, 2006, the Company was in negotiation with the OCS in order to achieve a settlement between the parties regarding the aforesaid breaches. Based on management assessment of the outcome of such negotiations, the Company has provided an accrual of $2,978 and $2,939 of which $1,000 and $987 were attributed to continuing operations and $1,978 and $1,952 were attributed to discontinued operations, as of March 31, 2006 and December 31, 2005, respectively. Such accrual represents all the funds provided by the OCS plus applicable interest at the LIBOR rate, which was included in the statement of operations as cost of revenues during the year ended December 31, 2005 and the period ended March 31, 2006.

h.

In November 2005, certain stockholders of the Company entered into a Keep Well Agreement (“the Agreement”) with one of the Company’s customers. Pursuant to the terms of the Agreement, if the customer sustains damages due to failure of the Company to meet its obligations under the agreement with the customer, and such failure is due to a lack of stockholders equity (as defined therein), then upon the occurrence of various terms set forth in the Agreement, the stockholders will compensate the customer for such damages up to a maximum of $4,000. As a consideration for such undertaking, in February 2006, the Company issued to such stockholders 11,478,379 shares of Convertible Preferred stock at a par value $0.01 per share.

Accordingly, the value of the shares of Convertible Preferred stock to be issued in an amount of $3,761 was recorded as a deferred charge with a corresponding credit to additional paid in capital. The value recorded was based on the shares issued, which management assessed as a more reliable measure than the value of the guarantee. The deferred charge is being amortized to the statement of operations over the expected guarantee period of twenty months as selling and marketing expenses. As of March 31, 2006 and December 31, 2005, total expenses included in the statement of operations amounted to $566 and $376, respectively.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 1 — General – (continued)

i.

On February 28, 2006, the Company entered into a definitive agreement (“the Merger Agreement”) with Israel Technology Acquisition Corporation (“ITAC”) pursuant to which, and subject to the approval of ITAC’s stockholders, the Company will merge with ITAC Acquisition Subsidiary Corp., a wholly-owned subsidiary of ITAC. As a result of the merger, the Company will become a wholly-owned subsidiary of ITAC. Immediately following the merger, the holders of equity interests of the Company (including holders of certain options under the Company’s employee stock options plans and holders of warrants to purchase the Company’s shares of Common stock) will own or will have the right to acquire approximately 7.8 million shares of ITAC Common stock, of which approximately 1.4 million shares will be available for issuance to the Company’s senior management and optionees under the Company’s employee stock option plans. As further consideration, the holders of equity interests of the Company will receive or have the right to acquire up to an additional 10.0 million shares of ITAC Common stock based on attaining various targets. If approved by the ITAC stockholders, the Company’s management expects the transaction to be closed in the fourth quarter of 2006. At closing, ITAC will change its name to IXI Mobile, Inc.

Note 2 — Significant Accounting Policies

The consolidated financial statements have been prepared according to United States generally accepted accounting principles (“US GAAP”) on a basis consistent for all periods presented.

a.

Use of estimates:

The preparation of the Company’s consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant areas requiring the use of management estimates relate to revenue recognition, the determination of reserves for various litigation claims, allowance for doubtful accounts, provision for excess and obsolete inventory, amortization expense, obligation to the OCS, realization of future tax assets and the related components of the valuation allowance, provision for warranty, valuation of equity instruments, and the fair values of financial instruments. Actual results could differ from these estimates.

b.

Unaudited information:

Unaudited interim financial statements:

The financial statements include the unaudited statements of income and cash flows for the three month period ended March 31, 2006 and 2005. This unaudited information has been prepared by the Company’s management on the same basis as the audited financial statements and, in management’s opinion, reflects all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial information and results of operations in accordance with generally accepted accounting principles, for the periods presented.

c.

Financial statements in U.S. dollars:

A majority of the revenues of the Company’s subsidiaries is generated in U.S. dollars (“dollar”). In addition, a substantial portion of the costs of the Company’s subsidiaries is incurred in dollars. The Company’s management believes that the dollar is the primary currency of the economic environment in which the Company’s subsidiaries operate. Thus, the functional currency of the Company’s subsidiaries is the dollar.

Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation”. All transaction gains and losses of the remeasured monetary balance sheet items are reflected in the statement of operations as financial income or expenses, as appropriate.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 2 — Significant Accounting Policies – (continued)

d.

Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany balances and transactions not realized outside the Group have been eliminated upon consolidation.

e.

Cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with maturities of three months or less at the date acquired.

f.

Short-term bank deposit:

Bank deposits with maturities of more than three months but less than one year are included in short-term bank deposits. Such short-term bank deposits are stated at cost.

g.

Restricted cash:

Restricted cash is primarily invested in certificates of deposit, which mature within up to one year and is used as a security mainly for the lease of the Israeli subsidiary offices and for corporate credit cards.

h.

Inventories:

Inventories are stated at the lower of cost or market value. Inventory write-down provision is provided to cover risks arising from slow-moving items, technological obsolescence, excess inventories, discontinued products and market prices lower than cost. As of March 31, 2006, December 31, 2005 and 2004, the provision for inventory write-down amounted to $242, $242 and $0 respectively.

Cost is determined as follows:

Raw materials and finished products: based on direct manufacturing and subcontracting costs, using the “first-in, first-out” method.

i.

Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%
Computers and peripheral equipment	33
Electronic equipment	15
Office furniture and equipment	6 - 15

Leasehold improvements are depreciated by the straight-line method over the term of the lease or the estimated useful life of the improvements, whichever is shorter.

The Company’s property and equipment are reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of by sale are reported at the lower of the carrying amount or fair value less costs to sell.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 2 — Significant Accounting Policies – (continued)

In 2005, as part of the disposal of the operating systems related activities, the Company abandoned certain assets, which reduced its operations in certain of its leased facilities. In accordance with SFAS No. 144, when such assets are abandoned, the carrying amount of the assets should be written-off. Accordingly, in 2005, an impairment loss in the amount of $525 was recognized, which was included in discontinued operations.

j.

Intangible assets:

Intangible assets consist of acquired technology. Intangible assets are amortized over their estimate useful life using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up, in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Accordingly, the acquired technology is amortized over three years using straight line method.

k.

Short-term bank credit:

Short-term bank credit mature within less than one year, linked to the dollar and bears an average interest rate of LIBOR + 3% per annum.

l.

Short-term bank loans:

Short-term bank loans mature within less than one year, are mainly linked to the dollar and bear an average interest rate of 9% and 5.4% per annum as of March 31, 2006 and December 31, 2005, respectively.

m.

Revenue recognition:

The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, the product has been delivered or the services have been provided to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. The Company does not grant a right of return to its customers. In addition to this general policy, the following paragraphs describe the specific revenue recognition policies for each major category of revenue.

Multiple-element arrangements – the Company enters into transactions that represent multiple-element arrangements, which may include combination of hardware, service and software. These multiple-element arrangements are assessed to determine whether they can be separated into more than one unit of accounting or element for the purpose of revenue recognition. When the appropriate criteria for separating revenue into more than one unit of accounting are met and there is vendor specific objective evidence of fair value for all undelivered elements in an arrangement, the arrangement consideration is allocated to the separate units of accounting or elements based on the residual value. This vendor specific objective evidence of fair value is established through prices charged for each revenue element when that element is sold separately. The revenue recognition policies described below are then applied to each unit of accounting.

Hardware – generally, revenue from the sale of Ogo devices is recognized upon delivery to the end user when title is transferred to the customer and all significant contractual obligations that affect the customer’s final acceptance have been fulfilled. Revenues from sales of demonstration Ogo devices is recognized upon delivery. Provisions are made at the time of sale for warranties, royalties, sales commissions and estimated price protection, and are recorded as operating expenses or deduction of revenues, as appropriate. Since the embedded software in the Ogo device is deemed not to be incidental, the Company recognizes revenue from such devices in accordance with the American Institute of Certified Public Accountants Statement of Position No. 97-2, Software Revenue Recognition (“SOP No. 97-2”).

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 2 — Significant Accounting Policies – (continued)

The Company currently recognizes revenues from Ogo devices upon ultimate sale to the end user and activation, since the Company has not yet established sufficient experience to predict the product acceptance in the market in order to recognize revenues upon delivery to the operators, internet service providers, or resellers.

Services – revenues from hosting services (such as email and push email, IM gateways and attachments) are recognized on a monthly basis as the services are provided.

Non-recurring engineering contracts – revenue from non-recurring engineering contracts that were bundled with subsequent manufacturing and supply arrangements were initially deferred and then recognized on a pro rata basis over the recognition of subsequent supply of Ogo devices.

Other – revenue from the sale of accessories is recognized when title is transferred to the customer and all significant contractual obligations that affect the customer’s final acceptance have been fulfilled. Provisions are made at the time of sale for applicable warranties, royalties, sales commissions and estimated price protection.

Software – revenue from licensing of software is recognized at the inception of the license term and in accordance with SOP No. 97-2. Revenue from software maintenance, unspecified upgrades and technical support contracts is recognized over the period that such items are delivered or that services are provided. Where vendor specific objective evidence for undelivered elements was not considered substantive, the Company recognized revenues upon delivery of the last undelivered element.

Shipping and handling costs – wherever can be reasonably attributed to certain revenue, shipping and handling costs are included in cost of sales.

Deferred revenues include payments for devices for which revenues have not yet been recognized.

n.

Research and development costs:

Research and development costs net of grants received are charged to the statement of operations as incurred.

o.

Advertising expenses:

Advertising costs are expensed as incurred. Advertising expenses for the years ended December 31, 2005, 2004 and 2003 amounted to $387, $141 and $344, respectively.

p.

Warranty costs:

Provisions for warranty costs are made at the time such warranty costs are deemed to be incurred.

Provision for warranty as of March 31, 2006, December 31, 2005, 2004 and 2003 amounted to approximately $100, $100, 0 and 0, respectively. A tabular reconciliation of the changes in the Company’s aggregate product warranty liability was not provided due to immateriality.

q.

Government grants:

Royalty-bearing grants from the OCS for funding approved research and development projects were recognized at the time the Israeli subsidiary was entitled to such grants, on the basis of the costs incurred and were included as a deduction of research and development costs.

Research and development grants that were deducted from research and development costs of continuing operations amounted to $0 $0, $0 and $678 in the three months ended March 31, 2006 and in the years ended December 31, 2005, 2004 and 2003, respectively.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 2 — Significant Accounting Policies – (continued)

Research and development grants that were deducted from research and development costs of discontinued operations amounted to $75, $800 and $1,012 in the years ended December 31, 2005, 2004 and 2003, respectively (see also Note 1g).

r.

Income taxes:

The Group accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. This Statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Group provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

s.

Concentrations of credit risk:

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of cash and cash equivalents, restricted cash and trade receivables.

Cash and cash equivalents are invested in major banks in Israel and the United States. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company’s investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

The Company has historically been dependent on a small number of significant customers and on large contracts with respect to sales of the majority of its products, software and services. The Company expects this trend of increasing trade receivables balances with its large customers to continue as it sells an increasing number of its Ogo devices and service relay access through network carriers and resellers rather than selling directly to end users. The Company evaluates the collectibility of its trade receivables balances based upon a combination of factors on a periodic basis. If the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, it records a specific bad debt provision to reduce the customer’s related trade receivable to its estimated net realizable value. As of March 31, 2006, no such provision has been recorded.

As of March 31, 2006 and December 31, 2005 and 2004, the Company had no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

t.

Severance pay:

The Israeli subsidiary’s liability for severance pay is calculated pursuant to Israeli Severance Pay Law based on the most recent monthly salary of the Company’s employees multiplied by the number of years of employment as of the balance sheet date. These employees are entitled to one month’s salary for each year of employment or a portion thereof. The Company’s liability to these employees is fully provided by monthly deposits for insurance policies and by an accrual.

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies and includes immaterial profits.

Severance expenses for the years ended December 31, 2005, 2004 and 2003 amounted to $217, $79 and $123, respectively.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 2 — Significant Accounting Policies – (continued)

u.

Fair value of financial instruments:

The following methods and assumptions were used by the Group in estimating fair value and disclosures for financial instruments:

The carrying amount reported in the balance sheet of cash and cash equivalents, restricted cash, trade receivables, other receivables and prepaid expenses, short-term bank deposit, short-term bank credit, short term bank loan, trade payables, other payables and accrued expenses approximates their fair values due to the short-term maturities of such instruments. The fair value of long-term loans and convertible loan is estimated by discounting the future cash flow using the current interest rate for loans of similar terms and maturities. Carrying amount of the long-term loans and convertible loan approximate their fair value.

v.

Basic and diluted net loss per share:

The Company applies the two-class method as required by EITF No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per share (“EITF No. 03-6”). EITF No. 03-6 requires the net earnings (loss) per share for each class of stock (Common stock and Convertible Preferred stock) to be calculated assuming 100% of the Company’s earnings are distributed as dividends to each class of stock based on their contractual rights.

Basic net loss per share of Common stock is computed based on the weighted average number of shares of Common stock outstanding during each year. Diluted net loss per share of Common stock is computed based on the weighted average number of shares of Common stock outstanding during each year, plus dilutive potential share of Common stock considered outstanding during the year, in accordance with SFAS No. 128, “Earnings per Share”.

The total weighted average number of share of Common stock related to the outstanding options and shares of Preferred stock excluded from the calculations of diluted net loss per share of Common stock because these securities are anti-dilutive was 7,368,116, 3,077,593 and 2,356,472 shares for the years ended December 31, 2005, 2004 and 2003 and 10,445,201 and 2,524,120 shares for the three month periods ended March 31, 2006 and 2005, respectively.

w.

Accounting for stock-based compensation:

1.

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and FASB Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation”, in accounting for its employee stock option plan. Under APB No. 25, when the exercise price of an employee stock option is equivalent to or above the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The Company applies SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and EITF No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF No. 96-18”), with respect to options granted to non-employees. SFAS No. 123 requires the use of an option valuation model to measure the fair value of the options at the grant date.

Pro forma information regarding the Company’s net loss and net loss per share is required by SFAS No. 123, and SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”, and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 2 — Significant Accounting Policies – (continued)

Pro forma information under SFAS No. 123 is as follows:

	Year ended December 31,
	2005	2004	2003

Net loss available to Common stockholders – as reported	$(11,974)	$(24,921)	$(13,535)
Add stock-based employee compensation – intrinsic value	16	—	—
Deduct stock-based employee compensation – fair value	(125)	(11)	(20)
Pro forma net loss	$(12,083)	$(24,932)	$(13,555)
Basic and diluted net loss per share of Common stock as reported	$(7.10)	$(31.24)	$(17.46)

The fair value of each option granted is estimated on the date of grant using the Minimum Value model with the following weighted average assumptions:

	Year ended December 31,
	2005	2004	2003

Risk free interest rate	3.5%-4.5%	3%-3.5%	1.5%-2.5%
Dividend yield	0%	0%	0%
Expected life of the options (years)	4.5	4.5	4.5
Volatility	0%	0%	0%

2.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R) “Share-Based Payment” (“SFAS No. 123(R)”), using the prospective-transition method for grants that were measured using the minimum value method in SFAS No. 123 for either recognition or pro- forma disclosures. As such, the Company will continue to apply APB 25 in future periods to equity awards outstanding at the date of SFAS No. 123(R) adoption that were measured using the minimum value method for pro-forma disclosures. Under these transition methods, compensation cost recognized in the first quarter of 2006 includes: (a) compensation cost for all share-based payments granted to employees prior to and measured for pro-forma disclosure purposes under the minimum value method, but not yet vested as of January 1, 2006 based on the intrinsic value method as prescribed by APB 25 (as mentioned above) (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R).

The adoption of SFAS No. 123(R) did not have a material effect on the Company’s financial position or results of operations.

x.

Impact of recently issued accounting standards:

On December 16, 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), which is a revision of SFAS No. 123. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123 permitted, but did not require, stock-based payments to employees to be recognized based on their fair values while SFAS No. 123(R) requires all stock-based payments to employees to be recognized based on their fair values. SFAS No. 123(R) also revises, clarifies and expands guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods. The new Standard is effective for the Company in the first fiscal year beginning after January 1, 2006.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 2 — Significant Accounting Policies – (continued)

The Company adopted SFAS No. 123(R) using the prospective-transition method as required for nonpublic entities that use the Minimum-Value method to account for their pro forma share-based payment disclosure under SFAS No. 123(R). As such, the Company will continue to apply APB 25 in future periods to equity awards outstanding at the date SFAS No. 123(R) adoption. All awards granted, modified, or settled after the date of adoption should be accounted for using the measurement, recognition, and attribution provisions of SFAS No. 123(R).

In March 2005, the SEC released SEC Staff Accounting Bulletin No. 107, “Stock-Based Payment” (“SAB No. 107”). SAB No. 107 provides the SEC staff’s position regarding the application of SFAS No. 123(R) and contains interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations, and also provides the SEC staff’s views regarding the valuation of stock-based payment arrangements for public companies. SAB No. 107 highlights the importance of disclosures made relating to the accounting for stock-based payment transactions. The Company will adopt SFAS No. 123(R) and SAB No. 107 as of the first quarter of 2006 using the prospective method

In November 2004, the FASB issued Statement of Financial Accounting Standard No. 151, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4.” (“SFAS No. 151”). SFAS No. 151 amends Accounting Research Bulletin No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect that the adoption of SFAS No. 151 will have a material effect on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions (“APB No. 29”), is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. APB No. 29 included certain exceptions to that principle. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect that the adoption of SFAS No. 153 will have a material effect on the Company’s financial position or results of operations.

In May 2005, the FASB issued Statement of Financial Accounting Standard No. 154 (“SFAS No. 154”), “Accounting Changes and Error Corrections”, a replacement of APB No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. APB No. 20 previously required that most voluntary changes in accounting principles be recognized by including in net income for the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retroactive application to prior periods’ financial statements of a voluntary change in accounting principles unless it is impracticable. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 3 — Other Receivables and Prepaid Expenses

	March 31, 2006	December 31,
		2005	2004
	Unaudited

Government authorities	$64	$115	$88
Employees	—	—	19
Prepaid expenses	1,755	484	242
Others	49	49	—
	$1,868	$648	$349

Note 4 — Inventories

	March 31, 2006	December 31,
		2005	2004
	Unaudited

Raw materials	$1,654	$1,665	$1,721
Finished products	5,421	6,181	15,209
Write-down provision	(242)	(242)	—
	$6,833	$7,604	$16,930

Note 5 — Property and Equipment

	December 31,
	2005	2004
Cost:
Computers and peripheral equipment	$756	$891
Electronic equipment	58	110
Office furniture and equipment	20	46
Leasehold improvements	18	30
	852	1,077
Accumulated depreciation:
Computers and peripheral equipment	481	489
Electronic equipment	13	23
Office furniture and equipment	9	14
Leasehold improvements	14	10
	517	536
Depreciated cost	$335	$541

Depreciation expenses for the years ended December 31, 2005, 2004 and 2003, were $217, $209 and $154, respectively.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 6 — Other Assets

a.

Intangible assets:

	March 31, 2006	December 31,
		2005	2004
	Unaudited
Cost:
Acquired technology	$146	$146	$—
Accumulated amortization	47	35	—
	$99	$111	$—

b.

Amortization expenses of intangible assets amounted to $35, $0 and $0 for the years ended December 31, 2005, 2004 and 2003 and $12 and $0 for the three month periods ended 31, 2006 and 2005, respectively.

c.

Estimated amortization expenses for the periods ended December 31:

2006 (nine remaining months)	$37
2007	49
2008	13
Total	99

Note 7 — Short-Term Bank Credit and Loan

Short-term bank credit and short-term loan are comprised as follows:

	Weighted average interest rate
	March 31, 2006	December 31,		March 31, 2006	December 31,
		2005	2004		2005	2004
	Unaudited			Unaudited

Short-term bank credit – linked to the dollar	* LIBOR +3%	* LIBOR +3%	—	$274	$750	$—
Short-term bank loan – linked to the dollar	9%	—	5.4%	4,030	—	1,256
Total short-term bank credit and loan				$4,304	$750	$1,256

——————

*

As of March 31, 2006, the annual dollar LIBOR rate was 5.28%.

a.

In December 2004, the Israeli subsidiary received a short-term loan from an Israeli bank in the amount of $1,250, which bears annual interest at a rate of 5.4% and was repaid in full in a single installment on January 3, 2005 (see also Note 12l).

b.

In October 2005, the Israeli subsidiary received a short-term bank credit from an Israeli bank in the amount of $750 which bears annual interest at a rate of LIBOR + 3%. (see also Note 12o). Subsequent to the balance sheet date, the short-term bank credit was fully repaid by the Israeli Subsidiary.

c.

In March 2006, the Israeli subsidiary received a short-term bank credit from an Israeli bank in the amount of $4,000, which bears annual interest at a rate of 9%. As of March 31, 2006 the short-term bank credit was to be repaid in full in a single installment on June 29, 2006, and was increased to $8,000 and extended in April 2006 (see also Note 16a).

Several stockholders provided a guarantee (the “Guarantors”) to the bank to secure the payment of the short-term bank loan. As a consideration for the guarantee, the Guarantors will be entitled to an amount equal to the balance between the basic interest rate (nominal interest of 10% per annum during the first 12 months from the date of closing, and thereafter 20% per annum) and the interest rate owed under the short-term loan (nominal interest of 9% as of March 31, 2006). In addition, they will be entitled to additional contingent consideration (see also Notes 16a and 16b).

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 8 — Long-Term Loans

a.

Long-term loans are comprised as follows:

	Interest rate
	March 31 2006	December 31,		March 31, 2006	December 31,
		2005	2004		2005	2004
	Unaudited			Unaudited

Principal: linked to the dollar (a)	* Prime +9.3%	* Prime +9.3%	* Prime +9.3%	$515	$1,013	$2,848
(b)	12.1%	12.1%	12.1%	1,296	1,598	2,711
Discount				(57)	(90)	(286)
Total long-term loans, net				1,754	2,521	5,273
Less – current maturities				1,754	2,193	2,784
Total long-term loans, net of current maturities				$—	$328	$2,489

——————

*

U.S. dollar prime rate. As of March 31, 2006, the annual U.S. dollar prime rate was 7.53%.

b.

In August 2003, a certain venture lender which has minor stockholding in the Company, and the Israeli subsidiary signed a loan and security agreement (“the August 2003 Agreement”) in the amount of up to $4,500. According to the August 2003 Agreement, in January 2004, loans in the amount of $4,148, net, were received (net of the first and the last installments in the amounts of $352). During 2005 and 2004, principal amounts of $1,813 and $1,335 were repaid by the Company, respectively. The Israeli subsidiary’s assets are pledged as a floating charge to secure the repayment of the loan.

The loans bear interest at an annual rate of U.S. dollar prime + 9.2% - 9.4% and are to be repaid in thirty monthly installments (the last installment is scheduled in July 2006).

In August 2003, upon signing the August 2003 Agreement, the Company issued to the lender detachable warrants to purchase 43,056 shares of Series C Convertible Preferred stock of the Company, at an exercise price equal to $7.2 per share (see Note 12i). The Company calculated the fair value of these warrants, using the Black-Scholes Option Valuation Model with the following weighted-average assumptions: expected volatility of 90%, risk free interest rate of 3.7%, dividend yield of 0% and a weighted-average expected life of the warrants of 7.4 years.

Accordingly, the amount of $250, attributed to the issuance of warrants, was recorded as deferred expense against additional paid in capital. The deferred expense was amortized over the contractual life of the August 2003 Agreement and was included in the statements of operations as financial expense. For the years ended December 31, 2004 and 2003, total amounts of $71 and $179 had been amortized and recorded as financial expenses, respectively.

In January 2004, in conjunction with actual withdrawal of the loan, the Company issued to the lender additional warrants to purchase 20,833 shares of Series C Convertible Preferred stock of the Company, at an exercise price equal to $7.2 per share.

The Company calculated the fair value of these warrants, using the Black-Scholes Option Valuation Model with the following weighted-average assumptions: expected volatility of 90%, risk free interest rate of 3.7%, dividend yield of 0% and a weighted-average expected life of the warrants of 7 years, and accordingly, the amount of $119, attributed to the issuance of warrants, was recorded as a discount from the long-term loan balance against additional paid in capital. The discount is amortized over the loan period as financial expense. For the three months ended March 31, 2006 and for the years ended December 31, 2005 and 2004, total amounts of $5, $46 and $65 had been amortized and recorded as financial expenses, respectively.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 8 — Long-Term Loans – (continued)

The current maturities of these loans include an aggregate accrued interest of $7.

c.

In October 2004, a certain venture lender which has minor stockholding in the Company and the Israeli subsidiary signed a loan and security agreement (“the October 2004 Agreement”) in the amount of up to $5,000. The loaned funds were available as follows: the first tranche of $3,000 was available through November 2004, the second tranche of $1,500 was available through February 2005, and the third tranche of $500 was available through May 1, 2005. The second and the third tranches are contingent upon achieving revenue goals as described in the October 2004 Agreement. Since the Company did not achieve the revenue goals it withdrew only $3,000 during 2004.

The loan bears annual interest of 12.1% and is to be repaid in thirty monthly installments. In addition, as part of the October 2004 Agreement, the Company granted the lender, subject to actual utilization of the available funds, warrants to purchase 69,699 shares of Series D Convertible Preferred stock, at a per share exercise price of $5.2. The warrants are exercisable for seven and a half years from the issuance date.

In November 2004, the Company obtained a secured loan in the amount of $2,770, net, through the first tranche of the October 2004 Agreement described above net of the first and the last installments in the amount of $230). During 2005 and 2004, principal amounts of $1,104 and $86 were repaid by the Company, respectively. The Israeli subsidiary’s assets are pledged as a floating charge (see Note 12k).

The Company calculated the fair value of these warrants, using the Black-Scholes Option Valuation Model with the following weighted-average assumptions: expected volatility of 90%, risk free interest rate of 3.3%, dividend yield of 0% and a weighted-average expected life of the warrants of 7.5 years and accordingly, the value attributed to these warrants in the amount of $249 was recorded as a discount from the long-term loan balance. The discount is amortized over the loan period as financial expense. For the three months ended March 31, 2006 and for the years ended December 31, 2005 and 2004, $26, $152 and $16 had been amortized and recorded as financial expenses, respectively.

The current maturities of the loan include an accrued interest of $14.

Note 9 — Convertible Loans

a.

In May and July 2004, the Company and certain of its existing stockholders signed pre-round convertible loan agreements in the amount of $3,515. The loans were linked to the dollar and bore interest at an annual rate of 8%.

On August 24, 2004, the loans together with the accrued interest in an amount of $3,564 were converted into shares of Series D Convertible Preferred stock as part of the investment round (see Note 12j). No beneficial conversion feature was embedded in such transaction.

Upon conversion of the loans, the lender was issued 138,003 detachable warrants fully exercisable into shares of Series D Convertible Preferred stock.

The fair value attributed to the warrants granted upon conversion of the convertible loan, amounted to $180, and was recorded as financial expense.

b.

In July 2005, the Company entered into a new convertible loan agreement with certain of its existing stockholders under which it received a convertible loan in the total amount of $6,109 (“the Convertible Loan”). The Convertible Loan bears annual interest at a rate of 8%.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 9 — Convertible Loans

Under the terms of the Convertible Loan, in the event that no investment transaction, liquidity event or asset sale had occurred prior to December 31, 2005 as defined in the Convertible Loan agreement, then at the option of the lenders, the loan amount with the interest accrued thereon through such date shall either: (i) be automatically converted into new shares of Convertible Preferred stock, but at a per share price providing the lenders with 50% of the equity capital of the Company in the aggregate on a fully diluted basis as of the date of such conversion, or (ii) be paid in cash, in which case the Company will pay the lenders the Convertible Loan amount which was not paid prior to such time together with the interest accrued thereon through such date within 10 days after the repayment date. No beneficial conversion feature was embedded in such transaction.

In February 2006, the Company issued 18,113,008 shares of Series D-1 Convertible Preferred Stock to the lenders for the conversion of the Convertible Loan. (see also Note 12p).

Note 10 — Other Payables and Accrued Expenses

	December 31,
	2005	2004

Accrued expenses	$403	$586
Government authorities	987	—
Related parties	251	199
	$1,641	$785

Note 11 — Commitments and Contingent Liabilities

a.

OCS commitment:

The Israeli subsidiary participated in programs sponsored by the OCS for the support of research and development activities.

According to the original terms of the grant, the Israeli subsidiary was obligated to pay royalties to the OCS, at the rate of 3% based on the sales of the products and other related revenues generated by such projects, up to 100% of the grants received.

For the years ended December 31, 2005, 2004 and 2003, the Israeli subsidiary paid and accrued royalties to the OCS in the total amount of approximately $0, $26 and $24 respectively.

Due to the breach of the terms of the grant, as more fully described in Note 1g, as of March 31, 2006, the Company had entered into discussions with the OCS in order to achieve a settlement regarding the breach of the agreement terms by the Company. The Company has provided accruals totaling $2,978 to cover the repayment of all funds provided by the OCS with accrued interest therein (see also note 1g).

b.

Lease commitments:

The Group leases their office facilities and various motor vehicles under operating leases.

1.

The Group leases their office facilities under several operating lease agreements for various periods.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 11 — Commitments and Contingent Liabilities – (continued)

Future minimum lease commitments under non-cancelable operating leases are as follows:

	December 31,
	2005	2004
	Unaudited

2006	$462		$615
2007	565		565
2008	363		363
2009	295		295
	$ * 1,685	$	* 1,838

——————

*

Net of future sub-leases payments, in the total amount of $71 and $95 as of March 31, 2006 and December 31, 2005, respectively.

Total rent expenses for the years ended December 31, 2005, 2004 and 2003 were approximately $229, $293 and $248, respectively.

2.

The Israeli subsidiary leases its motor vehicles under cancelable operating lease agreements, which expire on various dates, the latest of which is in September 2008.

The minimum payment under these operating leases, upon cancellation of these lease agreements was $52 as of March 31, 2006.

Lease expenses of vehicles for the years ended December 31, 2005, 2004 and 2003 were $243 , $291 and $172, respectively.

c.

Legal:

1.

On September 18, 2005 and September 27, 2005, the Company received letters from a certain vendor claiming that the Company breached the contractual relationship between the parties. The Company’s management is of the opinion, that such claim has no legal basis, as reflected in the Company’s responses to said letters issued by its external legal counsel in corresponding letters, dated September 22, 2005 and October 20, 2005.

2.

On August 10, 2005, the Company received a demand to pay $300 from a certain licensee of the Company for failing to deliver its license on time. As reflected in the Company’s letter to the licensee dated August 24, 2005, the Company’s management is of the opinion that such demand has no legal basis.

3.

The Company received a demand to pay $1,368 from a certain subcontractor. The Company has recorded a provision which the Company’s management believes to be sufficient to cover the probable costs to resolve such a demand.

4.

Liabilities related to legal proceedings, demands and claims are recorded when it is probable that a liability has been incurred and the associated amount can be reasonably estimated. The Company’s management, based on its legal counsel opinion, believes that it had provided an adequate accrual to cover the costs to resolve the aforementioned legal proceedings, demands and claims.

d.

Charges and guarantees:

The Company and the Israeli subsidiary have floating and standing charges on all of their assets pursuant to certain loan and security agreements.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 11 — Commitments and Contingent Liabilities – (continued)

The Israeli subsidiary has pledged in favor of a certain bank all rights and funds for the benefit of the accounts and deposits managed in said bank for the benefit of any substitute accounts and deposits, as well as all accrued income and benefits resulting from the deposit account.

The Company and the Israeli subsidiary have pledged a certain bank account in the amount of $180 and $198 as of March 31, 2006 and December 31, 2005, respectively to cover bank guarantees mainly in respect of an office lease agreement and credit line relating to its use of credit cards.

e.

Other:

1.

The Company provides a warranty for its products for various periods ranging between twelve months to thirty months. The Company provides an accrual to cover the costs of such commitments, when such costs are estimated by the Company’s management as probable to be incurred.

2.

The Company is committed to participate in marketing and advertising efforts of a number of its customers through reimbursement of direct expenses actually paid by such customer, up to limited, pre-defined amounts. Such participation costs are recorded as selling and marketing expenses or deduction of revenues, as appropriate. For the year ended December 31, 2005, the Company recorded reimbursement costs in a total amount of $44 as selling and marketing expenses.

3.

Agreement between IXI Israel and US leading Corporation (“Corporation”):

In October 2005, IXI Israel entered into an agreement with the Corporation for a period of two years, following the first commercial deployment of the service enabling IXI Israel to provide to its customers the services that the Corporation provides for mobile devices (the “Service”) provided that the Corporation shall also sign a separate marketing agreement with each cellular and Internet service provider the Company is or will be engaged with. The Corporation is entitled, at its own discretion and in accordance with the terms or the agreement, to cancel such marketing agreement with the cellular operators of Internet service providers and shall notify IXI Israel on such cancellation. Should the Corporation cancel such marketing agreement, IXI Israel shall have no right to make a claim against the Corporation for losses it may incur, if any, from such cancellation of the marketing agreement, as hereinabove. The agreement provides the Company with the right to use the trademarks of the Corporation.

For the deployment of the service, IXI Israel paid the Corporation an advance payment of $100. In addition, IXI Israel is required to pay a certain percentage of the monthly revenues derived from each user of the services, depending on the geographic region in which such services are provided. The agreement also determines minimum amounts commitment, based on future estimated revenues from subscribers, to be paid by the Company for the years 2005, 2006 and 2007 of $180, $3,630 and $7,900, respectively.

4.

As of December 31, 2005, the Company has an obligation to pay an Israeli cellular company an amount of $77 over thirty six months for services rendered by this supplier.

5.

As of December 31, 2005, the Company had open purchase orders for buying inventory in a total amount of $1,406.

6.

Compensation Agreement with the Chairman of the Company (“Chairman”) and the chief executive officer (“CEO”):

The Chairman’s current employment agreement includes salary based on annual cost for the Company of $210. This will remain unchanged upon closing of the merger with ITAC. The CEO’s current employment agreement provides for an annual salary of $200, and will be raised to $250 effective upon the closing of the merger with ITAC.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 11 — Commitments and Contingent Liabilities – (continued)

The Chairman and the CEO are eligible to participate in all applicable Company benefit plans.

Immediately prior to the closing, and as a bonus to the Chairman for his efforts in connection with the consummation of the merger, he will be issued that number of shares of Common stock of the Company which shall equal to 216,000 shares of ITAC Common stock upon conversion.

In addition, Immediately prior to the closing, and as a bonus to the CEO for his efforts in connection with the consummation of the merger, he will be issued that number of options to purchase shares of Common stock of the Company which shall equal to 216,000 shares of ITAC Common stock upon conversion, at an exercise price equal to fair market value at the grant date.

The CEO shall be entitled, subject to the closing of the merger, to a one-time lump-sum bonus in the gross amount of $220 payable immediately following the closing (“Closing Bonus”). The Company will deduct from the net amount of the Closing Bonus payable to the CEO the full amount of the note outstanding and owed by the CEO to the Company in the sum of $110.

The Chairman and the CEO will be each granted, upon the consummation of the merger, options to purchase up to 750,000 shares of ITAC Common stock at an exercise price of $5.00 per share for the chairman and exercise price equal to fair market value for the CEO. The options will vest based on the merged entity attaining certain performance or market conditions.

In addition, the Chairman and the CEO are entitled to an “Annual Bonus” and “Target Bonuses.” The Annual Bonus entitles each of the Chairman and the CEO to 2% of the growth of the annual consolidated net profit compared to the previous year. The Target Bonuses entitle the Chairman and the CEO, each, to the following payments:

1.

A cash bonus (the “Share Price Bonus”) of $200, upon the achievement of $8.50 Price per Share during any twenty trading days during any thirty consecutive trading day period prior to the fourth anniversary of the closing of the merger;

2.

If the Chairman and the CEO become entitled to the Share Price Bonus, they will be eligible to receive additional cash bonuses of up to $800 (“Second Bonus”) based on certain future events of ITAC’s warrants exercise.

3.

Five cash bonuses of up to $200 each, for the achievement of certain performance and market conditions.

If the Chairman’s or the CEO’s employment agreement is terminated by the merged entity for any reason other than termination for cause or is terminated by them for justifiable reason, all as defined in the employment agreements, they will be entitled to receive their salary and benefits for twelve-month; the vesting of all the options that vest as a function of time will be accelerated and they will get the pro rata share of the Annual Bonuses and the Target Bonuses. In addition, the milestone options, the Share Price Bonus and the Second Bonus shall not expire and shall vest upon their applicable triggering events even if those occur after termination. The exercise period of all options shall be extended to the full term of the options.

If a termination for cause of the Chairman’s and the CEO’s employment is effected by the merged entity or their employment is terminated by them for a reason other than justifiable reason all as defined in the employment agreements, they shall be entitled only to the salary and benefits and the Annual Bonuses, Target Bonuses, Share Price Bonus, Second Bonus and additional options (subject to vesting events and conditions precedent) that would have been due to them in the three-month period following giving of the notice of termination.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 11 — Commitments and Contingent Liabilities – (continued)

7.

The Company is obliged to pay an amount of approximately $3,200 of issuance expenses and investments banking fee for the merger transaction with ITAC and for the new bridge loan (see also note 16) out of which a payment of $300 is pending on consummation of the merger transaction with ITAC.

8.

Covenants

The Company has provided to ITAC and is subject to certain covenants in respect of the Merger Agreement (see also Note 1i).

Note 12 — Stockholders’ Deficiency

a.

During September 2005, the Company consolidated its capital at a ratio of 1:30.

The Company’s capital data included in these financial statements for all periods presented have been retroactively adjusted to reflect the 1:30 reverse stock-split.

b.

Common stock:

Shares of Common stock entitle holders to voting rights, the right to receive cash dividend and the right to a share in excess assets upon liquidation of the Company.

Convertible Preferred stock:

Shares of Preferred stock entitle holders to have all the rights of holders of Common stock and in addition, they have preferences in the event of liquidation, dividend, registration and anti-dilution rights. Each share of Preferred stock is convertible into one share of Common stock at any time, at the holder’s discretion, and automatically upon an IPO of the Company’s Common stock. Holders of Series D Preferred stock have preference over Series C Preferred stock,

Series B Preferred stock, Series A Preferred stock and over Common stock, including cumulative dividends at a rate of 8% per share. Holders of Series C Preferred stock have preference over Series B Preferred stock, Series A Preferred stock and over Common stock. Series B Preferred stock have preference over Common stock and over Series A Preferred stock. Holders Series A Preferred stock have preference over Common stock. The preference is in connection with the abovementioned rights.

c.

In June 2002, the Company signed a stock purchase agreement (“the June 2002 Agreement”) to issue up to 2,083,333 shares of Series C Convertible Preferred stock of $0.01 par value per share, in consideration of up to $15,000.

In accordance with the June 2002 Agreement, the Company granted, in June 2002, to the investors warrants to purchase 122,149 shares of Preferred C Convertible stock at an exercise price of $7.2 per share.

During December 2003, 86,425 warrants were exercised in consideration of a total amount of $622 and the remaining 35,724, which were issued in June 2002, were forfeited.

d.

In October 2002, the Company signed an addendum to the June 2002 Agreement. Pursuant to the addendum, the Company issued an additional 183,750 (in October 2002) and 208,333 (in December 2002) shares of Series C Convertible Preferred stock in consideration of gross proceeds in the amounts of $1,323 and $1,500, respectively.

In December 2002, as part of the issuance of Series C Convertible Preferred stock, the Company issued to the investor warrants to purchase 20,833 shares of Series C Convertible Preferred stock, at an exercise price of $7.2 per share. These warrants were exercised in June 2004 into shares of Series C Convertible Preferred stock of the Company in consideration of $150.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 12 — Stockholders’ Deficiency – (continued)

e.

The Company is obligated to issue to a legal consultant in consideration of legal services provided to the Company up to 9,630 shares of Common stock at par value with estimated fair value of $3, which were recorded as expenses.

f.

During January and February 2003, the Company issued an additional 1,243,056 shares of Series C Convertible Preferred stock for a total gross consideration of approximately $8,950.

In accordance with the issuance above, the Company granted 124,306 warrants to purchase shares of Preferred C Convertible stock to the investors, at an exercise price of $7.2 per share. These warrants expired during 2004.

g.

On July 15, 2003, certain officers of the Company early-exercised options to purchase a total of 157,663 shares of Common stock, paying the exercise price in the form of nine-year full-recourse promissory notes, in an aggregate amount of $378 bearing interest of 2.75% per annum. The restricted stock received by officers in exchange for the payment of the exercise price are subject to a repurchase feature by the Company, which is exercisable upon a voluntary or non-voluntary termination before the end of the remaining vesting period. The notes are presented as a deduction from stockholders’ equity (deficiency).

On August 31, 2005, as part of discontinuing the operations of the operating system activities and as part of their termination agreement, the Company re-purchased from two employees an aggregate of 111,666 shares of Common stock that were subject to a repurchase feature, by waiving full recourse promissory notes previously provided to the employees by the Company.

h.

During October 2003, the Company issued an additional 69,444 shares of Series C Convertible Preferred stock to a certain investor for a total consideration of approximately $500. In addition to these shares, the Company granted to the investor a warrant to purchase 6,944 shares of Series C Convertible Preferred stock at an exercise price of $7.2. This warrant expired during 2005.

i.

In August 2003, the investor mentioned in Note 12 h. above and IXI Israel signed the August 2003 Agreement (see also Note 8b).

In October 2003, as part of the August 2003 Agreement, the Company granted the investor warrants to purchase 43,056 shares of Series C Convertible Preferred stock, at an exercise price of $7.2 per share. These warrants are exercisable at any time prior to the expiration of their term which ends in 2010.

In January 2004, in accordance with the August 2003 Agreement, the Company issued additional warrants to purchase 20,833 shares of Series C Convertible Preferred stock at an exercise price of $7.2 per share. These warrants are exercisable at any time prior to the expiration of their term in 2010.

j.

In August 2004, the Company signed a stock purchase agreement with some of its current stockholders and a new investor for the sale and issuance of 2,310,157 shares of Series D Convertible Preferred stock for a total gross amount of $11,932 (prior to $209 of issuance costs and including the conversion of pre-round convertible loans and accrued interest, received in May and July 2004 in the total amount of $3,564).

As part of this agreement, the investors were granted warrants to purchase 36,096 and 908,565 shares of Series D Convertible Preferred stock at an exercise price of $4.0 and $5.2, respectively. These warrants are exercisable at any time until an IPO or a change in control of the Company.

k.

In November 2004, the Company obtained $2,770 as a secured loan through the first tranche of the agreement described in Note 8c. As a result, the Company granted warrants to purchase 69,699 shares of Series D Convertible Preferred stock, at an exercise price of $5.2 per share.

l.

In December 2004, the Company obtained a short-term bank loan in the amount of $1,250 as described in Note 7a. Several stockholders provided a guarantee to the bank to secure the payment of the short-term bank loan.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

As a consideration for the guarantee, the Company granted to the stockholders warrants to purchase 104,167 shares of Common stock at an exercise price of $2.4 per share. These warrants are exercisable at any time until an IPO or a change in control of the Company.

The Company calculated the fair value of these warrants, using the Black-Scholes Option Valuation Model with the following weighted-average assumptions: expected volatility of 90%, risk free interest rate of 3.3%, dividend yield of 0% and a weighted-average expected life of the warrants of two years.

Accordingly, the amount of $10 attributed to the issuance of warrants was recorded as deferred expense. The deferred expense was amortized against financial expenses over the contractual life of the loan. For the years ended December 31, 2005 and 2004, total amounts of $5 and $5 have been amortized and recorded as financial expenses, respectively.

m.

In January and February 2005, the Company signed an addendum to a Series D Convertible Preferred Stock Purchase Agreement signed originally in August 2004. Pursuant to the addendum, the Company issued 1,981,833 shares of Series D Convertible Preferred stock, in consideration of proceeds in the amount of $10,228 (net $8 issuance costs). As part of the addendum, the Company issued to the investors warrants to purchase 693,642 shares of Preferred D Convertible stock at an exercise price of $5.2 per share. These warrants are exercisable at any time until an IPO or a change in control of the Company.

n.

On September 15, 2005, the stockholders of the Company resolved to amend and restate the Company’s Certificate of Incorporation by conversion into shares of Common stock of all the shares of Preferred stock (and securities convertible into Preferred stock) held by stockholders who did not participate in the convertible loan agreement of July 2005. The conversion of all the other classes of Preferred stock into shares of Common stock was at a ratio of 1:1, which was the original conversion ratio.

o.

In October 2005, the Company obtained a short-term bank credit in the amount of $750 as described in Note 7b. Several stockholders provided a guarantee for the payment of the short-term bank credit.

As consideration for the guarantee, in February 2006, the Company issued the stockholders warrants to purchase 1,076,095 shares of Common stock at an aggregate exercise price of $0.01 per share. These warrants are exercisable at any time until an IPO or a change in control of the Company. The amount attributed to the issuance of these warrants amounted to $269 and was recorded as financial expenses during 2005.

The Company calculated the fair value of these warrants, using the Black-Scholes Option Valuation Model with the following weighted-average assumptions: expected volatility of 90%, risk free interest rate of 3.3%, dividend yield of 0% and a weighted-average expected life of the warrants of one year.

p.

Conversion of Convertible Loan and stockholders’ guarantee:

In February 2006, the Company issued 18,113,008 shares of Series D-1 Convertible Preferred Stock for the conversion of the Convertible Loan.

In February 2006, the Company issued 11,478,379 shares of Series D-1 Convertible Preferred Stock to those stockholders of the Company that entered, directly or indirectly, into the Keep Well Agreement with one of the Company’s customers for an exercise price of $0.01 per share (see also note 1h).

q.

As of March 31, 2006, the amount of outstanding warrants to purchase shares of Series D Convertible Preferred stock and Series C Convertible Preferred stock were 1,345,104 and 63,889, respectively.

Warrants to purchase shares of Series D Convertible Preferred stock are exercisable at any time until an IPO or a change in control of the Company, except for warrants to purchase 69,699 shares of Series D Convertible Preferred stock which are exercisable at any time until 2012.

Warrants to purchase shares of Series C Convertible Preferred stock are exercisable at any time prior to the expiration of their term which ends in 2010.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 12 — Stockholders’ Deficiency – (continued)

r.

Stock option plans:

The Company has authorized, under the Company’s 2000 and 2003 U.S. Stock Incentive Plans and 2000 and 2003 Israeli Option Plans, the grant of options for shares of Common stock to directors, employees and consultants. The options granted generally have a four-year vesting schedule and expire 10 years subsequent to the date of grant.

As of March 31, 2006 and December 31, 2005, 665,718 and 579,903 shares of Common stock are reserved for future grants to employees, respectively.

A summary of the Company’s stock option activity and related information with respect to options granted to employees is as follows:

	Three months ended March 31, 2006		Year ended December 31
			2005		2004		2003
	Amount	Weighted average exercise price	Amount	Weighted average exercise price	Amount	Weighted average exercise price	Amount	Weighted average exercise price
	Unaudited
Outstanding at beginning of period	* 5,298,706	$0.16	433,307	$2.37	264,373	$2.31	401,453	$2.28
Granted	—	—	3,820,990	0.06	198,117	2.40	46,583	2.40
Exercised	—	—	(2,215)	2.40	(4,420)	1.92	(162,868)	2.40
Forfeited	(81,243)	2.30	(185,415)	2.37	(24,763)	2.28	(20,795)	2.34
Outstanding at end of period	5,217,463	$0.13	4,066,667	$0.20	433,307	$2.37	264,373	$2.31

Options exercisable	931,827	$0.37	656,247	$0.73	173,979	$2.13	122,124	$2.10

*

1,232,039 options were reclassified from non-employees to employees’ options due to change of status. These options will vest over the requisite employment period.

The weighted average fair values of the options granted during 2005, 2004 and 2003 were $0.21, $0 and $0.21, respectively.

The employees’ options outstanding as of March 31, 2006, have been separated into ranges of exercise price, as follows (unaudited):

	Options outstanding			Options exercisable
Exercise price	Options outstanding as of March 31, 2006	Weighted average remaining contractual life (years)	Weighted average exercise price	Options exercisable as of March 31, 2006	Weighted average exercise price of options exercisable

$0.05	5,034,112	9.50	$0.05	791,042	$0.05
1.20	27,784	4.64	1.20	27,784	1.20
2.40	155,567	7.34	2.40	113,001	2.40
	5,217,463		$0.13	931,827	$0.37

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 12 — Stockholders’ Deficiency – (continued)

During 2005, the Company granted certain options with an exercise price lower than share market price at the grant date. The grant resulted in the recording of $782 as deferred stock compensation with a corresponding increase of additional paid in capital, and was presented at the net amount. An amount of $49 and $16 was recognized as an amortization of deferred stock compensation during the three months ended March 31, 2006 and the year ended December 31, 2005, respectively.

On January 1, 2006, the Company adopted SFAS 123(R) for options granted or reclassified effective January 1, 2006. Stock-based compensation expense recognized under SFAS 123(R) for the three months ended March 3, 2006 was $43.

Options granted prior to January 1, 2006 are still accounted under APB 25 since prior to the adoption of SFAS 123(R) the proforma disclosure of compensation attributed to employees options were accounted under the Minimum Value method.

s.

Options issued to non-employees:

A summary of the Company’s stock option activity and related information with respect to options granted to non-employees is as follows:

	Three months ended March 31, 2006		Year ended December 31
			2005		2004		2003
	Amount	Weighted average exercise price	Amount	Weighted average exercise price	Amount	Weighted average exercise price	Amount	Weighted average exercise price
	Unaudited
Outstanding at the beginning of the year	* 108,534	$1.22	62,486	$2.68	58,486	$2.70	52,753	$2.70
Granted	1,076,096	0.01	1,294,670	0.05	5,334	2.40	5,733	2.40
Exercised	—	—	(4,166)	2.40	(167)	2.40	—	—
Forfeited	(4,739)	2.40	(12,417)	1.33	(1,167)	2.40	—	—

Outstanding at the end of the year	1,179,891	$1.17	1,340,573	$0.15	62,486	$2.70	58,486	$2.70
Options exercisable	1,148,670	$0.10	58,397	$1.82	47,907	$2.40	35,385	$2.40

*

1,232,039 options were reclassified from non-employees to employees’ options due to change of status. These options will vest over the requisite employment period.

The weighted average fair values of the options granted during 2006, 2005, 2004 and 2003 were $0.25, $0.25, $0.45 and $2.06, respectively.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 12 — Stockholders’ Deficiency – (continued)

The non-employees’ options outstanding as of March 31, 2006, have been separated into ranges of exercise price, as follows (unaudited):

	Options outstanding			Options exercisable
Exercise price	Options outstanding as of March 31, 2006	Weighted average remaining contractual life (years)	Weighted average exercise price	Options exercisable as of March 31, 2006	Weighted average exercise price of options exercisable

$0.01	1,076,096	1.84	$0.01	1,076,096	$0.01
0.05	53,000	9.34	0.05	22,083	0.05
0.30	10,880	4.30	0.30	10,880	0.30
1.20	167	4.42	1.20	167	1.20
2.40	39,748	6.47	2.40	39,444	2.40
	1,179,891		$0.11	1,148,670	$0.10

The fair value for these options was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 90%, risk-free interest rates of 1.5% - 4.78%, dividend yields of 0% and an expected life equal to the options’ contractual life.

Compensation expense in respect of options granted to non employee amounted to $13 (unaudited), $20 $16 and $25 for the three months ended March 31, 2006 and for the years ended December 31, 2005, 2004 and 2003, respectively.

t.

The fair values assigned to shares of Common stock and Preferred stock, and for options and warrants were determined primarily by management. In determining the fair values, management has considered a number of factors, including valuations and appraisals.

Note 13 — Income Taxes

a.

Domestic: U.S income taxes:

The Company is incorporated in Delaware U.S.A. and taxed according to the tax laws in the U.S.A. in which the federal statutory tax rate is 35%. It is also subject to California state tax.

b.

Foreign: Israeli income taxes:

1.

Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (“the Law”):

IXI Israel’s production facilities in Israel have been granted an “Approved Enterprise” status under the Law. The main benefit arising from such status is the reduction in tax rates on income derived from “Approved Enterprise” status. According to the provisions of the Law, IXI Israel has been granted the “Alternative Benefit Plan”, under which the main benefits are tax exemption and reduced tax rate.

Therefore, IXI Israel’s income derived from Approved Enterprise and allocated to the IXI Israel’s production facilities in Israel may be entitled to a tax exemption for a period of two years and to an additional period of five to eight years with a reduced tax rate of 10% - 25% (based on percentage of foreign ownership). The duration of tax benefits is subject to limitation of the earlier of 12 years from year of operation, or 14 years from the approval date.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 13 — Income Taxes – (continued)

The entitlement to the above benefits is subject to fulfilling the conditions stipulated by the Law, regulations published thereunder and instruments of approval for the specific investments in “Approved Enterprises”.

Should IXI Israel fail to meet such conditions in the future, it could be subject to corporate tax in Israel at the standard tax rate and could be required to refund tax benefits already received.

IXI Israel has recently filed an application with the Investment Center of the Israeli Ministry of Industry, Trade and Labor to approve production of the Ogo products outside Israel, change the business program of its Approved Enterprise and expand the product definition initially approved by the Investment Center, as well as to change the number of IXI Israel’s employees as reported to the Investment Center. There can be no assurance that the Investment Center will approve the changes to the Approved Enterprise program as requested by IXI. If IXI Israel’s request is not approved, in whole or in part, IXI Israel may not be entitled to all of the tax benefits described above.

If dividends are distributed out of tax exempt profits, as above, IXI Israel will then become liable for tax at the rate applicable to its profits from the Approved Enterprise in the year in which the income was earned, had it not chosen the alternative track of benefits (currently between 10% - 25%).

Income of IXI Israel from sources other than the “Approved Enterprise” during the benefit period will be subject to tax at the effective standard corporate tax rate in Israel.

On April 1, 2005, an amendment to the Investment Law came into effect (“the Amendment”) which significantly changed the provisions of the Investment Law. The Amendment limits the scope of enterprises which may be approved by the Investment Center by setting criteria for the approval of a facility as an Approved Enterprise, such as provisions generally requiring that at least 25% of the Approved Enterprise’s income will be derived from export. Additionally, the Amendment enacted major changes in the manner in which tax benefits are awarded under the Investment Law so that companies no longer require Investment Center approval in order to qualify for tax benefits.

However, the Investment Law provides that terms and benefits included in any certificate of approval already granted will remain subject to the provisions of the law as in effect on the date of such approval. Therefore, IXI Israel’s existing Approved Enterprise will generally not be subject to the provisions of the Amendment. As a result of the Amendment tax-exempt income generated under the provisions of the new law, will subject the Company to taxes upon distribution or liquidation and the Company may be required in the future to record deferred tax liability with respect to such tax-exempt income. As of March 31, 2006, the Company did not generate income under the provisions of the new law.

2.

Tax rates:

On July 25, 2005, the Knesset (Israeli Parliament) approved the Law of the Amendment of the Income Tax Ordinance (No. 147), 2005, which prescribes, among others, a gradual decrease in the corporate tax rate in Israel to the following tax rates: in 2006 – 31%, in 2007 – 29%, in 2008 – 27%, in 2009 – 26% and in 2010 and thereafter – 25%.

The amendment is not expected to have a material effect on the Company’s financial position and results of operations.

c.

Net operating loss carryforwards:

Domestic – at December 31, 2005, the Company had U.S. federal net operating loss carryforwards of approximately $15,500 that can be carried forward and offset against taxable income for 15 - 20 years, expiring from 2020 through 2025.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 13 — Income Taxes – (continued)

Utilization of U.S. net operating losses may be subject to substantial annual limitations due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization. A full valuation allowance was provided to reduce the benefit of net operating losses, since it is more likely than not that such tax benefits will not be utilized in the foreseeable future.

Foreign – at December 31, 2005, IXI Israel had accumulated losses for tax purposes in the amount of approximately $36,000, which may be carried forward and offset against taxable income in the future for an indefinite period.

The Company’s management expects that during the period in which these tax losses related to IXI Israel are utilized, its income would be substantially tax exempt. Accordingly, no deferred income taxes in respect of such losses have been included in these financial statements.

d.

Tax reconciliation:

In 2005, 2004 and 2003 the main reconciling item between the statutory tax rate of the Group and the effective tax rate (0%) is carryforward tax losses and other deferred taxes for which a full valuation allowance was provided.

e.

Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

	December 31,
	2005	2004

Deferred tax assets:
Net operating loss carryforwards of the parent company	$5,461	$4,286
Valuation allowance	(5,461)	(4,286)
Net deferred tax asset	$—	$—

f.

Loss before income taxes was comprised as follows:

	Year ended December 31,
	2005	2004	2003

Domestic	$(2,500)	$(2,175)	$(527)
Foreign	2,156	(11,958)	(6,311)
Loss before income taxes	$(344)	$(14,133)	$(6,838)

Note 14 — Segments, Customers and Geographic Information

a.

General:

The Company’s reportable operating segments have been determined in accordance with the Company’s internal management reporting structure, which is organized based on operating activities. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 14 — Segments, Customers and Geographic Information – (continued)

The Group, subsequent to the discontinuation of the operating systems business operates in one reportable operating segment and follows the requirements of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”).

b.

Summary information about geographic areas:

The following presents revenues (according to end customer location) for the three months ended March 31, 2006 and for the years ended December 31, 2005, 2004 and 2003, and long-lived assets, as of March 31, 2006 and December 31, 2005 and 2004:

	Three months ended			Year ended December 31
	March 31, 2006		March 31, 2005	2005		2004		2003
	Revenues	Long-lived assets	Revenues	Revenues	Long-lived assets	Revenues	Long-lived assets	Revenues
	Unaudited

United States	$—	$34	$114	$6,794	$13	$572	$13	$—
Europe, and Middle East	1,739	380	—	825	427	—	519	—
Asia Pacific	—	6	123	348	6	300	9	300
	$1,739	$420	$237	$7,967	$446	$872	$541	$300

c.

Revenues from major customers:

	Three months ended March 31,	Year ended December 31,
	2006	2005	2004	2003
	Unaudited

Customer A	—	85%	60%	—
Customer B	—	—	—	67%
Customer C	—	—	—	33%
Customer D	—	4%	34%	—
Customer E	83%	—	—	—
Customer F	17%	—	—	—

Note 15 — Supplementary Data on Selected Statements of Operations

Financial expenses, net:

	Year ended December 31,
	2005	2004	2003
Financial income:
Interest on bank deposits	$8	$57	$67
Exchange rate differences, net	—	—	4
	8	57	71
Financial expenses:
Interest on short-term and long-term loans	(548)	(536)	—
Interest on convertible loan	(204)	(49)	—
Exchange rate differences, net	(73)	(63)	—
Amortization of discount attributed to detachable warrant costs	(472)	(338)	(179)
Other	(45)	(85)	(27)
	(1,342)	(1,071)	(206)
	$(1,334)	$(1,014)	$(135)

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 16 — Subsequent Events (Unaudited)

a.

In order to satisfy the Company’s working capital requirements prior to ITAC’s funds being available following the merger, on June 20, 2006, the Company entered into a bridge loan agreement (the “New Bridge Loan Agreement”) with a new venture lender (“the New Lender”) and the Israeli subsidiary. Pursuant to the terms of the New Bridge Loan, the New Lender loaned the Israeli subsidiary $20,000, (of which the Company will pay $1,700 in cash compensation to certain private placement agents and $700 in cash compensation, upon consummation of the merger, to certain financial institutions providing advisory services to the Company) with the Company acting as guarantor thereto. The New Bridge Loan bears interest of 10% per annum during the first 12 months from the date of closing, and thereafter will go up to 20% per annum.

The Company has provided to the New Lender and is subject to certain covenants in respect of the New Bridge Loan Agreement.

The New Bridge Loan will be repaid upon the earlier of: (1) 60 business days following the closing of the merger (the “Repayment Date”); (2) the acceleration of the New Bridge Loan in accordance with the New Bridge Loan Agreement and (3) 24 months from the date of closing of the New Bridge Loan, unless prepaid by the Israeli subsidiary (the events in (2) and (3) above being referred to as the “Maturity Date”). The first interest payment will be made on June 30, 2007 and thereafter on a quarterly basis. Should the merger fail, the Israeli subsidiary has the right at any time to prepay the entire outstanding principal amount of the New Bridge Loan along with accrued and unpaid interest thereon plus premium interest. The Company has unconditionally guaranteed all of the obligations of the Israeli subsidiary under the financing documents, and all obligations of the Company and the Israeli subsidiary are secured by a perfected first priority security interest on the Company’s and the Israeli subsidiary’s assets (subject to limited exceptions).

In addition, the Guarantors that have previously guaranteed the short-term bank credit and a loan received by the Israeli subsidiary from an Israeli bank in the total amount of $8,000 (the “Guarantee”), have undertaken in the letter agreement to extend their Guarantee and to maintain the existing short-term bank credit and loan at $8,000 until the Repayment Date or Maturity Date (as the case may be). Pursuant to the letter agreement, each of the Guarantors is entitled to assume all or any part of any amounts owed by the Israeli subsidiary to the Bank under the bank credit or under the loan and in any such event any such assuming Guarantor shall be entitled to the same rights and benefits conferred to the New Lender by the New Bridge Loan Agreement. In consideration of the extension of the Guarantee, the Guarantors are entitled to an amount equal to the balance between the basic interest rate set forth in the New Bridge Loan Agreement (nominal interest of 10% per annum during the first 12 months from the date of closing, and thereafter 20% per annum)and the interest rate owed under the short-term bank credit (nominal interest of 9% as of March 31, 2006) and the loan received from the Bank calculated on the aggregate principal amount of the shot-term bank credit and the Bank loan for any period during which the Guarantee has been outstanding (see also note 7c).

Upon the consummation of the merger, the New Lender will be entitled to receive 600,000 shares of ITAC Common stock and the Guarantors will be entitled to receive 240,000 shares of ITAC Common Stock. Conditional on the closing of the merger, certain private placement agents will be entitled to receive 18,000 shares of ITAC common stock. In addition, conditional on the closing of the merger, certain financial institutions providing advisory services to the Company, will be entitled to receive 36,000 shares of ITAC common stock and warrants to purchase 100,000 shares of ITAC Common Stock at an exercise price of $5.00 expiring in 2009 will be issued to private placement agents under the transaction. In addition, each of the New Lender and the Guarantors will be entitled to convert all or part of its respective debt facility into shares of ITAC within 60 business days following the consummation of the ITAC merger, at a price of $6.50 per share.

IXI MOBILE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information pertaining to the three months ended March 31, 2005 and 2006 is unaudited
U.S. dollars in thousands, except share and per share data

Note 16 — Subsequent Events (Unaudited) – (continued)

Furthermore, if each of the above convert 50% or more of its respective debt facility, it will be entitled to receive warrants to purchase ITAC Common stock at an exercise price of $5.00, expiring on 2009. The maximum total number of shares under the warrants will be 1,000,000, allocated between the New Lender and the Guarantors according to the proportionate amount of their debt facility. The foregoing obligations of the Company and of the Israeli subsidiary will be assumed by ITAC in conjunction with and as part of the merger. The New Lender agreed to be subject to lock-up arrangements which have been agreed to by the principal stockholders of the Company and will be entitled to registration rights on the same terms as those stockholders.

b.

In April 2006, the short-term bank credit from an Israeli bank was increased to $8,000. The Guarantors provided a guarantee to the bank to secure the payment of the short-term bank loan. As a consideration for the guarantee, the Guarantors will be entitled to an amount equal to the balance between the basic interest rate (nominal interest as determined in the new bridge loan agreement) and the interest rate owed under the short-term loan. In addition, they will be entitled to additional contingent consideration (see also Note 7c and 16a).

c.

In June 2006, the Company has entered into a Purchase Order Factoring Agreement with an Israeli financial services company (the “Financial services company”) according to which the Financial service company will fund certain payments to the Company suppliers in the amount of $2,000 in consideration of a commission and reimbursement of expenses. As security for the transaction, the Company will transfer to the Financial service company certain letter of credits open in its benefit by one of its customers.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of

ISRAEL TECHNOLOGY ACQUISITION CORP.
(A Development Stage Enterprise)

We have audited the accompanying balance sheet of Israel Technology Acquisition Corp. (a development stage enterprise) (“the Company”) as of December 31, 2005, and the related statements of operations, stockholders’ equity and cash flows for the period from February 22, 2005 (date of inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements referred to above, present fairly, in all material respects, the financial position of the Company as of December 31, 2005, and the results of its operations and its cash flows for the period from February 22, 2005 (date of inception) to December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Brightman Almagor & Co.
Brightman Almagor & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu

Tel-Aviv, Israel
March 22, 2006

ISRAEL TECHNOLOGY ACQUISITION CORP.
(A Development Stage Enterprise)

BALANCE SHEET

December 31, 2005

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$372,952
Short term deposit	500,000
Securities held in Trust Fund (Note 1)	33,472,678
Prepaid expenses	30,000
Total current assets	$34,375,630

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accrued expenses	$7,921
Income tax payable	96,000
Total current liabilities	103,921

Common stock, subject to possible conversion, 1,262,968 shares at conversion value (Note 1)	6,691,188

COMMITMENT AND CONTINGENCIES (Note 3)

STOCKHOLDERS’ EQUITY (Notes 1 and 4)
Share capital:
Preferred Stock, $0.0001 par value – Authorized: 1,000,000 shares; none issued
Common stock, $0.0001 par value – Authorized 30,000,000 shares, issued and outstanding: 7,818,000 shares (which includes 1,262,968 subject to possible conversion)	656
Additional paid-in capital	27,395,347
Accumulated earnings during development stage	184,518
Total stockholders’ equity	27,580,521
Total liabilities and stockholders’ equity	$34,375,630

The accompanying notes are an integral part of the consolidated financial statements.

ISRAEL TECHNOLOGY ACQUISITION CORP.
(A Development Stage Enterprise)

STATEMENT OF OPERATIONS

For the Period February 22, 2005 (Inception) to December 31, 2005

General and administrative expenses	$143,787

Operating loss	(143,787)

Financial income, net	424,305

Net income before income taxes	280,518

Income taxes	(96,000)

Net income	$184,518

Basic and diluted net income per share	0.04

Weighted average number of Common shares used in computing basic and diluted net income per share	4,889,098

The accompanying notes are an integral part of the consolidated financial statements.

ISRAEL TECHNOLOGY ACQUISITION CORP.
(A Development Stage Enterprise)

STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Accumulated Earnings During the Development Stage	Total Stockholders’ Equity
	Shares(1)	Amount

Common shares issued February 22, 2005 at $0.0167	1,500,000	$150	$24,850	$—	$25,000

Sale of 6,000,000 units, net of underwriters’ discount and offering expenses (including 1,199,400 shares subject to possible conversion)	6,000,000	600	32,238,542	—	32,239,142

Proceeds from issuance of option	—	—	100	—	100

Allotment of 318,000 units, net of underwriters’ discount and offering expenses (including 63,568 shares subject to possible conversion)	318,000	32	1,719,505	—	1,719,537

Proceeds subject to possible conversion of 1,262,968 shares	(1,262,968)	(126)	(6,587,650)	—	(6,587,776)

Net income	—	—	—	184,518	184,518
Balance as of December 31, 2005	6,555,032	$656	$27,395,347	$184,518	$27,580,521

——————

(1)

Share amounts have been restated to reflect a stock dividend of one share of common stock for each outstanding share of common stock effected on April 14, 2005.

The accompanying notes are an integral part of the consolidated financial statements.

ISRAEL TECHNOLOGY ACQUISITION CORP.
(A Development Stage Enterprise)

STATEMENT OF CASH FLOWS

For the Period February 22, 2005 (Inception) to December 31, 2005

Cash flows from operating activities:
Net income	$184,518
Increase in prepaid expenses	(30,000)
Increase in accrued expenses and other current liabilities	103,921
Accumulated interest on cash held in trust	(413,906)
Net cash used in operating activities	(155,467)

Cash flows from investing activities:
Short term deposit	(500,000)
Cash held in trust fund	(32,955,360)
Net cash used in investing activities	(33,455,360)

Cash flows from financing activities:
Gross proceeds from issuance of common stock	37,908,056
Proceeds from notes payable, stockholders	83,000
Payment of notes payables, stockholders	(83,000)
Proceeds from issuance of shares of common stock	25,000
Proceeds from issuance of option	100
Payment of deferred offering costs	(3,949,377)
Net cash provided by financing activities	33,983,779

Net change in cash and cash equivalents	372,952
Cash and cash equivalents at the beginning of the period	—
Cash and cash equivalents at the end of the period	$372,952

The accompanying notes are an integral part of the consolidated financial statements.

ISRAEL TECHNOLOGY ACQUISITION CORP.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 1 — General

The Company was incorporated on February 22, 2005 as a blank check company whose objective is to acquire an operating business that has manufacturing operations or research and development facilities located in Israel.

The Company’s ability to commence operations was contingent upon obtaining adequate financial resources through a proposed public offering (“Offering”), which was consummated on July 19, 2005. Substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with an operating business that has manufacturing operations or research and development facilities located in Israel (“Business Combination”). An aggregate of $32,955,360, including the funds received from the over allotment options, has been deposited in an interest-bearing trust account (“Trust Fund”) until the earlier of (i) the consummation of a Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Fund, funds will only be invested in United States government securities (Treasury Bills) with a maturity of 180 days or less. The remaining net proceeds (not held in the Trust Fund) may be used to pay for business, legal, and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

In February 2006, the Company signed a definitive agreement for the acquisition of a target business (See Note 6) and will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Shareholders”), have agreed to vote their 1,500,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination, which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Fund as of two days prior to the consummation of the proposed Business Combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding approximately 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by the Initial Shareholders.

The Company’s Amended and Restated Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering.

Note 2 — Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the U.S.

ISRAEL TECHNOLOGY ACQUISITION CORP.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies – (continued)

Financial Statements in U.S. Dollars

The reporting currency of the Company is the U.S. dollar (“dollar”). The dollar is the functional currency of the Company. Transactions and balances originally denominated in dollars are presented at their original amounts. Non-dollar transactions and balances are remeasured into dollars in accordance with the principles set forth in Statement of Financial Accounting Standards (“SFAS”) No. 52. All exchange gains and losses from translation of monetary balance sheet items resulting from transactions in non-dollar currencies are recorded in the statement of operations as they arise.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents consist of short-term, highly liquid investments that are readily convertible into cash with original maturities of three months or less. Bank deposits with maturities of more than three months but less than one year are included in short-term investments.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to credit risk, consist principally of cash instruments. The Company maintains cash and cash equivalents and investments with major financial institutions and limits the amount of credit exposure with any institution.

Offering Expense

Offering expenses consist primarily of placement fees and expenses, professional fees and printing costs. These expenses are charged against the related proceeds from the sale of Company stock in the periods in which they occur or charged to expense in the event of a terminated offering.

Basic and Diluted Net Income Per Share

Basic and diluted net Income per share are presented in conformity with SFAS No. 128 “Earnings per Share”. Basic and diluted net income per share have been computed using the weighted-average number of ordinary shares outstanding during the period.

Fair Value of Financial Instruments

The financial instruments of the Company consist mainly of cash and cash equivalents and short-term investments. In view of their nature, the fair value of the financial instruments included in working capital of the Company is usually identical or close to their carrying amounts.

Income Taxes

The Company accounts for income taxes, in accordance with the provisions of SFAS 109 “Accounting for Income Taxes,” under the liability method. Deferred taxes are determined based on the differences

ISRAEL TECHNOLOGY ACQUISITION CORP.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies – (continued)

between the financial statement and tax basis of assets and liabilities at enacted tax rates in effect in the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts expected to be realized.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R). SFAS No. 123(R) requires employee share-based equity awards to be accounted for under the fair value method, and eliminates the ability to account for these instruments under the intrinsic value method prescribed by APB Opinion No. 25 and allowed under the original provisions of SFAS No. 123. SFAS No. 123(R) requires the use of an option-pricing model for estimating fair value, which is then amortized to expense over the service periods. SFAS No. 123(R) allows for either prospective recognition of compensation expense or retrospective recognition. In January 2005, the SEC issued SAB No. 107, which provides supplemental implementation guidance for SFAS No. 123(R). SFAS No. 123(R) will be effective beginning in the first quarter of fiscal 2006.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 replaces APB Opinion No. 20. “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The Company does not expect the adoption of SFAS No. 154 will have any material impact on its consolidated financial statements.

In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“FSP 115-1 and 124-1”), which clarifies when an investment is considered impaired, whether the impairment is other than temporary, and the measurement of an impairment loss. It also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 and 124-1 are effective for all reporting periods beginning after December 15, 2005. At December 31, 2005, the Company had no unrealized investment losses that had not been recognized as other-than-temporary impairments in its available-for-sale securities. The Company does not anticipate that the implementation of these statements will have a significant impact on its financial position or results of operations.

Note 3 — Commitments and Contingencies

a.

The Company presently occupies office space provided by an affiliate of an Initial Stockholder. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing on the effective date of the Offering.

b.

Pursuant to letter agreements dated March 9, 2005 with the Company and EarlyBirdCapital, Inc., the representative of the underwriters in the Offering (“Representative”), the Initial Stockholders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

ISRAEL TECHNOLOGY ACQUISITION CORP.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 3 — Commitments and Contingencies – (continued)

In accordance with agreements between the Initial Stockholders and the Representative, the Initial Stockholders collectively purchased 1,300,000 Warrants in the public marketplace at an average price of $0.568 per Warrant.

The Initial Stockholders will be entitled to registration rights with respect to their founding shares pursuant to an agreement dated July 12, 2005. The holders of the majority of these shares are entitled to make up to two demands that the Company register these shares at any time commencing three months prior to the date on which these shares are to be released from escrow. In addition, the Initial Stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the third anniversary of the effective date of the Offering.

Note 4 — Shareholders’ Equity

a.

Common Stock

In February 2005, the Company issued 750,000 shares of common stock to the Initial Stockholders for $25,000 in cash, at a purchase price of approximately $0.033 per share. Effective April 14, 2005, the Company’s Board of Directors authorized a stock dividend of one share of common stock for each outstanding share of common stock, effectively lowering the purchase price to $0.0167 per share. Additionally, on April 14, 2005, the Company’s Board of Directors authorized an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 30,000,000. All references in the accompanying financial statements to the number of shares of stock have been retroactively restated to reflect these transactions.

b.

Public Offering

On July 19, 2005, the Company sold 6,000,000 units (“Units”) in the Offering. On August 5, 2005 and August 25, 2005, the Company sold an additional 300,000 Units and 18,000 Units, respectively, pursuant to the over-allotment option. Each Unit was sold at an offering price of $6.00 per Unit generating total gross proceeds of $37,908,000. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination with a target business or July 12, 2006 and expiring on July 11, 2009. The Warrants will be redeemable, upon prior written consent of the Representative, at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, on in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In connection with this Offering, the Company paid the underwriters an underwriting discount of 8% of the gross proceeds of the Offering and a non-accountable expense allowance of 1% of the gross proceeds of the Initial Offering. The Company also issued an option, for $100, to the Representative to purchase 300,000 Units at an exercise price of $7.50 per Unit. The Units issuable upon exercise of the option are identical to the Units issued in the Offering except that the Warrants underlying such Units are exercisable at $6.25 per share.

The Company accounted for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the public offering resulting in a charge directly to stockholders’ equity. The Company estimated that the fair value of this option is approximately $660,000 ($2.20 per unit) using a Black- Scholes option – pricing model.

ISRAEL TECHNOLOGY ACQUISITION CORP.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 4 — Shareholders’ Equity – (continued)

The fair value of this option granted to the Representative is estimated as of the data of grant using the following assumptions: (1) expected volatility of 44.5%, (2) risk-free interest rate of 3.8% and (3) expected life of 5 years. The option may be exercised for cash or on a “cashless” basis at the holder’s option, such that the holder may use the appreciated value of the option (the difference between the exercise prices of the option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the option without the payment of any cash.

At December 31, 2005, 12,900,000 shares of common stock were reserved for issuance upon exercise of redeemable warrants and underwriters’ unit purchase option.

Note 5 — Transactions with Related Parties

The Company issued an aggregate of $83,000 unsecured, non-interest bearing, promissory notes to the Initial Stockholders. The notes were payable on the consummation of the Offering. Accordingly, such notes were repaid in July 2005 out of the proceeds of the Offering.

Note 6 — Subsequent Event

On February 28, 2006, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with IXI Mobile, Inc. (“IXI”). A wholly owned subsidiary of the Company, formed to effectuate the merger by merging with and into IXI, is also a party to the Merger Agreement. As a result of the merger, IXI will be the surviving corporation and will become a wholly owned subsidiary of the Company. Upon consummation of the merger, the Company will change its name to IXI Mobile, Inc. and IXI will change its name to IXI Mobile (USA), Inc. IXI is a privately owned company founded in 2000 that delivers devices and services designed to improve mobile communications and increase mobile data usage. Its Ogo™ devices are designed to deliver popular messaging applications, such as instant messaging, email, news, and SMS on optimized devices, increasing data usage and enhancing the mobile experience. IXI markets its solutions to mobile operators and Internet service providers worldwide.

Pursuant to the Merger Agreement, immediately following the merger, the holders of equity interests of IXI (including holders of employee options and warrants to purchase IXI common stock) will own or have the right to acquire approximately 7.8 million shares of the Company’s common stock. As further consideration, the holders of equity interests of IXI will receive or have the right to acquire up to an additional 10.0 million shares of the Company’s common stock based on the combined company attaining various targets described in the Merger Agreement.

ISRAEL TECHNOLOGY ACQUISITION CORP.
(A Development Stage Enterprise)

CONDENSED BALANCE SHEET

March 31, 2006
Unaudited
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$601,680
Cash held in Trust Fund	33,812,870
Prepaid expenses	15,000

Total current assets	$34,429,550

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accrued expenses	$124,491
Total liabilities	124,491

Common stock, subject to possible conversion, 1,262,968 shares at conversion value	6,759,192

STOCKHOLDERS’ EQUITY
Share capital:
Preferred Stock, $0.0001 par value – Authorized: 1,000,000 shares; none issued Common stock, $0.0001 par value – Authorized 30,000,000 shares, issued and outstanding: 7,818,000 shares (less 1,262,968 subject to possible conversion)	656
Additional paid-in capital	27,395,347
Accumulated earnings during development stage	149,864
Total stockholders’ equity	27,545,867

Total liabilities and stockholders’ equity	$34,429,550

The accompanying notes are an integral part of the consolidated financial statements.

ISRAEL TECHNOLOGY ACQUISITION CORP.
(A Development Stage Enterprise)

CONDENSED BALANCE SHEET

Three Months Ended March 31, 2006
Unaudited
General and administrative expenses	$280,700

Operating loss	(280,700)

Financial income, net	275,442

Net income before income taxes	(5,258)

Income taxes	29,396

Net loss	$(34,654)

Basic and diluted net income per share	$(0.005)

Weighted average number of Common shares used in computing basic and diluted
Net income per share	6,555,032

The accompanying notes are an integral part of the consolidated financial statements.

ISRAEL TECHNOLOGY ACQUISITION CORP.
(A Development Stage Enterprise)

STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Accumulated Earnings During the Development Stage	Total Stockholders’ Equity
	Shares(1)	Amount

Common shares issued February 22, 2005 at $0.0167	1,500,000	$150	$24,850	$—	$25,000

Sale of 6,000,000 units, net of underwriters’ discount and offering expenses (include 1,199,400 shares subject to possible conversion)	6,000,000	600	32,238,542	—	32,239,142

Proceeds from issuance of option compensation	—	—	100	—	100

Allotment of 318,000 units, net of underwriters’ discount and offering expenses	318,000	32	1,719,505	—	1,719,537

Proceeds subject to possible conversion of 1,262,968 shares	(1,262,968)	(126)	(6,587,650)	—	(6,587,776)

Net income	—	—	—	184,518	184,518
Balance as of December 31, 2005	6,555,032	656	27,395,347	184,518	$27,580,521

Net loss	—	—	—	(34,654)	(34,654)
Balance as of March 31, 2006 (Unaudited)	6,555,032	$656	$27,395,347	$149,864	$27,545,867

——————

(1)

Share amounts have been restated to reflect a stock dividend of one share of common stock for each outstanding share of common stock affected on April 14, 2005.

The accompanying notes are an integral part of the consolidated financial statements.

ISRAEL TECHNOLOGY ACQUISITION CORP.
(A Development Stage Enterprise)

CONDENSED STATEMENTS OF CASH FLOWS

Three Months Ended March 31, 2006
Unaudited
Cash flows from operating activities:
Net loss	$(34,654)
Decrease in other accounts receivable and prepaid expenses	15,000
Increase in accrued expenses	20,570
Accumulated interest on cash held in trust	(272,188)
Net cash used in operating activities	(271,272)

Cash flows from investing activities:
Decrease long term deposit	500,000
Net cash used in investing activities	500,000

Net change in cash and cash equivalents	228,728
Cash and cash equivalents at the beginning of the period	372,952
Cash and cash equivalents at the end of the period	$601,680

The accompanying notes are an integral part of the consolidated financial statements.

ISRAEL TECHNOLOGY ACQUISITION CORP.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

1. Basis of Presentation

The accompanying condensed unaudited interim consolidated financial statements have been prepared by Israel Technology Acquisition Corp. (the “Company”) in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-QSB and Article 10 of Regulation S-X. These financial statements reflect all adjustments, consisting of normal recurring adjustments and accruals, which are, in the opinion of management, necessary for a fair presentation of the financial position of the Company as of March 31, 2006 and the results of operations and cash flows for the interim periods indicated in conformity with generally accepted accounting principles applicable to interim periods. Accordingly, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the audited financial statements and notes thereto of the Company for the year ended December 31, 2005 that are included in the Company’s Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2006 (the “2005 10-KSB”). The results of operations presented are not necessarily indicative of the results to be expected for future quarters or for the year ending December 31, 2006.

2. Organization and Business Operations

The Company was incorporated on February 22, 2005 as a blank check company whose objective is to acquire an operating business that has manufacturing operations or research and development facilities located in Israel.

The Company’s ability to commence operations was contingent upon obtaining adequate financial resources through a proposed public offering (“Offering”), which was consummated on July 19, 2005 and is discussed in Note 6. The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business that has manufacturing operations or research and development facilities located in Israel (“Business Combination”). An aggregate of $32,955,360, including over allotment options, has been deposited in an interest-bearing trust account (“Trust Fund”) until the earlier of (i) the consummation of a Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Fund, funds will only be invested in only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. The remaining net proceeds (not held in the Trust Fund) may be used to pay for business, legal, and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company has signed a definitive agreement for the acquisition of a target business (see Note 6) and will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Shareholders”), have agreed to vote their 1,500,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

ISRAEL TECHNOLOGY ACQUISITION CORP.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

2. Organization and Business Operations – (continued)

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Fund as of two days prior to the consummation of the proposed Business Combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding approximately 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by the Initial Shareholders.

The Company’s Amended and Restated Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units sold in the Offering discussed in Note 6).

3. Commitments

The Company presently occupies office space provided by an affiliate of an Initial Stockholder. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing on the effective date of the offering.

Pursuant to letter agreements dated March 9, 2005 with the Company and EarlyBirdCapital, Inc., the representative of the underwriters in the Offering (“Representative”), the Initial Stockholders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

In accordance with agreements between the Initial Stockholders and the Representative, the Initial Stockholders collectively purchased 1,300,000 Warrants in the public marketplace at an average price of $0.568 per Warrant.

The Initial Stockholders will be entitled to registration rights with respect to their founding shares pursuant to an agreement dated July 12, 2005. The holders of the majority of these shares are entitled to make up to two demands that the Company register these shares at any time commencing three months prior to the third anniversary of the effective date of the Offering. In addition, the Initial Stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the third anniversary of the effective date of the Offering.

4. Notes Payable, Stockholder

The Company issued an aggregate of $83,000 unsecured, non-interest bearing, promissory notes to the Initial Stockholders. The notes were payable on the consummation of the Offering. Accordingly, such notes were repaid in August 2005 out of the proceeds of the Offering.

ISRAEL TECHNOLOGY ACQUISITION CORP.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

5. Common Stock

In February 2005, the Company issued 750,000 shares of common stock to its directors for $25,000 in cash, at a purchase price of approximately $0.033 per share. Effective April 14, 2005, the Company’s Board of Directors authorized a stock dividend of one share of common stock for each outstanding share of common stock, effectively lowering the purchase price to $0.0167 per share. Additionally, on April 14, 2005, the Company’s Board of Directors authorized an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 30,000,000. All references in the accompanying financial statements to the number of shares of stock have been retroactively restated to reflect these transactions.

At July 19, 2005, 12,900,000 shares of common stock were reserved for issuance upon exercise of redeemable warrants and underwriters’ unit purchase option.

6. Initial Public Offering

On July 19, 2005, the Company sold 6,000,000 units (“Units”) in the Offering. On August 5, 2005, the Company sold an additional 318,000 Units pursuant to the over-allotment option. Each Unit was sold at an offering price of $6.00 per Unit generated total gross proceeds of $37,908,000. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination with a target business or one year from the effective date of the Offering and expiring five years from the date of the prospectus. The Warrants will be redeemable, upon prior written consent of the Representative, at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, on in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

In connection with this Offering, the Company paid the underwriters an underwriting discount of 8% of the gross proceeds of the Offering and a non-accountable expense allowance of 1% of the gross proceeds of the Initial Offering. The Company also issued an option, for $100, to the Representative to purchase 300,000 Units at an exercise price of $7.50 per Unit. The Warrants underlying such Units are exercisable at $6.25 per share. The company accounted for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the public offering resulting in a charge directly to stockholders’ equity. The company estimated that the fair value of this option is approximately $660,000 ($2.20 per unit) using a Black-Scholes option – pricing model. The fair value of this option granted to the Representative is estimated as of the data of grant using the following assumptions: (1) expected volatility of 44.5%, (2) risk- free interest rate of 3.8% and (3) expected life of 5 years. The option may be exercised for cash or on a “cashless” basis at the holder’s option, such that the holder may use the appreciated value of the option (the difference between the exercise prices of the option and the underlying warrants and the market price of the units and underlying securities) to exercise the option without the payment of any cash.

7. Proposed Business Combination

On February 28, 2006, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with IXI Mobile, Inc. (“IXI”). A wholly owned subsidiary of the Company, formed to effectuate the merger by merging with and into IXI, is also a party to the Merger Agreement. As a result of the merger, IXI will be the surviving corporation and will become a wholly owned subsidiary of the Company. Upon consummation of the merger, the Company will change its name to IXI Mobile, Inc. and IXI will change its name to IXI Mobile (USA), Inc. IXI is a privately owned company founded in 2000 that delivers devices and services designed to improve mobile communications and increase mobile data usage. Its Ogo™ devices are designed to deliver popular messaging applications, such as instant messaging, email,

ISRAEL TECHNOLOGY ACQUISITION CORP.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

7. Proposed Business Combination – (continued)

news, and SMS on optimized devices, increasing data usage and enhancing the mobile experience. IXI markets its solutions to mobile operators and Internet service providers worldwide.

Pursuant to the Merger Agreement, immediately following the merger, the holders of equity interests of IXI (including holders of employee options and warrants to purchase IXI common stock) will own or have the right to acquire approximately 7.8 million shares of the Company’s common stock. As further consideration, the holders of equity interests of IXI will receive or have the right to acquire up to an additional 10.0 million shares of the Company’s common stock based on the combined company attaining various targets described in the Merger Agreement.

Until ______, 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROXY

Israel Technology Acquisition Corp.
7 Gush Etzion, 3rd Floor
Givaat Shmuel, Israel 54030

SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF ITAC ACQUISITION CORPORATION

The undersigned appoints Israel Frieder, Glen Shear and Dael Schnider, and each of them with full power to act without the other, as proxies, each with the power to appoint a substitute, and thereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Israel Technology Acquisition Corp. (“ITAC”) held of record by the undersigned on, 2006, at the Special Meeting of Stockholders to be held on, 2006, or any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED BY EXECUTING THIS PROXY CARD, THE UNDERSIGNED AUTHORIZES THE PROXIES TO VOTE IN THEIR DISCRETION TO ADOPT THE AGREEMENT AND THE PLAN OF MERGER IF THE UNDERSIGNED HAS NOT SPECIFIED HOW HIS, HER OR ITS SHARES SHOULD BE VOTED.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1, 2, 3, 4 & 5. THE ITAC BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS SHOWN ON THE REVERSE SIDE.

ITAC MAY POSTPONE THE SPECIAL MEETING TO SOLICIT ADDITIONAL VOTING INSTRUCTIONS IN THE EVENT THAT A QUORUM IS NOT PRESENT OR UNDER OTHER CIRCUMSTANCES IF DEEMED ADVISABLE BY THE ITAC BOARD OF DIRECTORS.

(Continued and to be signed on reverse side)

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1, 2, 3 4, 5 & 6. THE ITAC BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.

1.	To adopt the Agreement and Plan of Merger among ITAC, ITAC Acquisition Subsidiary Corp. and IXI Mobile, Inc.	FOR	AGAINST	ABSTAIN

Only if you voted “AGAINST” Proposal Number 1 and you hold shares of ITAC common stock issued in the ITAC initial public offering, you may exercise your conversion rights and demand that ITAC convert your shares of common stock onto a pro rata portion of the trust account by marking the “Exercise Conversion Rights” box below. If you exercise your conversion rights, then you will be exchanging your shares of ITAC common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the merger is completed and you continue to hold these shares through the effective time of the merger and tender your stock certificate to the combined company.

		☐	☐	☐

EXERCISE CONVERSION RIGHTS ☐

			FOR	AGAINST	ABSTAIN
2.	To approve an amendment to the Amended and Restated Certificate of Incorporation of ITAC to change the name of ITAC from Israel Technology Acquisition Corp. to IXI Mobile, Inc.		☐	☐	☐
3.	To approve an amendment to the Amended and Restated Certificate of Incorporation of ITAC to increase the number of authorized shares of ITAC common stock.		☐	☐	☐
4.	To approve an amendment to the Amended and Restated Certificate of Incorporation of ITAC to remove Article Sixth in its entirety.		☐	☐	☐
5.	Election of the following directors:		☐	☐	☐
	FOR all nominees listed below except as marked to the contrary below	WITHHOLD AUTHORITY to vote for all nominees listed below
Gideon Barak, Israel Frieder, Amit Haller, Yossi Sela, Shlomo Shalev, Victor Halpert and Matthew Hills
	MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT	☐
PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

Signature	Signature	Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full name by an authorized officer.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Article Eighth of the registrant’s certificate of incorporation in conjunction with Article VII of registrant’s bylaws provide registrant shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of registrant, or is or was servicing at the request of registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Registrant’s bylaws further provide that any indemnification shall be made by the registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by stockholders.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL and Article Eighth of the bylaws of the Registrant.

Pursuant to the Registrant’s bylaws, the Registrant also maintains a directors’ and officers’ insurance policy which insures the directors and officers of the Registrant against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the bylaws or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules

The following exhibits are included as exhibits to this Registration Statement

Exhibit No.	Description	Incorporated by Reference from Document	No. in Document

2.1	Agreement and Plan of Merger, dated as of February 28, 2006 by and among Israel Technology Acquisition Corp., IXI Mobile, Inc. and ITAC Acquisition Subsidiary Corp.	A	10.1
3.1	Amended and Restated Certificate of Incorporation of Israel Technology Acquisition Corp.	B	3.1
3.1.1	Form of Amended and Restated Certificate of Incorporation of Israel Technology Acquisition Corp. to be effective following the merger.	D	Filed herewith
3.2	Bylaws of Israel Technology Acquisition Corp.	B	3.2
4.1	Specimen Unit Certificate of Israel Technology Acquisition Corp.	B	4.1
4.2	Specimen Common Stock Certificate of Israel Technology Acquisition Corp.	B	4.2
4.3	Specimen Warrant Certificate of Israel Technology Acquisition Corp.	B	4.3
4.4	Form of Unit Purchase Option issued to EarlyBirdCapital, Inc.	B	4.4
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and Israel Technology Acquisition Corp.	B	4.5
5.1	Opinion of Graubard Miller regarding the legality of securities.	—	To be filed by Amendment
8.1	Form of Tax Opinion of Graubard Miller	—	Filed Herewith
8.2	Fairness Opinion of Trigger-Foresight	—	Filed Herewith
8.3	Form of Tax Opinion of Kramer Levin Naftalis & Frankel LLP	—	Filed Herewith
10.1	Letter Agreement among Israel Technology Acquisition Corp., EarlyBirdCapital, Inc. and Israel Frieder (without schedules).	B	10.1
10.2	Letter Agreement among Israel Technology Acquisition Corp., EarlyBirdCapital, Inc. and Glen Shear (without schedules).	B	10.2
10.3	Letter Agreement among Israel Technology Acquisition Corp., EarlyBirdCapital, Inc. and Dael Schnider (without schedules).	B	10.3
10.4	Letter Agreement among Israel Technology Acquisition Corp., EarlyBirdCapital, Inc. and Victor Halpert (without schedules).	B	10.4
10.5	Form of Investment Trust Management Trust Agreement between Israel Technology Acquisition Corp. and Continental Stock Transfer & Trust Company.	B	10.5
10.6	Form of Stock Escrow Agreement between Israel Technology Acquisition Corp., Continental Stock Transfer & Trust Company and the Initial Stockholders.	B	10.6

Exhibit No.	Description	Incorporated by Reference from Document	No. in Document

10.7	Form of Letter Agreement between A.F. Services Ltd. and Israel Technology Acquisition Corp. regarding administrative support.	B	10.7
10.8	Form of Registration Rights Agreement among Israel Technology Acquisition Corp. and the Initial Stockholders.	B	10.9
10.9	Letter Agreement, dated July 13, 2005, from each of Israel Frieder, Glen Shear, Dael Schnider and Victor Halpert to Israel Technology Acquisition Corp.	B	10.11
10.10	Form of Stockholder Lock-Up Agreement to be executed by certain stockholders of IXI Mobile, Inc.	A	10.2
10.11	Form of Executive Lock-Up Agreement to be executed by certain executive officers of IXI Mobile, Inc.	A	10.3
10.12	Form of Registration Rights Agreement to be executed by Israel Technology Acquisition Corp. and certain stockholders of IXI.	A	10.4
10.13	Personal Employment Agreement effective January 1, 2006, between IXI Mobile (R&D) Ltd. and Gideon Barak.	A	10.5
10.14	Addendum to Employment Agreement between IXI Mobile (R&D) Ltd. and Gideon Barak dated February 28, 2006.	A	10.6
10.15	Employment Agreement effective March 1, 2001, between IXI Mobile, Inc. and Amit Haller, together with addenda thereto effective June 1, 2001 and January 1, 2006.	A	10.7
10.16	Addendum to Employment Agreement, dated February 28, 2006, between IXI Mobile, Inc. and Amit Haller.	A	10.8
10.17	Amendment to Addendum to Employment Agreement, dated July 23, 2006, between IXI Mobile, Inc. and Amit Haller.	—	Filed Herewith
10.18	Amendment to the Investment Trust Management Trust Agreement, dated April 4, 2006, between Israel Technology Acquisition Corp. and Continental Stock Transfer & Trust Company.	C	10.1
10.19	Escrow Agreement, dated July 20, 2006, between Israel Technology Acquisition Corp, Continental Stock Transfer & Trust Company and IXI Shareholder Representative.	—	Filed Herewith
10.20	Management Services Agreement, dated April 11, 2006, between Israel Technology Acquisition Corp. and A.A. Pearl Investments Ltd.	—	Filed Herewith
10.21	Advisory Agreement, dated November 15, 2005, between IXI Mobile, Inc. and Andre Dahan.	—	Filed Herewith
10.22	Finder Agreement, dated November 6, 2005, between ITAC and Itzhak Wulkan Ventures Ltd.	—	Filed Herewith
10.23	Loan Agreement dated June 19, 2006, by and among IXI Mobile (R&D) Ltd., IXI Mobile, Inc. and the lenders named therein.	E	10.1
10.24	Certification dated June 19, 2006, by Israel Technology Acquisition Corp. to Southpoint Master Fund LP.	D	10.2
10.25	Certification dated June 19, 2006 by Israel Technology Acquisition Corp. to Gemini Israel Funds, Landa Ventures Ltd. and the investors named therein.	D	10.3
10.26	Letter Agreement dated June 19, 2006 by and among IXI Mobile, Inc, IXI Mobile (R&D) Ltd. Gemini Israel Funds and Landa Ventures.	D	10.4
23.1	Consent of Graubard Miller (included in Exhibit 5.1).	—	To be filed by Amendment
23.2	Consent of Brightman Almagor & Co.	—	Filed Herewith
23.3	Consent of Kost, Forer, Gabbay and Kasierer, a member of Ernst & Young Global.	—	Filed Herewith

Exhibit No.	Description	Incorporated by Reference from Document	No. in Document

23.4	Consent of Trigger-Foresight (included in Exhibit 8.2)	—	Filed Herewith
23.5	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 8.3).	—	Filed Herewith
99.1	Consent of Gideon Barak.	—	Filed Herewith
99.2	Consent of Amit Haller.	—	Filed Herewith
99.3	Consent of Matthew Hill.	—	Filed Herewith
99.4	Consent of Yosi Sella.	—	Filed Herewith
99.5	Consent of Shlomo Shalev.	—	Filed Herewith
99.6	Audit Committee Charter.	—	To be filed by Amendment
99.7	Nominating Committee Charter.	—	To be filed by Amendment

——————

A.

Incorporated by reference from Current Report on Form 8-K filed March 1, 2006.

B.

Incorporated by reference from Registration Statement on Form S-1 (SEC File No. 333-123331) filed March 15, 2005.

C.

Incorporated by reference from Current Report on Form 8-K filed April 4, 2006.

D.

Incorporated by reference from Current Report on Form 8-K filed June 26, 2006.

E.

Incorporated by reference from Current Report on Form 8-K/A filed July 25, 2006.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on the 27th day of July, 2006.

ISRAEL TECHNOLOGY ACQUISITION CORP.
By:	/s/ Israel Frieder
Israel Frieder
Chairman and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Israel Frieder and Glen Shear his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Israel Frider	Chairman of the Board and Chief Executive Officer (Principal executive officer)	July 27, 2006
Israel Frieder

/s/ Glen Shear	Chief Financial Officer (Principal financial and accounting officer), Secretary and Director	July 27, 2006
Glen Shear

/s/ Dael Schnider	Executive Vice President and Director	July 27, 2006
Dael Schnider

/s/ Victor Halpert	Director	July 27, 2006
Victor Halpert